      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 2000


                                                      REGISTRATION NO. 333-33466

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             BELLSOUTH CORPORATION
             (Exact name of Registrant as specified in its charter)

                    GEORGIA                                              58-1533433
        (State or other jurisdiction of                               (I.R.S. Employer
         incorporation or organization)                             Identification No.)

                             ---------------------

                          1155 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30309-3610
                                 (404) 249-2000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                                RAY E. WINBORNE
                   EXECUTIVE DIRECTOR -- CORPORATE ACCOUNTING
                             BELLSOUTH CORPORATION
                          1155 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30309-3610
                                 (404) 249-3035

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                             ---------------------

                                   COPIES TO:

       RAYMOND W. WAGNER, ESQ.               W. BENJAMIN BARKLEY, ESQ.            CHARLES S. WHITMAN III, ESQ.
     SIMPSON THACHER & BARTLETT               KILPATRICK STOCKTON LLP            RICHARD D. TRUESDELL, JR., ESQ.
        425 LEXINGTON AVENUE             1100 PEACHTREE STREET, SUITE 2800            DAVIS POLK & WARDWELL
      NEW YORK, NEW YORK 10017                ATLANTA, GEORGIA 30309                  450 LEXINGTON AVENUE
                                                                                    NEW YORK, NEW YORK 10017

                             ---------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)


Issued June 8, 2000


                                              Shares

                                 BELLSOUTH LOGO

                             BellSouth Corporation
                        LATIN AMERICA GROUP COMMON STOCK
                            ------------------------

BELLSOUTH CORPORATION IS OFFERING SHARES OF A NEW SERIES OF ITS COMMON STOCK INTENDED TO REFLECT THE SEPARATE PERFORMANCE OF ITS LATIN AMERICAN BUSINESSES. NO PUBLIC MARKET CURRENTLY EXISTS FOR LATIN AMERICA GROUP STOCK. WE ANTICIPATE
THAT THE PUBLIC OFFERING PRICE WILL BE BETWEEN $          AND $          PER
SHARE.

                            ------------------------

WE INTEND TO LIST LATIN AMERICA GROUP STOCK ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "BLS.L."

                            ------------------------

INVESTING IN LATIN AMERICA GROUP STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 16.

                            ------------------------
                           PRICE $            A SHARE
                            ------------------------

                                                                            UNDERWRITING
                                                             PRICE TO       DISCOUNTS AND          PROCEEDS TO
                                                              PUBLIC         COMMISSIONS       LATIN AMERICA GROUP
                                                            ----------      -------------      -------------------
Per Share...............................................    $               $                      $
Total...................................................    $               $                      $


BellSouth has granted the underwriters the right to purchase up to an additional shares of Latin America group stock to cover over-allotments.


The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Morgan Stanley & Co. Incorporated expects to deliver the shares of Latin America
group stock to purchasers on             , 2000.

                            ------------------------
MORGAN STANLEY DEAN WITTER                                  GOLDMAN, SACHS & CO.
LEHMAN BROTHERS
                           CREDIT SUISSE FIRST BOSTON
                                                             MERRILL LYNCH & CO.
ABN AMRO ROTHSCHILD
a division of ABN AMRO Incorporated
                         BANC OF AMERICA SECURITIES LLC
                                                               J.P. MORGAN & CO.

               , 2000

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Summary...............................    3
Risk Factors..........................   16
Cautionary Language Concerning
  Forward-Looking Statements..........   37
Use of Proceeds.......................   38
Dividend Policy.......................   38
Selected Historical Combined Financial
  and Operating Data of the Latin
  America Group.......................   39
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of the Latin America
  Group of BellSouth Corporation......   41
Industry Overview.....................   67
Business of the Latin America Group...   71
Management of the Latin America
  Group...............................   94
Selected Historical and Pro Forma
  Consolidated Financial Data of
  BellSouth Corporation...............   95
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of BellSouth
  Corporation.........................   97
Description of the BLS Group..........  123
Description of Capital Stock..........  125
Relationship Between the Latin America
  Group and the BLS Group.............  153
United States Federal Income Tax
  Consequences........................  158
Underwriters..........................  161
Legal Matters.........................  163
Experts...............................  163
Where You Can Find More Information...  163
Information Incorporated by
  Reference...........................  163
Index to Financial Statements.........  F-1

                      (This page intentionally left blank)

                                    SUMMARY


     You should read the following summary together with the more detailed information regarding BellSouth, its Latin America group and Latin America group stock included or incorporated by reference in this prospectus. You should also read the combined financial statements of the Latin America group and the related notes and the consolidated financial statements of BellSouth and the related notes included in this prospectus.



     This is an offering of Latin America group stock, a new series of our common stock. Holders of Latin America group stock and holders of our other series of common stock, called "BLS group stock" will be shareholders of a single company, BellSouth. Latin America group stock and BLS group stock is a type of common stock that is intended to reflect or "track" the separate performance of groups of businesses. Latin America group stock is intended to reflect the separate performance of our Latin America group, and BLS group stock is intended to reflect the separate performance of our BLS group.



     Investors purchasing shares of Latin America group stock in this offering will not be purchasing stock in, and therefore will not have an ownership interest in, any company other than BellSouth. Holders of Latin America group stock will be subject to the benefits and risks associated with an investment in BellSouth and all of its businesses, assets and liabilities. Financial effects arising from our BLS group that affect BellSouth's consolidated results of operations could, if significant, affect the results of operations or financial condition of our Latin America group or the market price of Latin America group stock. In addition, the market price of Latin America group stock could be affected by events involving our BLS group or the performance of BLS group stock.



                              LATIN AMERICA GROUP



     BellSouth is the leading pan-regional provider of wireless telecommunications services in Latin America. Over the past ten years, we have rapidly grown our core wireless telephone services business in Latin America by adding customers in existing licensed areas and extending our geographic coverage. We currently have operations in Venezuela, Brazil, Argentina, Peru, Chile, Panama, Ecuador, Uruguay and Nicaragua and plan to launch service in Guatemala in third quarter 2000. We have also entered into agreements to buy a majority interest in a wireless operator in Colombia. As of February 29, 2000, our Latin American companies held licenses for territories with a total population of approximately 176 million and provided wireless services to approximately 7.3 million customers. We do not own 100% of each of these companies; adjusting market and customer data to reflect this partial ownership, our licensed service areas had a population of approximately 124 million and provided wireless services to approximately 5.0 million customers, each as of February 29, 2000.



     Our goal is to become the leading pan-regional integrated communications provider in Latin America by leveraging our existing wireless businesses. Our Latin American companies have constructed and continue to enhance networks that will allow them to offer a broad array of additional communications services when and as permitted by local regulation. Using these networks, our operating companies are increasingly offering additional communications services, such as Internet access, wireless data services, long distance, data network services and wireless payphones. We also provide advertising and directory publishing services in Brazil and Peru. In addition, our network services business provides a wholesale long distance voice, data access and transport and operates an international roaming clearinghouse.



     Latin America group stock is intended to reflect the separate performance of our Latin America group, which includes the assets and liabilities shown in the combined balance sheets of our Latin America group. We attributed these assets and liabilities to our Latin America group in accordance with the group's lines of business described in our tracking stock policy statement adopted by our board of directors. This initial attribution is reflected in the November 30, 1999 combined balance sheets of our Latin America group included in this prospectus.



     Under our tracking stock policy statement, the companies in our Latin America group may engage in any business activity in Latin America, which is defined to include South America, Central America, Mexico and the Caribbean area, excluding the territories and possessions of the United States and the Commonwealth of Puerto Rico. The companies in our BLS group generally may not provide telecommunications and related services and products in Latin America, except for activities incidental or ancillary to their businesses outside Latin America.



     The major assets attributed to our Latin America group consist of:



     - our interests in communications companies in ten Latin American countries;



     - our interests in directory advertising and publishing companies in Brazil and Peru; and



     - our international network services business.



     We also attributed all the liabilities related to these assets to our Latin America group. As BellSouth acquires interests in other Latin American businesses, we currently intend to attribute those assets and any related liabilities to our Latin America group in accordance with the tracking stock policy statement. All net income and cash flows generated by the assets will be attributed to our Latin America group and all net proceeds from any disposition of these assets will also be attributed to our Latin America group.



     For the fiscal year ended November 30, 1999, our Latin America group had, on a combined basis in accordance with U.S. GAAP, operating revenues of $2.4 billion and a net loss of $316 million. For the three months ended February 29, 2000, our Latin America group had operating revenues of $695 million and a net loss of $20 million.



COMPETITIVE STRENGTHS



     We believe the following competitive strengths distinguish BellSouth's Latin American operations from its competitors:



     - established and rapidly growing base of customers;



     - strong pan-regional presence;



     - reputation for providing superior services;



     - high-capacity digital backbone networks;



     - established brands;



     - experienced management teams; and



     - strong relationship with companies in the BLS group.



BUSINESS STRATEGY



     To achieve its goal of becoming the leading pan-regional integrated communications provider in Latin America, the Latin America group will leverage its competitive strengths and market position in wireless telecommunications by pursuing the following strategies:



     - continue to rapidly grow existing wireless operations;



     - expand pan-regional coverage;



     - broaden existing capabilities and service offerings;



     - realize increased synergies among its existing operations; and



     - pursue selective strategic transactions that complement its business plan.



THE LATIN AMERICAN TELECOMMUNICATIONS OPPORTUNITY



     Latin America is a large and attractive telecommunications market with a population of almost 500 million and a combined gross domestic product, or GDP, of approximately $1.7 trillion in 1999. Because penetration rates remain significantly below the levels of more developed countries, we believe the Latin American telecommunications industry has the potential to grow at a faster rate than the global telecommunications industry overall.



     According to industry sources, the Latin American telecommunications market is expected to experience compounded annual growth in:



     - total telecommunications revenues of approximately 16% from 1999 to 2004;



     - wireless subscribers of approximately 28% from 1999 to 2004;



     - wireless service revenues of approximately 21% from 1999 to 2004; and



     - active Internet accounts of approximately 87% from 1997 to 2002.



     As the leading pan-regional wireless telecommunications provider in Latin America, we believe the Latin America group is well positioned to take advantage of this rapid growth.



                                   BLS GROUP



     Our BLS group companies provide communications services in the U.S. and internationally outside of Latin America to more than 39 million customers in nine countries. Our BLS group had revenues of $22.9 billion in the fiscal year ended December 31, 1999 and $5.8 billion in the three months ended March 31, 2000. At March 31, 2000, our BLS group companies had assets of more than $39 billion and employed almost 89,000 people.



     We are the leading telephone service provider in the Southeastern U.S., serving substantial portions of the population within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. We provide wireline voice and data communications services, including local exchange, network access and long distance services. Our BLS group also includes extensive wireless businesses in Denmark, Germany, Israel and India and in 12 U.S. states, including all states in which we provide wireline telecommunications. Our BLS group also includes directory advertising and publishing operations and video entertainment services in several areas in the Southeastern U.S.

                             ---------------------

     BellSouth's principal executive offices are located at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610. Our telephone number is (404) 249-2000. We maintain a web site on the Internet at www.bellsouth.com. The contents of our web site are not a part of this prospectus.

                                  THE OFFERING


Shares of Latin America group stock offered..........    shares
Shares of Latin America group stock reserved for
  issuance for the benefit of the BLS group or to the
  holders of BLS group stock after this offering.....    shares
                                                         --------------
          Total......................................    shares
                                                         ==============
Over-allotment option................................    shares
Use of proceeds......................................    We will receive net proceeds from this offering
                                                         of approximately $     billion. We intend to
                                                         use:
                                                         - $     billion to fund capital expenditures,
                                                         possible license bids and potential acquisitions
                                                           by companies in the Latin America group and
                                                           for their general purposes; and
                                                         - the remaining $240 million to repay
                                                         indebtedness owed to companies in the BLS group
                                                           by companies in the Latin America group, which
                                                           indebtedness was incurred in connection with
                                                           our acquisition of a minority interest in a
                                                           Brazilian wireless company.
Proposed NYSE symbol.................................    BLS.L



     The shares of Latin America group stock outstanding after this offering do
not include           shares of Latin America group stock that we reserved for
issuance under the Amended and Restated BellSouth Corporation Stock Plan. Unless specifically stated otherwise, all information in this prospectus assumes no exercise by the underwriters of the over-allotment option.

                             ---------------------


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Latin America group stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Latin America group stock.



          THE INTEREST OF THE BLS GROUP IN THE LATIN AMERICA GROUP AND


                           THE EXPECTED DISTRIBUTION



     We have reserved           shares of Latin America group stock and have
attributed those shares to the BLS group. Although not issued or outstanding, the shares so reserved will be available for issuance for the benefit of the BLS group or to the holders of BLS group stock. The shares of Latin America group stock sold in this offering will be additional shares and will not reduce the number of shares reserved for and attributed to the BLS group.



     We expect to distribute to the holders of BLS group stock these reserved shares within six to 12 months after the completion of this offering. Our decision to make a distribution and the precise timing will depend on market conditions and other factors that our board of directors considers relevant.

                           LATIN AMERICA GROUP STOCK


     Latin America group stock is intended to reflect the separate performance of our Latin America group. Although we intend Latin America group stock to reflect the separate performance of our Latin American businesses, the holders of Latin America group stock will be shareholders of BellSouth.



TRACKING STOCK POLICY STATEMENT



     The rights of holders of Latin America group stock will be governed by our charter. In addition, our board of directors has adopted a tracking stock policy statement relating to the ongoing relationship between the Latin America group and the BLS group with respect to matters where holders of Latin America group stock and BLS group stock may have potentially divergent interests. Our board of directors may, acting in good faith and consistent with its fiduciary duties, amend, modify or rescind our tracking stock policy statement, adopt additional or other policies or make exceptions with respect to the application of these policies, without shareholder approval. However, our board of directors has no present intention to do so.



     Our tracking stock policy statement provides that we will resolve all material matters as to which the holders of Latin America group stock and the holders of BLS group stock may have potentially divergent interests in a manner that our board of directors or the finance/strategic planning committee of our board of directors determines to be in the best interests of BellSouth. The best interests of BellSouth may be different from the best interests of the holders of Latin America group stock. The tracking stock policy statement provides that fair consideration will be given to the potentially divergent interests and all other relevant interests of the separate series of common stock of BellSouth.



     Our tracking stock policy statement also provides that BellSouth will seek to manage the Latin America group and the BLS group in a manner intended to maximize the operations, unique assets and value of both groups, and with complementary deployments of personnel, capital and facilities, with the continuing goal of positioning BellSouth as a unified source of telecommunications and related services and products.



     Our tracking stock policy statement also requires that:



     - commercial transactions between the groups in the ordinary course of their businesses be on arm's-length terms;



     - the transfer of assets and liabilities between groups not in the ordinary course of their businesses be at fair value;



     - the groups will generally provide telecommunications and related services and products only in their respective geographic regions;



     - corporate opportunities be allocated in the overall best interests of BellSouth; and



     - both groups be given access to BellSouth's names and marks and other intellectual property.


DIVIDENDS


     We do not expect to pay dividends for the foreseeable future on Latin America group stock.


YOUR VOTING RIGHTS


     Except in limited circumstances, the holders of Latin America group stock will vote together with the holders of BLS group stock as a single voting group on each matter on which holders of common stock are generally entitled to vote.


     On all matters as to which both series of common stock will vote together as a single voting group:


     - each share of BLS group stock will have one vote; and



     - each share of Latin America group stock will have less than one vote, one vote or more than one vote.

     The actual number of votes each share of Latin America group stock will have will be calculated each time our shareholders vote and will be equal to the quotient of the average market value of a share of Latin America group stock during a 20-trading day period prior to each record date, divided by the average market value of a share of BLS group stock during the same period. However, the number of votes per share of Latin America group stock will be reduced if, as a result of this calculation, the holders of Latin America group stock would hold more than 35% of the total voting power of all outstanding shares of common stock. In that event, the number of votes per share of Latin America group stock will be recalculated so that all of the outstanding shares of Latin America group stock represent only 35% of the total voting power of all outstanding shares of common stock.


OUR RIGHT TO CONVERT SHARES OF LATIN AMERICA GROUP STOCK INTO SHARES OF BLS GROUP STOCK


     Our board of directors may, without shareholder approval, convert all outstanding shares of Latin America group stock into shares of BLS group stock, based on the average market values of the two series of common stock, at some or no premium.



     In the event of a conversion, the premium would be as follows:



     - during the first year after the completion of this offering -- 20%;



     - beginning on the first anniversary but before the second anniversary of the completion of this offering -- 15%;



     - beginning on the second anniversary of the completion of this offering --10% or 0%, determined based on the average market capitalization of Latin America group stock as a percentage of the average combined market capitalization of the two series of common stock, as follows:



   AVERAGE CAPITALIZATION OF LATIN
 AMERICA GROUP STOCK AS PERCENTAGE OF               PREMIUM TO HOLDERS OF
AVERAGE COMBINED MARKET CAPITALIZATION            LATIN AMERICA GROUP STOCK
--------------------------------------            -------------------------
            Less than 40%                                    10%
         40% to less than 60%                                0%
             60% or more                               not convertible



     Beginning on the second anniversary of the completion of this offering, our board of directors may, without shareholder approval, convert all outstanding shares of BLS group stock into Latin America group stock, based on the average market values of the two series of common stock, at some or no premium. In the event of a conversion, the premium would be based on the average market capitalization of BLS group stock as a percentage of the average combined market capitalization of the two series of common stock as follows:



    AVERAGE CAPITALIZATION OF BLS
     GROUP STOCK AS PERCENTAGE OF              PREMIUM TO HOLDERS
AVERAGE COMBINED MARKET CAPITALIZATION         OF BLS GROUP STOCK
--------------------------------------         ------------------
           Less than 40%                               10%
       40% to less than 60%                            0%
            60% or more                          not convertible



Prior to the second anniversary of the completion of this offering, our board of directors may not convert BLS group stock into Latin America group stock.



     The average market values and average market capitalization of the series of common stock to be converted and the series of common stock to be received upon the conversion will be determined during the 20-trading day period ending on the fifth trading day before we begin to mail the conversion notice.



     If our board of directors creates additional series of common stock, our board of directors can also convert, without shareholder approval, all outstanding shares of Latin America group stock into one of those series. A conversion of Latin America group stock into an additional series of common stock would be subject to the same premium and market capitalization provisions that would apply to a conversion of Latin America group stock into BLS group stock.

     Our board of directors may decide to convert Latin America group stock into BLS group stock if, for example, having an equity structure comprised of Latin America group stock and BLS group stock no longer assists greater market recognition of Latin America group stock and BLS group stock or no longer enhances strategic or financial flexibility.



     If our board of directors chooses to exercise our conversion right as a result of a more than insubstantial risk of adverse income tax developments relating to Latin America group stock or BLS group stock, our board of directors will convert your shares without any premium.



OUR RIGHT TO REDEEM SHARES OF LATIN AMERICA GROUP STOCK IN EXCHANGE FOR SHARES OF COMMON STOCK OF OUR SUBSIDIARIES



     Our board of directors will have the right at any time, without shareholder approval, to redeem Latin America group stock for common stock of one or more of our wholly-owned subsidiaries that holds all of the assets and liabilities attributed to the Latin America group.



     This redemption could be authorized by our board of directors at any time if it determines that, under the facts and circumstances then existing, the tracking stock structure is no longer in the best interests of BellSouth and a spin-off of the assets attributed to the Latin America group in a company separate from BellSouth is desirable.



YOUR RIGHTS IF WE SELL ALL OR SUBSTANTIALLY ALL OF THE ASSETS ATTRIBUTED TO THE LATIN AMERICA GROUP



     If we sell all or substantially all -- that is, at least 80% -- of the assets attributed to the Latin America group, subject to some exceptions, our board of directors will, without shareholder approval, elect to:



     - distribute to the holders of Latin America group stock by special dividend or redemption an amount equal to their proportionate interest in net proceeds of the sale; or



     - convert the outstanding shares of Latin America group stock into shares of BLS group stock, based on the average market values of the two series of common stock during a ten-trading day period after the sale, at a 10% premium.



     If we sell substantially all -- but not all -- of the assets attributed to the Latin America group and we distribute the net proceeds by special dividend or partial redemption, then at any time within two years after completing the dividend or redemption, our board of directors will have the right to convert the remaining outstanding shares of Latin America group stock into shares of BLS group stock at a 10% premium or without any premium. The premium will be 10% unless our board of directors would be entitled to convert without any premium as described above under "Our right to convert shares of Latin America group stock into shares of BLS group stock." In that event, there will be no premium. To determine the conversion rate, we will value Latin America group stock and BLS group stock based on their average market values during the 20-trading day period before the conversion ending on the fifth trading day before the day we begin to mail the conversion notice.



     If our board of directors chooses to convert upon a sale of assets and our board of directors has created additional series of common stock, our board of directors can also convert, without shareholder approval, Latin America group stock into one of those additional series of common stock. A conversion of Latin America group stock into an additional series of common stock would be subject to the same premium provisions that would apply to a conversion of Latin America group stock into BLS group stock.


YOUR SHARE UPON A DISSOLUTION OF BELLSOUTH


     Upon dissolution of BellSouth, after payment of the debts and other liabilities of BellSouth and the full preferential amounts to which holders of any preferred stock are entitled, the holders of Latin America group stock and the holders of BLS group stock will be entitled to receive our assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of that series.

     Each share of Latin America group stock will have .25 of one liquidation unit. Each share of BLS group stock will have one liquidation unit. In reaching the determination that the liquidation rights of Latin America group stock and BLS group stock should not vary depending on the market price of the two series of stock, we took into consideration that the dissolution of BellSouth is unlikely.

            SUMMARY HISTORICAL COMBINED FINANCIAL AND OPERATING DATA

                           OF THE LATIN AMERICA GROUP


     We derived the summary financial data presented below from the combined financial statements and related notes of the Latin America group. The audited combined financial statements of the Latin America group for each of the years ended November 30, 1997, 1998 and 1999 and unaudited combined financial statements of the Latin America group for the three months ended February 28, 1999 (first quarter 1999) and February 29, 2000 (first quarter 2000) are included in this document. You should read the summary financial data together with the audited combined financial statements of the Latin America group and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Latin America Group of BellSouth Corporation" included in this document.


     1999 results include the following items that affect comparability:

     - foreign currency losses related to the devaluation of the Brazilian Real which reduced net income by $308 million (these losses are included in net earnings (losses) of equity affiliates); and

     - the recognition of certain foreign investment tax credits generated in prior years, which increased net income by $95 million.


     First quarter 1999 results include foreign currency losses related to the devaluation of the Brazilian Real, which reduced net income by $280 million.



     The legal restriction on BellSouth's ownership of the Nicaraguan wireless operations was lifted in December 1999, and we have determined to exercise our prepaid option to increase our interest to an 89% controlling stake. Accordingly, data for the Nicaraguan operations, which were previously reported using the equity method, are now combined in the amounts shown below, beginning in the first quarter of 2000.



                                                                                   AS OF OR FOR THE
                                                   AS OF OR FOR THE               THREE MONTHS ENDED
                                               YEAR ENDED NOVEMBER 30,       -----------------------------
                                              --------------------------     FEBRUARY 28,     FEBRUARY 29,
                                              1997      1998       1999          1999             2000
                                              ----     ------     ------     ------------     ------------
                                                                 (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenues:
  Communications revenues...................  $940     $1,907     $2,336        $  565           $  681
  Advertising and directory publishing
    revenues................................    --         --         69            --               14
                                              ----     ------     ------        ------           ------
         Total operating revenues...........   940      1,907      2,405           565              695
                                              ----     ------     ------        ------           ------
Operating expenses:
  Cost of services, products and
    equipment...............................   344        607        867           196              278
  Selling, general and administrative.......   455        766        982           212              303
  Depreciation and amortization.............   140        338        450           104              126
                                              ----     ------     ------        ------           ------
         Total operating expenses...........   939      1,711      2,299           512              707
                                              ----     ------     ------        ------           ------
Operating income............................     1        196        106            53              (12)
Interest expense............................    46         53         88            24               33
Other income (expense), net.................    --         (1)        (5)           (8)              25
                                              ----     ------     ------        ------           ------
Income (loss) before income taxes...........   (45)       142         13            21              (20)
Provision (benefit) for income taxes........     1        103       (116)           24              (13)
                                              ----     ------     ------        ------           ------
Income (loss) before net earnings (losses)
  of equity affiliates and minority
  interests.................................   (46)        39        129            (3)              (7)
Net earnings (losses) of equity
  affiliates................................    14        (57)      (354)         (295)              (6)
Minority interests in income of
  subsidiaries..............................     4        (50)       (91)          (16)              (7)
                                              ----     ------     ------        ------           ------
Net loss....................................  $(28)    $  (68)    $ (316)       $ (314)          $  (20)
                                              ====     ======     ======        ======           ======


---------------


     After this offering, the consolidated financial statements of BellSouth will present basic and diluted earnings per share for BLS group stock and Latin America group stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for BLS group stock and Latin America group stock according to the participation rights in undistributed earnings. The combined financial statements of the Latin America group will not present earnings per share because the Latin America group stock is a series of common stock of BellSouth and because the Latin America group is not a legal entity with a capital structure.

                                                        (continued on next page)

            SUMMARY HISTORICAL COMBINED FINANCIAL AND OPERATING DATA

     The "combined" amounts under the caption "Operating Data" represent the total customers, licensed population, billed minutes of use and average revenue per user of the Latin American companies in Argentina, Chile, Ecuador, Peru and Venezuela which are the businesses included in the combined financial statements included elsewhere in this document. Data for the business in Nicaragua is included beginning in the first quarter of 2000. Data for the businesses in Brazil, Guatemala, Panama and Uruguay are not presented because we do not combine the results of these non-controlled operations in the Latin America group financial statements.



                                                                                            AS OF OR FOR THE
                                                          AS OF OR FOR THE                 THREE MONTHS ENDED
                                                      YEAR ENDED NOVEMBER 30,          ---------------------------
                                                ------------------------------------   FEBRUARY 28,   FEBRUARY 29,
                                                   1997         1998         1999          1999           2000
                                                ----------   ----------   ----------   ------------   ------------
BALANCE SHEET DATA (dollars in millions):
Cash and cash equivalents.....................  $      177   $      171   $      287    $      206     $      309
Investment in equity affiliates...............         684          805          348           369            300
Licenses and other intangible assets, net.....         651        1,059        1,471         1,038          1,547
Total assets..................................       3,098        4,171        4,674         3,875          4,823
Long-term debt, including current
  maturities..................................         436          678          638           700            700
Group net worth...............................       1,414        2,119        2,345         1,718          2,409
OPERATING DATA (in thousands, except as
  noted):
Customers.....................................       1,624        2,598        4,230         2,949          5,096
Licensed population...........................      60,900       79,400      111,700        87,800        114,600
Billed minutes of use.........................   3,066,145    5,183,254    6,655,884     1,555,999      1,923,385
Average revenue per user (whole dollars)......  $       84   $       73   $       52    $       61     $       39
OTHER (dollars in millions):
EBITDA........................................  $      141   $      534   $      556    $      157     $      114
EBITDA margin.................................        15.0%        28.0%        23.1%         27.8%          16.4%
Cash flows from operating activities..........  $       55   $      476   $      568    $       99     $       56
Cash used in investing activities.............      (1,440)      (1,387)      (1,099)         (192)          (236)
Cash provided by financing activities.........       1,569          902          651           130            202
Capital expenditures..........................         448          697          647           162            230
Investments and advances to equity
  affiliates..................................         679          248           77            27              3



     EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of equity affiliates, provision for asset impairment and other income, net. We present EBITDA because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA does not represent cash flows for the period, nor is it an alternative to operating income (loss) as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. Our computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.



     Average revenue per user is calculated by dividing average monthly revenue by average customers. Average monthly revenue includes activation fees, access, airtime, net roaming, long distance and value added services.

           SUMMARY SUPPLEMENTAL PROPORTIONATE AND TOTAL FINANCIAL AND
                   OPERATING DATA OF THE LATIN AMERICA GROUP


     The following tables present supplemental information on a proportionate and total basis. Proportionate and total presentations are not permitted under U.S. GAAP and are not intended to replace the combined operating results prepared and presented in accordance with U.S. GAAP. However, because the Latin America group has significant interests in businesses that are not presented on a combined basis and because it does not own 100% of all of its combined operating companies, we believe that proportionate and total data facilitates an understanding and assessment of the combined operating results and the scale of the Latin America group's operating companies.



     U.S. GAAP requires combination of entities controlled by the Latin America group and the equity method of accounting for entities in which the Latin America group has significant influence but not a controlling interest. Proportionate presentation reflects the Latin America group's share of revenues and expenses in both its combined and uncombined entities on a pro rata basis. Proportionate results are calculated by multiplying the Latin America group's ownership percentage in each operation by each operation's total operating results, and, accordingly, should not be compared with U.S. GAAP combined results of the Latin America group. The total presentation is an aggregation of the total revenues and expenses of each entity in which the Latin America group has an ownership interest, without regard to its level of ownership.



                                                                                            AS OF OR FOR THE
                                                          AS OF OR FOR THE                 THREE MONTHS ENDED
                                                      YEAR ENDED NOVEMBER 30,          ---------------------------
                                                ------------------------------------   FEBRUARY 28,   FEBRUARY 29,
                                                   1997         1998         1999          1999           2000
                                                ----------   ----------   ----------   ------------   ------------
PROPORTIONATE
----------------------------------------------
INCOME STATEMENT AND CASH FLOW DATA (dollars
  in millions):
Operating revenues............................  $      839   $    1,589   $    2,342    $      556     $      667
EBITDA........................................         142          382          485           129            109
Capital expenditures..........................         377          832          654           198            212
OPERATING DATA (in thousands, except average
  revenue per user):
Customers.....................................       1,074        2,234        4,227         2,738          5,006
Licensed population...........................      62,386       83,870      124,092        84,655        124,092
Billed minutes of use.........................   1,959,650    3,983,835    6,660,825     1,478,783      2,000,700
Average revenue per user......................  $       85   $       75   $       51    $       61     $       39
BALANCE SHEET DATA (dollars in millions):
Cash and cash equivalents.....................  $      242   $      264   $      329    $      202     $      403
Licenses and other intangible assets, net.....       1,851        2,299        2,179         1,836          2,282
Long-term debt, including current
  maturities..................................       1,938        1,767        1,845         1,947          2,125

TOTAL
----------------------------------------------
INCOME STATEMENT AND CASH FLOW DATA (dollars
  in millions):
Operating revenues............................  $    1,339   $    2,523   $    3,425    $      844     $      966
EBITDA........................................         251          635          762           190            178
Capital expenditures..........................         648        1,527          951           315            264
OPERATING DATA (in thousands, except average
  revenue per user):
Customers.....................................       1,686        3,499        6,237         4,141          7,349
Licensed population...........................     112,200      131,700      176,100       132,800        176,100
Billed minutes of use.........................   3,239,485    6,067,185    9,997,703     2,241,513      2,961,347
Average revenue per user......................  $       85   $       77   $       51    $       61     $       39
BALANCE SHEET DATA (dollars in millions):
Cash and cash equivalents.....................  $      494   $      437   $      450    $      282     $      636
Licenses and other intangible assets, net.....       3,656        3,870        3,220         2,782          3,399
Long-term debt, including current
  maturities..................................       4,039        3,201        3,269         3,366          3,771

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

                            OF BELLSOUTH CORPORATION


     We derived the summary historical and pro forma consolidated financial data presented below from our consolidated financial statements and related notes, which include the Latin America group and the BLS group. Our audited consolidated financial statements for each of the years ended December 31, 1997, 1998 and 1999 and unaudited consolidated financial statements for the three months ended March 31, 1999 (first quarter 1999) and 2000 (first quarter 2000) are included in this document. You should read the summary financial data together with our audited and unaudited consolidated financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations of BellSouth Corporation" included in this document.



     Significant events affecting our historical earnings trends include the following:



- 1995 results include charges for the discontinuance of Statement on Financial Accounting Standards No. 71 and the refinancing of long-term debt issues, which reduced net income by $2,796 million, or $1.41 per share. 1995 also includes a work force reduction charge, which increased operating expense by $1,082 million and reduced net income by $663 million, or $.33 per share.



- 1996 results include a gain from the sale of a paging business, which increased net income by $344 million, or $.17 per share.



- 1997 results include gains resulting from the sale of our interests in Optus Communications, ITT World Directories and Bellcore, which increased net income by $352 million, or $.18 per share, $128 million, or $.06 per share, and $23 million, or $.01 per share. 1997 results also include the effect of a regulatory settlement in South Carolina, which reduced operating revenues by $72 million and net income by $47 million, or $.02 per share, as well as a loss of $9 million incurred in connection with the early redemption of long-term debt.



- 1998 results include net income of $110 million, or $.06 per share, from the sale of BellSouth New Zealand, net income of $96 million, or $.05 per share related to the receipt of additional proceeds from the sale of ITT World Directories, and $62 million, or $.03 per share, of net income related to contingent interest and prepayment penalties associated with the repayment of a loan receivable.



- 1999 results include foreign currency losses related to the devaluation of the Brazilian Real, which reduced net income by $308 million, or $.16 per share, an asset impairment loss, which reduced net income by $187 million, or $.10 per share, the recognition of certain foreign investment tax credits generated in prior years, which increased net income by $95 million, or $.05 per share and a gain on the sale of Honolulu Cellular, which increased net income by $23 million, or $.01 per share.



- First quarter 1999 results include foreign currency losses related to the devaluation of the Brazilian Real, which reduced net income by $280 million, or $.14 per share.



- First quarter 2000 results include income related to the restructuring of BellSouth's ownership interest in German wireless operator E-Plus, which increased net income by $68 million, or $.04 per share, and expense recorded as a result of an announced general and administrative staff reduction plan, which decreased net income by $48 million, or $.03 per share.



                                                        (continued on next page)

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

                                                                                     AS OF OR FOR THE
                                                                                    THREE MONTHS ENDED
                                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,            MARCH 31,
                                  -----------------------------------------------   -------------------
                                   1995      1996      1997      1998      1999       1999       2000
                                  -------   -------   -------   -------   -------   --------   --------
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating revenues..............  $17,886   $19,040   $20,561   $23,123   $25,224   $ 5,973    $ 6,487
Operating expenses..............   14,594    14,261    15,185    17,219    18,787     4,366      4,864
Operating income................    3,292     4,779     5,376     5,904     6,437     1,607      1,623
Net income (loss)...............   (1,232)    2,863     3,261     3,527     3,448       615      1,001
Operating income margin.........     18.4%     25.1%     26.1%     25.5%     25.5%     26.9%      25.0%
Historical Common Stock
  Information
Diluted earnings (loss) per
  share:
  Before extraordinary losses...  $   .79   $  1.44   $  1.64   $  1.78   $  1.80   $   .32    $   .53
  After extraordinary losses....     (.62)     1.44      1.64      1.78      1.80       .32        .53
Diluted weighted-average shares
  outstanding (millions)........    1,989     1,992     1,989     1,984     1,916     1,951      1,898
Dividends declared per share....  $   .71   $   .72   $   .72   $   .73   $   .76   $   .19    $   .19
Pro Forma Common Stock
  Information
Unaudited pro forma net loss per
  share of Latin America group
  stock.........................                                          $                    $
Unaudited pro forma earnings per
  share of BLS group stock......                                          $                    $
BALANCE SHEET DATA:
Total assets....................   31,880    32,568    36,301    39,410    43,453    38,175     44,355
Long-term debt..................    7,924     8,116     7,348     8,715     9,113     8,406     10,880
Shareholders' equity............   11,825    13,249    15,165    16,110    14,815    14,402     15,697
OTHER:
Operating cash flow.............    5,443     5,863     7,039     7,741     8,199     1,642      2,350



     The unaudited pro forma information set forth above has been prepared assuming that, on January 1, 1999:



     - each share of our existing common stock was changed into one share of BLS group stock; and



     -        shares of Latin America group stock were issued and outstanding,
       consisting of           shares that are to be issued in this offering and
                 shares reserved for and attributed to the BLS group that are expected to be distributed to the holders of BLS group stock.

                                  RISK FACTORS


     You should carefully consider the following risks and other information contained in this prospectus before investing in Latin America group stock.



RISK FACTORS RELATING TO OUR TRACKING STOCK CAPITAL STRUCTURE



HOLDERS OF LATIN AMERICA GROUP STOCK AND BLS GROUP STOCK WILL BE SHAREHOLDERS OF ONE COMPANY AND, AS A RESULT, WILL OWN A SECURITY THAT IS MORE COMPLEX THAN TRADITIONAL COMMON STOCK



     The holders of Latin America group stock and the holders of BLS group stock will be shareholders of a single company, BellSouth. The Latin America group and the BLS group will not be separate legal entities and as such cannot own assets or enter into legally binding agreements. Shareholders will be subject to all of the risks of an investment in BellSouth and all of its businesses, assets and liabilities. The attribution of assets, liabilities and shareholders' equity to the Latin America group or the BLS group will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to the Latin America group could be subject to the liabilities attributed to the BLS group, even if those liabilities arise from lawsuits, contracts or indebtedness that we attribute to the BLS group. If we are unable to satisfy the liabilities attributed to the BLS group out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the Latin America group. All of these factors highlight that holders of Latin America group stock and BLS group stock own common stock of BellSouth.



     Tracking stocks, like Latin America group stock, are more complex than traditional common stock. Many participants in the financial markets may not fully understand the nature of tracking stocks and some incorrectly compare tracking stock to common stock of companies that have been spun-off by their former parents. Similar to traditional common stock, the rights of the holders of Latin America group stock are governed by state law, our charter and our by-laws. However, our board of directors has adopted a tracking stock policy statement to assist it with respect to matters as to which the holders of Latin America group stock and BLS group stock may have potentially divergent interests. Although our board of directors generally may not amend the terms of Latin America group stock or BLS group stock set forth in our charter without shareholder approval, our board of directors may modify or rescind, or make exceptions to, the tracking stock policy statement, without shareholder approval.



THE MARKET PRICE OF LATIN AMERICA GROUP STOCK COULD BE AFFECTED BY FACTORS THAT DO NOT AFFECT TRADITIONAL COMMON STOCK



     THE COMPLEX NATURE OF THE TERMS OF THE LATIN AMERICA GROUP STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF LATIN AMERICA GROUP STOCK



     We cannot assure you that investors will value Latin America group stock as we intend. The complex nature of the terms of Latin America group stock and the potential difficulties investors may have in understanding these terms may adversely affect the market price of Latin America group stock. Examples include:



     - the rights of our board of directors to convert Latin America group stock into BLS group stock or vice versa, at some or no premium; and



     - the discretion of our board of directors or the finance/strategic planning committee to make determinations relating to a variety of matters affecting the rights of the holders of the Latin America group stock and the holders of BLS group stock, such as dividends and cash management and allocation matters.



In addition, investors may discount the value of Latin America group stock because it is part of a common enterprise rather than a stand-alone entity.

     THE TERMS OF LATIN AMERICA GROUP STOCK AS A WHOLE MAY NOT PRECISELY LINK THE MARKET VALUE OF LATIN AMERICA GROUP STOCK WITH THE SEPARATE PERFORMANCE OF THE LATIN AMERICA GROUP



     Some of the terms of Latin America group stock in our charter are not intended to link the market values of Latin America group stock with the separate performance of the Latin America group. For example, the liquidation rights of Latin America group stock are fixed at the time of issuance and may not bear any relationship to market values of Latin America group stock and BLS group stock. The absence of other terms -- for example, the lack of a formula requiring the payment of dividends based on performance -- could make it less likely that Latin America group stock will have market values precisely linked to the separate performance of the Latin America group. Although we believe other terms, particularly provisions for holders to receive cash or securities with a value based on the value of the assets, should link the market value of the Latin America group stock with the separate performance of the Latin America group, we cannot assure you that the terms of Latin America group stock as a whole will precisely link the market values of Latin America group stock with the separate performance of the Latin America group.



    THE MARKET PRICE OF LATIN AMERICA GROUP STOCK MAY BE ADVERSELY AFFECTED BY THE PERFORMANCE OF BLS GROUP STOCK



     Events such as announcements relating to earnings, new products or services or acquisitions that the market does not receive favorably and thus adversely affect the market price of BLS group stock may adversely affect the market price of Latin America group stock. Because both series of stock are the stock of a single company, BellSouth, an adverse market reaction to BLS group stock may, by association, cause an adverse reaction to Latin America group stock. This could occur even if the triggering event was not material to BellSouth as a whole.



FINANCIAL EFFECTS FROM THE BLS GROUP COULD ADVERSELY AFFECT THE LATIN AMERICA GROUP



     Financial effects arising from the BLS group that affect BellSouth's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the Latin America group. In addition, if BellSouth or any of its subsidiaries were to incur significant indebtedness on behalf of the BLS group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of BellSouth and its subsidiaries. This, in turn, could increase the borrowing costs of the companies in the Latin America group and BellSouth as a whole. Net losses of either the Latin America group or the BLS group and dividends paid on shares of Latin America group stock or BLS group stock will reduce the dividends we can pay on each series of common stock under Georgia law. For these reasons, you should read our consolidated financial information included in this prospectus with the Latin America group's combined financial information included in this prospectus.



YOU WILL NOT HAVE SHAREHOLDER RIGHTS ASSOCIATED WITH TRADITIONAL COMMON STOCK



     THERE WILL BE NO BOARD OF DIRECTORS THAT REPRESENTS SOLELY YOUR INTERESTS



     The Latin America group will not have a separate board of directors to represent solely the interests of the holders of Latin America group stock. Consequently, there will be no board of directors that owes any separate duties to the holders of Latin America group stock.



     YOU MAY NOT HAVE ANY REMEDIES IF ANY ACTION BY DIRECTORS OR OFFICERS HAS AN ADVERSE EFFECT ON LATIN AMERICA GROUP STOCK



     You may not have any remedies if any action or decision of our directors or officers has an adverse effect on the holders of Latin America group stock compared to the holders of BLS group stock. Although we are not aware of any Georgia court adjudicating such an action in the context of our anticipated capital structure, recent cases in Delaware involving tracking stock have indicated that decisions by directors or officers involving treatment of tracking stock shareholders should be judged under the business judgment rule unless self-interest is shown.

     The business judgment rule provides that a director or officer will be deemed to have satisfied his or her fiduciary duties to BellSouth if that person acts in a manner he or she believes in good faith to be in the best interests of BellSouth as a whole, not of the Latin America group. As a result, in some circumstances, our directors and officers may even be required to make a decision that is adverse to the holders of Latin America group stock. A Georgia court hearing a case involving such a challenge may decide in any such case to apply principles of Georgia law different from the principles of Delaware law that are discussed above, or may develop new principles of law.



     YOU WILL HAVE SHAREHOLDER RIGHTS SPECIFIC TO THE LATIN AMERICA GROUP ONLY IN LIMITED CIRCUMSTANCES



     The holders of Latin America group stock generally will not have shareholder rights specific to the Latin America group. For example:



     - we will not hold separate shareholders meetings for the holders of Latin America group stock; and



     - the holders of Latin America group stock and the holders of BLS group stock will vote together as a single voting group on most matters, including any proposal to approve a sale of all or substantially all of the assets of BellSouth.



     You will only have the following rights with respect to the Latin America group:



     - a right to a special dividend, redemption or conversion if the sale of all or substantially all of the assets attributed to the Latin America group occurs; and



     - a right to vote on matters as a separate voting group in the circumstances described under "Description of Capital Stock -- Latin America Group Stock -- Voting Rights."



OUR BOARD OF DIRECTORS WILL HAVE THE ABILITY TO CONTROL TRANSFERS OF CASH, OTHER ASSETS OR LIABILITIES BETWEEN THE LATIN AMERICA GROUP AND THE BLS GROUP



     Under our tracking stock policy statement, which we describe in this prospectus under "Relationship Between the Latin America Group and the BLS Group," our board of directors may decide to transfer cash, other assets or liabilities between groups, which may result in:



     - a corresponding change in the number of reserved shares of Latin America group stock attributed to the BLS group; or



     - a loan, or repayment of a loan, from one group to the other group.



     Any increase or decrease in the number of reserved shares of Latin America group stock attributed to the BLS group resulting from a transfer of cash, other assets or liabilities between the Latin America group and the BLS group would be determined by reference to fair value of the asset or liability and the then-current market value of Latin America group stock. Such an increase or decrease could occur, however, at a time when such shares are considered under- or over-valued. After there are no longer reserved shares of Latin America group stock attributed to the BLS group, we could attribute to the Latin America group reserved shares of BLS group stock. In that case, similar considerations would apply to transfers made between the groups.



     Under our tracking stock policy statement, the companies in the BLS group may make loans to companies in the Latin America group at interest rates and on other terms and conditions designed to reflect the interest rates, terms and conditions that the Latin America group, assuming it were a legal entity, would be able to obtain from third parties. Similarly, the companies in the Latin America group may make loans to the companies in the BLS group at interest rates and on other terms and conditions designed to reflect the interest rates, terms and conditions that the BLS group, assuming it were a legal entity, would be able to obtain from third parties. Our tracking stock policy statement contemplates that loans from the companies in one group to the companies in the other group will be made on this basis, regardless of the interest rates, terms and conditions on which those funds may have been acquired. In addition, we expect that interest rates paid to the companies in the Latin America group by the companies in the BLS group might be lower than interest rates third parties might pay to the companies in the Latin America group.



OUR BOARD OF DIRECTORS MAY CHANGE OR MAKE EXCEPTIONS TO OUR TRACKING STOCK POLICY STATEMENT TO THE DETRIMENT OF THE LATIN AMERICA GROUP WITHOUT SHAREHOLDER APPROVAL



     Our board of directors has adopted the tracking stock policy statement to assist our board of directors in resolving potentially divergent interests between the Latin America group and the BLS group. Our board of directors may, acting in good faith and consistent with its fiduciary duties, modify or rescind, or make exceptions to, the policies set forth in our tracking stock policy statement with respect to the allocation of corporate opportunities, financing arrangements, shared corporate services, taxes, debt, interest and other matters, or may adopt additional policies, without shareholder approval. That our board of directors can modify or rescind, or make exceptions to, the policies set forth in our tracking stock policy statement without shareholder approval makes it riskier to be a holder of Latin America group stock or BLS group stock than a holder of traditional common stock.



     It is likely that our board of directors would amend our tracking stock policy statement or adopt new policies if it decides to issue an additional series of common stock. A decision to modify, rescind or make exceptions to these policies or adopt additional policies, could have different effects on the holders of Latin America group stock and the holders of BLS group stock or could adversely affect the holders of Latin America group stock compared to the holders of BLS group stock.



LIMITS EXIST ON THE VOTING POWER OF LATIN AMERICA GROUP STOCK



     IN CIRCUMSTANCES WHERE HOLDERS OF LATIN AMERICA GROUP STOCK AND HOLDERS OF BLS GROUP STOCK VOTE TOGETHER AS A SINGLE VOTING GROUP, HOLDERS OF LATIN AMERICA GROUP STOCK WILL NOT BE ABLE TO CONTROL THE OUTCOME OF SHAREHOLDER VOTING



     BLS group stock will retain a substantial majority of the combined voting power of Latin America group stock and BLS group stock because:



     - the relative voting power per share of Latin America group stock and BLS group stock is based on the relative average market values of outstanding Latin America group stock and outstanding BLS group stock and we expect that initially BLS group stock will have a substantially larger market value than Latin America group stock; and



     - the total voting power of all outstanding shares of Latin America group stock is limited to 35% of the total voting power of all outstanding shares of common stock, regardless of the market value of Latin America group stock.



Except in limited circumstances requiring a vote of a single series voting as a separate voting group, the holders of BLS group stock, to the extent they vote the same way, could control the outcome of a vote -- even if the matter involves a divergence from or conflict with the interests of the holders of Latin America group stock and the holders of BLS group stock. These matters may include mergers and other extraordinary transactions. As a result, the shareholders that own only Latin America group stock may not have sufficient voting power to protect their interests.



     Further, the issuance of additional shares of BLS group stock will likely dilute the voting power of the holders of Latin America group stock as a separate group and increase the voting power of the holders of BLS group stock as a separate group because of the number of additional shares of BLS group stock outstanding.



     YOU WILL NOT BE ENTITLED TO VOTE ON A SALE OF THE ASSETS ATTRIBUTED TO THE LATIN AMERICA GROUP, EXCEPT IN LIMITED CIRCUMSTANCES



     Georgia law requires shareholder approval only for a sale or other disposition of all or substantially all of the assets of the entire company. Because the assets attributed to the Latin America group represent less than substantially all of the assets of BellSouth as a whole, our board of directors could, without shareholder approval, approve sales and other dispositions of any amount, including all or substantially all, of the assets attributed to the Latin America group. In exercising its discretion, our board of directors is not required to select the option that would result in the distribution with the highest value to the holders of Latin America group stock.



     In addition, under Georgia law, our board of directors could decline to sell the assets attributed to the Latin America group, despite the request of a majority of the holders of Latin America group stock.



     IN CIRCUMSTANCES WHERE HOLDERS OF LATIN AMERICA GROUP STOCK WOULD HOLD MORE THAN 35% OF THE TOTAL VOTING POWER OF ALL OUTSTANDING SHARES OF COMMON STOCK, THE VOTING POWER OF EACH SHARE OF LATIN AMERICA GROUP STOCK WILL BE REDUCED



     The holders of Latin America group stock could hold more than 35% of the total voting power of all outstanding shares of common stock as a result of:



     - the issuance of additional shares of Latin America group stock;



     - an increase in average market value of outstanding Latin America group stock compared to BLS group stock;



     - the repurchase of shares of BLS group stock; or



     - a decrease in average market value of outstanding BLS group stock compared to Latin America group stock.



In that event, the voting power of each share of Latin America group stock will be reduced so that all outstanding shares of Latin America group stock represent only 35% of the total voting power of all outstanding shares of common stock. As a result of a reduction, the holders of Latin America group stock and the holders of BLS group stock would hold voting power in BellSouth that is not consistent with their relative economic interests in BellSouth.



     Our plans to distribute to the holders of BLS group stock all of the shares of Latin America group stock reserved for and attributed to the BLS group and to issue additional shares of Latin America group stock for strategic investments, in acquisitions, for purchases of interests of partners and other transactions could cause reductions in the voting power of each share of Latin America group stock.



POTENTIAL CONFLICTS OF INTEREST EXIST BETWEEN HOLDERS OF LATIN AMERICA GROUP STOCK AND HOLDERS OF BLS GROUP STOCK THAT MAY BE DIFFICULT FOR OUR BOARD OF DIRECTORS TO RESOLVE OR THAT MAY BE RESOLVED ADVERSELY TO LATIN AMERICA GROUP STOCK



     The existence of separate series of common stock could give rise to occasions when the interests of the holders of Latin America group stock and the holders of BLS group stock diverge, conflict or appear to diverge or conflict.



     OPERATIONAL AND FINANCIAL DECISIONS COULD FAVOR THE BLS GROUP OVER THE LATIN AMERICA GROUP



     Our board of directors could from time to time, without shareholder approval, make operational and financial decisions or implement policies that affect disproportionately the businesses attributed to a group. These decisions could include:



     - allocation of financing opportunities in the public markets;



     - allocation of business opportunities, resources and personnel; and



     - transfers of funds, assets or liabilities between groups and other inter-group transactions.



In each case, the opportunity, resources or personnel allocated, or funds, assets or liabilities transferred, to the BLS group may be equally or more suitable for the Latin America group. Furthermore, any such decision may benefit the companies in the BLS group more than the companies in the Latin America group. For example, the decision to borrow funds for the companies in the BLS group may adversely affect the ability of the companies in the Latin America group to borrow funds sufficient to implement their growth strategies or may increase the cost of those funds.



    PROCEEDS FROM ANY SUBSEQUENT OFFERING OF LATIN AMERICA GROUP STOCK COULD BE ATTRIBUTED TO THE BLS GROUP, TO THE EXTENT THERE ARE RESERVED SHARES OF LATIN AMERICA GROUP STOCK ATTRIBUTED TO THE BLS GROUP, AT A TIME WHEN THE LATIN AMERICA GROUP REQUIRES CAPITAL



     The proceeds from this offering will be attributed to the Latin America group. To the extent there are reserved shares of Latin America group stock attributed to the BLS group, our board of directors could attribute the proceeds from the offering of shares of Latin America group stock in any subsequent offering to the BLS group. Any such decision to sell shares of Latin America group stock for the account of the BLS group could disadvantage the Latin America group because it could adversely affect its ability to obtain funds to finance its growth strategies.



     PROCEEDS OF A MERGER MAY BE ALLOCATED UNFAVORABLY



     Because our charter does not specify how consideration to be received in a merger involving BellSouth will be allocated between the holders of Latin America group stock and the holders of BLS group stock, our board of directors will make that determination. That determination could favor the holders of BLS group stock at the expense of the holders of Latin America group stock.



    OUR BOARD OF DIRECTORS MAY PAY MORE DIVIDENDS ON BLS GROUP STOCK THAN IF THE BLS GROUP WERE A SEPARATE COMPANY



     Subject to the limitations referred to below, our board of directors has the authority to declare and pay dividends on Latin America group stock and BLS group stock in any legal amount. Our board of directors could, in its sole discretion, declare and pay dividends exclusively on Latin America group stock, exclusively on BLS group stock, or on both, in equal or unequal amounts. Our board of directors could pay more dividends on BLS group stock than would be financially prudent if the BLS group were a stand-alone corporation.



    HOLDERS OF LATIN AMERICA GROUP STOCK MAY BE ADVERSELY AFFECTED BY AN OPTIONAL CONVERSION OF THE SERIES OF STOCK RELATED TO ONE GROUP INTO THE SERIES OF STOCK RELATED TO THE OTHER GROUP



     Our board of directors could, without shareholder approval:



     - decide to convert shares of Latin America group stock into shares of BLS group stock; or



     - beginning on the second anniversary of the completion of this offering, decide to convert shares of BLS group stock into shares of Latin America group stock.



Because certain conversions would be at a premium and because our board of directors could decide to effect a conversion at a time when either or both series of common stock may be considered to be under- or over-valued, any conversion may be disadvantageous to the holders of one series of common stock. A conversion also would preclude the holders of Latin America group stock from retaining their investment in a security that is intended to reflect the separate performance of the Latin America group. A conversion at a premium would also dilute the interests in BellSouth of the holders of the series of common stock being issued in the conversion. A conversion also might give the holders of Latin America group stock, if converted, a lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of the Latin America group.



DECISIONS BY DIRECTORS AND OFFICERS THAT AFFECT MARKET VALUES COULD ADVERSELY AFFECT VOTING AND CONVERSION RIGHTS



     The number of shares of one series of common stock issuable upon the conversion of the other series of common stock and the relative voting power per share of each series of common stock will vary depending upon the relative market values of Latin America group stock and BLS group stock. The market value of either or both series of common stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive to affect differently one series of common stock compared to the other series of common stock. These decisions could involve changes to our tracking stock policy statement, transfers of assets and liabilities between groups, allocations of corporate opportunities between groups or changes in dividend policies.



OUR BOARD OF DIRECTORS MAY CAUSE A MANDATORY SEPARATION OF THE LATIN AMERICA GROUP FROM BELLSOUTH



     Our board of directors may, without shareholder approval, declare that all outstanding shares of Latin America group stock will be exchanged for shares of one or more wholly-owned subsidiaries of BellSouth that own all of the assets and liabilities attributed to the Latin America group. Such an exchange would result in the subsidiary or subsidiaries becoming independent of BellSouth and the holders of Latin America group stock owning shares directly in that subsidiary or those subsidiaries. If our board of directors chooses to exchange shares of Latin America group stock, the market value of subsidiary shares received in that exchange could be or become less than the market value of Latin America group stock exchanged.



YOU MAY RECEIVE LESS CONSIDERATION UPON A SALE OF THE ASSETS ATTRIBUTED TO THE LATIN AMERICA GROUP THAN IF THE LATIN AMERICA GROUP WERE A SEPARATE COMPANY



     Our charter provides that if we sell all or substantially all of the assets attributed to the Latin America group, our board of directors must, subject to some exceptions:



     - distribute to the holders of Latin America group stock by special dividend or redemption an amount equal to their proportionate interest in net proceeds of the sale; or



     - convert the outstanding shares of Latin America group stock into shares of BLS group stock, based on the average market values of the two series of common stock during a ten-trading day period after the sale.



     If the Latin America group were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, shareholders of a separate, independent company might receive a greater amount than the net proceeds that would be received by the holders of Latin America group stock. In addition, we cannot assure you that the net proceeds per share of Latin America group stock will be equal to or more than the market value per share of Latin America group stock prior to or after announcement of a sale.



IN THE EVENT OF A DISSOLUTION OF BELLSOUTH, HOLDERS OF LATIN AMERICA GROUP STOCK WILL RECEIVE NO MORE THAN 20% OF THE PROCEEDS



     In the event of a dissolution of BellSouth, the holders of Latin America group stock will receive no more than 20% of the proceeds of the dissolution, even if the value of the assets attributed to the Latin America group constitutes more than 20% of all of the value of all of the assets of BellSouth.



PROVISIONS GOVERNING OUR COMMON STOCK COULD PREVENT A CHANGE IN CONTROL OF BELLSOUTH AND THE PAYMENT OF A PREMIUM FOR SHARES



     Our restated rights agreement could prevent you from profiting from an increase in the market value of your shares as a result of a change in control of BellSouth by delaying or preventing a change in control. In addition, provisions of Georgia law, our charter and our by-laws may also deter hostile takeover attempts.



IT WILL NOT BE POSSIBLE FOR A THIRD PARTY TO ACQUIRE THE LATIN AMERICA GROUP WITHOUT BELLSOUTH'S CONSENT



     If the Latin America group were a stand-alone entity, any person interested in acquiring it without negotiation with our management could seek control of the outstanding stock of that entity by means of a tender offer or proxy contest. However, because the Latin America group is part of a single company, a person interested in acquiring only the Latin America group without negotiation with our management would be required to seek control of the voting power represented by all of the outstanding capital stock of BellSouth entitled to vote on that acquisition, including BLS group stock. This may discourage potential interested bidders from seeking to acquire the Latin America group.

IN THE FUTURE, WE MAY ISSUE ADDITIONAL SERIES OF COMMON STOCK, WITHOUT SHAREHOLDER APPROVAL, INCLUDING BY REATTRIBUTING ASSETS AND LIABILITIES FROM THE LATIN AMERICA GROUP TO A NEW GROUP



     If we issue an additional series of common stock, we may establish a new group to which that series of common stock relates by reattributing to it some of the assets and liabilities from the Latin America group. If our board of directors decides to reattribute assets and liabilities from the Latin America group to a new group, the Latin America group would have an interest in the new group representing the reattributed assets and liabilities, unless the new group paid for those assets and liabilities with other consideration.



     The issuance of an additional series of common stock will make our capital structure and decisions relating to inter-group transactions and related matters more complicated. In addition, our board of directors would likely amend our tracking stock policy statement at that time to provide for the new group and transactions between it and the Latin America group and the BLS group.



     Latin America group stock could be convertible into any new series of common stock at the same premiums it is convertible into BLS group stock. Also, the terms of the new series of common stock could provide for convertibility into Latin America group stock at premiums and on terms determined by our board of directors, beginning on the second anniversary of the completion of this offering.



     In the event our board of directors decides to issue an additional series of common stock, the risk factors discussed in this prospectus would then also apply to the new series of common stock and the new groups created in relation to Latin America group stock and BLS group stock.



CLINTON ADMINISTRATION PROPOSAL COULD HAVE ADVERSE TAX CONSEQUENCES FOR US OR FOR HOLDERS OF LATIN AMERICA GROUP STOCK



     The Clinton Administration proposed legislation in February 2000 dealing with tracking stock such as Latin America group stock. This proposal would, among other things, grant authority to the Secretary of the Treasury to treat tracking stock as something other than stock or as stock of another entity. The proposal also would treat the receipt of stock similar to Latin America group stock in exchange for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal is enacted, it would have adverse tax consequences for us or for holders of Latin America group stock. A similar proposal was made in 1999. Congress did not act on the 1999 proposal, and it is impossible to predict whether Congress will act upon this proposal or any other proposal relating to tracking stock.



     Our board of directors may, without shareholder approval, convert shares of Latin America group stock into shares of BLS group stock and, beginning on the second anniversary of the completion of this offering, shares of BLS group stock into shares of Latin America group stock, if there is more than an insubstantial risk of adverse income tax law developments. The proposal of the Clinton Administration would be such an adverse development if it is implemented or receives certain legislative action. Any conversion would be without any premium.

RISK FACTORS RELATING TO THIS OFFERING



THE STOCK PRICE OF LATIN AMERICA GROUP STOCK MAY BE VOLATILE



     Prior to this offering, you could not buy or sell shares of Latin America group stock. We cannot predict how active or volatile the trading market for Latin America group stock will become. The market value of Latin America group stock could be adversely affected by the expected distribution to the holders of BLS group stock of all of the reserved shares of Latin America group stock attributed to the BLS group during the period following the completion of this offering and before the expected distribution. Until an orderly market develops for Latin America group stock, trading prices of Latin America group stock may fluctuate significantly.



     In addition, the stock market has experienced significant price and volume fluctuations and the market prices of stocks reflecting the financial performance of operations in emerging markets like Latin America have been particularly volatile. Therefore, the price at which Latin America group stock trades after this offering is likely to be volatile and may fluctuate substantially due to any of the following factors:



     - variations in the quarterly operating results of the Latin America group or its operating companies;



     - changes in financial estimates or investment recommendations by securities analysts relating to Latin America group stock;



     - changes in market valuations of other telecommunications providers in Latin America;



     - announcements by the Latin America group or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;



     - additions or departures of key personnel;



     - future sales, distributions or issuances of Latin America group stock;



     - changes in investors' perceptions of investments relating to Latin
       America;



     - changes in investors' perceptions about tracking stock generally; and



     - fluctuations in the stock market price and volume of traded shares generally.



FUTURE SALES, DISTRIBUTIONS OR ISSUANCES OF LATIN AMERICA GROUP STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE AND THE LATIN AMERICA GROUP'S ACCESS TO CAPITAL IN THE FUTURE



     The market price of Latin America group stock could be materially adversely affected by any sales, distributions or issuances of substantial amounts of Latin America group stock in the public market, whether as a result of:



     - the expected distribution to the holders of BLS group stock of shares of Latin America group stock reserved for and attributed to the
       BLS group, representing   % of our equity attributed to the Latin America
       group; or



     - any issuances of Latin America group stock in acquisitions, for strategic investments, for purchases of interests of partners or for other transactions;



or the perception that these sales, distributions or issuances might occur. If the market price of Latin America group stock is depressed as a result of these factors, it could hurt the access to capital in the future of the companies in the Latin America group.

RISK FACTORS RELATING TO THE BUSINESSES OF THE LATIN AMERICA GROUP


WE COMPETE WITH AN INCREASING NUMBER OF TELECOMMUNICATIONS PROVIDERS IN MOST OF OUR LATIN AMERICAN MARKETS. OUR FAILURE TO COMPETE EFFECTIVELY COULD RESULT IN THE LOSS OF CURRENT AND POTENTIAL CUSTOMERS, REVENUES AND PROFITABILITY



     Our Latin American operations are subject to significant competition, typically from at least one other wireless provider, and increasingly from multiple providers. Wireless providers compete on:



     - price;



     - call quality and reliability;



     - services and features offered, including plans;



     - coverage; and



     - customer service.



    COMPETITION CAN CAUSE DOWNWARD PRICE PRESSURE, WHICH COULD DECREASE OUR PROFITABILITY



     We anticipate that wireless service prices in Latin America will continue to decline due to increased competition, particularly from new competitors. If we are unable to compensate for declining prices by adding new customers and increasing usage and through the offering of new services, the revenues and profitability of our Latin American operations will decline. The cost of adding new customers may continue to increase, decreasing our profitability even if customer growth continues.



     COMPETITION CAN INCREASE CUSTOMER CHURN, WHICH CAN IN TURN REDUCE REVENUES AND PROFITS, SLOW CUSTOMER GROWTH AND INCREASE OUR MARKETING AND DISTRIBUTION COSTS



     The wireless industry is characterized by a high rate of customer disconnection of services -- referred to as customer "churn" -- which is increased by additional competition. Churn reduces our revenues and profits, slows customer growth and increases marketing and customer acquisition costs. Customer churn is the result of several factors, including:



     - network coverage;



     - network reliability;



     - non-use of wireless handsets;



     - affordability; and



     - customer care concerns.



     WE ANTICIPATE THAT COMPETITION IN LATIN AMERICA WILL INCREASE IN THE FUTURE, THUS MAGNIFYING COMPETITIVE RISKS AND PRESSURES



     We expect that competition in Latin America will intensify in the future, both from new entrants and existing competitors. Increased competition will accelerate downward price pressure and churn. Our competitors could:


     - offer or provide increased handset subsidies;

     - offer lower prices, more attractive plans or better service and features;


     - provide free services, such as Internet access, to acquire market share;


     - bundle more attractive offerings of wireline services and other services;

     - deploy and expand their networks faster; and

     - develop and deploy improved wireless technologies faster.

     WE MAY FACE DISADVANTAGES WHEN COMPETING AGAINST GOVERNMENT-OWNED OR -AFFILIATED TELECOMMUNICATIONS COMPANIES AND WIRELINE MONOPOLY OPERATORS IN LATIN AMERICA



     In the Latin American markets where we compete against an incumbent government-owned telecommunications company, or a company in which the government retains a significant interest, we may be at a competitive disadvantage. We may encounter obstacles and setbacks if Latin American governments adopt policies favoring these competitors or otherwise afford them preferential treatment. Government-owned or -affiliated competitors may have:


     - close ties with national regulatory authorities;

     - control over connections to local telephone lines; or

     - the ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis.

     To the extent government-owned wireline companies are privatized or join with an established foreign telecommunications partner, competition from these companies may increase due to infusions of capital and managerial and technical talent. Such companies may also continue to enjoy the legacy of their pre-privatization privileges.


     In virtually every Latin American market, we compete against an incumbent monopoly wireline company in the provision of certain services. In most of these markets, the monopoly wireline provider is also a wireless operator competing directly with our Latin American wireless operations. Often, the monopoly provider enjoys competitive advantages similar to the advantages enjoyed by government-owned and -affiliated providers described above. As a result, we may be at a competitive disadvantage to monopoly providers offering a broader range of bundled services, particularly as our companies seek to offer new telecommunications services, such as domestic and international long distance service. Our Latin American operations may be particularly susceptible to such competition, as our principal pan-regional competitors in Latin America often are affiliated with or have interests in incumbent wireline companies.



IF WE CANNOT CONTINUE TO SUCCESSFULLY BUILD OUR LATIN AMERICAN NETWORKS, OR BUILD THEM ON A TIMELY AND COST-EFFECTIVE BASIS, OUR COMPETITIVE POSITION AND REVENUES COULD BE ADVERSELY AFFECTED



     If we cannot satisfactorily complete the planned build-out of our Latin American wireless and fiber networks, or do so in a timely manner, we could lose potential and current customers to competitors, and our revenues may consequently suffer. As we continue to develop our networks, we must:


     - obtain cell and switch sites;

     - obtain rights of way, government approvals and permits for network construction;

     - complete radio frequency design for each developing market;

     - design and install switching systems, radio systems, interconnection facilities and operating support systems;

     - expand and maintain customer care, network management and management and administrative systems; and

     - obtain additional radio spectrum.


     We cannot guarantee you that we will be able to successfully execute these tasks -- many of which are not under our control -- on a timely basis or at all. Our ability to develop our Latin American networks is also affected by other factors described in this section, including:



     - the availability of capital;



     - relations with capable suppliers and vendors;



     - political or regulatory factors; and



     - foreign currency fluctuations.

IF OUR LATIN AMERICAN COMPANIES CANNOT MEET THEIR SUBSTANTIAL CAPITAL REQUIREMENTS, NETWORK OPERATIONS AND EXPANSION, MARKETING AND OTHER OPERATIONS WILL SUFFER



     Operating, expanding and modernizing our Latin American wireless and fiber networks, and the marketing and distribution of our related products and services, requires substantial capital, which may be difficult to raise in sufficient amounts on a timely basis, or at all. If our Latin American companies fail to raise adequate capital in a timely fashion, we may not be able to complete planned network construction, acquisitions or other strategies. Our Latin American operations also require a significant amount of capital for:


     - acquisition or construction of additional network capacity;

     - license acquisitions;

     - development of new services;

     - development and implementation of planned wireless and wireline technologies; and


     - potential acquisitions of and investments in other communications companies, or acquisitions of the interests of partners.



     Historically, our Latin American companies have relied on assistance from our BLS group companies to help satisfy their capital requirements, including an aggregate of $2.6 billion in capital contributions in fiscal years 1997, 1998 and 1999. We are not obligated, however, to use resources from our BLS group to provide financial or other support to our Latin American companies if they cannot meet their own capital needs. If we decline to assist our Latin American companies with resources from our BLS group at some time in the future, particularly during an economic crisis in Latin America, any problems our Latin America companies encounter in addressing a capital shortfall will be aggravated. Moreover, if the partners in our Latin American companies are unwilling to fund their pro rata share of our Latin American companies' capital requirements, we may decide to contribute a disproportionate amount of debt or equity to the company relative to our partners' ownership. However, we may decide not to contribute at a disproportionate level, or at all, in which case the company may not be able to meet its capital needs and its business may suffer.



     In addition, our Latin American companies may not be able to respond quickly, or at all, to new, unexpected capital requirements, which could impede their business and development. Some of the factors that could cause significant unanticipated capital needs are:


     - regulatory changes;

     - engineering design and new technological changes;

     - foreign currency fluctuation; and

     - significant departures from the current business plan.


IF OUR LATIN AMERICAN COMPANIES INCUR ADDITIONAL DEBT TO MEET THEIR CAPITAL NEEDS, OUR PROFITABILITY COULD BE NEGATIVELY AFFECTED



     If the capital requirements of our Latin American operations increase significantly, our Latin American companies may be obliged to raise capital through more extensive borrowings or other external financing activities. We cannot guarantee you that our Latin American companies will be able to arrange any needed additional financing to fund their capital requirements on acceptable terms, or at all.



     Our Latin American companies often, where possible, borrow funds from financing sources within Latin America. Because of historical political and economic uncertainty in the region, indebtedness in Latin America typically carries significantly higher interest rates and shorter maturities than borrowings in the U.S. As a result, our Latin American companies will experience higher borrowing costs, which will reduce profitability. Moreover, financing may be more difficult to obtain on reasonable terms, or at all, in the markets that need significant capital, such as those in which the Latin America group has substantial network expansion to execute. If we loan funds otherwise allocated to our BLS group companies to our Latin American companies, these borrowings would be made at interest rates and on other terms and conditions designed to reflect the interest rates and terms that the Latin America group would be able to obtain from third parties, assuming it was a legal entity.



     Increased indebtedness may have a number of negative effects on our Latin American operations, including:


     - increased difficulty in obtaining future financing;

     - increased difficulty in claiming a foreign tax credit for U.S. federal income tax purposes;

     - allocation of increasing amounts of income to debt repayments; and


     - restrictions on the Latin America group's capital resources or operations imposed by lenders.



     Additional capital may also be raised through future private or public offerings of Latin America group stock. In that event, your ownership percentage and voting power in BellSouth would be diluted.



IF WE CANNOT WORK IN A COOPERATIVE FASHION WITH OUR LATIN AMERICAN PARTNERS, WE WILL BE UNABLE TO CARRY OUT OUR GROWTH STRATEGY



     Our Latin American operations are mostly conducted through companies in which we own a significant ownership interest. In some of these operations, including in Venezuela, Brazil and Argentina, we do not have absolute control over the operations of the venture, even where we own a majority of the venture. Our particular governance rights vary from venture to venture, and often depend upon the size of our investment relative to other investors and the preferences or requirements of foreign governments that local owners hold an interest in licensed telecommunications operators. As a result, we must generally obtain the cooperation of our partners in order to implement and expand upon our Latin American business strategies. For instance, approval of operating and capital expenditure budgets and distributions to and capital contributions from partners typically require the consent of our partners.



     The refusal of any of these partners to approve funding or to fund their pro rata share of capital contributions could force us to contribute on a disproportionate basis in situations where the governing partnership agreement does not allow a corresponding increase in our ownership percentage. We cannot assure you that all of our relations with our partners will be harmonious and successful, and disagreements with partners could impede the execution of our Latin American strategy and work to the favor of our competitors.



IF CONSUMERS CHOOSE COMPETING WIRELESS TECHNOLOGIES OR IF OUR LATIN AMERICAN COMPANIES CANNOT KEEP PACE WITH DEVELOPING WIRELESS TECHNOLOGIES, THEY WILL LOSE CUSTOMERS



     Our Latin American companies offer both analog and digital wireless service in their markets. The companies' digital networks are outfitted with either Time Division Multiple Access, or TDMA, or Code Division Multiple Access, or CDMA, for their digital transmission technologies. However, other wireless service providers have chosen the Global System for Mobile Communications, or GSM, as their digital wireless technology. Although there is some ability to roam on analog networks, the three digital transmission standards are not compatible with one another. We cannot assure you that we have selected the ideal combination of wireless technologies for our Latin American operations, or that consumers will not ultimately prefer providers offering different technologies. If consumers predominantly select other technologies, our investment in our current networks in Latin America could be lost, in whole or in part, and our revenues could sharply decline. Wireless service users may select providers with other technologies for a host of reasons, including communication quality and reliability, features, price and coverage area or popular perceptions relating to these concerns.



     The wireless communications industry is experiencing significant technological change. Wireless service providers are in the process of selecting the next generation of wireless technologies, which may be a combination of GSM and either TDMA or CDMA. If the next generation technology that we select does not gain widespread consumer acceptance, our Latin American companies could suffer. Significant capital

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investments may not be recouped and revenues could drop as current and potential customers opt for alternative providers and technologies. Also, alternative technologies may develop for the provision of wireless services to customers that may prove superior to those currently projected. We cannot assure you that unforeseen technological developments will not render the services offered by our Latin American companies unpopular with customers or obsolete.



IF WE ARE UNABLE TO OBTAIN OR MAINTAIN FAVORABLE ROAMING ARRANGEMENTS WITH ACCEPTABLE WIRELESS PROVIDERS, WE MAY LOSE CUSTOMERS



     In countries where our Latin American companies do not have nationwide coverage, roaming is an important feature to some of their customers. To the extent competitors have, or are perceived to have, better roaming features than our Latin American companies, those businesses may lose customers to their competitors. Our Latin American customers can access another provider's wireless system only if our customers' handsets are compatible with the other provider's system and the other provider allows them to roam on its network. We rely on agreements to provide roaming capability to customers in Latin America, the United States and elsewhere in areas that their networks do not serve. Some competitors may have more extensive coverage through their own networks and be less dependent on roaming arrangements. In addition, competitors may be able to obtain roaming rates that are lower than rates obtained by our Latin American companies, giving these competitors a pricing advantage. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service our Latin American companies provide, and our customers may not be able to use the advanced features that they enjoy when making calls on our Latin American networks.



     Our Latin American companies are also dependent upon roaming agreements with other providers as a source of revenues when the other providers' customers roam in the companies' territories. If these roaming agreements were to terminate, or if the other providers deploy incompatible technologies, revenues would decrease.



OUR LATIN AMERICAN COMPANIES RELY ON A SMALL NUMBER OF KEY SUPPLIERS AND VENDORS FOR EQUIPMENT AND SERVICES; IF THESE SUPPLIERS AND VENDORS EXPERIENCE PROBLEMS OR FAILURES, OR SUPPLY OR SERVE OUR COMPETITORS BETTER, OUR LATIN AMERICAN COMPANIES COULD HAVE A DIFFICULT TIME OBTAINING SUFFICIENT QUANTITIES OF REQUIRED PRODUCTS AND SERVICES



     Our Latin American companies depend on a small number of companies for key products and services, such as customer equipment and network infrastructure. If these suppliers experience interruptions or other problems delivering these products on a timely basis, our Latin American operations could be hurt. Similarly, interruptions in the supply of telecommunications equipment for the networks of our Latin American companies could impede network development and expansion. Our Latin American companies also rely on various companies to assist them in designing and building these networks, and our growth strategy could be hindered by poor performance by these vendors and contractors.



     Our Latin American companies rely largely on Nokia, Ericsson, Motorola, Gradient, Samsung and Philips Electronics to furnish, on a timely basis, adequate quantities of wireless handsets that feature the latest technological innovations favored by customers. If suppliers fail to develop and deliver handsets that are on a par with or better than the handsets produced by competitors' suppliers, current and potential customers may select those competitors' wireless services and handsets instead of those of our Latin American companies. Moreover, these suppliers also supply handsets to some of our competitors in Latin America. To the extent these competitors have better relationships with the same suppliers or are otherwise afforded preferential treatment, they may obtain larger quantities of newer, more desirable handsets more quickly than our Latin American companies.



     In addition, the initial choice of a network infrastructure supplier by our Latin American companies can, where the supplier's proprietary technology is an integral component of the network, cause the companies to be effectively locked into one or a few suppliers for key network components. Substituting suppliers under those circumstances could require significant expenditures to change network infrastructure. As a result, our


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


companies have become reliant upon a limited number of network equipment manufacturers, including Lucent, Nortel, Cisco and Corning. We cannot assure you that we would be able to obtain satisfactory replacement suppliers or vendors on economically attractive terms, on a timely basis or at all in the event it was necessary to seek alternative suppliers and vendors for our Latin American companies.



WE MAY NOT SUCCESSFULLY DEVELOP INTERNET SERVICES, WIRELESS DATA, DATA NETWORK SERVICES OR OTHER NEW COMMUNICATIONS SERVICES IN LATIN AMERICA ON A TIMELY, PROFITABLE BASIS OR AT ALL, WHICH COULD IMPEDE OUR GROWTH STRATEGY AND CAUSE THE LOSS OF CAPITAL INVESTMENTS IN OUR LATIN AMERICAN COMPANIES



     An element of our Latin American strategy is to provide new communications services, including Internet services, wireless data and data network services. We cannot assure you that these initiatives will be profitable. If they are not, our Latin American growth strategy could be impaired and we could lose our capital investments in these new services. These initiatives could fail for any number of reasons, including insufficient capital resources or competitive factors. In addition, our ability to introduce new services in Latin America depends on whether and on what terms the new services are permitted by local laws and regulations.



     WE DO NOT KNOW IF OUR LATIN AMERICAN COMPANIES WILL BE ABLE TO SUCCESSFULLY SELL SOME OF THESE NEW COMMUNICATIONS SERVICES BECAUSE MARKET DEMAND FOR THEM IS UNPROVEN AND MAY NOT DEVELOP



     Demand for some of these new communications services, like wireless data, is unproven, and we cannot guarantee you that it will ever develop. We may incur significant start-up and deployment costs to develop services for which there is less demand than anticipated. In addition, even if there is significant demand, it may be at price levels that do not allow an adequate return on investment.



     BECAUSE THE TECHNOLOGY AND CONSUMER APPLICATIONS FOR SOME OF THESE NEW COMMUNICATIONS SERVICES IS UNPROVEN AND IS STILL DEVELOPING, WE CANNOT GUARANTEE YOU THAT THEY WILL BECOME WIDELY ACCEPTED



     The ability of our Latin American companies to deploy and deliver some of these new communications services relies, in many instances, on new and unproven technology. This technology may not perform as expected, or compare favorably in performance to competing technologies. Even if our technology is effective, our Latin American companies may not be able to economically deliver these services, particularly in comparison to competing technologies.


     The success of these new services is also substantially dependent on the development, manufacture and distribution of end-user devices and applications that support the services. We cannot assure you that vendors and manufacturers will successfully develop and build these devices and applications or offer them to potential end-users at acceptable prices.


     PROVIDING ADDITIONAL WIRELESS SERVICES WILL REQUIRE ADDITIONAL TELECOMMUNICATIONS SPECTRUM, WHICH MAY BE DIFFICULT TO ACQUIRE



     The ability of our Latin American companies to introduce new wireless communications services will in many cases require the companies to acquire additional radio spectrum to provide sufficient capacity. We cannot assure you, however, that we will be able to acquire additional spectrum in our Latin American markets at a reasonable cost, or at all. Our Latin American operations may not be able to acquire new spectrum because of, for instance, regulatory policies intended to promote competition by prohibiting a carrier holding a license in a certain portion of the radio frequency spectrum from obtaining another license covering the same territory in a different portion of the spectrum.



ACQUIRING AND INTEGRATING NEW OPERATIONS AND SERVICES MAY BE COSTLY, DIFFICULT AND TIME CONSUMING; IF WE FAIL AT THESE TASKS, WE MAY NOT BE ABLE TO EXPAND AND IMPROVE OUR LATIN AMERICAN NETWORKS AND WE MAY LOSE CUSTOMERS AND REVENUES



     We may expand and improve our Latin American operations through the acquisition of new licenses, systems and telecommunications providers. We cannot assure you that we can successfully complete needed acquisitions on acceptable terms, or at all. Our failure to expand and improve our service and product offerings

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


through acquisitions may render us at a competitive disadvantage to other telecommunications providers. Customers may choose these competitors over our Latin American companies, leading to a loss of revenues.



     We may encounter difficulties in integrating acquired operations and technologies into our current operations and technologies. Remedial actions could prove costly and time consuming and could divert management's attention from other business matters.



REGULATION OF THE WIRELESS INDUSTRY MAY RESULT IN THE LOSS OF OUR LATIN AMERICAN LICENSES, CONCESSIONS OR MARKETS OR AN INCREASE IN COMPETITION, COMPLIANCE COSTS OR CAPITAL EXPENDITURES FOR NETWORK DEVELOPMENT



     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless telecommunications systems in Latin America are regulated to varying degrees by government authorities. Any of these authorities having jurisdiction over our Latin American companies could adopt regulations or take other actions that could adversely affect us. These actions could include revocation of a license to offer wireless service in a market, failure to renew such licenses or other actions. New regulations can also increase the costs of regulatory compliance.



    OUR LATIN AMERICAN OPERATIONS REQUIRE LICENSES, CONCESSIONS OR PERMITS FROM GOVERNMENT AUTHORITIES, COMPLIANCE WITH WHICH CAN BE DIFFICULT AND COSTLY



     Our Latin American companies require licenses or concessions from the governments of the countries in which they operate. These licenses and concessions outline the types of communications businesses permitted under each license or concession. The duration of licenses or concessions with finite terms range from five to 50 years, and although they generally are renewable upon expiration, we cannot assure you that they will be renewed or that any renewal will be on acceptable terms. The continued existence and terms of the companies' licenses or concessions are subject to review by regulatory authorities in each country and to interpretation, modification or termination by such authorities. In addition, many of these concessions and licenses are revocable for public policy reasons.



     The construction, ownership and operation of our Latin American companies' networks, the maintenance and renewal of their licenses and the pricing of their services and related matters are subject to substantial regulation in each country in which they operate. Regulation of our Latin American activities, including the regulation of prices operators may charge for their services, could have a material adverse effect on us by reducing profit margins, increasing compliance costs or through other causes.



     Our Latin American companies also typically require government permits, including permits from local building and planning commissions for the construction and operation of cell sites. Some of our Latin American companies have not been able to obtain all required permits. Although we do not believe such noncompliance would have a material adverse effect on our business as a whole, we cannot assure you that there will not be claims or regulatory actions relating to past or future noncompliance with these permitting requirements.



     Our Latin American companies' wireless licenses or concessions typically also require the operator to maintain minimum quality, service and coverage criteria specified in the applicable license, and failure to comply with these criteria can result in fines or revocation of licenses. We cannot assure you that our Latin American companies will be able to fully comply with the terms of these licenses.



    DIFFICULT NETWORK BUILD-OUT SCHEDULES COULD CAUSE UNANTICIPATED EXPENSES, THE LOSS OF OUR LATIN AMERICAN LICENSES OR OTHER PENALTIES



     The rules of many of the government regulatory authorities having jurisdiction over our Latin American companies require wireless licensees to meet specified network build-out requirements and schedules. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of the license for that area or the imposition of fines. Moreover, the need to meet scheduled deadlines may cause us to expend more capital resources than otherwise budgeted for a particular network build-out.


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    THE POLICIES OF REGULATORY AUTHORITIES COULD INCREASE COMPETITION, WHICH
    CAUSES DOWNWARD PRICE PRESSURE AND INCREASES CUSTOMER CHURN



     The policies of many of the Latin American countries in which we operate generally favor increasing competition in the communications industry. Consequently, we expect competition in wireless service to increase in Latin America, thus intensifying competitive risks and decreasing the revenues and profitability of our Latin American companies by forcing down prices for wireless services and increasing customer churn. For instance, regulatory policies may provide that a carrier holding a license to provide wireless service in a territory in a certain portion of the radio frequency spectrum may have limited eligibility for a license covering the same territory in a different portion of the spectrum. As more of the radio spectrum is made available for wireless communications, regulatory authorities may adopt methods, procedures or requirements that may have the effect of discriminating against a BellSouth bid for a new radio spectrum license in favor of a new entrant.



UNPREDICTABLE REGULATORY SHIFTS, PARTICULARLY THOSE RELATING TO THE COMMUNICATIONS INDUSTRY IN THE LATIN AMERICAN COUNTRIES IN WHICH WE OPERATE, COULD IMPEDE OR STOP DEVELOPMENT OF THOSE MARKETS



     Most Latin American countries are executing programs to deregulate and privatize the provision of communications services, including wireless services. However, these programs are still developing, and we cannot guarantee you that changes in political administrations will not lead to the adoption of policies concerning competition and privatization of communications services that may be detrimental to our Latin American operations. Such restrictions, which may take the form of a preference for local over foreign ownership of communications licenses and assets, or government over private ownership, may make it impossible for us to continue to develop our international communications services. These restrictions could cause losses of revenues and capital investments. Some restrictions currently exist, usually in the form of percentage limits on our equity ownership in joint ventures in foreign markets. In addition, many of these markets impose significant taxes on wireless services in their countries.



WE MAY NOT BE ABLE TO COLLECT AMOUNTS DUE FROM OTHER COMMUNICATIONS CARRIERS



     In most of our Latin American markets, the calling party pays for the airtime on a call to a wireless number. For instance, if a caller places a call over a landline to one of our Latin American wireless customers, the caller's wireline communications provider collects the amounts due for wireless airtime and pays them to our Latin American company. From time to time, our Latin American companies have encountered difficulties collecting such amounts from some communications companies. Some of these companies may also be our competitors. If our Latin American companies cannot collect amounts due from other communications providers on a timely basis, or at all, they could incur material losses. Difficulties in collecting could also increase administrative costs and risks from foreign exchange fluctuations.



GENERAL ECONOMIC AND POLITICAL CONDITIONS IN LATIN AMERICA POSE NUMEROUS RISKS TO OUR LATIN AMERICAN OPERATIONS



     The revenues of the businesses attributed to our Latin America group are derived principally from operations in Latin America. Most countries in Latin America where we operate have experienced political and social instability and unfavorable economic trends in recent years. We have no control over these matters. Volatility resulting from these matters may create uncertainty regarding the operating climate of our Latin American companies and adversely affect them. In addition, lower per capita income, socio-economic inequality and negative economic growth may diminish our Latin American growth prospects.



     Moreover, negative economic or political developments in one country in Latin America, or even in other emerging markets such as Russia or Asia, can lead to or exacerbate economic or political crises in Latin American markets. Pressures on the local currencies in the countries in which our Latin American companies operate are likely to hurt their customers, which can decrease their revenues and expose them to foreign currency risk. Volatility in local currencies and capital markets can also impair our Latin America group's


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ability to access international capital markets to raise capital, and may depress the price of the Latin America group stock, regardless of the operating performance of our Latin American companies.



     Historically, weakness and volatility in local currencies and capital markets has been caused by:


     - changes in monetary, foreign exchange or fiscal policies;

     - changes in policies with regard to foreign investment;

     - significant government influence over many aspects of local economies;

     - political instability;

     - unexpected changes in regulatory requirements;

     - social unrest;

     - slow or negative economic growth;

     - imposition of trade barriers;

     - changes in wage and price controls; and

     - price inflation in local currencies.


     THE 1998-1999 LATIN AMERICAN INSTABILITY. Instability and volatility in the world financial markets, which began with a crisis in Asia in 1998 and spread to Russia, negatively affected most of the economies and financial markets in Latin America in 1999. Latin American instability occurred principally in Brazil, the region's most populous country and the world's tenth largest economy. Excessive outflows of foreign currency reserves in 1998 pressured the Brazilian government in early 1999 to devalue the Brazilian Real and abandon its policy of exchanging it for the U.S. Dollar within a fixed range, instead permitting the Real to float freely against the U.S. Dollar. This resulted in increased interest rates, market volatility and a decline in investor confidence throughout the region. Effects of the instability are still felt in Latin America.



     BRAZIL. Throughout the 1980s and into the 1990s, the Brazilian economy suffered from periods of extremely high rates of inflation and recession. Historically, Brazil's currency has frequently depreciated in relation to the U.S. Dollar. At the end of 1998, foreign exchange reserves in Brazil had declined to approximately $40 billion from nearly $70 billion at the end of August 1998. These outflows, which resulted from the Asian and Russian economic crises (and the subsequent impact on perceptions of the risks of investments in emerging market countries in general) and doubts concerning Brazil's willingness to maintain the fixed exchange rate system, put pressure on the Brazilian Real. The Brazilian government permitted the Real to float freely against the U.S. Dollar in January 1999. Since that time, the Real has depreciated to a low of R$2.17 = $1.00 on March 3, 1999. At June 1, 2000, the Real traded at a rate of R$1.82 = $1.00. We cannot assure you that the Real will not again fluctuate significantly relative to the U.S. Dollar. Because of Brazil's regional significance, a continued downturn in Brazil's economy could further affect other Latin American countries through the loss of investor confidence and disruptions to intra-regional trade.



     ARGENTINA. In the first nine months of 1999, Argentina suffered a recession resulting primarily from the effects of the economic difficulties in Brazil, Argentina's largest trading partner. In addition, Argentina experienced a decline in investor confidence as a result of domestic political and economic developments. In October 1999, the credit rating agency Moody's downgraded Argentina's long-term foreign currency rating. The recession in Argentina has likely adversely affected our Latin American businesses. In addition, we cannot assure you that the Argentinean monetary authorities will continue to support the existing 1:1 Argentinean Peso-to-U.S. Dollar exchange rate.


     VENEZUELA. The Venezuelan government exercises significant control over the Venezuelan economy. This control has included extensive regulation, including foreign exchange and price controls. In the last 15 years, Venezuela has experienced periods of recession or slow or negative growth, high inflation, currency devaluations and limited availability of foreign exchange. Venezuela's ongoing budget deficit, due in part to a general decline in international oil prices in 1998 and the first half of 1999, has put pressure on the Venezuelan

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

economy. Venezuela has experienced high levels of inflation during the past decade. The general rate of inflation, as measured by the consumer price index, was 103.2% in 1996, 37.6% in 1997 and 29.9% in 1998. The Venezuelan economy is estimated to have declined by 7.6% in 1999.


     In addition, Venezuela experienced a period of political uncertainty in 1999 as a result of the actions of a Constitutional Assembly that was elected to propose a new constitution. This project is part of a program by Venezuela's President, Mr. Hugo Chavez, to reform the Venezuelan political system. To date, the Constitutional Assembly has declared constitutional emergencies and taken steps to exert authority over and replace Venezuela's judiciary and Congress. In December 1999, a new constitution was approved by national referendum and the Venezuelan Congress was dissolved. Elections for President, a new unicameral legislature, governorships and mayorships were scheduled for May 28, 2000, but have now been indefinitely postponed. Mr. Chavez is running for reelection as President. The heightened tensions between the executive branch and the Constitutional Assembly, on the one hand, and the Venezuelan legislature, on the other hand, and elements of the new constitution, have made investors reluctant to invest funds in Venezuela. We cannot assure you that the implementation of a new constitution will not have a material adverse effect on the Venezuelan economy and on the business, results of operations and prospects of our Venezuelan operations.


     In December 1999, mudslides destroyed significant areas throughout the northern coastal region of Venezuela. The impact of the natural disaster on the Venezuelan economy has not yet been fully determined, although the Venezuelan government has stated that it will take a minimum of two years to rebuild the affected areas at an estimated cost of $1 billion.


     COLOMBIA. We have recently entered into a definitive agreement to acquire a 33.8% interest in an existing wireless communications company in Colombia. The Colombian economy began experiencing a severe economic crisis in 1998. A combination of low international oil prices, a decline in global lending to emerging markets, a drop in domestic consumption and high interest rates resulted in an economic recession, with unemployment over 20%. Colombia's gross domestic product remained flat in 1999. In June 1999, Colombia's central bank effectively devalued the Colombian Peso by widening the foreign exchange band. In September 1999, the central bank discontinued the use of the foreign exchange band and permitted the Colombian Peso to float freely against the U.S. Dollar. In the third quarter of 1999, citing Colombia's macroeconomic imbalances and rising levels of government debt, Moody's and Standard & Poor's downgraded the country's credit rating to below investment grade.



     Colombia has experienced periods of violence over the past four decades, primarily from leftist guerrilla groups, right-wing paramilitary groups and drug-related activities. In 1999, guerrilla offensives led the Colombian government to effectively cede control of certain portions of the country to guerrilla forces, order a curfew in certain regions of the country and place the military on a heightened state of alert. These political conditions led Standard & Poor's to downgrade Colombia's credit rating again in May 2000 and Colombia's president recently abandoned his efforts to compel early congressional elections in the face of political turmoil.



     OTHER LATIN AMERICAN COUNTRIES. The other countries in Latin America in which our Latin American companies operate generally have experienced similar inflation and economic and political volatility in recent years.



     We cannot assure you of fundamental improvements in macroeconomic and political conditions in Latin America. Nor can we assure you that economic and political difficulties in Latin America will cease, or that economic crises like that which occurred in 1998-99 will not happen again. Such crises could negatively impact our revenues and expenses, result in the loss of capital investments and depress the market price of the Latin America group stock.



FLUCTUATIONS IN FOREIGN EXCHANGE RATES COULD DIMINISH THE VALUE OF BELLSOUTH'S INVESTMENT IN ITS LATIN AMERICAN OPERATIONS



     The Latin America group's reporting currency is the U.S. Dollar. In most cases, however, our Latin American customers are billed in local currencies. A significant weakening against the U.S. Dollar of the currency of a country where one of our Latin American companies generates revenues and net income may adversely impact its results. Any such weakening could also decrease cash flows if the relevant company has significant costs or obligations denominated in currencies other than the currency of the country in which it operates. Our competitors who operate in a single currency or in a currency other than the U.S. Dollar, which itself is likely to weaken against the U.S. Dollar, or who do not operate in countries with as great a foreign exchange risk as we do are not subject to the same level of foreign currency exchange risk as we are. As of November 30, 1999, the most significant U.S. Dollar-denominated obligations reflected in our Latin America group's combined balance sheet included short and long-term debt issued by our Latin America companies in the amount of $860 million. In addition, our proportionate share of U.S. Dollar-denominated debt in our Brazilian operations was approximately $1.0 billion at November 30, 1999.



     Many of our Latin American companies are subject to price regulation by government authorities and may not be permitted to adjust prices in response to local inflation, including those that may result from an adverse change in the exchange rate of the local currency with the U.S. Dollar. Even if permitted to increase prices, our Latin American customers may not be willing or able to absorb price increases. Nor can we guarantee you that any price increases that are effected will compensate for all of the deterioration of the local currency against the U.S. dollar. Latin American economies have experienced shortages in foreign currency reserves and restrictions on the ability to expatriate local earnings and convert local currencies into U.S. Dollars. These restrictions could limit our ability to allocate excess cash flows efficiently among our various companies.



     A drop in the value of one country's currency may have negative effects in another country. For example, in late 1994 and 1995, several Latin American countries were adversely affected by the devaluation of the Mexican Peso. The Asian and Russian economic crises of 1998 and 1999 had a negative effect on the financial and foreign exchange markets of emerging market countries in general, leading to increased pressures on local interest rates and currencies, including in Argentina and Brazil. These pressures, in turn, have inhibited the ability of companies operating in emerging markets to obtain necessary financing. Any devaluation or depreciation of local currencies in the Latin American countries where we operate, or restrictions on the expatriation of earnings or capital from such countries, could negatively impact the results of our Latin American companies, decrease sales, revenues and net income and could depress the market price of the Latin America group stock.



WE MAY INCUR SIGNIFICANT COSTS FROM WIRELESS FRAUD



     Our Latin American operations incur costs associated with the unauthorized use of their wireless networks, particularly their analog cellular networks. These costs include administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud also impacts interconnection costs, capacity costs, administrative costs and payments to other carriers for unbillable fraudulent roaming. Although we strive to combat this problem through the deployment of anti-fraud technologies and other measures, we cannot guarantee that these efforts will be effective or that fraud will not result in material costs for us in the future.



     Cloning, which is one form of wireless fraud, involves the use of scanners and other electronic devices to illegally obtain telephone numbers and electronic serial numbers during cellular transmission. These stolen telephone and serial number combinations can be programmed into a cellular phone and used to obtain improper access to cellular networks. Roaming fraud occurs when a phone programmed with a number stolen from one of our Latin American customers is used to place fraudulent calls from another carrier's market, resulting in a roaming fee charged to our Latin American companies that cannot be collected from the customer.



WE ARE SUBJECT TO THE FOREIGN CORRUPT PRACTICES ACT, AND COMPETE AGAINST COMPANIES THAT ARE NOT SUBJECT TO THE ACT, WHICH MAY GIVE THEM A COMPETITIVE ADVANTAGE. IN ADDITION, WE MAY FACE LIABILITY FOR THE ACTS OF OUR PARTNERS, AGENTS OR OTHER INTERMEDIARIES, OVER WHICH WE MAY HAVE LITTLE OR NO CONTROL


     As a U.S. company, we are subject to the Foreign Corrupt Practices Act, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of
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


obtaining or keeping business. Many of our competitors in Latin America are not subject to the Foreign Corrupt Practices Act. To the extent our Latin American competitors can use improper payments to help secure licenses, concessions, preferential treatment or other advantages, our Latin American companies may suffer. Because our Latin American companies must deal with government officials for licenses, concessions, permits and additional radio spectrum, they may be affected by the Act more than companies that do not interact with Latin American governments so frequently.



     Although we have instituted a compliance program to comply with the Act, we cannot assure you that this program and the other precautions we employ will protect us against liability under the Act, particularly as a result of actions which may in the past have been taken or which may be taken in the future by agents and other intermediaries for whom we may have exposure under the Act. Although the application of the law in this context is uncertain, it is possible that we may be held responsible for actions taken by local partners even though we may have little or no ability to control them. As our Latin American companies are dependent on local partners over which we exercise little control, we may be more susceptible to liability under the Act than companies not so dependent on local partners. Any determination that we have violated the Act could result in liabilities, litigation costs and injury to our reputation.


THE WIRELESS INDUSTRY MAY BE HARMED BY MEDIA REPORTS SUGGESTING THAT RADIO FREQUENCY EMISSIONS CAUSE VARIOUS HEALTH PROBLEMS AND INTERFERE WITH VARIOUS MEDICAL DEVICES


     Media and other reports have suggested that radio frequency emissions from wireless handsets and base stations can cause various health problems, including cancer, and may interfere with electronic medical devices, including hearing aids and pacemakers. If consumers harbor health concerns over radio frequency emissions, they may be discouraged from using wireless handsets and regulators may impose restrictions on the location of base stations. These concerns could have an adverse effect on the wireless communications industry and possibly expose wireless providers to litigation. We cannot assure you that further research and studies will not demonstrate a link between the radio frequency emissions of wireless handsets and base stations and these health concerns. Furthermore, if such a link is demonstrated, we cannot assure you that government authorities will not increase regulation of wireless handsets and base stations as a result of these concerns or that wireless companies will not be held liable for costs or damages associated with these concerns.


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           CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for these forward-looking statements.



     A number of important factors, including those risks and uncertainties described under "Risk Factors," could affect future operating results and financial position and cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties set forth under "Risk Factors" are not exhaustive. These and other developments could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS


     Based on an assumed public offering price of $          per share (the
midpoint of the range of estimated public offering prices set forth on the cover page of this prospectus), BellSouth will receive net proceeds from the sale of Latin America group stock offered in this offering of approximately $
billion, or approximately $          billion if the underwriters exercise their
over-allotment option in full, after deducting the estimated underwriting discounts and commissions and estimated expenses that are payable by us.



     BellSouth will attribute the net proceeds from the offering to the Latin
America group. BellSouth intends to use $     billion for:



     - capital expenditures to develop and expand existing operations in Latin America;



     - acquisitions of additional communications licenses in Latin America;



     - acquisitions of interests in other Latin American communications businesses; and



     - general purposes of companies in the Latin America group; and



the remaining $240 million to repay indebtedness owed to companies in the BLS group by companies in the Latin America group, which was incurred in connection with our recent purchase of a minority interest in a Brazilian wireless company that we attributed to the Latin America group. The indebtedness to be repaid is due upon demand and bears interest at a rate of -% as of -, 2000.



     Pending its use by the Latin America group, the net proceeds may be invested in short-term securities or used to make short-term loans to companies in the BLS group these loans would be made at interest rates and on other terms and conditions designed to reflect the interest rates, terms and conditions that the BLS group, assuming it were a legal entity, would be able to obtain from third parties.


                                DIVIDEND POLICY


     Because the companies in the Latin America group are expected to require significant capital to finance their operations and fund their future growth, we do not expect to pay any dividends on shares of Latin America group stock for the foreseeable future. If and when our board of directors does determine to pay any dividends on shares of Latin America group stock, this determination will be based primarily on the results of operations, financial condition and capital requirements of the companies in the Latin America group and of BellSouth as a whole and such other factors as our board of directors considers relevant.



     In making its dividend decisions regarding Latin America group stock, our board of directors will rely on our consolidated financial statements and the combined financial statements of the Latin America group.



     Georgia law limits the amount of dividends that we can pay on all series of common stock to funds legally available for distributions. Our charter further limits the amount of dividends we can pay on Latin America group stock to the lesser of funds legally available for distribution under Georgia law and the available distributions amount for the Latin America group. The available distribution amount for the Latin America group is the same amount that would be legally available for the payment of dividends on Latin America group stock if the Latin America group were a separate company under Georgia law.

           SELECTED HISTORICAL COMBINED FINANCIAL AND OPERATING DATA

                           OF THE LATIN AMERICA GROUP


     We derived the selected financial data presented below from the combined financial statements and related notes of the Latin America group. The audited combined financial statements of the Latin America group for each of the years ended November 30, 1997, 1998 and 1999 and unaudited combined financial statements of the Latin America group for the three months ended February 28, 1999 (first quarter 1999) and February 29, 2000 (first quarter 2000) are included in this document. You should read the selected financial data together with the audited combined financial statements of the Latin America group and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Latin America Group of BellSouth Corporation" included in this document.



     PricewaterhouseCoopers LLP, independent accountants, audited the combined financial statements of the Latin America group for each of the years ended November 30, 1997, 1998 and 1999.


     1999 results include the following items that affect comparability:

     - foreign currency losses related to the devaluation of the Brazilian Real which reduced net income by $308 million (these losses are included in net earnings (losses) of equity affiliates); and

     - the recognition of certain foreign investment tax credits generated in prior years, which increased net income by $95 million.


     First quarter 1999 results include foreign currency losses related to the devaluation of the Brazilian Real, which reduced net income by $280 million.



     The legal restriction on BellSouth's ownership of the Nicaraguan wireless operations was lifted in December 1999, and we have determined to exercise our prepaid option to increase our interest to an 89% controlling stake. Accordingly, data for the Nicaraguan operations, which were previously reported using the equity method, are now combined in the amounts shown below, beginning in the first quarter of 2000.



                                                                                   AS OF OR FOR THE
                                                   AS OF OR FOR THE               THREE MONTHS ENDED
                                               YEAR ENDED NOVEMBER 30,       -----------------------------
                                              --------------------------     FEBRUARY 28,     FEBRUARY 29,
                                              1997      1998       1999          1999             2000
                                              ----     ------     ------     ------------     ------------
                                                                 (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenues:
  Communications revenues...................  $940     $1,907     $2,336        $  565           $  681
  Advertising and directory publishing
    revenues................................    --         --         69            --               14
                                              ----     ------     ------        ------           ------
         Total operating revenues...........   940      1,907      2,405           565              695
                                              ----     ------     ------        ------           ------
Operating expenses:
  Cost of services, products and
    equipment...............................   344        607        867           196              278
  Selling, general and administrative.......   455        766        982           212              303
  Depreciation and amortization.............   140        338        450           104              126
                                              ----     ------     ------        ------           ------
         Total operating expenses...........   939      1,711      2,299           512              707
                                              ----     ------     ------        ------           ------
Operating income............................     1        196        106            53              (12)
Interest expense............................    46         53         88            24               33
Other income (expense), net.................    --         (1)        (5)           (8)              25
                                              ----     ------     ------        ------           ------
Income (loss) before income taxes...........   (45)       142         13            21              (20)
Provision (benefit) for income taxes........     1        103       (116)           24              (13)
                                              ----     ------     ------        ------           ------
Income (loss) before net earnings (losses)
  of equity affiliates and minority
  interests.................................   (46)        39        129            (3)              (7)
Net earnings (losses) of equity
  affiliates................................    14        (57)      (354)         (295)              (6)
Minority interests in income of
  subsidiaries..............................     4        (50)       (91)          (16)              (7)
                                              ----     ------     ------        ------           ------
Net loss....................................  $(28)    $  (68)    $ (316)       $ (314)          $  (20)
                                              ====     ======     ======        ======           ======


---------------


     After this offering, the consolidated financial statements of BellSouth will present basic and diluted earnings per share for BLS group stock and Latin America group stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for BLS group stock and Latin America group stock according to the participation rights in undistributed earnings. The combined financial statements of the Latin America group will not present earnings per share because the Latin America group stock is a series of common stock of BellSouth and because the Latin America group is not a legal entity with a capital structure.

                                                        (continued on next page)

           SELECTED HISTORICAL COMBINED FINANCIAL AND OPERATING DATA

     The "combined" amounts under the caption "Operating Data" represent the total customers, licensed population, billed minutes of use and average revenue per user of the Latin American companies in Argentina, Chile, Ecuador, Peru and Venezuela which are the businesses included in the combined financial statements included elsewhere in this document. Data for the business in Nicaragua is included beginning in the first quarter of 2000. Data for the businesses in Brazil, Guatemala, Panama and Uruguay are not presented because we do not combine the results of these non-controlled operations in the Latin America group financial statements.



                                                                                            AS OF OR FOR THE
                                                          AS OF OR FOR THE                 THREE MONTHS ENDED
                                                      YEAR ENDED NOVEMBER 30,          ---------------------------
                                                ------------------------------------   FEBRUARY 28,   FEBRUARY 29,
                                                   1997         1998         1999          1999           2000
                                                ----------   ----------   ----------   ------------   ------------
BALANCE SHEET DATA (dollars in millions):
Cash and cash equivalents.....................  $      177   $      171   $      287    $      206     $      309
Investment in equity affiliates...............         684          805          348           369            300
Licenses and other intangible assets, net.....         651        1,059        1,471         1,038          1,547
Total assets..................................       3,098        4,171        4,674         3,875          4,823
Long-term debt, including current
  maturities..................................         436          678          638           700            700
Group net worth...............................       1,414        2,119        2,345         1,718          2,409
OPERATING DATA (in thousands, except as
  noted):
Customers.....................................       1,624        2,598        4,230         2,949          5,096
Licensed population...........................      60,900       79,400      111,700        87,800        114,600
Billed minutes of use.........................   3,066,145    5,183,254    6,655,884     1,555,999      1,923,385
Average revenue per user (whole dollars)......  $       84   $       73   $       52    $       61     $       39
OTHER (dollars in millions):
EBITDA........................................         141          534          556           157            114
EBITDA margin.................................        15.0%        28.0%        23.1%         27.8%          16.4%
Cash flows from operating activities..........  $       55   $      476   $      568    $       99     $       56
Cash used in investing activities.............      (1,440)      (1,387)      (1,099)         (192)          (236)
Cash provided by financing activities.........       1,569          902          651           130            202
Capital expenditures..........................         448          697          647           162            230
Investments and advances to equity
  affiliates..................................         679          248           77            27              3



     EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of equity affiliates, provision for asset impairment and other income, net. We present EBITDA because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA does not represent cash flows for the period, nor is it an alternative to operating income (loss) as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. Our computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.



     Average revenue per user is calculated by dividing average monthly revenue by average customers. Average monthly revenue includes activation fees, access, airtime, net roaming, long distance and value added services.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

              OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION



     Investors should read the following discussion together with the combined financial statements of the Latin America group and the related notes, and our consolidated financial statements and the related notes, included in this document.



OVERVIEW



     From a financial reporting standpoint, we have separated the Latin America group, which consists of our Latin American businesses, from the BLS group, which consists of all of our other businesses. Latin America group stock is intended to track the separate performance of the Latin America group. BLS group stock is intended to track the separate performance of the BLS group.



     The Latin America group stock is designed to reflect the separate economic performance of the Latin America group, which includes the assets and liabilities shown in the combined balance sheets of the Latin America group appearing elsewhere in this document. We attributed these assets and liabilities to the Latin America group in accordance with the group's lines of business as set forth in the tracking stock policy statement adopted by BellSouth's board of directors. This initial attribution is reflected in the November 30, 1999 combined balance sheets of the Latin America group included elsewhere in this document. Under the tracking stock policy statement, the Latin America group may engage in any business activity in Latin America, which is defined to include South America, Central America, Mexico and the Caribbean area, excluding the territories and possessions of the United States and the Commonwealth of Puerto Rico. The BLS group generally may not provide telecommunications and related services and products in Latin America, except for activities incidental or ancillary to its businesses outside Latin America.



     The major assets attributed to the Latin America group stock are BellSouth's interests in communication companies in ten Latin American countries. Information about the principal Latin American local operating companies in which we have interests in is set forth below:



COUNTRY           BRAND                     LOCAL OPERATING COMPANY               BELLSOUTH INTEREST
-------           -----                     -----------------------               ------------------
Argentina  Movicom/BellSouth    Compania de Radiocomunicaciones Moviles S.A.....         65.0%
Brazil     BCP                  BCP, S.A........................................         44.5
                                BSE, S.A........................................         46.8
Chile      BellSouth Chile      BellSouth Communicaciones S.A. y Cia S.C.A......        100.0
                                BellSouth Chile S.A.............................        100.0
Ecuador    BellSouth Ecuador    Otecel S.A......................................         89.4
Guatemala  BellSouth Guatemala  BellSouth Guatemala Cia S.C.A...................         60.0
Nicaragua  BellSouth Nicaragua  Telefonia Celular de Nicaragua, S.A.............         49.0
Panama     BellSouth Panama     BSC de Panama, S.A..............................         43.7
Peru       BellSouth Peru       BellSouth Peru, S.A.............................         96.8
Uruguay    Movicom/BellSouth    Abiatar, S.A....................................         46.0
Venezuela  Telcel               Telcel Celular, C.A.............................         78.2



     We also have an agreement to acquire a controlling interest in a company providing wireless communications in Colombia.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



     We have also attributed to the Latin America group BellSouth's interests in directory publishing companies in Brazil and Peru, a network services business providing wholesale communications services and an international roaming clearinghouse.



LOCATION                OPERATING COMPANY                   BUSINESS            BELLSOUTH INTEREST
--------                -----------------                   --------            ------------------
Brazil            Listel-Listas Telefonicas S.A.  Directory Publishing                100.0%
Brazil            OESP Midia Ltda.                Directory Publishing                 40.0
Peru              BellSouth Advertising &
                  Publishing Peru S.R.L.          Directory Publishing                100.0
Atlanta, Georgia  BellSouth International
                  Wireless Services, Inc.         Roaming Clearinghouse               100.0
Atlanta, Georgia  BellSouth Access                Wholesale Communications            100.0
Atlanta, Georgia  BellSouth International, Inc.   Headquarters Function               100.0



     All liabilities of the local operating companies in the tables above have also been attributed to the Latin America group.



     As BellSouth acquires interests in other Latin American businesses, we currently intend that those assets, and any related liabilities, will be attributed to the Latin America group in accordance with the tracking stock policy statement. All net income and cash flows generated by the assets attributed to the Latin America group and all net proceeds from the disposition of these assets will also be attributed to the Latin America group.



     Although we sometimes refer to these assets and liabilities as those of the Latin America group, Latin America group is not a separate legal entity. Rather, all of the assets of the Latin America group are owned by BellSouth and holders of the Latin America group stock will be shareholders of BellSouth and subject to all of the risks of an investment in BellSouth and all of its businesses, assets and liabilities.



     The attribution to the Latin America group of assets, liabilities, equity, revenue and expenses, except shared corporate services, reflected in BellSouth's financial statements is based on specific identification of those companies listed above which are consolidated in accordance with generally accepted accounting principles in the consolidated financial statements of BellSouth. Equity investments of BellSouth that operate in Latin America have also been attributed to the Latin America group. Less than one percent of the Latin America group's general, administrative and selling expenses are allocated to the Latin America group as part of BellSouth's shared corporate expenses. These expenses are allocated to the Latin America group in accordance with the tracking stock policy statement.



     We intend, for so long as the Latin America group stock remains outstanding, to include in filings by BellSouth under the Securities Exchange Act of 1934, as amended, the combined financial statements of the Latin America group. These combined financial statements will be prepared in accordance with generally accepted accounting principles, and in the case of annual financial statements, will be audited. These combined financial statements are not legally required under current law or SEC regulations.


PRESENTATION


     The combined financial statements of the Latin America group reflect a fiscal year ending November 30 to facilitate timely reporting of the consolidated financial results of BellSouth. In accordance with generally accepted accounting principles, the Latin America group financial statements combine the revenues and expenses of controlled subsidiaries. We use the equity method of accounting to record the operating results of entities over which we exercise significant influence, but do not have a controlling interest.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



     The following table summarizes BellSouth's equity ownership percentages in its Latin American operations as of the end of the period and the accounting method for its investments, by country:



                                                     AS OF NOVEMBER 30,
                                                    ---------------------         AS OF
                                                    1997    1998    1999    FEBRUARY 29, 2000
                                                    -----   -----   -----   -----------------
COMBINED OPERATIONS:
  Communications:
     Argentina....................................   65.0%   65.0%   65.0%         65.0%
     Venezuela....................................   57.3    78.2    78.2          78.2
     Peru.........................................   59.0    59.0    96.8          96.8
     Chile........................................  100.0   100.0   100.0         100.0
     Ecuador......................................   61.2    89.4    89.4          89.4
     Nicaragua....................................     --      --      --          49.0
  Advertising and directory publishing:
     Brazil -- Listel-Listas Telefonicas..........     --      --   100.0         100.0
     Peru.........................................   59.0   100.0   100.0         100.0
EQUITY AFFILIATES:
  Communications:
     Brazil -- Northeast..........................   42.5%   46.8%   46.8%         46.8%
     Brazil -- Sao Paulo..........................   41.0    44.5    44.5          44.5
     Uruguay......................................   46.0    46.0    46.0          46.0
     Panama.......................................   42.0    42.0    43.7          43.7
     Nicaragua....................................   49.0    49.0    49.0            --
     Guatemala....................................     --      --    60.0          60.0
  Advertising and directory publishing:
     Brazil -- OESP Midia Ltda....................     --      --    40.0          40.0



     After a change of law in Nicaragua in December 1999, BellSouth determined to increase its 49% ownership interest to an 89% controlling stake in the Nicaraguan wireless operations. Accordingly, in first quarter 2000, the results of the Nicaraguan operations, which were previously reported under the equity method, were changed to the consolidation method.



     BellSouth's investment in Guatemala is accounted for under the equity method due to the existence of significant minority rights that limit its ability to exercise unilateral control over the operation.


SEGMENT REPORTING


     We classify the operations in the Latin America group into two business segments: Communications and Advertising and Directory Publishing.



     - The Communications segment includes operations which provide wireless service in Argentina, Brazil, Chile, Ecuador, Nicaragua, Panama, Peru, Uruguay and Venezuela. We anticipate that operations in Guatemala will commence in the third quarter of 2000. In addition to the country-specific wireless operations, the communications segment includes operations which provide wholesale long distance, data access and transport and operates an international roaming clearinghouse. BellSouth has also announced an agreement to purchase a stake in a wireless operation in Colombia.



     - The Advertising and Directory Publishing segment includes two separate directory publishing companies in Brazil and one company in Peru. In addition to print products, the operations in Brazil are currently marketing Internet-based directory services and e-commerce applications.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)


OPERATING IN EMERGING ECONOMIES

     In late 1998, the international financial crisis triggered by the turmoil in Asia and Russia affected the economies of countries in South America. Falling earnings from commodity exports and high interest rates resulting from efforts to defend currencies sent Brazil, Argentina, Chile, Colombia, Ecuador and Venezuela into recessions. Brazil's currency devaluation in January 1999 exacerbated the problems, especially for Argentina, a major trading partner. Ecuador's inability to meet its debt obligations further shook investor confidence in the region. Peru narrowly avoided recession because of government spending related to the recovery from the effects of El Nino but domestic demand was stagnant. The economies of Central America grew modestly throughout 1999.

     Strong economic recoveries are underway in Peru and Chile and economic indicators have turned positive for Argentina and Brazil. In Brazil, the recession helped to avoid the high inflation that normally accompanies devaluation, though the threat of mild inflation has kept interest rates high. Colombia and Venezuela have been bolstered by higher oil prices, but those economies are not yet showing signs of recovery. Ecuador also experienced significant economic and political difficulties, including a 40% devaluation in its currency.


     Despite severe economic recession in several countries in which we operate, our Latin America group's operating companies were able to grow their customer bases and revenues significantly during 1999. There is no assurance, however, that in the future similar conditions will not have material adverse effects on the Latin America group's business, results of operations or financial condition or the market price of the Latin America group stock. Although we believe that the geographic diversification of our Latin American businesses provides some protection against economic downturns in any single country, the results of operations and business prospects are influenced by the overall financial, social, political and economic conditions in Latin America.



     Generally, our Latin American operating companies generate revenues that are paid in their local currency. However, at least a portion of the operating expenses and liabilities of most of these operating companies are denominated in U.S. Dollars. As a result, a significant devaluation of the local currency against the U.S. Dollar could result in a significant increase in the relevant operating company's operating expenses and a material adverse effect on the results of operations of the Latin America group. In addition to this ongoing increase in operating expenses, to the extent an operating company has liabilities, such as debt or other obligations or contracts with equipment suppliers, denominated in U.S. Dollars, any such devaluation will result in an accounting charge based on the increase in such dollar-denominated liabilities and obligations when converted into the local currency used in the financial statements of such operating company. Fluctuations in currency exchange rates also result in adjustments to investments in its combined entities and equity affiliates, which could negatively impact the carrying value of our ownership interests in our operating companies. In 1999, Brazil and Ecuador experienced significant devaluations of their local currency and such devaluations may occur again in the future in these or other markets.


OPERATING REVENUES AND EXPENSES

     Operating revenues include wireless service revenues, equipment sales, long distance, advertising and directory publishing and other.

     - Wireless service revenues consist primarily of charges for incoming and outgoing airtime use, monthly network access fees, activation services, long distance, value-added services and net roaming charges.


     - Equipment sales consist of revenues from sales of wireless handsets and accessories. Equipment sales are ancillary to the provision of wireless service. Wireless handsets are sold at subsidized prices, which are often at or below cost, as an incentive for new customers to subscribe to wireless service. These

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



       subsidies range from 0% to 100%, and are heavily dependent on market conditions in each individual market within a particular country.



     - Long distance represents revenues from a fixed-line national and international long distance business in Chile. The operations in Argentina, Peru and Ecuador recently received licenses to provide fixed-line long distance services.


     - Advertising and directory publishing revenues consist of revenues generated from the sale of directory advertising and publishing and electronic distribution of directory advertising.


     - All other revenues consists of revenues associated with wholesale long distance voice, data access and transport and an international roaming clearinghouse operation, Internet access and other miscellaneous revenues.



     Wireless providers have two basic types of customers: postpaid and prepaid. Postpaid customers incur a fixed access charge and incur charges for airtime used, roaming, long distance and value-added services for which the customer is billed on a monthly basis. Prepaid customers purchase calling cards in various denominations entitling them to airtime without fixed monthly charges for access, fixed-term contracts or the need for credit reference checks. Revenue associated with the sale of prepaid calling cards is deferred and recognized as the airtime is utilized or when the unused balances on calling cards expire.


     Operating expenses include cost of services, products and equipment, selling, general and administrative expenses and depreciation and amortization expenses.


     - Cost of services, products and equipment consist primarily of:



        -- cellular network operating costs;



        -- interconnection fees assessed by wireline and wireless providers;



        -- royalties paid to government entities;



        -- leased transport capacity;



        -- cost of materials; and



        -- the cost of equipment and accessories sold.



      Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of wireless calls, consists of per-minute use fees charged by wireline and wireless providers for wireless calls terminating on their networks.


     - Selling, general and administrative expenses consist primarily of costs associated with sales and marketing activities, customer service and general and administrative functions. This line item also includes an allocation of BellSouth's shared corporate services costs.


     - Depreciation and amortization charges consist primarily of depreciation recorded for our Latin American wireless networks and equipment and amortization of intangibles such as wireless license costs, customer lists, goodwill and capitalized software.



     Customer acquisition costs, which primarily consist of the cost of handsets and sales commissions, are recognized in the period that a wireless provider acquires a new customer. Accordingly, in periods of high customer growth, significant operational and support expenses precede the recognition of the associated revenue.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



     We expect significant growth in prepaid customers in all Latin American markets as a result of customer demand, our marketing plans and our intent to expand customer growth in the mass consumer market segment. Although overall usage and revenues are growing, deeper penetration into the mass market has a negative impact on average minutes of use, and therefore operating revenues per customer, because these customers generally use fewer minutes. However, as prepaid represents a higher percentage of this segment, the decline in average usage per customer is offset to a large degree by higher per-minute prices, minimal bad debt, lower acquisition costs, no billing expense generally and lower customer service expenses.


FOREIGN CURRENCY


     We report the Latin America group financial statements in U.S. Dollars. The combined companies and equity affiliates record transactions in local currencies. Consequently, fluctuations in currency exchange rates between the U.S. Dollar and the applicable local currency will affect the Latin America group's results of operations as well as the value of our ownership interests in the combined companies and equity affiliates included in the group. In general, weakening of local currencies against the U.S. Dollar reduces the revenues, expenses, and net income or loss that a Latin American subsidiary reports on a U.S. Dollar basis. In addition, the U.S. Dollar value of our equity interest in the Latin American operation is reduced.



     The following table presents the average exchange rates for local currencies to the U.S. Dollar in the countries in Latin America where we operate. In some instances, our Latin American companies are able to mitigate unfavorable changes in exchange rates by instituting rate increases for their services or indexing their prices to the U.S. Dollar. As shown below, foreign currencies have weakened against the U.S. Dollar in all cases except Argentina and Panama where the exchange rate is pegged to the U.S. Dollar.


                                                                   FIRST      FIRST
                                                                  QUARTER    QUARTER     1998 VS. 1997    1999 VS. 1998
                                  1997       1998       1999       1999        2000      % DEPRECIATION   % DEPRECIATION
                                --------   --------   ---------   -------   ----------   --------------   --------------
Argentinean Peso..............     .9995      .9995       .9995     .9995        .9995           --               --
Brazilian Real................     1.072      1.153       1.762     1.540        1.807         (7.1)%          (34.6)%
Chilean Peso..................   417.972    457.446     503.358    480.51      523.573         (8.6)            (9.1)
Ecuadorian Sucre..............   3,931.9    5,263.0    10,819.3   7,178.8     22,688.8        (25.3)           (51.3)
Guatemalan Quetzal............     6.008      6.350       7.307     6.863        7.783         (5.4)           (13.1)
Nicaraguan Cordoba Oro........      9.36      10.48       11.71     11.25       12.349        (10.7)           (10.5)
Panamanian Balboa.............      1.00       1.00        1.00      1.00         1.00           --               --
Peruvian Nuevo Sol............     2.653      2.895       3.354     3.263        3.483         (8.4)           (13.7)
Uruguayan Peso................     9.333     10.403      11.271    10.888       11.660        (10.3)            (7.7)
Venezuelan Bolivar............   486.296    542.273     599.287   570.710      651.337        (10.3)            (9.5)

                                FIRST QUARTER
                                2000 VS. 1999
                                % DEPRECIATION
                                --------------
Argentinean Peso..............         --
Brazilian Real................      (14.8)%
Chilean Peso..................       (8.3)
Ecuadorian Sucre..............      (68.4)
Guatemalan Quetzal............      (11.8)
Nicaraguan Cordoba Oro........       (8.9)
Panamanian Balboa.............         --
Peruvian Nuevo Sol............       (6.3)
Uruguayan Peso................       (6.6)
Venezuelan Bolivar............      (12.4)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)


COMBINED RESULTS OF OPERATIONS


     The following table sets forth income statement data for the Latin America group for the three years ended November 30, 1997, 1998 and 1999 and the three months ended February 28, 1999 (first quarter 1999) and February 29, 2000 (first quarter 2000). The table also includes unaudited pro forma income statement data that reflects the 1997 results adjusted for our September 1997 acquisition of a controlling interest in our wireless operation in Venezuela. Subsequent to gaining a controlling interest, we began combining the operating results and cash flows of the Venezuelan operations. Prior to the acquisition, the results of this operation were reflected in net earnings of equity affiliates at our ownership interest. Although the unaudited pro forma 1997 presentation is not in accordance with generally accepted accounting principles, we believe it presents the most meaningful basis of comparison. The unaudited pro forma financial information presented below may not necessarily reflect the results of operations that would have occurred had the acquisition been completed on December 1, 1996.



                                                   YEAR ENDED NOVEMBER 30,
                                           ---------------------------------------    FIRST QUARTER
                                           ACTUAL    PRO FORMA        ACTUAL          -------------
                                            1997      1997(1)     1998      1999      1999    2000
                                           -------   ---------   -------   -------    -----   -----
                                                            (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS:
Communications revenues..................  $   940    $1,270     $ 1,907   $ 2,336    $ 565   $ 681
Advertising and directory publishing
  revenues...............................       --        --          --        69       --      14
                                           -------    ------     -------   -------    -----   -----
          Total operating revenues.......      940     1,270       1,907     2,405      565     695
                                           -------    ------     -------   -------    -----   -----
Cost of services, products and
  equipment..............................      344       418         607       867      196     278
Selling, general and administrative......      455       568         766       982      212     303
Depreciation and amortization............      140       214         338       450      104     126
                                           -------    ------     -------   -------    -----   -----
Operating income.........................        1        70         196       106       53     (12)
Interest expense.........................       46        51          53        88       24      33
Other income (expense), net..............       --         1          (1)       (5)      (8)     25
Provision (benefit) for income taxes.....        1        13         103      (116)      24     (13)
Net earnings (losses) of equity
  affiliates.............................       14       (16)        (57)     (354)    (295)     (6)
Minority interests.......................        4       (24)        (50)      (91)     (16)     (7)
                                           -------    ------     -------   -------    -----   -----
Net loss.................................  $   (28)   $  (33)    $   (68)  $  (316)   $(314)  $ (20)
                                           =======    ======     =======   =======    =====   =====
CASH FLOW DATA:
Cash provided by operating activities....  $    55       N/M*    $   476   $   568    $  99   $  56
Cash used for investing activities.......   (1,440)      N/M      (1,387)   (1,099)    (192)   (236)
Cash provided by financing activities....    1,569       N/M         902       651      130     202

Capital expenditures.....................  $   448    $  572     $   697   $   647    $ 162   $ 230

OTHER:
EBITDA(2)................................      141       284         534       556      157     114
EBITDA margin(3).........................     15.0%     22.4%       28.0%     23.1%    27.8%   16.4%


---------------


 *  Not meaningful.


(1) The Venezuela acquisition gave rise to different bases of accounting for the period after the acquisition as compared to the period prior to the acquisition. The above unaudited pro forma amounts assume that the acquisition took place on December 1, 1996; therefore amortization of intangible assets and net loss have been increased by $8 million and $5 million, respectively, for the year ended November 30, 1997.


(2) EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of equity affiliates and other income, net. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



    the basis of operating performance and because management believes that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA does not represent cash flows for the period, nor is it an alternative to operating income (loss) as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing the Latin America group's financial performance. The computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.



(3) EBITDA margin is EBITDA divided by total operating revenues.


COMMUNICATIONS SEGMENT


                                                 YEAR ENDED NOVEMBER 30,
                                              ------------------------------     FIRST QUARTER
                                              PRO FORMA         ACTUAL          ----------------
                                                1997       1998       1999       1999      2000
                                              ---------   -------   --------    -------   ------
                                                            (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS:
Wireless service revenues...................   $ 1,152    $ 1,784   $  2,084    $   516   $  575
Equipment sales.............................        58         47        133         27       56
Long distance...............................        29         27         22          6        5
Other revenues..............................        31         49         97         16       45
                                               -------    -------   --------    -------   ------
Total communications operating revenues.....     1,270      1,907      2,336        565      681
Cost of services, products and equipment....       418        601        833        196      271
Selling, general and administrative.........       568        766        944        212      287
Depreciation and amortization...............       214        338        446        104      124
                                               -------    -------   --------    -------   ------
Operating income............................        70        202        113         53       (1)
Interest expense............................        51         53         87         24       33
Other income (expense), net.................         1         (1)        (3)        (8)      25
Provision (benefit) for income taxes........        13        105       (116)        24       (7)
Net losses of equity affiliates.............       (16)       (57)      (349)      (294)      (6)
Minority interests..........................       (24)       (50)       (91)       (16)      (7)
                                               -------    -------   --------    -------   ------
Segment net loss............................   $   (33)   $   (64)  $   (301)   $  (313)  $  (15)
                                               =======    =======   ========    =======   ======

Capital expenditures........................   $   572    $   697   $    646    $   162   $  230

OPERATING DATA: (in thousands, except as
  noted)
Customers at end of period(1)
  Venezuela.................................       697      1,168      2,219      1,393    2,834
  Argentina.................................       629        885      1,171        942    1,286
  Other.....................................       298        545        840        614      976
                                               -------    -------   --------    -------   ------
                                                 1,624      2,598      4,230      2,949    5,096
                                               =======    =======   ========    =======   ======

Average revenue per user(2).................   $    84    $    73   $     52    $    61   $   39


---------------


(1) Represents the total customers, licensed area population, billed minutes of use and average revenue per user of the Latin America group's operating companies in Argentina, Chile, Ecuador, Peru and Venezuela, which are the businesses included in the combined financial statements included elsewhere in this proxy statement. First quarter 2000 amounts also include data for the Nicaraguan operations, which was combined beginning in that period. Data for the businesses in Brazil, Guatemala, Panama and

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



    Uruguay is not presented because we do not combine the results of these operations in our financial statements.

(2) Average revenue per user is calculated by dividing average monthly revenue by average customers. Average monthly revenue includes activation fees, access, airtime, roaming (net), long distance and value-added services.


               FIRST QUARTER 2000 COMPARED TO FIRST QUARTER 1999


OPERATING REVENUES


                                            1999      2000      $ CHANGE      % CHANGE
                                            ----      ----      --------      --------
                                               (DOLLARS IN MILLIONS)
Venezuela.............................      $273      $348        $ 75          27.5%
Argentina.............................       191       203          12           6.3%
Other.................................       101       130          29          28.7%
                                            ----      ----        ----
          Total operating revenues....      $565      $681        $116          20.5%
                                            ====      ====        ====



     Total operating revenues increased $116 million, or 20.5%, from $565 million to $681 million. A stronger U.S. Dollar against the Latin American currencies had a negative impact on reported revenues. Absent changes in foreign currency exchange rates, reported revenues would have increased $208 million, or 36.8%.



     WIRELESS SERVICE REVENUES. Wireless service revenues increased $59 million, or 11.4%, from $516 million to $575 million. Venezuela accounted for $52 million, or 88.1%, of the increase. The increase was principally related to customer growth. From February 28, 1999 to February 29, 2000, Venezuela grew its customer base by 103.5%.



     While customer growth was strong in Venezuela, the impact on revenues was partially offset by declining usage per customer as a result of depressed economic conditions and deeper penetration into the mass-market consumer segment. Our business in Venezuela has increased its penetration in the mass market through its prepaid cellular offerings.



     Chile accounted for $20 million of the increase in revenues. Customer growth of 80.7% from 223,000 to 403,000 was offset by a 7.2% decline in average revenue per minute. The decline in average revenue per minute resulted from intense competition in the market.



     In Argentina, revenues decreased $6 million due to declines of 15.1% in average usage per customer and 12.5% in average airtime and access rates per customer. Also contributing to the decline were decreases in roamer revenues attributable to competition. The decline was partially offset by customer growth of 36.5% from 942,000 to 1,286,000.



     Revenues in Peru decreased $10 million due to a 40.3% decline in average usage per customer. The decline is primarily a result of lower incoming minutes caused by difficult local economic conditions. The decline was partially offset by customer growth of 23.2% from 259,000 to 319,000.



     Revenues in Ecuador decreased $6 million as a result of the 68.4% average decline of the Ecuadorian Sucre against the U.S. Dollar and related turbulent economic and political conditions. Customer growth of 53.8% and a related increase in billed minutes of use of 4.3% partially offset the impact of negative economic conditions on revenues.



     Wireless revenues increased $9 million as a result of the combination of the Nicaraguan operations beginning in first quarter 2000.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



     EQUIPMENT SALES. Revenues from equipment sales increased $29 million, or 107.4%, from $27 million to $56 million. The increase was almost entirely attributable to the Venezuelan operations and was driven by a 111.3% increase in gross customer additions.



     LONG DISTANCE. Long distance revenues are derived primarily from the provision of fixed long distance services in Chile. These revenues declined $1 million, or 16.7%, from $6 million in 1999 to $5 million in 2000 as a result of changes in long distance rates in response to competition.



     OTHER. Other revenues increased $29 million, or 181.3%, from $16 million to $45 million. The increase is primarily attributable to revenues from wholesale long distance voice, data access and transport as well as revenues from the new long distance operations in Argentina.



OPERATIONAL AND SUPPORT EXPENSES



                                             1999      2000      $ CHANGE      % CHANGE
                                             ----      ----      --------      --------
                                                (DOLLARS IN MILLIONS)
Venezuela..............................      $172      $256        $ 84          48.8%
Argentina..............................       130       164          34          26.2%
Other..................................       106       138          32          30.2%
                                             ----      ----        ----
          Total operational and support
            expenses...................      $408      $558        $150          36.8%
                                             ====      ====        ====



     Operational and support expenses include the cost of services, products and equipment and selling, general and administrative expenses. Cash operating expenses increased $150 million, or 36.8%, from $408 million to $558 million. The most significant contributors to the increase were operations in Venezuela, with an increase of $84 million, and operations in Argentina, with an increase of $34 million.



     Cost of services, products and equipment increased $75 million, or 38.3%, from $196 million to $271 million. The primary factors driving the change were:



     - An increase of $44 million in cost of equipment sold which resulted from an increase in the number of handsets and other equipment sold to meet the demand of higher gross prepaid customer additions. Of the gross prepaid customer additions, 77.5% were related to new prepaid customers in Venezuela. The increase in the cost of equipment sold was partially offset by a 10.1% decrease in the average cost of equipment per customer addition resulting from lower cost of handsets.



     - Cost of services and products accounted for the remaining $31 million of the increase. This increase was primarily related to higher volumes of traffic on the network in Venezuela and Argentina, resulting from customer growth, costs associated with continued expansion of our Latin American businesses' wireless coverage areas and networks and expenses related to the wholesale long distance and roaming businesses.



     Selling, general and administrative costs increased $75 million, or 35.4%, from $212 million to $287 million. Of the increase, $68 million was related to sales and marketing expenses associated with the 94.8% increase in gross customer additions. General and administrative expenses increased $7 million, primarily related to growth in all markets.



     Included in selling, general and administrative expenses was an allocation of BellSouth's shared corporate services costs that amounted to $15 million for first quarter 2000 and $13 million for first quarter 1999. These charges related to certain selling, general and administrative services and shared services provided on a centralized basis.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



     Operational and support expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar. Absent changes in foreign currency exchange rates, reported operational and support expenses would have increased $215 million, or 52.7%.



EBITDA



                                                        1999   2000   $ CHANGE   % CHANGE
                                                        ----   ----   --------   --------
                                                        (DOLLARS IN MILLIONS)
Venezuela.............................................  $101   $ 92     $ (9)      (8.9)%
Argentina.............................................    62     39      (23)     (37.1)%
Other.................................................    (6)    (8)      (2)      33.3%
                                                        ----   ----     ----
          Total EBITDA................................  $157   $123     $(34)     (21.7)%
                                                        ====   ====     ====



     EBITDA decreased $34 million, or 21.7%, from $157 million to $123 million. Higher acquisition costs related to the 94.8% increase in gross customer additions, the impact of start-up costs resulting from our entry into long distance business in Argentina and costs associated with the expansion of the wireless coverage areas in Peru, Chile and Argentina were the primary drivers of the decrease. Operational and support expenses related to these initiatives were $20 million in first quarter 2000 and $2 million in first quarter 1999. Offsetting these factors were higher revenues and increased economies of scale associated with a larger customer base.



DEPRECIATION AND AMORTIZATION



     Depreciation and amortization expense increased $20 million, or 19.2%, from $104 million to $124 million. Depreciation expense increased $16 million due primarily to the increased capital expenditures made by the operating companies for wireless equipment necessary to expand the network and infrastructure in order to support continued growth. Amortization expense increased $4 million in first quarter 2000 as a result of higher intangible assets. These intangibles arose primarily from purchases of additional ownership interests in Peru and Venezuela.



INTEREST EXPENSE



     Interest expense increased $9 million, or 37.5%, from $24 million to $33 million. This increase primarily reflected imputed interest related to the purchase of a new wireless license in Argentina. The remaining increase was attributable to higher average debt balances offset by a decrease in average interest rates from 8.4% in first quarter 1999 to 7.8% in first quarter 2000.



OTHER INCOME (EXPENSE), NET



     Other income (expense), net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. Other income improved $33 million from ($8) million in first quarter 1999 to $25 million in first quarter 2000. Higher net foreign currency gains in Chile was the primary contributor.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



PROVISION (BENEFIT) FOR INCOME TAXES



     The benefit for income taxes for first quarter 2000 was $7 million compared to a provision of $24 million in 1999, a $31 million decrease in the provision.



     Items that influenced the tax provision (benefit) included in the Latin America group financial statements included:



     - Decreases in operating income before taxes between first quarter 1999 and first quarter 2000.



     - Adjustments to deferred income taxes resulting in a $6 million benefit in Argentina in first quarter 2000.



     - A one-time transactional tax of $9 million incurred in Venezuela in first quarter 1999.



NET LOSSES OF EQUITY AFFILIATES



     Net losses of equity affiliates improved $288 million from a loss of $294 million to a loss of $6 million, primarily as a result of losses incurred in 1999 surrounding the devaluation of the Brazilian Real against the U.S. Dollar and the resulting impact of the local economy. Net earnings of other equity affiliates for first quarter 2000 was flat when compared to first quarter 1999.



     A summary of the factors affecting Brazil's operating results were as follows:



     - Revenues were flat with the operations reporting $228 million in both periods. The January 1999 devaluation and subsequent depreciation of the Brazilian Real against the U.S. Dollar had a significant impact on revenues. On a local currency basis, revenues increased R$90 million, or 27.8%, from R$324 million to R$414 million. Airtime and access revenues increased R$114, driven by 92.6% growth in customers partially offset by total billed minutes of use growing at a lower rate due to declining usage per customer. The decrease in average usage and rates reflects further penetration into lower usage market segments primarily due to the popularity of prepaid offerings. Airtime and access revenues also benefited from increases in net roamer revenues of R$13 million. Equipment revenues decreased R$15 million reflecting lower pricing on handsets due to promotional activity and lower average costs of handsets.



     - EBITDA increased $30 million on a U.S. Dollar basis. On a local currency basis, EBITDA increased R$51 million from R$21 million to R$72 million, driven by growth in revenues. The growth was partially offset by volume-driven increases in network expense and cost of goods sold as well as higher general and administrative expense resulting from increased operations.



     - Interest expense on a U.S. Dollar basis decreased $6 million as a result of changes in foreign currency exchange rates. On a local currency basis, interest expense increased R$14 million, or 12.0%, from R$117 million to R$131 million due primarily to higher average borrowings.



     - Depreciation and amortization decreased $8 million on a U.S. Dollar basis, R$1 million on a functional currency basis. Increases in depreciation attributable to additions of network equipment were offset by the effect of a one-time adjustment to amortization expense which occurred in first quarter 1999 related to a change in the estimated life of wireless licenses.



     Brazilian Real-denominated operating expenses reported in U.S. Dollars were favorably impacted by the devaluation of the Brazilian Real.



     Our operations in Brazil continue to be affected by weakness in the local economy. Operational revenues have been negatively impacted as the weakened currency has caused average revenue per user to decline. In

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



addition, we expect that our earnings will continue to be affected by foreign currency gains or losses associated with the U.S. Dollar-denominated debt issued by our Brazilian businesses.



MINORITY INTERESTS



     Deductions for minority interests' share in income decreased by $9 million during first quarter 2000, primarily related to operations in Argentina and Venezuela. The decreases were attributable to lower income before minority interests during first quarter 2000 as compared to first quarter 1999.



      YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998



OPERATING REVENUES



                                                              1998     1999    $ CHANGE   % CHANGE
                                                             ------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela..................................................  $  806   $1,109     $303       37.6%
Argentina..................................................     721      799       78       10.8%
Other......................................................     380      428       48       12.6%
                                                             ------   ------     ----
          Total operating revenues.........................  $1,907   $2,336     $429       22.5%
                                                             ======   ======     ====



     Total operating revenues increased $429 million, or 22.5%, from $1,907 million to $2,336 million. A stronger U.S. Dollar against the Latin American currencies had a negative impact on revenues. Absent changes in foreign currency exchange rates, reported revenues would have increased $667 million, or 35.0%.



     WIRELESS SERVICE REVENUES. Wireless service revenues increased $300 million, or 16.8%, from $1,784 million to $2,084 million. Our business in Venezuela accounted for $213 million, or 71.0%, of the increase and our business in Argentina accounted for $71 million, or 23.7%. These increases were principally related to customer growth. Despite economic recessions in both countries during 1999, our business in Venezuela grew its customer base by 90.0%, and our business in Argentina grew its customer base by 32.3%.



     While customer growth was strong in Venezuela and Argentina, the impact on revenues was partially offset by total billed minutes of use growing at a lower rate due to declining usage per customer. Usage increased at a lower rate as compared to customer growth as a result of depressed economic conditions and deeper penetration into the mass-market consumer segment. The Latin American businesses have increased their penetration in the mass market through prepaid cellular offerings.



     Our business in Chile accounted for $19 million of the increase in revenues. Customer growth of 83.3% from 192,000 to 352,000 was offset by a 40.0% decline in average revenue per minute. The decline in average revenue per minute resulted from intense competition in the market.



     Revenues in Peru decreased $2 million due to a 28.6% decline in average usage per customer. The decline relates primarily to lower incoming minutes resulting from difficult local economic conditions. The decline was partially offset by customer growth of 26.9% from 238,000 to 302,000.



     Revenues in Ecuador were flat for the period as a result of the 51.3% average decline of the Ecuadorian Sucre against the U.S. Dollar and related turbulent economic and political conditions. Customer growth of 61.4% and a related increase in billed minutes of use of 28.6% partially offset the impact of negative economic conditions on revenues.


     EQUIPMENT SALES. Revenues from equipment sales increased $86 million, or 183.0%, from $47 million to $133 million. The increase was almost entirely attributable to the Venezuelan operations. The increase in Venezuela is attributable to a 117.4% increase in gross customer additions and a 175.5% increase in average

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)


equipment revenue per customer. The increase in average equipment revenue per customer is directly related to the increase in prepaid customers, who generally pay higher prices for equipment.


     LONG DISTANCE. Long distance revenues are derived primarily from the provision of fixed long distance services in Chile. These revenues declined $5 million, or 18.5%, from $27 million in 1998 to $22 million in 1999 as a result of changes in long distance rates in response to competition.


     OTHER. Other revenues increased $48 million, or 98.0%, from $49 million to $97 million. The increase is primarily attributable to revenues from wholesale long distance voice, data access and transport and Internet access.


OPERATIONAL AND SUPPORT EXPENSES



                                                              1998     1999    $ CHANGE   % CHANGE
                                                             ------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela..................................................  $  433   $  734     $301       69.5%
Argentina..................................................     518      565       47        9.1%
Other......................................................     416      478       62       14.9%
                                                             ------   ------     ----
          Total operational and support expenses...........  $1,367   $1,777     $410       30.0%
                                                             ======   ======     ====



     Operational and support expenses include the cost of services, products and equipment and selling, general and administrative expenses. Operational and support expenses increased $410 million, or 30.0%, from $1,367 million to $1,777 million. The most significant contributors to the increase were operations in Venezuela, with an increase of $301 million, and operations in Argentina, with an increase of $47 million.



     Cost of services, products and equipment increased $232 million, or 38.6%, from $601 million to $833 million. The primary factors driving the change were as follows:


     - An increase of $86 million in cost of equipment sold which resulted from an increase in the number of handsets and other equipment sold to meet the demand of higher gross prepaid customer additions. Of the gross prepaid customer additions, 79.7% were related to new prepaid customers in Venezuela. The increase in the cost of equipment sold was partially offset by a 9.0% decrease in the average cost of equipment per customer addition resulting from lower cost of handsets.


     - Cost of services and products accounted for the remaining $146 million of the increase. This increase was primarily related to higher volumes of traffic on the network in Venezuela and Argentina, resulting from customer growth, costs associated with continued expansion of our Latin American wireless coverage areas and networks and expenses related to the wholesale long distance and roaming businesses.


     Selling, general and administrative costs increased $178 million, or 23.2%, from $766 million to $944 million. Of the increase, $96 million was related to sales and marketing expenses associated with the 68.1% increase in gross customer additions. Customer service expenses increased $50 million as a result of the expansion of operations to meet customer growth. Venezuela and Argentina accounted for the principal portion of the increase in these expenses. General and administrative expenses increased $32 million, primarily related to growth in all markets.

     Included in selling, general and administrative expenses was an allocation of BellSouth's shared corporate services costs that amounted to $62 million for 1999 and $47 million for 1998. These charges related to certain selling, general and administrative services and shared services provided on a centralized basis.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



     Operational and support expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar. Absent changes in foreign currency exchange rates, reported operational and support expenses would have increased $585 million, or 42.8%.


EBITDA

                                                              1998   1999   $ CHANGE   % CHANGE
                                                              ----   ----   --------   --------
                                                              (DOLLARS IN MILLIONS)
Venezuela...................................................  $373   $374     $  1        0.3%
Argentina...................................................   203    234       31       15.3%
Other.......................................................   (36)   (49)     (13)      36.1%
                                                              ----   ----     ----
          Total EBITDA......................................  $540   $559     $ 19        3.5%
                                                              ====   ====     ====


     EBITDA increased $19 million, or 3.5%, from $540 million to $559 million. Higher revenues and increased economies of scale associated with the customer base had a positive effect on EBITDA. Higher acquisition costs related to the 68.1% increase in gross customer additions, the impact of start-up costs resulting from our entry into long distance business in Argentina and costs associated with the expansion of our businesses' wireless coverage areas in Peru, Chile and Argentina all served as offsets. Operational and support expenses related to these initiatives in 1999 were approximately $41 million.


DEPRECIATION AND AMORTIZATION


     Depreciation and amortization expense increased $108 million, or 32.0%, from $338 million to $446 million. Depreciation expense increased $78 million due primarily to the increased capital expenditures made by the operating companies for wireless equipment necessary to expand the network and infrastructure in order to support continued growth. This included amounts expended for the conversion of Venezuela's network to CDMA technology. Amortization expense increased $30 million in 1999 as a result of higher intangible assets. These intangibles arose primarily from purchases of additional ownership interests in Peru and Venezuela.


INTEREST EXPENSE


     Interest expense increased $34 million, or 64.2%, from $53 million to $87 million. This increase reflected the capitalization in 1998 of interest related to start-up operations in Brazil. Average borrowings remained flat when compared to 1998. The average interest rate on our Latin American businesses' combined indebtedness was 8.2%, compared to 8.3% in 1998.


OTHER INCOME (EXPENSE), NET


     Other income (expense), net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. Other income was flat. The 1999 period included higher net foreign currency losses, primarily in Chile and Ecuador. The 1998 period included a $25 million asset impairment loss taken in Peru.


PROVISION (BENEFIT) FOR INCOME TAXES


     The benefit for income taxes for 1999 was $116 million compared to a provision of $105 million in 1998, a $221 million decrease in the provision.



     Of the decrease in the provision, $167 million was related to the recognition of investment tax credits in Venezuela. Of the $167 million, $72 million was earned during 1999 and $95 million was earned during previous years. In years preceding 1999, our Venezuelan business had established a reserve for investment tax

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)


credits due to assessments from and court actions by the Venezuelan tax authorities. However, based on a favorable ruling by a Venezuelan court, which is being appealed, this reserve was reversed in 1999.


     Other items that influenced the tax provision (benefit) in the Latin America group financial statements included:



     - Valuation allowances of $16 million recorded for tax losses incurred in Chile, Ecuador and Peru during 1999. Factors considered in establishing the valuation allowances include the maturity of the businesses, the carryforward period, as well as other factors.



     - Differences between the U.S. tax rate of 35.0% and the statutory tax rates of the five combined operating companies included in the Latin America group's combined financial statements during 1999 were approximately $20 million.


     - Changes in foreign country tax laws in reaction to changing economic conditions.

NET LOSSES OF EQUITY AFFILIATES


     Net losses of equity affiliates increased by $292 million from $57 million to $349 million, primarily as a result of factors surrounding the devaluation of the Brazilian Real against the U.S. Dollar and the resulting impact on the local economy. A summary of the factors affecting Brazil's results were as follows:


     - Foreign currency losses on U.S. Dollar-denominated debt caused by the January 1999 devaluation of the Brazilian Real resulted in pretax losses of $1,132 million.

     - Revenues increased $313 million, or 64.8%, from $483 million to $796 million, due to 122.0% growth in customers and full-year accounting for Brazil in 1999 as compared with six months in 1998 from the date of initiation of service. The devaluation of the Real had a negative impact on revenues reported in U.S. Dollars.

     - EBITDA increased $75 million, or 166.7%, from $45 million to $120 million as a result of growth in revenues and the increased economies of scale resulting from the operation transitioning from its start-up phase in 1998 to being fully operational in 1999. This was partially offset by the acquisition costs associated with 1.3 million gross customer additions.

     - Interest expense increased $136 million, primarily as a result of higher average debt balances in 1999 and the fact that a portion of interest expense was capitalized in 1998 during the build-out of the network.

     - Depreciation and amortization expense increased $100 million as a result of higher investment in depreciable plant and equipment and the fact that 1998 represented only a half year of operations for Brazil from the date of initiation of service.

     Brazilian Real-denominated operating expenses reported in U.S. Dollars were favorably impacted by the devaluation of the Brazilian Real.


     Our operations in Brazil continue to be affected by weakness in the local economy. Operational revenues have been negatively impacted as the weakened currency has caused average revenue per user to decline. In addition, we expect that our earnings will continue to be affected by foreign currency gains or losses associated with the U.S. Dollar-denominated debt issued by our Brazilian businesses.


     Net earnings of other equity affiliates increased to $27 million from $9 million in the prior year. The improvement relates to better performance in each of these operations resulting from increased revenues and economies of scale associated with larger customer bases.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)


MINORITY INTERESTS


     Deductions for minority interests' share in income increased by $41 million during 1999 primarily related to operations in Venezuela and Peru. The increase in Venezuela was attributable to higher income before minority interests during 1999. Peru had minority interest benefits in 1998 related to net losses from operations. In 1999, the Latin America group retained 100.0% of the losses of the Peru operation because the minority partner's capital account had been depleted.


YEAR ENDED NOVEMBER 30, 1998 COMPARED TO UNAUDITED PRO FORMA YEAR ENDED NOVEMBER
                                    30, 1997

OPERATING REVENUES

                                                           PRO FORMA
                                                             1997       1998    $ CHANGE   % CHANGE
                                                           ---------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela................................................   $  452     $  806     $354       78.3%
Argentina................................................      555        721      166       29.9%
Other....................................................      263        380      117       44.5%
                                                            ------     ------     ----
          Total operating revenues.......................   $1,270     $1,907     $637       50.2%
                                                            ======     ======     ====


     Total operating revenues increased $637 million, or 50.2%, from $1,270 million to $1,907 million. A stronger U.S. Dollar against the Latin American currencies had a negative impact as reported revenues would have increased $788 million, or 62.0%.



     WIRELESS SERVICE REVENUES. Wireless service revenues increased $632 million, or 54.9%, from $1,152 million to $1,784 million. Our operations in Venezuela accounted for $336 million of the increase, and our operations in Argentina accounted for $176 million. The other combined entities had net increases of $120 million. These increases were principally related to customer growth and related billed minutes of use. We increased our Latin American customer base by 60.0% from 1,624,000 to 2,598,000 and increased total billed minutes of use by 69.0%.



     Our operations in Chile accounted for a $15 million decrease in revenues. Competitive pressures, including significantly lower pricing, offset customer growth of 37.1% from 140,000 to 192,000 and billed minutes of use which increased 46.2%.


     EQUIPMENT SALES. Revenues from equipment sales decreased $11 million, or 19.0%, from $58 million to $47 million. The decrease was attributable to a 42.2% decline in average equipment revenue per customer addition. Higher equipment discounts were offered to customers in connection with efforts to increase penetration into high-usage, postpaid market segments. The impact of these discounts was offset by a 39.6% increase in gross customer additions.


     LONG DISTANCE. Long distance revenues declined $2 million as a result of changes in long distance rates in response to competition.


     OTHER. Other revenues increased $18 million, or 58.1%, from $31 million to $49 million. The increase was primarily attributable to higher revenues from Internet service offerings in Venezuela.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



OPERATIONAL AND SUPPORT EXPENSES



                                                           PRO FORMA
                                                             1997       1998    $ CHANGE   % CHANGE
                                                           ---------   ------   --------   --------
                                                               (DOLLARS IN MILLIONS)
Venezuela................................................    $262      $  433     $171       65.3%
Argentina................................................     431         518       87       20.2%
Other....................................................     293         416      123       42.0%
                                                             ----      ------     ----
          Total operational and support expenses.........    $986      $1,367     $381       38.6%
                                                             ====      ======     ====



     Operational and support expenses increased $381 million, or 38.6%, from $986 million to $1,367 million. The main contributors to the increase were the results in our business in Venezuela with an increase of $171 million and the business in Argentina with an increase of $87 million. The other combined entities increased $123 million.


     Cost of services, products and equipment increased $183 million, or 43.8%, from $418 million to $601 million. The primary factors driving the change were as follows:


     - An increase in cost of services and products of $139 million, primarily related to interconnect charges related to higher volumes of traffic on the networks in Venezuela and Argentina and costs associated with continued expansion of our Latin American wireless coverage areas and networks; and


     - An increase of $44 million in cost of equipment sold, which resulted from an increase in the number of handsets and other equipment sold to meet the demand of higher gross customer additions. Of the gross customer additions, 60% were related to new customers in Venezuela and 25% were related to new customers in Peru.

     Selling, general and administrative expenses increased $198 million, or 34.9%, from $568 million to $766 million. The increase was due to several factors including:


     - An increase of $55 million in sales and marketing expenses associated with the 39.6% increase in gross customer additions. Our operations in Venezuela and Peru accounted for the principal portion of the increase in these expenses;


     - An increase in customer service expenses of $27 million as a result of the expansion of operations to meet customer growth; and

     - An increase in general and administrative expenses of $116 million, primarily related to higher bad debt expense and other costs associated with the expansion of all businesses.


     Included in selling, general and administrative expenses was an allocation of the Latin America group's share of BellSouth's corporate costs that amounted to $47 million for 1998 and $28 million for pro forma 1997. These charges related to certain selling, general and administrative services and shared services provided on a centralized basis.



     Operational and support expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar. Absent changes in foreign currency exchange rates, reported operational and support expenses would have increased $483 million, or 50.0%.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)


EBITDA

                                                             PRO FORMA
                                                               1997      1998   $ CHANGE   % CHANGE
                                                             ---------   ----   --------   --------
                                                                (DOLLARS IN MILLIONS)
Venezuela..................................................    $191      $373     $182       95.3%
Argentina..................................................     123       203       80       65.0%
Other......................................................     (30)      (36)      (6)      20.0%
                                                               ----      ----     ----
          Total EBITDA.....................................    $284      $540     $256       90.1%
                                                               ====      ====     ====


     EBITDA increased $256 million, or 90.1%, from $284 million to $540 million. Our operation in Venezuela accounted for $182 million of the increase and our operation in Argentina accounted for $80 million. Higher revenues and improved economies of scale associated with a larger customer base had a positive impact on EBITDA. The impact of significant competitive pressures experienced in Chile resulted in a decrease in its EBITDA of $46 million, partially offsetting the increases from Venezuela and Argentina.


DEPRECIATION AND AMORTIZATION


     Depreciation and amortization expense increased $124 million, or 57.9%, from $214 million to $338 million. Depreciation expense increased $89 million, due primarily to the increased capital expenditures made by the operating companies for wireless equipment necessary to expand the network and infrastructure in order to support continued growth. Amortization expense increased $35 million in 1998 as a result of higher intangible assets. These intangibles arose from acquisitions in Ecuador and Peru as well as purchases of additional ownership interest in the Venezuela operations.


INTEREST EXPENSE


     Interest expense increased $2 million, or 3.9%, from $51 million to $53 million. Average borrowings increased significantly during 1998 related to funding the digital conversion of the network in Venezuela and the continued build-out of the network in Argentina. These increases were offset by the capitalization of interest expense related to the start-up operations in Brazil.


OTHER INCOME (EXPENSE), NET


     Other income (expense), net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. Other income, net decreased $2 million, related to a $25 million asset impairment loss in Peru and offset by interest income and foreign currency gains.


PROVISION FOR INCOME TAXES


     The provision for income taxes for 1998 was $105 million compared to $13 million in 1997, a $92 million increase. The increased provision for income taxes was related to increases in earnings in Argentina and Venezuela.



     Other items that influenced the tax provision in the Latin America group financial statements included:



     - Valuation allowances of $22 million recorded for tax losses incurred in Chile, Ecuador and Peru during 1999. Factors considered in establishing the valuation allowances include the maturity of the businesses, the carryforward period, as well as other factors.



     - Differences between the U.S. tax rate of 35.0% and the statutory tax rates of the five combined operating companies of the Latin America group during 1998 were approximately $12 million.


     - Changes in foreign country tax laws in reaction to changing economic conditions.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)


NET LOSSES OF EQUITY AFFILIATES


     Net losses of equity affiliates increased by $41 million, from $16 million to $57 million. This was primarily due to increased losses in the Brazilian operations, our share of which was $66 million. This increase was offset by improvements in each of the other equity affiliates resulting from increased revenues and economies of scale associated with higher customer bases.


     Increased losses in Brazil occurred because operations were in the development stage in 1997, incurring only pre-operating expenses, while 1998 reflected costs incurred to initiate service in mid-1998.

MINORITY INTERESTS


     Deductions for minority interests' share in income increased by $26 million during 1998, due primarily to the absence of a benefit in Peru of $18 million as a result of the minority partner's capital account having been exhausted near the end of the year. Also contributing to the increase during 1998 were improved earnings at the Venezuelan operations.


ADVERTISING AND DIRECTORY PUBLISHING SEGMENT


                                                               YEAR ENDED
                                                              NOVEMBER 30,       FIRST QUARTER
                                                              -------------      -------------
                                                              1998    1999       1999    2000
                                                              -----   -----      -----   -----
                                                                   (DOLLARS IN MILLIONS)
Advertising and directory publishing revenues...............   $--    $ 69        $--    $  14
Cost of services, products and equipment....................     6      34         --        7
Selling, general and administrative.........................    --      38         --       16
Depreciation and amortization...............................    --       4         --        2
                                                               ---    ----        ---    -----
Operating loss..............................................    (6)     (7)        --      (11)
Interest expense............................................    --       1         --       --
Other income (expense), net.................................    --      (2)        --        1
Benefit for income taxes....................................    (2)     --         --       (6)
Net losses of equity affiliates.............................    --      (5)        (1)      (1)
                                                               ---    ----        ---    -----
Segment net loss............................................   $(4)   $(15)       $(1)   $  (5)
                                                               ===    ====        ===    =====



YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998 AND FIRST
                  QUARTER 2000 COMPARED TO FIRST QUARTER 1999



     The change in operating revenues and expenses related to the operations of Listel-Listas Telefonicas, which we acquired during mid-1999. Net losses of equity affiliates represented our share of losses reported by OESP Midia Ltda.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)


SUPPLEMENTAL QUARTERLY INFORMATION


     The following table sets forth certain unaudited quarterly combined statements of operations data for each of the four quarters in the period ended November 30, 1999. In the opinion of management, this unaudited information has been prepared on a basis consistent with the audited combined financial statements of the Latin America group included in this document and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein when read in conjunction with the combined financial statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                  YEAR ENDED NOVEMBER 30, 1999
                                                         ----------------------------------------------
                                                          FIRST    SECOND     THIRD    FOURTH
                                                         QUARTER   QUARTER   QUARTER   QUARTER   TOTAL
                                                         -------   -------   -------   -------   ------
                                                                         (IN MILLIONS)
Total operating revenues...............................   $ 565     $578      $620      $642     $2,405
EBITDA.................................................     157      173       141        85        556
Net income (loss)......................................    (314)       5         8       (15)      (316)


     Net income in the first quarter of 1999 in Brazil was negatively impacted by the devaluation of the Brazilian Real. Foreign currency losses on U.S. Dollar-denominated liabilities, primarily long-term debt, were approximately $280 million in the first quarter.

     The decline in EBITDA and net income in the fourth quarter is the result of a significant increase in gross customer additions. Customer acquisition costs are recognized during the period the customer initiates service.

LIQUIDITY AND CAPITAL RESOURCES


     Cash infusions from the companies in the BLS group and, to an increasing degree, cash flows from operations have been the primary sources of funding for capital requirements of existing Latin American operations and debt service. The companies in the BLS group are not obligated, however, to loan funds attributed to the BLS group to the companies in the Latin American group if the companies in the Latin America group cannot meet their own capital needs. Each of the companies in the Latin America group has used third-party sources of debt financing. While current liabilities exceed current assets, their sources of funds are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the needs of the companies in the Latin American group for the foreseeable future.



     Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by BellSouth headquarters on behalf of the groups. The companies in the Latin America group will manage all day-to-day flows of disbursements and receipts and will maintain cash balances at the local level to enable the execution of those transactions.



     Loans from the companies in the BLS group to companies in the Latin America group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the Latin America group would be able to obtain from third parties, assuming it were a legal entity. Loans from the companies in the Latin America group to the companies in the BLS group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the BLS group, assuming it were a legal entity, would be able to obtain from third parties. This

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



policy contemplates that loans will be made on this basis, regardless of the interest rates and other terms and conditions on which those funds may actually have been acquired from third parties.



                                                               YEAR ENDED NOVEMBER 30,       FIRST QUARTER
                                                             ---------------------------     -------------
                                                              1997      1998      1999       1999    2000
                                                             -------   -------   -------     -----   -----
                                                                         (DOLLARS IN MILLIONS)
NET CASH PROVIDED BY (USED FOR):
Operating activities.......................................  $    55   $   476   $   568     $  99   $  56
Investing activities.......................................   (1,440)   (1,387)   (1,099)     (192)   (236)
Financing activities.......................................    1,569       902       651       130     202



     The following discussion relates only to the combined operations, which include our wireless operations in Argentina, Chile, Ecuador, Peru, Venezuela, our Latin American wholesale long distance voice, data access and transport and international roaming clearinghouse businesses and the Brazilian and Peruvian advertising and directory publishing companies. First quarter 2000 results also include the operations in Nicaragua, which were combined beginning in 2000.


     NET CASH PROVIDED BY OPERATING ACTIVITIES


     The decrease in cash from operations from first quarter 1999 to first quarter 2000 reflects growth in operating expenses and higher working capital needs associated primarily with the development of new wireless license areas and new lines of business.



     For the years ended November 30, 1998 and 1999, the increase in cash from operations over the prior year primarily reflects better working capital management. The increase also reflects the growth in revenues exceeding growth in operating expenses.


     NET CASH USED IN INVESTING ACTIVITIES


     We invested $230 million in the first quarter of 2000 and $647 million during all of 1999 for capital expenditures to expand, support and improve our wireless networks, promote the introduction of new products and services and increase operating efficiency and productivity.



     During 1999, we acquired a 100% interest in Listel-Listas Telefonicas and increased our ownership interests in our Peruvian and Venezuelan wireless operations. Total cash paid (net of cash acquired) during 1999 related to the purchases was $199 million. The Latin America group also paid $23 million in cash for the purchase of a 40.0% interest in OESP Midia Ltda.



     Also during 1999, we won bids to acquire additional wireless licenses in Argentina and Chile. The total cash paid related to these purchases was $68 million in the first quarter of 2000 and $123 million during all of 1999. We will pay additional amounts approximating $80 million during the remainder of 2000 and $80 million in 2001 for the purchases of these licenses.



     In addition to expenditures for license acquisitions, we project capital expenditures of approximately $600 million for 2000. A majority of the expenditures will be to expand, enhance and modernize the wireless networks. Also included in the projection are $230 million in Argentina and $50 million in Chile for the buildout of networks in newly acquired licensed areas.



     In addition to the $600 million of projected capital expenditures for our combined Latin American operations, our Brazilian operations expect to make approximately $430 million in capital expenditures during 2000.



     BellSouth expects to fund these expenditures from cash generated by operations and, to the extent necessary, from capital infusions from owners or external financing sources including the net proceeds of the

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



planned public offering. The amount and timing of capital expenditures will be within the discretion of management of the Latin America group, and it is ultimately up to the boards of directors of the local operating companies and of BellSouth to decide how to finance these expenditures.


     NET CASH USED IN FINANCING ACTIVITIES


     During 1999 and 1998, the companies in the Latin America group reduced the amounts generated by financing activities. The reductions were primarily a function of substantial increases in operating cash flows, which are discussed above. The 1999 amounts generated by financing activities of $651 million consisted of $665 million of equity infusions reduced by the net effects of debt payments and proceeds. These financing amounts, in addition to the $568 million of amounts provided by operating activity, funded $1,099 million of investing activity.



     Amounts provided by financing activities increased from $130 million in first quarter 1999 to $202 million in first quarter 2000 as a result of long-term borrowings at the Chilean operations to finance the purchase of a new wireless license.



     We may from time to time repurchase shares of the Latin America group stock in the open market to fund option exercises or for other purposes. We expect these transactions to be accounted for in the financial statements of the Latin America group.


FINANCIAL CONDITION


     The Latin America group's debt to total capitalization ratio was 29.8% at February 29, 2000 compared to 27.6% at November 30, 1999. The increase is a result of borrowings of both short- and long-term debt to fund purchases of wireless licenses and buildout of new wireless license areas.



     The Latin America group's proportional ratio of debt to total capitalization was 46.9% at February 29, 2000. This ratio is calculated based on our equity ownership in the various Latin American operating companies and equity affiliates multiplied by the short- and long-term debt balances of those entities. The substantial difference in the ratio as compared to the GAAP debt ratio is primarily a result of the debt issued by the Brazilian operations.



     Cash balances on a combined basis were $287 million as of November 30, 1999 and $309 million as of February 29, 2000.



     Committed credit lines aggregated $930 million with various banks. Borrowings under the committed credit lines totaled $587 million at November 30, 1999 and $556 million at November 30, 1998. We also maintain uncommitted lines of credit for our Latin American businesses aggregating $530 million. Borrowings under the uncommitted lines of credit totaled $149 million at November 30, 1999 and $45 million at November 30, 1998. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.


INFLATION


     Inflation has had and may continue to have negative effects on the economies and securities markets of emerging market countries and has had negative effects on the Latin America group's operating companies and equity affiliates. In general, inflation impacts companies in two ways. First, an entity may not be able to increase prices at the same rate as increases in operating costs and secondly, the government may introduce programs to slow economic growth to reduce inflation that lead to a decrease in demand for products and services as the economy slows. The Latin American companies, where permitted and subject to competitive pressures, intend to increase prices to mitigate for the effects of inflation. However, in those jurisdictions

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



where prices are regulated or specified in the wireless license, the operating companies may not be able to successfully mitigate the impact of inflation on their operations.



     During 1999, the Brazilian operations experienced negative impacts of inflation as their license agreements require fixed pricing that prevented the operating company from immediately raising prices to offset increasing costs. In addition, demand slowed due to recession, which resulted from the government's actions to minimize inflation.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     INTEREST RATE RISK


     Our exposure to market risk for changes in interest rates relates primarily to variable-rate long-term debt. For a description of long-term debt, see note I to the combined financial statements of the Latin America group. The general level of LIBOR rates affects the interest expense that we recognize on our variable-rate debt.


     FOREIGN EXCHANGE MARKET RISK


     A significant portion of the long-term debt held by our Latin American businesses is denominated in U.S. Dollars and is therefore subject to the effects of currency fluctuations and may affect reported earnings and losses. A significant change in the value of the U.S. Dollar against the various foreign currencies could result in a significant increase in foreign currency losses. As of November 30, 1999, short- and long-term debt issued by our combined Latin American businesses denominated in U.S. Dollars amounted to $860 million. In addition, our proportionate share of U.S. Dollar-denominated debt in the Brazilian operations was approximately $1.0 billion at November 30, 1999.



     Businesses in the Latin America group are subject to risk from changes in foreign exchange rates for operations that use a foreign currency as their functional currency and are translated into U.S. Dollars. Such changes result in cumulative translation adjustments which are included in Latin America group net worth. The Latin American businesses have translation exposure to various foreign currencies with the most significant being the Brazilian Real. Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency and reflect translation gains and losses in the determination of net income.


     HEDGING POLICY


     Foreign exchange operating exposures that arise in the ordinary course of business may be managed using a variety of hedging techniques. Typically, our Latin American businesses hedge against foreign exchange or other operating exposures through "natural hedges" by borrowing in local currencies to the extent that such loans are available and economically attractive. Under no circumstances are foreign exchange based derivatives contracts used without an underlying business purpose even if a gain might be expected to result.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)


     RISK SENSITIVITY


     The following table provides information, by maturity date, about interest rate sensitive financial instruments applicable to the Latin America group, which consist of fixed- and variable-rate debt obligations. Fair values for the majority of its long-term debt obligations are based on quotes from sources that we consider reliable.


                                                                                    TOTAL
                                                                                   RECORDED    FAIR
                        2000      2001     2002     2003     2004    THEREAFTER     AMOUNT     VALUE
                        -----    ------    -----    -----    ----    ----------    --------    -----
                                                   (DOLLARS IN MILLIONS)

DEBT

Fixed rate debt.......  $ 301    $   20    $   2    $   1     $--      $ 367         $691      $569
Average interest
  rate................   7.73%    21.82%    7.61%    7.61%    --        5.59%

Variable rate debt....  $   2    $  202    $  --    $  --     $--      $  --         $204      $204
Average interest
  rate................   7.82%     7.82%      --       --     --          --


     At November 30, 1999, an entity within the Latin America group was a party to interest rate swaps with a notional amount totalling $30 million. Under the agreement, the entity pays fixed rates denominated in Venezuelan Bolivars and receives fixed rates denominated in U.S. Dollars averaging 8.0%. The swaps are subject to periodic settlement and mature in February 2001. Because the instruments were entered into at the end of the period, the recorded amount equaled the fair value.


NEW ACCOUNTING PRONOUNCEMENTS

     REVENUE RECOGNITION


     In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements," (SAB 101). SAB 101 requires that revenues and costs of revenues derived from services rendered at the beginning of a contract or business relationship be deferred and recognized over the life of the related contract or relationship. The guidelines in SAB 101 must be adopted during the second quarter 2000. We do not expect the adoption of these guidelines to have a material impact on our results of operations and financial position.


     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES


     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement 133." The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For the companies in the Latin America group, this means that the standard must be adopted no later than December 1, 2000. We do not expect the adoption of this standard to have a material impact on our results of operations, financial position or cash flows.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS


       OF THE LATIN AMERICA GROUP OF BELLSOUTH CORPORATION -- (CONTINUED)



SUBSEQUENT EVENTS



     In May 2000, we completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes SA, a Brazilian company. The total purchase price was approximately $240 million. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as in northern Brazil. The common stock portion of the investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste.



     In May 2000, we announced an agreement to acquire a 33.8% controlling equity interest in Celumovil S.A., a cellular operator in the Eastern and Atlantic regions in Colombia, for a purchase price of approximately $295 million. Celumovil is a leading provider of wireless telecommunications services in Colombia with approximately 466,000 subscribers as of February 2000. Celumovil's concession areas include the Eastern and Atlantic regions, covering a combined population of approximately 26 million and six of the 10 largest cities in Colombia, including Bogota.

                               INDUSTRY OVERVIEW


     The global telecommunications industry is undergoing rapid change, fueled by:



     - privatization;



     - increased competition;



     - expansion of wireless services;



     - growth of the Internet;



     - increased use of data-intensive applications; and



     - deployment of high-bandwidth digital networks.



     From 1991 to 1999, worldwide wireless revenues grew at a compound annual rate of 36.7% and total telecommunications revenues grew at a rate of 12.6%. The Latin American telecommunications industry has participated in these global trends, with wireless revenues growing at a compound annual rate of 63.5%, and total telecommunications revenues growing at a rate of 13.6%, over the same period. Moreover, given that penetration rates remain significantly below the levels of more developed countries, we believe the Latin American telecommunications industry has the potential to grow at a faster rate than the global telecommunications industry overall. As the leading pan-regional wireless telecommunications provider in Latin America, we believe we are well positioned to take advantage of this rapid growth.


THE LATIN AMERICAN TELECOMMUNICATIONS OPPORTUNITY

  Overview


     With a population of almost 500 million and a combined gross domestic product, or GDP, of approximately $1.7 trillion in 1999, Latin America is a large and attractive telecommunications market. According to industry sources, the Latin American telecommunications market is expected to experience compounded annual growth in:



     - total telecommunications revenues of approximately 16% from 1999 to 2004(1);



     - wireless subscribers of approximately 28% from 1999 to 2004(2);



     - wireless service revenues of approximately 21% from 1999 to 2004(2); and



     - active Internet accounts of approximately 87% from 1997 to 2002(1).

---------------


(1) The Yankee Group.


(2) Pyramid Research.



     The following table shows, for the ten Latin American countries in which we operate or are licensed to operate, wireline and wireless penetration and population for 1999. Wireline and wireless penetration for the United States and Western Europe is given for 1999. Population for the United States and Western Europe, and all Internet penetration information is given for 1998.


                    SELECTED TELECOMMUNICATIONS PENETRATION

                                                                WIRELINE         WIRELESS         INTERNET
COUNTRY                                      POPULATION(1)   PENETRATION(1)   PENETRATION(1)   PENETRATION(2)
-------                                      -------------   --------------   --------------   --------------
                                             (IN MILLIONS)
United States..............................      272.1            66.1%            31.3%            22.1%
Western Europe.............................      387.3            53.2             24.2              9.5
Brazil.....................................      163.8            15.4              8.9              0.8
Argentina..................................       35.8            20.7             12.2              0.6
Peru.......................................       25.2             6.5              4.0              0.5
Venezuela..................................       23.2            11.3             14.3              0.6
Chile......................................       15.1            22.7             14.7              0.4
Ecuador....................................       12.4             7.3              3.6              0.1

                                                                WIRELINE         WIRELESS         INTERNET
COUNTRY                                      POPULATION(1)   PENETRATION(1)   PENETRATION(1)   PENETRATION(2)
-------                                      -------------   --------------   --------------   --------------
                                             (IN MILLIONS)
Guatemala..................................       11.9             5.4              1.8              0.2
Nicaragua..................................        4.9             3.2              1.4              N/A
Uruguay....................................        3.3            27.5              9.9              N/A
Panama.....................................        2.8            16.9             12.3              N/A

---------------

(1) Source for Latin American information: Pyramid Research; source for United States and Western Europe information: International Telecommunications Union.
(2) Source for Latin American Information: The Yankee Group; source for United States and Western Europe information: International Telecommunications Union.


     Penetration rates above and elsewhere in this document represent the number of subscribers in any given territory expressed as a percentage of the total population in that territory.


  The Latin American Wireless Opportunity

     Due to historical underinvestment in fixed-line infrastructure, the quality of fixed-line telecommunications services in Latin America remains poor relative to the United States and Western Europe, and customers often have experienced long waiting periods for the installation of telephone lines and service. Low levels of wireline penetration have presented an opportunity for wireless service providers to satisfy the substantial unmet demand for telecommunications services in many parts of Latin America, contributing to rapid initial growth. Continued growth of wireless services is expected to result from increased penetration and usage as service costs decline, wireless network coverage and capacity expands and service functionality increases. As wireless providers acquire customers and build their own high-capacity networks, they are positioned to provide a broader array of wireless services, such as Internet access, e-mail and other data applications like short messaging service.


     Since its introduction in Latin America in the 1980s, wireless service has experienced significant growth. For example, wireless providers experienced compound annual growth rates of approximately 56% for revenues and 77% for subscribers from 1996 through 1998 in Latin America. As illustrated in the following chart, industry sources expect that growth will continue:


               LATIN AMERICAN WIRELESS MARKET GROWTH PROJECTIONS


                                                                                                GROWTH
                                                1999    2000E   2001E   2002E   2003E   2004E    RATE
                                                -----   -----   -----   -----   -----   -----   ------
Total service revenues (in billions)..........  $13.5   $20.7   $25.1   $29.2   $32.4   $35.0    21.0%
Average subscribers (in millions).............   29.0    45.5    60.4    74.2    86.4    97.7    27.5%
End-of-period penetration.....................    8.1%   11.1%   14.0%   16.3%   18.5%   20.3%   20.2%


---------------

Source: Pyramid Research.

  The Latin American Internet and Data Opportunity

     The Yankee Group estimates that data traffic will account for over 50% of global wireless traffic by 2005. The data market in Latin America has historically been constrained by prohibitive pricing and inadequate local and international network infrastructure. Deregulation, increased competition and the deployment of modern networks are resulting in increased availability of data services, lower prices and greater end-user demand. Wireless operations in Latin America are positioned to capitalize on this demand.

     Key contributors to growth in the Internet and data markets within Latin America include the improving telecommunications infrastructure, the development of local content and the increasing penetration of Internet-capable devices. As illustrated in the following chart, the Yankee Group expects that growth, based on the number of Internet accounts, will continue:

               LATIN AMERICAN INTERNET MARKET GROWTH PROJECTIONS


                                                                                                 GROWTH
                                                   1997   1998   1999E   2000E   2001E   2002E    RATE
                                                   ----   ----   -----   -----   -----   -----   ------
Internet accounts (in millions)..................  1.1    2.5     3.8     6.6    13.2    26.4     87.4%
Penetration......................................  0.3%   0.6%    0.8%    1.4%    2.8%    5.4%    83.5%



     In the corporate market, demand is increasing for high speed corporate enterprise networks, local area and wide area networks and Internet protocol-based virtual private networks. The migration to flexible and efficient data transport technologies is facilitating the shift from narrowband to broadband applications. This development of broadband networks throughout Latin America is expected to significantly reduce the cost of carrying Internet and data traffic.


INDUSTRY TRENDS

     Growth in the Latin American telecommunications industry, and particularly wireless telecommunications, has been shaped by a number of underlying trends that are likely to cause this growth to continue.


     - MARKET LIBERALIZATION. Privatization and demonopolization of the Latin American telecommunications market have resulted in increased competition for substantially all telecommunications products and services. Governments within the region are increasingly demonstrating a pro-competition approach to the market, as evidenced by the upcoming PCS spectrum auctions announced in Brazil, Colombia, El Salvador and Honduras, and the anticipated opening of the markets for basic telecommunications services, such as local access and long distance, in such countries as Venezuela and Argentina. Further, the countries representing the six largest telecommunications markets in Latin America are each signatories to the World Trade Organization Agreement on Basic Telecommunication Services, which mandates liberalization. Competition has facilitated the availability of advanced telecommunications services and generally reduced prices, which has in turn increased demand.


     - EXPANDING PENETRATION. The number of wireless subscribers and wireless penetration levels have steadily increased in Latin America. For example, the number of wireless subscribers in Latin America increased from 6.4 million at year end 1996 to 38.0 million at year end 1999 as penetration increased from 1.4% to 8.1%. Penetration is expected to increase to 20.3% by 2004. Increased penetration allows wireless providers to distribute the fixed costs of a wireless network over a greater number of users, thereby increasing network utilization rates and reducing the unit cost of providing wireless service. As the cost of wireless service has declined, it has become an affordable service for a significantly larger percentage of the Latin American population and has increased both minutes of use and revenues.


     - DIGITAL TECHNOLOGY LOWERS COSTS AND INCREASES UTILITY AND FUNCTIONALITY. Latin American telecommunications providers are increasingly employing digital technology in their networks. Digital wireless systems achieve greater capacity and lower network costs per subscriber than analog systems. Digital wireless systems offer:



        -- improved call privacy and security;



        -- extended battery life;

        -- more robust data transmission features; and



        -- value-added services.


     Wireless service providers are also investing in network technologies designed to facilitate wireless Internet and data services. The combination of lower unit costs, increased functionality and expanded wireless Internet and data services should produce continuing growth of total wireless communications services revenues.

     - PREPAID PLANS EXPAND ADDRESSABLE MARKET. Most wireless communications service providers in Latin America offer prepaid service plans. Prepaid customers typically purchase calling cards that are available in various denominations. Prepaid service plans expand the addressable market by making it easier to initiate subscription for wireless service, and offer benefits both for customers and service providers. From a customer perspective -- and particularly for customers without ready access to credit -- prepaid service is attractive as it does not require any fixed-term contract, monthly fee or credit reference check. Prepaid service also offers a number of benefits for wireless system operators, including:


        -- reduced bad debt exposure;



        -- higher per minute charges;



        -- lower customer acquisition costs; and



        -- lower billing expenses.


     - CALLING PARTY PAYS BILLING SYSTEM INCREASES WIRELESS SERVICE
       USAGE. Regulators in most Latin American markets have mandated a "calling party pays" system, under which wireless service charges associated with a call are billed to the person that initiates the call. In Latin America, calling party pays programs increase wireless service usage, as subscribers tend to leave on their wireless handsets and encourage others to call them on their wireless phones, as they do not pay for inbound calls.


      We believe the combination of prepaid service plans and the calling party pays system are two significant factors driving increased wireless penetration and overall usage in Latin America. With this combination, prepaid customers can enjoy the convenience of receiving calls to a mobile handset without having to pay fixed monthly charges.

                      BUSINESS OF THE LATIN AMERICA GROUP

OVERVIEW


     BellSouth is the leading pan-regional provider of wireless telecommunications services in Latin America. Over the past ten years, we have rapidly grown our core wireless telephone services businesses in Latin America by adding customers in existing licensed areas, extending our geographic coverage in our existing countries of operation and expanding into additional Latin American countries. We currently have operations in Venezuela, Brazil, Argentina, Peru, Chile, Panama, Ecuador, Uruguay and Nicaragua, are planning to launch service in Guatemala in the third quarter of 2000 and have entered into a definitive agreement to buy a controlling interest in a wireless company in Colombia later this year. As of February 29, 2000, our Latin American companies held licenses for territories with a total population of approximately 176 million and provided wireless services to approximately 7.3 million customers. We do not own 100% of each these companies; adjusting market and customer data to reflect this partial ownership, our licensed areas had a population of approximately 124 million and provided wireless services to approximately 5.0 million customers, each as of February 29, 2000.



     Our goal is to become the leading pan-regional integrated communications provider in Latin America by leveraging our existing wireless business. We have constructed and continue to enhance networks that will allow our Latin American companies to offer a broad array of additional communications services when and as permitted by local regulation. Using these networks, our Latin American companies are increasingly offering additional communications services, such as:



     - Internet access;



     - wireless data services;



     - long distance;



     - data network services; and



     - wireless pay phones.



     We also provide advertising and directory publishing services in Brazil and Peru. In addition, our Latin American network services business provides wholesale long distance voice, data access and transport and operates an international roaming clearinghouse.

     The table below sets forth a summary overview of BellSouth's Latin American companies (on a total basis, as if each company were wholly-owned by BellSouth). The figures in the table below do not include BellSouth's approximately 17% equity interest in Tele Centro Oeste Celular Participacoes S.A., a Brazilian cellular company which provides wireless services to approximately one million customers in the central-west and northern regions of Brazil. The table below also does not reflect BellSouth's approximately 34% equity interest in Celumovil S.A., a cellular service provider in Colombia. While BellSouth has signed an agreement to purchase this interest and assume managerial control of the operation, the transaction is not expected to be completed until mid-2000.


                                                                                                  YEAR ENDED
                                                                                              NOVEMBER 30, 1999
                                                          BELLSOUTH                   ----------------------------------
                                               START-UP   OWNERSHIP     LICENSED         WIRELESS
COUNTRY                         AREA             DATE     INTEREST     POPULATION       CUSTOMERS      REVENUE    EBITDA
-------                ----------------------  --------   ---------   -------------   --------------   --------   ------
                                                                      (IN MILLIONS)   (IN THOUSANDS)     (IN MILLIONS)
COMMUNICATIONS:
 Argentina...........       Buenos Aires          11/89      65.0%         13.4           1,171        $  799.5   $234.0(1)
                                                                           22.4              --              --      --
                          Rest of Country      mid-2000      65.0
 Brazil..............     Metro Sao Paulo          5/98      44.5          18.1           1,291           692.8   155.4
                                                                           26.6             440           103.0   (35.7)
                          Northeast Region         6/98      46.8
 Chile...............   Santiago, Valparaiso       3/89     100.0           7.5             339           139.4    (4.8)(1)
                                                                            7.6              13              --      --
                          Rest of Country         12/99     100.0
 Ecuador.............        Nationwide           11/93      89.4          12.4             186            85.4    22.2
 Guatemala...........        Nationwide        mid-2000      60.0          11.9              --              --      --
 Nicaragua...........         Managua,
                                                                            2.9              39            31.1    11.6
                           Pacific Coast          11/93      49.0(2)
 Panama..............        Nationwide            6/96      43.7           2.8             120           107.9    56.2
 Peru................           Lima               6/90      96.8           7.3             295           152.1    24.3
                                                                           17.9               7             0.7    (5.5)
                          Rest of Country          8/99      96.8
 Uruguay.............     Coastal Corridor        11/91      46.0           2.1             116            80.0    34.9
 Venezuela...........        Nationwide           11/91      78.2          23.2           2,219         1,108.8   374.4
                                                                          -----           -----        --------   ------
   Communications
     subtotal:.......                                                     176.1           6,236         3,300.7   867.0
ADVERTISING AND
 DIRECTORY
 PUBLISHING..........                                                                                      73.7   (19.9)
                                                                                                       --------   ------
OTHER................                                                                                      50.2   (85.2)
                                                                                                       --------   ------
 TOTAL (100% OF
   OPERATING
   COMPANIES)........                                                                                  $3,424.6   $761.9
                                                                                                       ========   ======

                                 QUARTER ENDED
                               FEBRUARY 29, 2000
                       ---------------------------------
                          WIRELESS
COUNTRY                  CUSTOMERS      REVENUE   EBITDA
-------                --------------   -------   ------
                       (IN THOUSANDS)    (IN MILLIONS)
COMMUNICATIONS:
 Argentina...........      1,286        $202.6    $ 38.6(1)
                              --            --        --
 Brazil..............      1,390         171.8      50.2
                             581          40.6      (9.5)
 Chile...............        376          47.0       9.0(1)
                              27            --        --
 Ecuador.............        203          17.5       6.2
 Guatemala...........         --            --        --
 Nicaragua...........
                              51          10.6       3.5
 Panama..............        141          29.4      16.6
 Peru................        309          32.1       2.4
                              10           0.6      (1.3)
 Uruguay.............        141          23.5      11.0
 Venezuela...........      2,834         347.8      91.8
                           -----        ------    ------
   Communications
     subtotal:.......      7,349         923.5     218.5
ADVERTISING AND
 DIRECTORY
 PUBLISHING..........                     20.4     (13.0)
                                        ------    ------
OTHER................                     22.4     (27.2)
                                        ------    ------
 TOTAL (100% OF
   OPERATING
   COMPANIES)........                   $966.3    $178.3
                                        ======    ======


---------------

(1) Includes development costs associated with new operations in the rest of the country and long distance service.

(2) BellSouth also has a prepaid option to acquire an additional 40% interest which BellSouth has decided to exercise.



     For fiscal year 1999, our Latin American companies in aggregate generated total revenues of $3.4 billion and EBITDA of $762 million. EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of companies we account for on the equity method, provision for asset impairment and other income, net. For the three months ended February 29, 2000, the companies in aggregate generated total revenues of $966 million and EBITDA of $178 million. As of February 29, 2000, BellSouth's proportionate share of each of its Latin American companies' debt amounted to $2.1 billion.



     The financial data presented above represents the total operating results of each of the companies included in our Latin America group. This presentation is not permitted under, and is not intended to replace the combined operating results prepared and presented in accordance with, generally accepted accounting principles in the United States. However, since our Latin America group includes significant interests in wireless businesses that are not presented on a combined basis, we believe that this data facilitates a more detailed understanding and assessment of the combined operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of the Latin America Group of BellSouth

Corporation" and our Latin America group's combined financial statements and related notes appearing elsewhere in this document.


COMPETITIVE STRENGTHS


     We believe the following competitive strengths distinguish our Latin American operations from our competitors:



     - ESTABLISHED AND RAPIDLY GROWING BASE OF CUSTOMERS. Through our early entry into Latin America and successful growth, we have built a large and rapidly growing customer base. As of February 29, 2000, our Latin American companies served an aggregate of 7.3 million customers. During fiscal year 1999, the companies grew their customer base by 2.7 million customers, an increase of 78.3% to 6.2 million. In the three months ended February 29, 2000, the customer base grew by an additional 1.1 million customers. We believe this large customer base provides us with key advantages in Latin America, including facilitating strategic partnering arrangements, economies of scale sufficient to roll out new wireless services profitably and a platform for entering new lines of business, such as Internet and data services.



     - STRONG PAN-REGIONAL PRESENCE. We are one of a few wireless telecommunications providers with a pan-regional presence in Latin America and our geographic coverage is the largest in the region. We believe our experience and proven success in establishing, growing and operating wireless businesses in multiple markets within the region allow us to better anticipate future market trends and the needs of our customers. We are well positioned to increasingly offer our services on a pan-regional basis where permitted by local regulation. For example, we are currently deploying a pan-regional satellite and fiber based network to interconnect each of our Latin American companies and support voice, Internet and data services.



     - REPUTATION FOR PROVIDING SUPERIOR SERVICES. We believe we offer our Latin American customers the highest quality telecommunications services and customer care available within our markets and that we have developed a strong reputation for doing so. As competition in the industry grows, we believe our reputation in Latin America for superior customer service will continue to enable us to attract and retain high-quality customers without competing primarily on the basis of price. Our Latin America operations benefit from the customer service expertise of the BLS group companies, which have won 11 J.D. Power & Associates awards for superior customer service in the last four years.



     - HIGH-CAPACITY DIGITAL BACKBONE NETWORKS. We operate our own high-capacity digital networks in major Latin American markets. We believe these backbone networks enable our companies to provide high-quality service, reduce interconnection costs and increase call completion rates. In addition, these backbone networks facilitate the offering of value-added wireless services, which may not be supported by another carrier's network. Moreover, we believe these established high-capacity networks will reduce costs and time to market in rolling out new Internet, data and voice services.



     - ESTABLISHED BRANDS. The brands established by BellSouth and our Latin American companies are among the best known brands in their markets, and are closely associated with high-quality wireless services in those markets. As competition in the wireless communications industry intensifies, we believe the power of our strong brands will play an increasingly important role in consumers' purchasing decisions. Further, as BellSouth expands its geographic coverage in Latin America and offers new services, we believe the strength of these brands will assist us in successfully and rapidly penetrating these markets.



     - EXPERIENCED MANAGEMENT TEAMS. BellSouth has been providing high-quality wireless services in Latin America since 1989 and has developed experienced management teams at the country level, which are supported by its U.S.-based corporate management team. On average, the general manager of each of our Latin American companies has approximately nine years of experience in the communications industry.

     - STRONG RELATIONSHIP WITH COMPANIES IN OUR BLS GROUP. We expect companies in our Latin America group to continue benefiting from its relationship with companies in our BLS group. Such benefits include:



      -- access to managerial resources, including world class expertise and experience in all areas of telecommunications services;



      -- ability to leverage combined purchasing power; and


      -- enhanced ability to access capital.

BUSINESS STRATEGY


     To achieve our goal of becoming the leading pan-regional integrated communications provider in Latin America, BellSouth will leverage its competitive strengths and market position in wireless telecommunications by pursuing the following strategies:



     - CONTINUE TO RAPIDLY GROW EXISTING WIRELESS OPERATIONS. We believe there are considerable opportunities for long-term growth of our wireless telecommunications businesses in our existing Latin American markets. For example, our operation in Venezuela increased its customer base by over one million customers, or almost 90%, in 1999, its eighth year of operation. Pyramid Research estimates that the number of wireless subscribers in Latin America will approximately triple over the next five years. With its established brands and reputation for quality customer service, BellSouth is well positioned to benefit from this expected subscriber growth. And, in order to derive greater revenues from existing customers, we plan to offer a variety of value-added services in our Latin American markets, including wireless Internet and other wireless data applications.



     - EXPAND PAN-REGIONAL COVERAGE. We seek to further develop our position as the leading pan-regional wireless telecommunications provider in Latin America through expansion into new geographic markets. We plan to expand our geographic coverage by bidding for new licenses and by pursuing selective acquisitions of existing service providers, both in countries in which we currently operate and in new countries.



      -- In-country expansion opportunities. We intend to expand the wireless coverage area of our Latin American companies within selected countries in which we currently operate but lack a nationwide presence. In the last two years for example, we acquired licenses for the remainder of Argentina, Chile and Peru to give our companies a nationwide presence in each of those markets, expanding our licensed territories to include an additional 47 million people. Other attractive in-country expansion opportunities include Brazil and Uruguay, which together comprise a population of over 120 million outside our existing licensed areas. In May 2000, we acquired a minority interest in Tele Centro Oeste, an additional cellular company operating in central-west and northern Brazil.



      -- New-country expansion opportunities. We will also focus on expanding our operations into selected Latin American countries in which we are not currently operating. We will primarily focus on establishing operations in countries of strategic importance to our pan-regional operations, such as El Salvador, Honduras and Costa Rica. We will also consider entry into other countries, such as Mexico, Bolivia, Paraguay and Caribbean countries, when it is economically attractive to do so. In May 2000, for example, we entered into a definitive agreement to acquire a 33.8% controlling interest in Celumovil S.A., a Colombian wireless service provider.



     - BROADEN EXISTING CAPABILITIES AND SERVICE OFFERINGS. We believe our existing Latin American networks and operations provide us with a strong platform from which to offer a broad array of communications services. We are building on this platform in two fundamental respects:



      -- In our larger markets, such as Venezuela, Argentina and Peru, our companies are augmenting their access to customers, especially large corporate customers and multiple-family residences, with various "last mile" technologies, including wireless broadband local access networks. Where justified by traffic volume, our companies intend to provide broadband access through fiber optic cable. High bandwidth local access technologies will position them to offer advanced data services with high growth potential, such as Internet access and data network services.



      -- We are in the process of deploying, via owned or leased capacity, an international network to interconnect our Latin American companies' networks and provide direct connectivity within Latin America and to and from North America and Europe. This network will enable our companies to offer international long distance services, Internet access and transport and end-to-end managed data services.



     - REALIZE INCREASED SYNERGIES AMONG OUR EXISTING OPERATIONS. We believe we can utilize the collective assets and expertise of our Latin American companies to realize synergies unavailable to many of our competitors. Existing efforts to realize such synergies include:



      -- leveraging the collective purchasing power of all of BellSouth's Latin
         American companies;



      -- sharing information, ideas and experience among the companies through a best practices program; and



      -- centrally managing our properties in Panama, Guatemala and Nicaragua.



     - PURSUE SELECTIVE STRATEGIC TRANSACTIONS THAT COMPLEMENT OUR BUSINESS PLAN. We believe that, as in Europe and the U.S., the Latin American telecommunications industry will experience increased consolidation, with single-market providers combining or aligning with pan-regional operators. We will carefully evaluate opportunities for selective strategic acquisitions that cost-effectively either accelerate or implement our Latin American business strategy. Such acquisitions may expand our Latin American license areas, enhance our service capabilities or increase economies of scale. We will also consider opportunities to increase our ownership in selected markets in Latin America by acquiring the interests of our partners.


COMMUNICATIONS SERVICES


     BellSouth's Latin American companies offer a variety of communication services in their respective markets. The table below sets forth the primary services currently offered in each market:



                                                     COMMUNICATIONS SERVICES
                                 ----------------------------------------------------------------
                                                                    DATA                             ADVERTISING
                                  MOBILE    WIRELESS   INTERNET   NETWORK      LONG     WIRELESS    AND DIRECTORY
COUNTRY                          WIRELESS     DATA     SERVICE    SERVICES   DISTANCE   PAYPHONES     PUBLISHING
-------                          --------   --------   --------   --------   --------   ---------   --------------
Argentina......................     X          X          X          X          X
Brazil.........................     X          X                                                          X
Chile..........................     X                     X                     X
Ecuador........................     X          X                                X           X
Guatemala (third quarter
  2000)........................     X          X
Nicaragua......................     X                                                       X
Panama.........................     X                     X
Peru...........................     X          X                     X          X           X             X
Uruguay........................     X                     X
Venezuela......................     X          X          X          X                      X


     Other services offered in selected markets include web hosting, vehicle location services and, to the extent permitted by law, local access service.

     MOBILE WIRELESS


     Mobile wireless telecommunication is BellSouth's primary business in Latin America and we offer this service in all of our Latin American markets. Mobile wireless includes cellular, personal communications service, or PCS, and enhanced specialized mobile radio systems. The primary technical distinction between cellular, PCS and enhanced specialized mobile radio is that they operate at different radio frequencies.

However, each is capable of providing two-way voice and data communication between handheld and vehicle-mounted radio telephones and, through interconnection with other networks, two-way communication with fixed-line devices. Our Latin American companies offer wireless service using cellular frequencies in all of their current countries of operation. In addition, wireless services using PCS and enhanced specialized mobile radio frequencies are offered in Argentina, and the license recently obtained in Guatemala is for PCS frequencies. Digital service at PCS frequencies is also being implemented in Uruguay to supplement an existing analog network.



     We believe that, from a customer's perspective, any significant difference in features and functionality of the three systems results from the handset capabilities and network infrastructure deployed in a particular system, rather than any difference in the properties of the particular radio frequencies. For example, all three systems are capable of providing value-added services and roaming.



     VALUE-ADDED SERVICES. Our Latin American digital wireless networks allow a number of advanced services and features to be offered with wireless service, including:



     - voice mail;



     - caller ID;



     - call forwarding;



     - call waiting; and



     - three-way calling.



     These services increase the utility of our mobile wireless service to customers and typically increase usage and service revenues.



     ROAMING. Intra-country roaming is available in several markets where our Latin American companies do not have full geographic coverage, such as Brazil and Uruguay. These services are facilitated through agreements with other intra-country wireless operators to permit customers to use their wireless handsets outside of their provider's geographic territory. Our Latin American companies offer automatic wireless international roaming services to and from many areas of Latin America and North America as well as selected destinations in Asia. These services are provided pursuant to agreements with other wireless service providers. Northbound roaming from Latin America to North America and intra-Latin America roaming was initiated in early 1999. Southbound roaming, which allows customers of BellSouth's U.S. wireless operations, and customers of other carriers which have entered into roaming agreements with our Latin American companies, to roam in Latin America, is currently available between North America and Sao Paulo, Brazil; Argentina; Chile; Colombia; El Salvador; Guatemala; Nicaragua; Panama; Peru; Uruguay and areas in the Caribbean. We intend to continue to expand roaming service both within and outside of Latin America. Roaming revenues are not currently significant.


     WIRELESS INTERNET AND DATA


     Wireless Internet and data applications and new broadband services represent opportunities for new revenue streams and enhanced customer retention. We currently offer wireless data services, such as short messaging service, in a number of Latin American markets. Short messaging service allows a wireless handset to send, receive and store short alphanumeric messages and pages. In addition, we plan widespread deployment of wireless Internet service and currently offer this service in Argentina. Wireless Internet service allows access to specially designed websites directly from a wireless handset or personal digital assistant. We intend to leverage our large Latin American customer base to provide web-based value-added services, including browsing, electronic scheduling, information services, e-commerce and more.


     INTERNET SERVICE


     We have launched Internet service in Argentina, Chile, Panama, Uruguay and Venezuela. We offer dial-up Internet access and support dedicated lines to serve residential and business customers. We plan to offer

Internet service in all markets when and as permitted by local regulation. In addition to providing access to the Internet, we also intend to offer value-added Internet services. Services such as web hosting, web sites and e-commerce applications will be offered either independently or through alliances with strategic partners. Our company in Venezuela is currently offering these services.


     DATA NETWORK SERVICES AND PRIVATE NETWORKS


     Data network services include dedicated Internet access, leased lines, and data transmission services. Private networks connect the various buildings and offices of corporate customers with one another and with the service provider's backbone network using a combination of microwave transceivers and fiber optic cables. Currently, data network services and private networks are provided in Argentina, Venezuela and Peru. The variety and quality of network services available to customers is augmented by the pan-regional satellite and fiber based network we are currently deploying in Latin America. As the Latin American countries in which we have operations liberalize their telecommunications laws, we plan to provide data network and private network services in additional markets.


     DOMESTIC AND INTERNATIONAL LONG DISTANCE


     BellSouth provides both domestic and international long distance services in several major markets in Latin America, including Argentina, Chile and Peru. We intend to offer both domestic and international long distance service in each of our other Latin American markets when and as permitted by local regulation. Domestic long distance traffic will be carried over the backbone networks of our Latin American companies. To support international long distance service, we are deploying a pan-regional satellite and fiber based network. This network interconnects with other Latin American and international carriers and will interconnect with the backbone networks of each of our companies, to the extent they are permitted by local law to originate and terminate international long distance traffic.


     ADVERTISING AND DIRECTORY PUBLISHING


     BellSouth is one of the largest publishers of classified and yellow page directories in Latin America. Our companies in Brazil and Peru publish over 130 titles annually and also offer electronic advertising services. Revenues are principally derived from sales of advertising in directories and from telephone companies paying for listing services. In addition to print products, these operations offer Internet-based directory services and e-commerce applications. We plan to develop our advertising and publishing business in existing markets, build upon our Latin American Internet-based advertising and directory businesses and evaluate opportunities to expand this business into new geographic markets.


     LOCAL ACCESS SERVICES


     When and as permitted by law, we are beginning to offer local fixed access service through various "last mile" access technologies, including wireless broadband local access in some Latin American markets. Where justified by traffic volume, we intend to provide broadband access through fiber optic cable. Such high bandwidth local access technologies connect customers to the backbone networks of our companies and allow for the provision of Internet and high-speed data services as well as traditional voice services. Currently, local access service is provided in Argentina and Peru, and in Venezuela for data services only. A number of Latin American markets have announced plans to liberalize local service provision, including Venezuela and Brazil.


     INTERACTIVE AND BASIC PAGING


     Interactive paging provides two-way radio transmission of text messages, such as e-mail, between handheld devices, computers and similar appliances. Basic paging provides one-way transmission of brief alphanumeric messages, such as a telephone number, to a handheld device from a telephone or computer. Information services, including stock quotes, news headlines and sports scores, are also supported by interactive and basic paging. We currently offer interactive paging in Venezuela.

     HANDSETS AND ACCESSORIES


     We sell wireless handsets and other communication devices such as pagers. Our handsets are manufactured by major equipment manufacturers, including Nokia, Ericsson and Motorola. While handset sales can generate significant revenues, such sales are typically made at or below cost as part of a package that includes subscription for wireless service. We also offer a variety of handset accessories, such as chargers, headsets, hands-free kits for vehicles, belt clips, faceplates and batteries. Unlike prices for handsets, we do not typically subsidize prices for accessories.


     INTERNATIONAL ROAMING CLEARINGHOUSE


     BellSouth's Latin American network services division is the leading provider of automatic roaming services in Latin America. The network services division provides a suite of services to facilitate automatic international roaming using its intelligent signaling network to provide connectivity to wireless carriers in South, Central and North America, the Caribbean and selected markets in Asia. It also provides fraud management services and services that facilitate the provision of customer care and technical support to customers roaming outside the network operator's territory. The network services division also operates an international roaming clearinghouse for our BLS group's U.S. wireless companies. Although the automatic roaming services and clearinghouse businesses are not sources of significant revenues, they do support roaming arrangements between carriers and allow for settlement of inter-carrier payments, which is necessary to permit wireless users to roam in the region.


NETWORKS AND TECHNOLOGY

     NETWORKS


     Each of our Latin American companies operates a network utilizing either cellular or higher PCS radio frequencies to support its core wireless telephone services. The basic architecture of existing wireless networks includes cell site radio base stations, switching machines and fixed telecommunications facilities. The cell site base stations contain the radio transmitters and receivers. These are strategically placed to ensure that the service area specified by customer demand and government requirements is covered with radio signals of sufficient strength to provide high-quality service. Switching machines serve as the control and interconnect medium of the system. All cell sites connect to a switching machine that controls the interaction between cell sites. When a customer moves from an area served by one cell site to another, the switch controls the handoff of service between cell sites. The switch also controls and establishes the interconnection with other networks. Fixed communications facilities connect the cell sites to the switches, and the switches to other communications networks. These facilities can be comprised of any suitable transmission medium, including microwave radio, fiber optic cable and copper cable. Microwave is typically used to provide the fixed network for most new cellular or PCS systems. Subsequently, as traffic within the network increases, microwave can be supplemented or replaced with fiber optic cable to improve the capacity and reliability of the connection. Fixed telecommunications facilities can be constructed and owned by the wireless company or leased from either the local telephone company or a competing carrier.



     BellSouth's Latin American companies interconnect with both wireline and other wireless operators in their markets. Carriers charge one another for calls that are carried over their networks, and typically the further a carrier must carry a call over its network, the higher the interconnection charge. Carriers consequently have an incentive to carry as much of their own traffic as possible and to interconnect with other carriers at numerous points to minimize the interconnection and carriage charges from other carriers. Our companies' high-capacity backbone networks reduce interconnection costs, increase call completion rates and enable them to offer value-added services. Our operations in markets such as Argentina, Chile, Ecuador, Panama, Peru and Venezuela have significantly reduced interconnection fees and reliance on competitors' networks and, we believe, increased customer service quality.



     While our networks are built to support our core wireless services, the existence of the networks enables us to offer other services. As our companies develop into fully integrated communications providers, in many cases they already have in place a high-capacity network to support additional services and telecommunications traffic. Where such a network is in place, offering high-speed data and local calling only requires that we build a "last mile" connection -- that is, a connection from the nearest point on the network to the customer. For our existing Latin American wireless customers, cellular or PCS wireless telecommunications provides the last mile for voice and narrowband data applications. To provide broadband services, we intend to supplement this "last mile" solution with other technologies, including "fixed wireless" technologies such as Local Multipoint Distribution System or third generation cellular technology currently under development. Where justified by traffic volume, we intend to provide broadband access through fiber optic cable.



     As part of our plans to interconnect our Latin American networks with each other and with North America and Europe, we have begun deploying an international network over satellite and fiber optic facilities. This network provides us with the capacity to offer international long distance services and global Internet connectivity. The network consists of satellite-based connectivity provided via leased transponder capacity on the Intelsat, SatMex-5 and Solidaridad-2 satellites. To access these satellites, we utilize earth station facilities located in Argentina, Venezuela, Peru, Chile, Ecuador and the United States. The network also provides high-capacity connectivity directly to North America on several submarine cable systems, including Americas I, PanAm and Maya-1. These submarine systems are connected to our carrier-grade, international gateway switches located in Santiago, Chile and Florida. Connectivity to Europe is then provided via capacity on the TAT-14 and AC-1 submarine systems, which are linked to our carrier-grade, international gateway switches in New Jersey and London. Our rights to those submarine systems have been attributed to the Latin America group. Finally, the network is monitored and managed on an end-to-end basis from a single network operations center based in Atlanta, Georgia.


     TECHNOLOGY


     Wireless carriers in Latin America typically choose from among four signal transmission technologies for cellular frequency communications -- two analog and two digital. The earlier analog standards include Advanced Mobile Phone Service, or AMPS, and narrowband AMPS, or N-AMPS. The digital signal transmission technologies include Time Division Multiple Access, or TDMA, and Code Division Multiple Access, or CDMA. Wireless carriers offering service at higher PCS frequencies all use a digital transmission technology. Digital technologies offer more capacity and lower network costs per subscriber than the older analog technologies and allow carriers to offer more value-added services. The two different digital standards are incompatible with each other. TDMA and CDMA handsets typically include AMPS transceivers to facilitate roaming into areas where the digital technology of the subscriber's home system is not available. A third digital cellular technology that is commonly deployed in Europe and some other parts of the world is Global System for Mobile Communications, or GSM. Our most recent competitors in the Venezuelan wireless service market have deployed GSM technology.



     We have deployed digital technologies in all of our current Latin American markets except for Uruguay, where CDMA digital service at PCS frequencies is expected to supplement the existing analog network by the end of the year. We are also installing an all-digital CDMA network using PCS frequencies in our newest operation in Guatemala. We use either TDMA or CDMA in our Latin American operations, selecting the type of digital technology for each particular market that optimizes the combination of cost, quality and capacity available at the time. We do not believe the choice of digital transmission technology, whether TDMA or CDMA, plays any role in the decision by a material number of potential customers in our Latin American markets when selecting a wireless service provider. However, while roaming capability is available, whether through utilization of AMPS technology or the digital network of a competitor, the lack of a common digital technology across all of our Latin American companies means that customers will not presently be able to roam onto the digital networks of all of our other Latin American companies.


OVERVIEW OF COUNTRY OPERATIONS


     BellSouth owns all or a substantial interest in each of its Latin American companies. Our largest operations by revenue are in Venezuela, Brazil and Argentina. We also have operations in Chile, Ecuador,

Nicaragua, Panama, Peru and Uruguay, and anticipate commencing operations during the third quarter of 2000 in Guatemala. We expect to finalize our Colombian acquisition later this year.



     We typically play a lead role in the management and direction of our Latin American companies. In some cases, the ownership structure of these companies reflects government requirements that local owners hold an interest in the companies' telecommunications licenses. When entering new markets in Latin America, we typically seek to build strong relationships with one or more local partners who are more familiar with the country's business and political environment.



     In structuring its investments, BellSouth exercises operating influence through board representation, the right to appoint certain key members of management and consent rights with respect to significant matters, including amounts of capital contributions. In addition, we try to assure our ability to maintain a position of influence in the venture, if not outright control, by obtaining rights of first refusal on future sales of our partners' interests and on equity issuances by the venture. The particular governance rights vary from venture to venture, and often are dependent upon the size of our investment relative to other investors. Under the governing documents for some of these ventures, certain key matters such as the approval of business plans and decisions as to the timing and amount of cash distributions require the consent of our partners. We will likely enter into similar arrangements to pursue additional opportunities in Latin America.



     In many of their markets in Latin America, BellSouth's companies compete directly with affiliates of Telefonica and Telecom Italia. Telefonica currently owns interests in wireless or wireline telecommunications companies operating in eight countries in Latin America, and Telecom Italia operates in six countries in Latin America. In addition, a Telefonica subsidiary operates one of the largest Internet service providers in Latin America. Both of these companies are implementing a pan-regional strategy in Latin America.


     VENEZUELA


     BellSouth conducts its Venezuelan operations through its 78.2% interest in Telcel, which operates a nationwide wireless network. Telcel commenced operations in 1991. Telcel is the leading wireless provider in Venezuela and also offers a wide variety of communications services, including Internet access and data network services. The Telcel brand is widely recognized in Venezuela. In early 2000, a limited co-branding campaign was initiated, introducing the BellSouth brand alongside Telcel. We plan to gradually increase co-branding activities during the year and expect the Telcel/BellSouth brand to be widely used by early 2001.



     Telcel's customer base grew to over 2.2 million wireless customers in 1999, its eighth year of operation. This represented an increase of approximately 90% over 1998 despite a decline in GDP of almost 8% in 1999. Telcel's customer base grew by an additional 615,000 customers in the three months ended February 29, 2000. As of February 29, 2000, Telcel's wireless network had coverage of over 90% of the Venezuelan population. Telcel has successfully grown its core wireless telephone business and leveraged its operations and customer base to offer an expanding array of communications services. The company operates one of the leading Internet service providers in Venezuela, providing dial-up service to over 87,500 customers and dedicated data links for approximately 100 corporate accounts at February 29, 2000. Telcel also maintains an Internet website and launched the first Internet shopping mall in Venezuela. In November 1999, Telcel introduced a two-way interactive paging service that allows customers to receive e-mail on mobile handheld devices and to send messages to a variety of communications devices, including fax machines, computers and pagers.

     The following table shows several key statistics concerning Telcel's operations for the fiscal years ended November 30, 1997, 1998 and 1999 and the quarters ended February 28, 1999 and February 29, 2000, and nationwide wireless penetration and GDP growth for 1997, 1998 and 1999:



                                                                                     QUARTER ENDED
                                            FISCAL YEAR ENDED NOVEMBER 30,    ---------------------------
                                            -------------------------------   FEBRUARY 28,   FEBRUARY 29,
                                             1997       1998        1999          1999           2000
                                            -------    -------    ---------   ------------   ------------
                                                    (DOLLARS IN MILLIONS; CUSTOMERS IN THOUSANDS)
Total Company:
  Revenue.................................  $452.4     $806.2     $1,108.8       $272.8        $  347.8
  EBITDA..................................  $190.8     $373.4     $  374.4       $101.0        $   91.8
  Licensed Population.....................    21.9       22.7         23.2         23.2            23.2
  Telcel Wireless Customers...............     697      1,168        2,219        1,393           2,834
As Adjusted for BellSouth's Equity
  Interest:
  Revenue.................................  $247.3     $556.2     $  866.6       $213.2        $  271.8
  EBITDA..................................  $104.1     $257.4     $  292.6       $ 78.9        $   71.8
  Licensed Population.....................    12.6       17.7         18.1         18.1            18.1
  Telcel Wireless Customers...............     400        913        1,734        1,088           2,215

Penetration (all carriers)(1).............     4.6%       8.0%        14.3%
GDP Growth(2).............................     5.9%      (0.7)%       (7.6)%


---------------

(1) Source: Pyramid Research.
(2) Source: International Monetary Fund.


     MARKET DEMOGRAPHICS. Venezuela represents one of the largest markets in Latin America, with a population of approximately 23.2 million as of 1999. Over 90% of the population resides in cities. In 1999, wireline penetration was approximately 11.3% and wireless penetration was approximately 14.3%.



     BUSINESS OPPORTUNITY. In order to improve its existing services and be able to expand its service offerings, Telcel upgraded its wireless network to CDMA digital technology in 1999. The improved capacity of the digital service, which uses existing licensed spectrum, together with Telcel's established brand and the promotion of prepaid plans, allowed it to increase customers by 90% in 1999. Moreover, the improved functionality of the new digital handsets allows Telcel to offer a wider array of value-added services, including short messaging service and other data applications. We believe these value-added services will improve customer retention and produce additional service revenues.



     In building out its wireless network, Telcel installed a technologically advanced network and deployed it further into the interior of Venezuela than its competitors. Its high-capacity backbone network, which was recently upgraded to fiber optic cable for several major links, allows it to carry its wireless customers' traffic economically. The backbone network, augmented by microwave and fiber optic local access technologies, supports a variety of services, including data network services and dedicated high-speed Internet access. Telcel plans to provide a full suite of telecommunications services, including local and long distance voice services following the opening of these markets to competition, which is scheduled to occur in November 2000. Telcel is testing several local access technologies, including wireless broadband local access network, to provide a "last mile" local access solution.



     SALES AND MARKETING. Telcel concentrates its marketing efforts on serving the needs of the corporate and mass markets. For corporate customers, Telcel has a dedicated sales force to meet their needs for wireless, Internet and data services. For the mass market, Telcel provides a variety of services to meet customers' needs. Telcel seeks to make its products valuable and convenient to customers. With over 1,000 authorized agents, 40 service centers and 20,000 prepaid card distribution points, Telcel has a wide presence in Venezuela.



     Telcel maintains a high corporate profile with strong community ties, and consumers identify the Telcel brand as prestigious, innovative and technologically advanced. The company frequently launches special promotions using radio, billboards and newspapers to generate awareness and attention to its brand.

     MANAGEMENT TEAM. Telcel has assembled a strong management team to help it execute its business strategy. At January 2000, Telcel had approximately 2,600 employees. Telcel's senior management team includes:


          Oswaldo Cisneros, Chairman and Chief Executive Officer. Mr. Cisneros has served as Telcel's Chairman and Chief Executive Officer since 1991. Previously, Mr. Cisneros served as President of Pepsi Cola's Venezuelan operations, President of Central Azucarero Portuguesa, President of the Produvisa Glass Manufacturing Company and President of Coca-Cola Venezuela.


          Enrique Garcia, Executive President and Chief Operating Officer. Mr. Garcia has served as Telcel's Executive President and Chief Operating Officer since 1996, and has been with Telcel in various capacities since 1992. Prior to joining Telcel, Mr. Garcia was employed with Cellular One of Puerto Rico, Unisys, Coopers & Lybrand and Pepsi Cola. Mr. Garcia has more than 28 years of experience in telecommunications, information technology, general management, marketing and finance.

          Ricardo Mata, Executive Vice President, Administration and
     Finance. Mr. Mata has served as Telcel's Executive Vice President for Administration and Finance since 1997. Prior to joining Telcel, Mr. Mata was the Corporate Finance Vice-President for Oficina Central de Asesoria y Ayuda Tecnica C.A. with responsibilities for Pepsi Cola's Venezuelan operations, Produvisa Glass Manufacturing Company and Central Azucarero Portuguesa.

          Gustavo Enrique Reyes Reverol, Technology and Information Vice President. Mr. Reyes has served as Telcel's Technology and Information Vice President since 1993 and has been with Telcel in various capacities since 1992. Mr. Reyes previously worked for 15 years in management of the construction of the Itaipu Hydroelectric Power Plant.


     STRATEGIC PARTNERS. Telcel's other major shareholder is Argenta Finance, which is controlled by Telcel's Chairman, Mr. Oswaldo Cisneros. Argenta holds an indirect 21% interest in Telcel. Argenta has the right to require BellSouth to purchase, and BellSouth has the right to require Argenta to sell to BellSouth, approximately half of Argenta's interest in Telcel, if Argenta is unable to sell its interest in a public offering. If BellSouth exercises its right to purchase the interest, BellSouth would purchase it at between 100% and 120% of its appraised fair value. If Argenta elects to require BellSouth to purchase the interest, BellSouth would do so at between 80% and 100% of its appraised fair value.



     COMPETITION. Telcel's principal competitor is CANTV's wireless subsidiary, Movilnet. CANTV is partially owned by GTE Corporation. CANTV also competes with Telcel in the data network services and Internet service businesses. In 1997, the Venezuelan government awarded regional licenses to three new entrants to provide wireless service, which collectively comprise a nationwide coverage area. The three new entrants each deployed the same digital technology and are entitled to provide wireless service in the metropolitan areas within their respective regions, after meeting rural area coverage requirements. At least one of these new entrants is already adding customers in metropolitan areas. The Venezuelan government has also announced plans to award new nationwide wireless licenses in the future.



     REGULATORY ENVIRONMENT. Since 1991, telecommunications in Venezuela have been regulated by CONATEL, an agency under the Ministry of Infrastructure, formerly the Ministry of Transportation and Communications. CONATEL coordinates and approves expansion, modernization and improvement of Venezuela's telecommunications system. CONATEL also monitors Telcel's compliance with its various concessions and is responsible for establishing the range of prices Telcel can charge for its services, including usage, activation and service charges. Venezuela is scheduled to open its telecommunications market to full competition in November 2000.

     CONCESSIONS. Telcel holds four nationwide concessions from CONATEL and the Ministry of Infrastructure, as set forth below:

                                                                        INITIAL TERM
                                                              GRANTED     EXPIRES
                                                              -------   ------------
Cellular service............................................   1991         2011
Value Added Services, including Internet service............   1995         2005
Private networks............................................   1993         2003
Wireless data...............................................   1994         2014

     Telcel's cellular concession imposes network build-out requirements and quality standards, subjects Telcel to rate range regulation by CONATEL and imposes a special tax on Telcel, which reached in 1996 its maximum level of 10% of Telcel's gross income from services offered under the concession. The concession may be extended for additional 20-year terms if Telcel complies with its obligations under the concession and agrees to any new conditions which the Ministry of Infrastructure may establish in view of the national public interest. Additionally, the concession currently prohibits Telcel from competing directly with CANTV in providing landline local, domestic long distance -- except for its own wireless customers -- and international long distance telephone service.

     Telcel's other concessions may each be extended for an additional 10- or 20-year period, provided Telcel has complied with all conditions of the particular concession. In determining whether to agree to the extension of any of the other concessions, CONATEL will take the national public interest into account.

     BRAZIL


     BellSouth and its Brazilian partners operate two wireless telecommunications companies in Brazil under the BCP brand name. In 1997, BCP purchased cellular concessions for metropolitan Sao Paulo, as well as six Northeastern states for $2.4 billion and $497 million, respectively. BellSouth owns 44.5% of the Sao Paulo operations and 46.8% of the Northeast operations. BCP began providing TDMA digital cellular service in metropolitan Sao Paulo in May 1998 and in the Northeast in June 1998. After a rapid build-out of its network, BCP signed up nearly one million customers by calendar year end 1998, and had in excess of 1.9 million customers at February 29, 2000. BCP has quickly distinguished itself as the premium provider of cellular services in its territories. The following table shows several key statistics concerning BCP's metropolitan Sao Paulo and Northeast operations for the fiscal years ended November 30, 1997, 1998 and 1999 and the quarters ended February 28, 1999 and February 29, 2000, and nationwide wireless penetration and GDP growth in Brazil for 1997, 1998 and 1999:



                                                                                        QUARTER ENDED
                                               FISCAL YEAR ENDED NOVEMBER 30,    ---------------------------
                                              --------------------------------   FEBRUARY 28,   FEBRUARY 29,
                                                1997        1998        1999         1999           2000
                                              --------    --------    --------   ------------   ------------
                                                      (DOLLARS IN MILLIONS; CUSTOMERS IN THOUSANDS)
Total Company:
  Revenue...................................       --      $482.6      $795.8       $211.2         $212.4
  EBITDA....................................   $(56.5)     $ 44.7      $119.7       $ 10.6         $ 40.7
  Licensed Population.......................     44.3        44.6        44.7         44.7           44.7
  BCP Wireless Customers....................       --         780       1,731        1,023          1,971
As Adjusted for BellSouth's Equity Interest:
  Revenue...................................   $   --      $200.1      $356.3       $ 94.4         $ 95.4
  EBITDA....................................   $(25.1)     $ 17.9      $ 52.4       $  4.6         $ 17.8
  Licensed Population.......................     18.6        20.5        20.5         20.5           20.5
  BCP Wireless Customers....................       --         350         780          459            890

Penetration (all carriers)(1)...............      2.9%        4.5%        8.9%
GDP Growth(2)...............................      3.7%        0.1%       (1.0)%


---------------

(1) Source: Pyramid Research.
(2) Source: International Monetary Fund.

     On May 12, 2000, BellSouth completed its acquisition of a minority interest in an additional cellular company operating in Brazil. BellSouth acquired common and preferred stock in Tele Centro Oeste Celular Participacoes SA for a total purchase price of approximately $240 million. Tele Centro Oeste provides wireless services to approximately one million customers in the central-west and northern regions of Brazil. Its licensed service area includes approximately 65% of the Brazilian land mass and includes a population of approximately 28 million. The common stock portion of the investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste.



     We also operate two advertising and publishing companies in Brazil. Listel, a wholly-owned subsidiary of BellSouth, is one of Brazil's largest yellow pages companies and publishes directories which cover approximately 85% of Brazil, including Sao Paulo state. OESP Midia Direta, in which BellSouth has a 40% interest, publishes directories in the city of Sao Paulo and the state of Rio de Janeiro, as well as a national business-to-business directory. Both companies also sell Internet-based directory and advertising products and services.


     MARKET DEMOGRAPHICS. Brazil is the most populous country in Latin America, with approximately 163.8 million people, and is the tenth largest economy in the world. As the largest Latin American market based on size, population and GDP, we believe Brazil provides the region's best telecommunications opportunities. Wireline penetration in Brazil in 1999 was approximately 15.4% while wireless penetration was approximately 8.9%.

     With a total population of more than 18.1 million, metropolitan Sao Paulo is viewed as one of the most attractive wireless markets in Latin America. The metropolitan Sao Paulo region served by BCP is one of the most affluent urban regions in Latin America and includes 25 communities with populations of more than 100,000 people. The Northeast region is populated by approximately 26.6 million people and has more than 24 communities with populations of more than 100,000 people, including Recife and Fortaleza, Brazil's fifth and eighth largest cities.

     BUSINESS OPPORTUNITY. Opportunities for growth in BCP's cellular business in both the Sao Paulo metropolitan area and the Northeast are significant, particularly in light of relatively low landline and wireless penetration in these areas. BCP believes that it is well positioned to take advantage of the growth opportunities in these regions due to its extensive customer base, reputation for superior service and strong brand.

     As a result of its reputation for customer service and its robust wireless network, BCP expects to be in a position to offer additional services to its customer base, including Internet and data services such as e-mail, information services and electronic commerce applications. BCP has also put in place an advanced information technology system designed to allow it to launch products and services quickly and efficiently. BCP was the first operator in Brazil to offer automatic roaming to the United States, the first to offer roaming for prepaid customers and the first nonincumbent operator to offer short messaging service. BCP received a license in June 1999 that will permit it to provide data network services to the corporate market, and eventually to offer fixed data and voice services to key corporate users.


     PCS frequencies are not currently used in Brazil for wireless service because the government has not issued any PCS licenses. The Brazilian government has indicated that it intends to auction PCS licenses across Brazil in 2000 or 2001. BCP may participate in these auctions, if permitted by Brazilian government rules that may be implemented to govern the auction process, potentially providing an opportunity for BCP to expand its coverage area or to acquire additional radio spectrum in its current territories. When adopted, the auction rules may prohibit bidders who own cellular licenses covering licensed territories that overlap new PCS territories from purchasing licenses in the overlapping territories, and may also impose other restrictions of which we are not yet aware. In addition, Brazil is obligated by international treaty to open all of its telecommunications market segments to competition over the next four years. BCP may consider expanding its coverage area by pursuing selective strategic acquisitions of other wireless operators.


     SALES AND MARKETING. BCP pursues a marketing strategy that emphasizes the quality and reliability of its cellular services and product differentiation under the BCP brand name. BCP markets its services and products both through its own direct sales force of sales representatives and its network of independent distributors. BCP has approximately 1,000 points of sale in its metropolitan Sao Paulo and Northeast markets, including over 30 BCP-owned retail stores. BCP also has over 5,000 sales points for its prepaid cards. In 1999, BCP began to actively promote the availability of prepaid wireless services to encourage subscription by broader demographic segments not previously targeted. In the Sao Paulo metropolitan area, prepaid service was launched in May 1999 and is adding an average of more than 1,500 customers per day.

     MANAGEMENT TEAM. BCP has assembled a strong management team to help it execute its business strategy. As of January 2000, BCP had almost 2,700 employees. BCP's senior management team includes:

          Roberto Peon, President and Chief Executive Officer. Mr. Peon has served as BCP's President and Chief Executive Officer since August 1997 and has over 22 years experience in the telecommunications industry. Prior to 1997, he served as President -- Latin America for BellSouth International where he was responsible for operations in five countries, as well as new business development in Brazil. Prior to joining BellSouth International, Mr. Peon worked for InteCom Inc. and Contel Cellular Inc.

          Michel Levy, Regional Vice President. Mr. Levy has served as Regional Vice President for BCP's metropolitan Sao Paulo and Northeast operations since 1997. Prior to joining BCP, Mr. Levy founded a computer start-up and was employed at Motorola-International Networks Division and LH of Brazil Ltd.

          Carlos Boschetti, Chief Technical Officer. Mr. Boschetti joined BCP in 1999. Prior to that, he served as Information Technology and Process Director for Volkswagen of Brazil. Mr. Boschetti previously was employed by Mercedes-Benz of Brazil.


          George Edward Hill III, Vice President, Engineering and Technical Operations. Mr. Hill has served as Vice President of Engineering and Technical Operations since July 1997. Prior to that, Mr. Hill was employed in various technology positions at BellSouth International. Mr. Hill has over 18 years experience in telecommunications, including 13 years of experience in cellular communications in more than ten countries.



     STRATEGIC PARTNERS. BellSouth's primary partner in Brazil is Grupo Safra, one of the largest conglomerates in Brazil, with interests in banking, pulp and paper, agriculture and telecommunications. Grupo Safra owns the same percentages of the BCP operating companies as BellSouth. Splice Telecommunicacoes, one of BCP's minority partners, has the right to acquire an additional 4.1% non-voting equity interest from each of BellSouth and Grupo Safra. Splice controls Tele Centro Oeste.



     COMPETITION. Brazil's wireless industry is currently structured as a duopoly, with one incumbent and one nonincumbent wireless service provider licensed in each of ten regions. The incumbent companies are the successor companies of the 1998 privatization and breakup of the former state-owned telecommunications monopoly, Telebras. The nonincumbent service providers, including BCP, received their licenses in auctions in 1997 and 1998.



     BCP's principal competitor in its Sao Paulo market is Telesp Celular, the incumbent service provider whose service territory includes all of Sao Paulo state, both the metropolitan and interior areas. Telesp Celular is an affiliate of Portugal Telecom. Telefonica, BellSouth's most significant pan-regional competitor in Latin America, also owns an interest in Telesp Celular. In the northeast region of Brazil, BCP's principal competitor is Tele Nordeste Celular, another successor of the Telebras breakup. Tele Nordeste is an affiliate of Telecom Italia, another major pan-regional competitor.



     Beyond BCP's direct in-region competitors, there are currently over a dozen other wireless companies operating in the other regions in Brazil. Several of these companies are affiliates of either Telefonica or Telecom Italia. While not currently direct competitors to BCP, these companies could become competitors should they successfully bid for any of the new PCS licenses expected to be auctioned in BCP's regions, or should BCP successfully bid for PCS licenses in their regions. After the PCS auctions, BCP is likely to face additional wireless competitors in its markets. Our principal competition in the directory publishing business in Brazil is Ebid.

     REGULATORY ENVIRONMENT. In conjunction with the breakup and privatization of the Telebras monopoly, Brazil officially opened its cellular mobile telephone service industry to private enterprise. Starting in 1997, ten cellular licenses covering all of Brazil were auctioned to wireless operators to compete against the eight incumbent providers that emerged from the Telebras breakup and were subsequently auctioned to private enterprises. In July 1997, Brazil revised its telecommunications code to affirm Brazil's commitment to privatize the Telebras system, promote competition among service providers and establish an independent regulatory agency, ANATEL, to regulate its telecommunications industry. ANATEL issues licenses for both wireless and wireline operators. It also mandates specific targets for delivering telephone services to the Brazilian population, including current mandates intended to increase penetration to 20% by 2005. ANATEL has the authority to grant concessions and licenses for public telecommunications services.

     CONCESSIONS. BCP holds cellular concessions for the Sao Paulo and Northeastern territories that were granted in 1997 and expire in 2012. The concessions are generally renewable for 15-year periods. Among other provisions, the concessions prescribe network build-out schedules and quality standards, establish price caps and set forth termination provisions. The cellular concessions allow BCP to adjust prices for inflation once a year. Concession provisions that guaranteed BCP exclusive territories for its wireless services (other than from the incumbent competitors) expired on December 31, 1999. Consequently, ANATEL is expected to grant new concessions in BCP's markets. In 1999, BCP was granted a nationwide concession to provide domestic and international data network services to corporations, encompassing voice, data and video.

     ARGENTINA


     BellSouth conducts business in Argentina through a 65% interest in Movicom, a consortium that launched Argentina's first cellular network in 1989. Beginning in 1999, the operations were co-branded under the Movicom/BellSouth name. Movicom/BellSouth is a leading wireless telecommunications services provider in Argentina. As of February 29, 2000, Movicom/BellSouth served almost 1.3 million wireless customers, representing an increase of approximately 36% since February 28, 1999. From 1996 through 1999, Movicom/BellSouth's customer base grew at a compound annual growth rate of almost 70%.



     Movicom/BellSouth acquired the rights to provide wireless service in metropolitan Buenos Aires, Argentina in 1988 from the Argentinean government based on its technical competence and without the requirement of a license fee. Movicom/BellSouth recently acquired three PCS licenses that will permit it to extend wireless service nationwide, for which it committed to pay approximately $263 million in license fees, and a basic telephone service license that allows it to provide local and long distance services. PCS service is currently offered in Buenos Aires and service outside of Buenos Aires is expected to launch this year using digital transmission technology to cover all major cities in Argentina by mid-2001. In addition to wireless voice services using both analog and CDMA digital cellular, PCS and enhanced specialized mobile radio frequencies, Movicom/BellSouth offers long distance, data network services, Internet, wireless data, and paging.

     The following table shows several key statistics concerning
Movicom/BellSouth's operations for the fiscal years ended November 30, 1997, 1998 and 1999 and the quarters ended February 28, 1999 and February 29, 2000, and nationwide wireless penetration and GDP growth in Argentina for 1997, 1998 and 1999:



                                            FISCAL YEAR ENDED               QUARTER ENDED
                                               NOVEMBER 30,         -----------------------------
                                         ------------------------   FEBRUARY 28,    FEBRUARY 29,
                                          1997     1998     1999        1999            2000
                                         ------   ------   ------   -------------   -------------
                                              (DOLLARS IN MILLIONS; CUSTOMERS IN THOUSANDS)
Total Company:
  Revenue..............................  $554.5   $721.2   $799.5      $191.5          $202.6
  EBITDA...............................  $123.0   $203.3   $234.0      $ 61.9          $ 38.6
  Licensed Population..................    13.1     13.1     35.8        13.5            35.8
  Movicom Wireless Customers...........     629      885    1,171         942           1,286
As Adjusted for BellSouth's Equity
  Interest:
  Revenue..............................  $342.3   $468.8   $519.7      $124.5          $131.7
  EBITDA...............................  $ 75.5   $132.1   $152.1      $ 40.2          $ 25.1
  Licensed Population..................     8.5      8.5     23.3         8.8            23.3
  Movicom Wireless Customers...........     409      575      761         613             836

Penetration (all carriers)(1)..........     5.7%     7.5%    12.2%
GDP Growth(2)..........................     8.1%     3.9%    (3.0)%


---------------

(1) Source: Pyramid Research.
(2) Source: International Monetary Fund.


     MARKET DEMOGRAPHICS. Argentina is one of Latin America's largest countries with a population of approximately 36 million people. Argentina is also one of its largest economies with an estimated 1999 GDP of $308 billion. We believe Argentina represents a highly attractive telecommunications opportunity due to its relatively low wireline penetration of 20.7% and wireless penetration of 12.2% as of 1999. The Buenos Aires metropolitan area, our primary existing service area, is one of the most affluent urban areas in all of Latin America.



     BUSINESS OPPORTUNITY. The launch of Movicom/BellSouth's PCS service later this year in the Argentinean interior represents a substantial opportunity to grow the Latin America group's mobile customer base in Argentina. Moreover, with both landline and wireless penetration remaining relatively low, opportunities for growth are present throughout Argentina. In addition to customer growth, Movicom/BellSouth will continue to deploy value-added services including voice mail, call waiting, conference calling, handset warranties, fax, e-mail, call transfer and caller ID. We believe value-added services increase revenue per customer and promote customer loyalty.



     We believe Movicom/BellSouth's strong market position, well-known brand and reputation for high-quality service position the company well to market new lines of business to its customers. To capitalize on this opportunity, Movicom/BellSouth launched an Internet service provider and, during the third quarter of 1999, a data transmission operation. Additionally, Movicom/BellSouth is exploring opportunities to facilitate e-commerce transactions and provide call center solutions for corporate customers. Finally, with Argentina opening its local and long-distance markets to competition, we intend to begin marketing these services as well. Accordingly, in 1999, a subsidiary of Movicom/BellSouth obtained a license to offer local basic telephone service as well as domestic and international long distance services.


     SALES AND MARKETING. Movicom/BellSouth focuses its sales and marketing efforts on corporate accounts and high use customers, but has also had success penetrating the mass market with the introduction of prepaid cellular products and the calling party pays billing system. Movicom/BellSouth markets its services through direct and indirect sales agents, including some of the largest retail outlets in Buenos Aires. At December 31, 1999, Movicom/BellSouth had 11 service and sales centers, a direct sales force of 216 salespersons and approximately 1,950 third party distribution points, including retail stores and sales agents.

     Movicom/BellSouth focuses its advertising efforts on maintaining its positive corporate image and brand name. By taking advantage of its early entry into the Buenos Aires market, it has established its market position as the premium cellular service provider in Buenos Aires. As part of the Latin America group's regional branding strategy, Movicom/BellSouth in 1999 commenced a new series of ads introducing the co-brand with the message "la nueva comunicacion tiene nombre y apellido -- Movicom/BellSouth" ("the new communication has a first and last name -- Movicom/BellSouth"). The campaign unites the two brands as one provider with the capability to offer a broader range of telecommunications services including: wireless telecommunications; residential, local and long distance services; and Internet access service and data transmission. The advertisements are designed to raise consumer awareness of the companies' strong relationship and "one-stop shopping" service benefits.


     MANAGEMENT TEAM. Movicom/BellSouth has assembled a strong management team to help it execute its business strategy. At January 2000, Movicom/BellSouth had approximately 2,300 employees. A significant number of Movicom/BellSouth's senior management team have been with the company for over ten years. Movicom/BellSouth's senior management team includes:


          Mauricio Elias Wior, President and Chief Executive Officer. Mr. Wior has served as President and Chief Executive Officer of Movicom/BellSouth since 1991 and has over 18 years experience in the telecommunications sector. Mr. Wior also serves as the President, Latin America -- South overseeing BellSouth's operations in Argentina, Chile, Peru, Ecuador and Uruguay. Mr. Wior began his career with Movicom/BellSouth as its Chief Financial Officer. Prior to joining BellSouth, he served as the Director of Finance for Motorola Israel Ltd. Mr. Wior is the President of ALACEL, the Latin American Cellular Association.


          Federico R.C. Rava, General Director and Chief Operating Officer. Mr. Rava has served as Movicom/BellSouth's General Director and Chief Operating Officer since 1997 and has been employed with the company since 1989.

          Horacio G. Goldenberg, Technology Executive Director. Mr. Goldenberg has served as Movicom/BellSouth's Technology Executive Director since he commenced employment with Movicom/BellSouth in 1988.

        Ernesto D. Gardelliano, Chief Financial Officer. Mr. Gardelliano has served as Movicom/BellSouth's Chief Financial Officer since 1997 and has been employed by the company since 1993. Prior to that, he served as Auditing Manager at the accounting firm of Coopers & Lybrand/Harteneck, Lopez y Cia.


     STRATEGIC PARTNERS. BellSouth's primary partner in Movicom/BellSouth is Motorola, which holds a 25% interest. In addition, BGH, an Argentinean telecommunications equipment provider, holds a 10% interest.



     COMPETITION. Movicom/BellSouth competes with many telecommunications providers throughout Argentina, most of which are affiliated with well-capitalized international telecommunications companies. Its principal competitor is Telefonica Argentina, which in turn is an affiliate of Telefonica, our principal pan-regional competitor. Telefonica Argentina offers wireless services in the Buenos Aires metropolitan area and the Southern region of Argentina. Recently, Telefonica Argentina was granted a license to offer PCS services in the Northern region of the country. We expect that Telefonica Argentina will begin offering service in the new concession area this year. Telefonica Argentina competes with Movicom/BellSouth in most of its other lines of businesses, including Internet and data services.



     Another significant competitor is Telecom Argentina, which is owned by a consortium controlled by France Telecom and Telecom Italia, another significant pan-regional competitor of the Latin America group. Telecom Argentina offers wireless services in the Buenos Aires metropolitan area and the Northern region of Argentina. Recently, Telecom Argentina was granted a license to offer PCS services in the Southern region of the country. Telecom Argentina is expected to begin offering service in the new concession area this year. Telecom Argentina competes with Movicom/BellSouth in most of its other lines of businesses.

     CTI has become the fourth nationwide wireless operator, with its new PCS license for the Buenos Aires metropolitan area. CTI is expected to begin offering service in the new concession area this year. Movicom/BellSouth will be competing against CTI and the two former wireline monopolists, Telefonica Argentina and Telecom Argentina, in providing basic telephone service pursuant to its new license. By the end of the year, it is anticipated that the market for domestic and international long distance will be opened to additional competitors.


     Movicom/BellSouth also competes to a more limited degree with providers of enhanced specialized mobile radio systems. This wireless service is being offered by Movicom/BellSouth and Nextel Argentina.


     REGULATORY ENVIRONMENT. Argentina dissolved the Entel monopoly in 1990, transferring basic wireline telephone services for the Southern and Northern regions of the country to Telefonica Argentina and Telecom Argentina, respectively. Those companies no longer have exclusive rights to the provision of basic telephone service. While ultimate supervision of the telecommunications industry is the responsibility of the Secretariat of Communications, general oversight and supervision is the province of the National Communications Commission, a regulatory agency created in 1997. The National Communications Commission, among other powers, supervises compliance with licenses, approves changes to mandatory goals and service requirements and grants new licenses.

     CONCESSIONS. Movicom/BellSouth holds various licenses to provide the following services. The years of grant of the licenses are shown parenthetically.


    - cellular service (1988 and 1995)            - PCS service (1999)
    - basic telephone service (1999)              - paging (1994)
    - enhanced specialized mobile radio (1994)    - Value Added Services, including
                                                  Internet (1995)


     The terms of the licenses are indefinite. All of the licenses are nationwide, except for Movicom/BellSouth's cellular service license which covers only the Buenos Aires metropolitan area. The basic telephone service license was granted to an over-90% owned subsidiary of Movicom/BellSouth in March 1999, and permits the offering of local fixed telephone service and national and international long distance and data service commencing in November 1999. That license provides for a review of Movicom/BellSouth's compliance with license conditions in five years. Movicom/BellSouth's licenses generally address issues such as network build-out requirements and quality standards.

     CHILE


     BellSouth, through its wholly-owned subsidiary, BellSouth Chile, offers wireless communications to Chile's total population of approximately 15.1 million people. BellSouth Chile began providing wireless service in Chile in 1989 in the region that includes Santiago, Valparaiso and the resort area of Vina del Mar and their surrounding areas. The company acquired a license in February 1999 that allowed it to expand its wireless service in Chile nationwide and double its potential customer base. BellSouth Chile has also operated a long distance network in Chile since 1995, and was the first of BellSouth's Latin American companies to offer international long distance. BellSouth Chile also offers Internet access services.


     BellSouth Chile offers its TDMA-based wireless services in the Santiago area pursuant to a license expiring in 2032. Its wireless license for the rest of Chile and its licenses for national and international long distance and Internet services have no expiration dates. Chile's telecommunications market was one of the first in Latin America to privatize, starting in 1989. BellSouth Chile's principal competitors are CTC Startel, an affiliate of Telefonica, and Entel, in which Telecom Italia has an interest.


     Although Chile's GDP contracted 0.4% in 1999, BellSouth Chile's customer base increased from 192,000 to 352,000, an increase of 83%. Its customer base increased an additional 51,000 customers in the three months ended February 29, 2000. Penetration in the Chilean wireless market was approximately 14.7% in 1999. Wireline penetration in 1999 was approximately 22.7%.

     PERU


     In January 1997, BellSouth entered Peru with the acquisition of a 59% interest in Tele 2000, a Peruvian wireless service provider which commenced operations in 1990. BellSouth has since increased its ownership position in Tele 2000 to 96.8%. BellSouth markets services in Peru under the BellSouth brand.



     BellSouth Peru holds a cellular license covering a population of approximately 7.3 million in metropolitan Lima and portions of western Peru, and launched service during the third quarter of 1999 under a separate cellular license covering Peru's remaining population of 17.9 million, giving it a nationwide license. Cellular service is provided using a TDMA-based network. BellSouth Peru is actively taking steps to become an integrated communications provider in Peru. The company obtained concessions for local telephone service in the Lima area in June 1999, and for domestic and international long distance services in January 1999. BellSouth Peru also holds concessions to offer public telephone and data services. In addition, BellSouth owns a company that publishes telephone directories and offers Internet-based advertising and directory products in Peru.



     The telecommunications industry in Peru has been liberalized since 1998. BellSouth Peru's licenses expire on various dates from 2011 until 2020, with its Lima area and interior cellular licenses expiring in 2011 and 2018, respectively. The company's primary wireless competitor is Moviline, and the incumbent wireline operator and major competing directory publisher is Telefonica de Peru, both Telefonica affiliates.



     GDP growth in Peru was 3.0% in 1999. In that year, BellSouth Peru's customer base increased from 238,000 to 302,000, a 27% increase. Its customer base increased an additional 17,000 customers in the three months ended February 29, 2000. Wireless penetration in 1999 was approximately 4.0% and wireline penetration was approximately 6.5%.


     PANAMA


     In 1996, a consortium led by BellSouth won a nationwide license to build and operate Panama's first cellular telephone network. BellSouth Panama, in which BellSouth holds a 43.7% interest, operates a fully digital TDMA-based network that launched service in June 1996. BellSouth Panama also holds concessions for data and Internet services, and in 1999 launched its Internet service provider business. Its cellular concession expires in 2016 and its various other concessions expire in 2018. Liberalization of telecommunications in Panama is expected in 2003. BellSouth Panama's principal competitor is Cable & Wireless Movil, jointly owned by the Panamanian government and Cable & Wireless.



     Panama has a population of approximately 2.8 million people. GDP grew 3.3% in 1999. Panama's wireline penetration in 1999 was approximately 16.9% while wireless penetration was approximately 12.3%. BellSouth Panama more than doubled its customer base in 1999, from 52,000 to 120,000. Its customer base increased an additional 21,000 customers in the three months ended February 29, 2000.


     ECUADOR


     In 1997, BellSouth acquired a majority interest in a nationwide wireless telephone company that had been operating since 1994, and in July 1998, increased its stake in BellSouth Ecuador to 89.4%. Since 1997, the company has tripled its number of wireless customers. BellSouth Ecuador's network provides both analog and TDMA digital cellular service to all of the country's main cities. BellSouth Ecuador's license, which expires in 2008, also permits it to provide domestic and international long distance service to its cellular customers. Local and wireline long distance telephone service is monopolized by two regional operators. BellSouth Ecuador competes with Conacel, currently the only other cellular operator in Ecuador.



     Ecuador has a population of approximately 12.4 million. Although Ecuador's GDP contracted 7.0% in 1999, BellSouth Ecuador's customer base increased from 115,000 to 186,000, a 62% increase. Its customer base increased an additional 17,000 customers in the three months ended February 29, 2000. Wireline penetration was approximately 7.3% and wireless penetration was about 3.6% in 1999.

     URUGUAY


     BellSouth commenced operations in Uruguay in 1991 through its 46% interest in Movicom/BellSouth. Movicom/BellSouth provides wireless service to Montevideo and to the Southern zone of Uruguay, which includes the resort center of Punta del Este. These areas cover a market of 2.1 million of the country's total population of 3.3 million. Movicom/BellSouth derives revenue from the high volumes of roaming traffic between Uruguay and Argentina and benefits from a close affiliation with BellSouth's Argentinean operations with which it shares a common brand name. Movicom/BellSouth is in the process of supplementing its existing analog cellular network with a CDMA-based digital network providing service over PCS frequencies. The digital PCS network is expected to be in operation by the end of 2000.



     Movicom/BellSouth's cellular license expires in 2006, and can be renewed for an additional five-year period, provided Movicom/BellSouth complies with the terms of its license. Basic telephone services are provided by a state-owned monopoly, although services such as wireless broadband local access networks and public phones, in addition to cellular service, may be granted to private companies. Movicom/BellSouth's competition in Uruguay is Ancel, which is owned by the government.



     Although Uruguay's GDP contracted approximately 2% in 1999,
Movicom/BellSouth's customer base more than doubled from 52,000 to 116,000. Its customer base increased an additional 25,000 customers in the three months ended February 29, 2000. Wireline penetration was approximately 27.5% and wireless penetration was about 9.9% in 1999.


     NICARAGUA


     In 1997, BellSouth acquired 49% of an existing cellular operator in Nicaragua, and an option to acquire an additional 40% interest, which BellSouth has decided to exercise. BellSouth's partner has an option to purchase 8% of BellSouth Nicaragua. With a license covering the capital city of Managua and the Pacific coastal region, the company's licensed area covers a population of 2.9 million and is Nicaragua's only wireless telephone company. Since the acquisition, the Latin America group rebranded the company under the BellSouth name and replaced the legacy analog network with an all-digital TDMA system. A state-owned company holds the monopoly over basic telephone service, although it is scheduled to be privatized in 2000.



     Nicaragua has a population of 4.9 million. GDP grew 6.0% in 1999. Wireline penetration was approximately 3.2% in 1999 and wireless penetration was about 1.4%. BellSouth Nicaragua increased its customer base from 16,000 to 39,000 in 1999, a 144% increase. Its customer base increased an additional 12,000 customers in the three months ended February 29, 2000.


     GUATEMALA


     BellSouth led a partnership that submitted the winning bid at auction for a license to provide wireless service to Guatemala in October 1999, and currently holds a 60% interest in the partnership. The company expects to begin providing wireless service with an all-digital CDMA system by the third quarter of 2000 under the BellSouth brand. BellSouth Guatemala obtained 60 megahertz of radio spectrum, a range which will be adequate to build a high capacity network and facilitate the offering of data networks services, Internet, data and other advanced services. Guatemala's telecommunications market was liberalized in 1998. BellSouth Guatemala will face competition from the incumbent government-owned wireless operator and two other wireless service providers, including an affiliate of Telefonica. Guatemala has a population of approximately 11.9 million and GDP growth in 1999 was approximately 3.9%. Its telecommunications markets are open to competition. Wireless penetration was approximately 1.8% and landline penetration was approximately 5.4% in 1999.



     COLOMBIA



     In May 2000, BellSouth entered into an agreement to acquire, for approximately $295 million, a controlling 33.8% interest in Celumovil S.A., a Colombian wireless service provider which commenced operations in 1994. BellSouth has also agreed to a series of related put and call agreements whereby it could acquire, or could be required to acquire, an additional 49.9% of the company at or close to fair market value between the second and ninth anniversary of the closing of the initial purchase. The initial purchase is expected to close in mid-2000.



     Upon the initial acquisition of a 33.8% interest in Celumovil, BellSouth will be entitled to designate the chief executive officer of Celumovil, and will also have the right to elect a majority plus one of the members of its board of directors.



     Celumovil holds cellular licenses for the Eastern and Atlantic regions of Colombia, an area which includes six of the ten largest cities in Colombia, including Bogota, and contains 26 million people. Cellular service is provided using a TDMA-based network. The company also holds value-added services licenses.



     Celumovil's cellular licenses expire in 2004, with one renewal to 2014. In the Atlantic region, Celumovil competes with CelCarib, a subsidiary of Millicom International. In the Eastern region, Celumovil competes with Comcel, a subsidiary of Bell Canada International. The Colombian government has announced its intention to sell new PCS licenses for each of the three regions (Western, Eastern and Atlantic). Under the government's current proposal, only one license will be issued for each region with a second license not to be auctioned for at least three years following the first auction. The Colombian Congress has yet to approve the PCS license sale. If approved, the first PCS licenses could be awarded by the end of 2000.



     Colombia's GDP was flat in 1999. At February 2000, Celumovil had 466,000 customers. Wireless penetration in 1999 was approximately 4.6% and wireline penetration was approximately 17.8%.


PATENTS AND TRADEMARKS


     BellSouth has numerous trademarks registered throughout the world. We consider many of our trademarks to be valuable assets, particularly the BellSouth brand name and logo. Our Latin American companies are entitled to use the BellSouth brand on a royalty-free basis. Our Latin American companies will be permitted to operate under the BellSouth mark and other BellSouth-owned marks for appropriate business activities in their capacities as indirect subsidiaries or joint ventures of BellSouth. Use of the marks is authorized under a license agreement with each company. These agreements require the companies to cooperate with BellSouth's corporate branding strategy, policies, graphic standards, advertising policies and quality control. They also prohibit sublicensing without BellSouth approval.



     BellSouth, through an intellectual property subsidiary, owns numerous patents in the United States and foreign countries. The foreign patents are counterparts of our U.S. patents. Rights under these patents will be made available to our Latin American companies under license agreements on terms to be determined. BellSouth's intellectual property management subsidiary manages these patents, but does not currently manage any patents owned by BellSouth's Latin American companies. The companies own, manage and license any patents that they hold, but may use the services of BellSouth's intellectual property management subsidiary when needed.



     Our Latin America group and BLS group may collaborate to achieve enterprise objectives with respect to the licensing or sale of patents and other intellectual property to third parties. Any fees obtained through the sale or licensing of such intellectual property will be principally allocated to the group that paid to develop the intellectual property sold or licensed. If such intellectual property was not predominantly developed by any one group, then any fees obtained through such sales or licensing will be allocated using the same general allocation as BellSouth's overhead expenses. We do not consider any individual patents used in the business of our BLS group to be material to our Latin America group's operations.


EMPLOYEES


     At January 2000, BellSouth's Latin American companies employed approximately 11,900 individuals in their operations, substantially all of whom are located outside of the United States in Central and South America. BellSouth employed approximately 300 of the total at its headquarters in Atlanta, Georgia, who are allocated to our Latin America group.

LEGAL PROCEEDINGS


     BellSouth's Latin American companies are involved in various legal proceedings arising in the ordinary course of business. While it is not possible to determine the ultimate disposition of each of these proceedings, we believe the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on our Latin America group's financial condition or results of operations.

                     MANAGEMENT OF THE LATIN AMERICA GROUP


     The following table sets forth the names, ages and positions of the BellSouth employees who will manage the Latin America group effective as of the creation of the Latin America group stock.


NAME                                                   AGE    POSITION
----                                                   ---    --------
Charles C. Miller III..............................    47     President
Mark E. Droege.....................................    46     Chief Financial Officer
Roberto Peon.......................................    50     President -- Brazil
Mauricio Wior......................................    43     President, Latin America -- South
George Daniel Smith................................    53     Executive Vice President, Latin
                                                              America -- North
J. Alberto Gonzalez-Pita...........................    45     Vice President, Secretary and General
                                                              Counsel


     The following summarizes the prior work experience of the management of the Latin America group, including their current positions with BellSouth or its affiliates.


     Charles C. Miller III. Mr. Miller has served as President of BellSouth International since January 1995. Prior to that, Mr. Miller was Vice
President -- Strategic Planning and Development of BellSouth Corporation. Prior to that, Mr. Miller served as Vice President -- Corporate Development of BellSouth Enterprises and Director -- Strategic Transactions of BellSouth Enterprises.

     Mark E. Droege. Mr. Droege has served as Vice President -- Financial Management and Treasurer for BellSouth Corporation since 1996. Prior to that, Mr. Droege served as Executive Director -- Financial and Business Planning for BellSouth Corporation. Since joining BellSouth in 1986, Mr. Droege has held positions including President -- BellSouth Interactive Media Services, Chief Financial Officer of Dataserv and Director of Investor Relations for BellSouth Corporation.


     Roberto Peon. Mr. Peon has served as President -- Brazil Operations of BellSouth International since 1994 and President and Chief Executive Officer of BCP since 1997. Prior to that, Mr. Peon served with BellSouth International for ten years in positions such as President -- Latin America and Executive Director -- Business Development. Mr. Peon has over 22 years experience in the telecommunications industry.


     Mauricio Wior. Mr. Wior has served as President, Latin America -- South of BellSouth International since 1995 and Chief Executive Officer of
Movicom/BellSouth since 1991. Prior to that, he served as Movicom/BellSouth's General Manager and Chief Financial Officer. Prior to joining Movicom/BellSouth, Mr. Wior served as Director of Finance of Motorola Israel, Ltd.

     George Daniel Smith. Mr. Smith has served as Vice President of Latin America -- North of BellSouth International since 1998. Prior to that, Mr. Smith served as Vice President -- Sales of Marketing of BellSouth Cellular Corp. from 1996 to 1998. Mr. Smith has over 15 years of experience in the cellular industry.

     J. Alberto Gonzalez-Pita. Mr. Gonzalez-Pita has served as Vice President and Group Counsel -- International of BellSouth Corporation since 1999. Prior to that, he was an executive partner at White & Case, an international law firm, where he was chair of the Privatization and Latin America Practice Groups.


     For a period of time and from time to time, these and other management employees assigned to our Latin America group will have responsibilities with respect to our other international operations.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA


                            OF BELLSOUTH CORPORATION



     We derived the selected historical and pro forma consolidated financial data presented below from our consolidated financial statements and related notes, which include the BLS group and the Latin America group. Our audited consolidated financial statements for each of the years ended December 31, 1997, 1998 and 1999 and unaudited consolidated financial statements for the three months ended March 31, 1999 (first quarter 1999) and 2000 (first quarter 2000) are included in this document. You should read the selected financial data together with our audited and unaudited consolidated financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations of BellSouth Corporation" included in this document.



     PricewaterhouseCoopers LLP, independent accountants, audited our consolidated financial statements for each of the years in the five-year period ended December 31, 1999.



Significant events affecting our historical earnings trends include the following:



- 1995 results include charges for the discontinuance of Statement on Financial Accounting Standards No. 71 and the refinancing of long-term debt issues, which reduced net income by $2,796 million, or $1.41 per share. 1995 also includes a work force reduction charge, which increased operating expense by $1,082 million and reduced net income by $663 million, or $.33 per share.



- 1996 results include a gain from the sale of a paging business, which increased net income by $344 million, or $.17 per share.



- 1997 results include gains resulting from the sale of our interests in Optus Communications, ITT World Directories and Bellcore, which increased net income by $352 million, or $.18 per share, $128 million, or $.06 per share, and $23 million, or $.01 per share. 1997 results also include the effect of a regulatory settlement in South Carolina, which reduced operating revenues by $72 million and net income by $47 million, or $.02 per share, as well as a loss of $9 million incurred in connection with the early redemption of long-term debt.



- 1998 results include net income of $110 million, or $.06 per share, from the sale of BellSouth New Zealand, net income of $96 million, or $.05 per share related to the receipt of additional proceeds from the sale of ITT World Directories, and $62 million, or $.03 per share, of net income related to contingent interest and prepayment penalties associated with the repayment of a loan receivable.



- 1999 results include foreign currency losses related to the devaluation of the Brazilian Real, which reduced net income by $308 million, or $.16 per share, an asset impairment loss, which reduced net income by $187 million, or $.10 per share, the recognition of certain foreign investment tax credits generated in prior years, which increased net income by $95 million, or $.05 per share and a gain on the sale of Honolulu Cellular, which increased net income by $23 million, or $.01 per share.



- First quarter 1999 results include foreign currency losses related to the devaluation of the Brazilian Real, which reduced net income by $280 million, or $.14 per share.



- First quarter 2000 results include income related to the restructuring of BellSouth's ownership interest in German wireless operator E-Plus, which increased net income by $68 million, or $.04 per share, and expense recorded as a result of an announced general and administrative staff reduction plan, which decreased net income by $48 million, or $.03 per share.



                                                        (continued on next page)

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

                                                                                     AS OF OR FOR THE
                                                                                    THREE MONTHS ENDED
                                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,            MARCH 31,
                                  -----------------------------------------------   -------------------
                                   1995      1996      1997      1998      1999       1999       2000
                                  -------   -------   -------   -------   -------   --------   --------
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating revenues..............  $17,886   $19,040   $20,561   $23,123   $25,224   $ 5,973    $ 6,487
Operating expenses..............   14,594    14,261    15,185    17,219    18,787     4,366      4,864
Operating income................    3,292     4,779     5,376     5,904     6,437     1,607      1,623
Net income (loss)...............   (1,232)    2,863     3,261     3,527     3,448       615      1,001
Operating income margin.........     18.4%     25.1%     26.1%     25.5%     25.5%     26.9%      25.0%
Historical Common Stock
  Information
Diluted earnings (loss) per
  share:
  Before extraordinary losses...  $   .79   $  1.44   $  1.64   $  1.78   $  1.80   $   .32    $   .53
  After extraordinary losses....     (.62)     1.44      1.64      1.78      1.80       .32        .53
Diluted weighted-average shares
  outstanding (millions)........    1,989     1,992     1,989     1,984     1,916     1,951      1,898
Dividends declared per share....  $   .71   $   .72   $   .72   $   .73   $   .76   $   .19    $   .19
Pro Forma Common Stock
  Information
Unaudited pro forma net loss per
  share of Latin America group
  stock.........................                                          $                    $
Unaudited pro forma earnings per
  share of BLS group stock......                                          $                    $
BALANCE SHEET DATA:
Total assets....................   31,880    32,568    36,301    39,410    43,453    38,175     44,355
Long-term debt..................    7,924     8,116     7,348     8,715     9,113     8,406     10,880
Shareholders' equity............   11,825    13,249    15,165    16,110    14,815    14,402     15,697
OTHER:
Operating cash flow.............    5,443     5,863     7,039     7,741     8,199     1,642      2,350



     The unaudited pro forma information set forth above has been prepared assuming that, on January 1, 1999:



     - each share of our existing common stock was changed into one share of BLS group stock; and



     -        shares of Latin America group stock were issued and outstanding,
       consisting of           shares that are to be issued in this offering and
                 shares reserved for and attributed to the BLS group that are expected to be distributed to the holders of BLS group stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                       FINANCIAL CONDITION AND RESULTS OF


                      OPERATIONS OF BELLSOUTH CORPORATION



     Investors should read the following discussion together with the combined financial statements of the Latin America group and the related notes, and our consolidated financial statements and the related notes included in this document.



RESULTS BY SEGMENT



     Our reportable segments reflect strategic business units that offer similar products and services and/or serve similar customers. We have four reportable operating segments:



     - Wireline communications;



     - Domestic wireless;



     - International operations; and



     - Advertising and publishing.



     We have included the operations of all other businesses falling below the reporting threshold in the "All other" segment. We evaluate the performance of each business unit based on net income, exclusive of charges for use of intellectual property rights and adjustments for special items that may arise. Special items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature.



     The results of businesses in which we own noncontrolling interests are not included in our reported revenues and expenses but are included in the Net earnings (losses) of equity affiliates line item.



CONSOLIDATED RESULTS OF OPERATIONS



     Key selected financial and operating data for the three years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 (first quarter 1999) and 2000 (first quarter 2000) are as follows. All references to earnings per share are on a diluted basis.



                                                     YEAR ENDED DECEMBER 31,       FIRST QUARTER
                                                   ---------------------------   -----------------
                                                    1997      1998      1999      1999      2000
                                                   -------   -------   -------   -------   -------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
Operating revenues...............................  $20,561   $23,123   $25,224   $ 5,973   $ 6,487
Operating expenses...............................   15,185    17,219    18,787   $ 4,366   $ 4,864
Operating income.................................    5,376     5,904     6,437     1,607     1,623
Interest expense.................................      761       837     1,030       226       306
Net earnings (losses) of equity affiliates.......     (242)       92      (169)     (266)      131
Gain on sale of operations.......................      787       335        55        --        --
Other income, net................................      261       257       195        59        83
Provision for income taxes.......................    2,151     2,224     2,040       559       530
Extraordinary loss...............................       (9)       --        --        --        --
                                                   -------   -------   -------   -------   -------
          Net income.............................  $ 3,261   $ 3,527   $ 3,448   $   615   $ 1,001
                                                   =======   =======   =======   =======   =======
As Reported:
  Net income.....................................  $ 3,261   $ 3,527   $ 3,448   $   615   $ 1,001
  Earnings per share.............................  $  1.64   $  1.78   $  1.80   $   .32   $   .53
Normalized:
  Net income.....................................  $ 2,814   $ 3,259   $ 3,825   $   895   $   981
  Earnings per share.............................  $  1.41   $  1.64   $  2.00   $   .46   $   .52

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



                                                     YEAR ENDED DECEMBER 31,       FIRST QUARTER
                                                   ---------------------------   -----------------
                                                    1997      1998      1999      1999      2000
                                                   -------   -------   -------   -------   -------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CASH FLOW DATA:
Cash provided by operating activities............    7,039     7,741     8,199     1,642     2,350
Cash used for investing activities...............   (4,949)   (5,487)   (9,888)   (1,458)   (1,556)
Cash used for financing activities...............     (698)   (1,681)     (167)   (1,388)     (927)
OTHER:
Effective tax rate...............................     39.7%     38.7%     37.2%     47.6%     34.6%
Average short-term debt..........................  $ 2,123   $ 3,239   $ 6,182   $ 4,203   $ 6,817
Average long-term debt...........................    7,822     8,220     8,599     8,572     9,909
                                                   -------   -------   -------   -------   -------
          Total average debt.....................  $ 9,945   $11,459   $14,781   $12,775   $16,726
                                                   -------   -------   -------   -------   -------
EBITDA(1)........................................    9,340    10,261    11,428     2,720     2,919
EBITDA margin(2).................................     45.4%     44.4%     45.3%     45.5%     45.0%


---------------


(1) EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of equity affiliates, provision for asset impairment and other income, net. We present EBITDA because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA does not represent cash flows for the period, nor is it an alternative to operating income
    (loss) as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. Our computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.



(2) EBITDA margin is EBITDA divided by operating revenues.



               FIRST QUARTER 2000 COMPARED TO FIRST QUARTER 1999



OVERVIEW OF CONSOLIDATED RESULTS OF OPERATIONS



     On a comparative basis, results reflect strong revenue growth in the core wireline business driven by digital and data services revenues and significant increases in our international and domestic wireless customer bases. Expense growth was driven by volume increases at our international and domestic wireless businesses and expenses for development and promotion of new business initiatives, including high-speed data and Internet service offerings.



     Normalized results for 2000 exclude the impacts of:



     - Income related to the restructuring of our ownership interest in the German wireless operator, E-Plus, which increased net income by $68 million, or $0.04 per share. This gain is included in Net earnings (losses) of equity affiliates. See Note L to BellSouth's consolidated interim financial statements for further discussion of this matter; and



     - Expense recorded as a result of our previously announced plan to reduce our domestic general and administrative staff, which reduced net income by $48 million, or $0.03 per share. See Note K to BellSouth's consolidated interim financial statements for further discussion of this matter.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



     Normalized results for first quarter 1999 excludes the impact of the devaluation of the Brazilian Real. Our share of the foreign currency losses in our Brazilian wireless properties reduced net income by $280 million, or $0.14 per share. This loss is included in Net earnings (losses) of equity affiliates.



OPERATING REVENUES



     Operating revenues increased $514 million during first quarter 2000. The increase reflects:



     - growth in our wireline communications operations spurred by demand for digital and data services and convenience features;



     - growth from higher access, airtime and equipment sales in our domestic wireless operations driven by a 15.8% expansion in the customer base from first quarter 1999 to first quarter 2000;



     - significantly higher international revenues resulting from growth in the customer bases of our current operations, which customer bases grew 72.8% from first quarter 1999 to first quarter 2000;



     - the addition of new international directory publishing businesses since first quarter 1999, volume growth and price increases in our domestic advertising and publishing operations, and increases in revenues from electronic media offerings; and



     - growth in new lines of business.



     Growth in wireline revenues was offset by the effects of rate impacts related to access charge reform and competition in the long distance market. Growth in international revenues attributable to customer growth was partially offset by a 36.1% decrease in average monthly revenue per customer driven by penetration into lower usage market segments.



OPERATING EXPENSES



     Total operating expenses increased $498 million. Operational and support expenses increased $315 million as a result of increased spending in the core wireline business for customer service and network support functions, volume-driven increases at our international and domestic wireless businesses and expenses for development and promotion of new business initiatives, including high-speed data and Internet service offerings. Depreciation and amortization increased $105 million primarily as a result of additions of property, plant and equipment to support expansion of our domestic and international wireless networks. Operating expenses for first quarter 2000 also include a $78 million severance accrual related to a previously announced plan to reduce BellSouth's domestic general and administrative staff.



INTEREST EXPENSE



     Higher interest expense in 2000 is attributable to higher average debt balances resulting from borrowings associated with the financing of our investment in Qwest and increases in interest rates.



NET EARNINGS (LOSSES) OF EQUITY AFFILIATES



     Earnings from our equity affiliates increased $397 million in first quarter 2000 compared to first quarter 1999. First quarter 2000 results include $68 million in income related to the restructuring of our ownership interest in our German wireless operations. First quarter 1999 includes foreign exchange losses of $280 million related to our Brazilian properties. Excluding the impact of these items, first quarter 2000 earnings increased $49 million when compared to first quarter 1999. These results are addressed in the discussions for the Domestic wireless, International operations and All other segments.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



OTHER INCOME, NET



     Other income, net includes interest income, gains/losses on disposition of assets, foreign currency gains/ losses and miscellaneous nonoperating income. The increase of $24 million is attributable to $16 million of increased foreign currency gains, primarily in Chile, and $14 million of higher minority interest income related to our less-than-100-percent owned subsidiaries. These increases were partially offset by a $12 million decrease in interest income.



PROVISION FOR INCOME TAXES



     The provision for income taxes decreased $29 million. The decrease in the effective tax rate is due primarily to more favorable results at foreign equity-method subsidiaries which are recorded net of tax benefits or expense. First quarter 2000 results were favorably impacted by additional income related to the restructuring of our ownership in our German wireless operations. First quarter 1999 results were unfavorably impacted by foreign currency losses recorded at our unconsolidated Brazilian businesses. Excluding these items, our effective rate was 36.3% for first quarter 2000 and 38.4% for first quarter 1999.



OVERVIEW OF RESULTS BY SEGMENT --



  WIRELINE COMMUNICATIONS



                                                                  FIRST QUARTER
                                                              ----------------------      %
                                                                1999         2000      CHANGE
                                                              ---------    ---------   -------
                                                              (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS:
Operating revenues:
  Local service.............................................   $ 2,654      $ 2,821        6.3
  Network access............................................     1,191        1,263        6.0
  Long distance.............................................       150          135      (10.0)
  Other wireline............................................       280          285        1.8
  Intersegment revenues.....................................        48           72       50.0
          Total operating revenues..........................   $ 4,323      $ 4,576        5.9
Operating expenses..........................................   $ 2,910      $ 3,024        3.9
Operating income............................................   $ 1,413      $ 1,552        9.8
Segment net income..........................................   $   801      $   863        7.7
KEY INDICATORS:
Access line counts (000s):
  Switched access lines
     Residential............................................    16,764       17,234        2.8
     Business...............................................     7,325        7,230       (1.3)
     Other..................................................       272          262       (3.7)
                                                               -------      -------
          Total switched access lines.......................    24,361       24,726        1.5
                                                               -------      -------
  Access line equivalents(1)................................    14,586       20,917       43.4
                                                               -------      -------
          Total equivalent access lines.....................    38,947       45,643       17.2
                                                               =======      =======
Access minutes of use (millions)............................    26,825       28,716        7.0
Long distance messages (millions)...........................       177          136      (23.2)
Digital and data services revenues..........................   $   597      $   767       28.5
Convenience feature revenues................................   $   444      $   515       16.0


---------------


(1) Access line equivalents represent a conversion of non-switched data circuits to a switched access line basis and is presented for comparability purposes. Equivalents are calculated by converting high-speed/

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



    high-capacity data circuits to the equivalent of a switched access line based on transport capacity. While the revenues generated by access line equivalents have a directional relationship with these counts, growth rates cannot be compared on an equivalent basis.



     OPERATING REVENUES



     LOCAL SERVICE. The $167 million increase in local service revenues is attributable to growth in switched access lines and strong demand for digital and data services and convenience features.



     We ended the first quarter with over 45 million total equivalent access lines, an increase of 17.2% since March 31, 1999. Residential access lines rose 2.8% to 17,234,000, driven by economic growth in our nine-state region as well as demand for secondary residence lines which accounted for 47.9% of the growth in residential access lines. We added 225,000 secondary residence lines since March 31, 1999, extending the total to over 2.5 million lines and ending the current period with a penetration rate of 17.1%. Business access lines, including both switched access lines and data circuits, grew 28.5%, propelled by expanding demand for our digital and data services. Switched business access lines decreased 1.3%, reflecting continued migration of new and existing business customers to high-capacity data lines.



     Revenues from optional convenience features such as custom calling features (e.g., Caller ID, Call Waiting, Call Return) and MemoryCall(R) service increased $71 million, or 16.0%, when compared to first quarter 1999. These increases were driven by growth in convenience feature usage through our Complete Choice(R) Package, a one-price bundled offering of over 20 features.



     Increased penetration of extended local area calling plans also increased local service revenues by approximately $49 million compared to first quarter 1999.



     NETWORK ACCESS. Network access revenues grew $72 million in the first quarter due largely to higher demand. Access minutes of use rose 7.0% to 28,716 million in first quarter 2000 from 26,825 million in first quarter 1999. Increases in switched access lines and promotional activities by long distance carriers continue to be the primary drivers of the increase in minutes of use. First quarter 2000 growth in minutes was also positively impacted by the additional day of activity resulting from the leap year.



     The growth rate in total minutes of use continues to be negatively impacted by the trend of business customers migrating from traditional switched circuits to higher capacity data line offerings which are fixed-charge based rather than per-minute-of-use based. Revenues from these dedicated circuit services grew approximately $59 million as Internet service providers and high-capacity users increased their use of our network. The growth rate in switched minutes of use has also been negatively impacted by competition from competitive local exchange carriers whose traffic completely bypasses our network.



     Volume-related growth was largely offset by net rate impacts that decreased revenues by $65 million compared to first quarter 1999. These rate reductions are primarily related to the FCC's access reform and productivity factor adjustment. The reductions were partially offset by recoveries of local number portability costs.



     LONG DISTANCE. The $15 million decrease is primarily attributable to a 23.2% decrease in long distance message volumes since first quarter 1999. The decrease in revenues attributable to loss of message volumes was offset by a $30 million revenue reduction in 1999 of a regulatory ruling related to compensation we receive from long distance carriers for interconnection to our public payphones. Also offsetting the decreases were $7 million of increased revenues from the provision of digital and data services.



     Competition and increased penetration of extended local area calling plans continues to have an adverse impact on the number of customers who use our long distance service and ultimately reduces our long distance

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



message volumes. We believe that competition will continue to adversely impact our customer base, and ultimately our long distance message volumes and revenues.



     OTHER WIRELINE AND INTERSEGMENT REVENUES. Other wireline and intersegment revenues increased 8.8%, from $328 million in first quarter 1999 to $357 million in first quarter 2000. Higher revenues of $49 million resulting primarily from resale of paging products and services, sales of unbundled network elements, collocation of competing carriers' equipment in our facilities, demand for our Internet access offering and interconnection charges to wireless carriers were offset by decreases in revenues from sales of customer premises equipment. At March 31, 2000 we had 735,000 subscribers to our BellSouth Internet Service(sm), an increase of 56.7% compared to the same 1999 period. The $24 million increase in intersegment revenues primarily represents increased business activity with our other operating segments.



     OPERATING EXPENSES



     OPERATIONAL AND SUPPORT EXPENSES. Operational and support expenses increased $66 million, or 3.2%, for first quarter 2000 when compared to the first quarter 1999. Increases of $125 million were attributable to accruals related to reciprocal compensation, volume-related increases in interconnection expense and higher payments to FCC mandated universal access funds. These increases were offset by reductions totalling $59 in contract service expense and volume-driven costs from sales of customer premises equipment and paging equipment. The decreases also included lower pension and benefit costs attributable to favorable pension plan investment returns.



     Also included in the increases were expenses related to new data initiatives, including high-speed Internet access and optical fiber-based broadband services, and promotional expenses related to expanding our Internet customer base.



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $48 million, or 5.8% for first quarter 2000. The increase is primarily attributable to amortization of capitalized internally developed software and depreciation resulting from higher levels of net property, plant and equipment.



  DOMESTIC WIRELESS



                                                                  FIRST QUARTER
                                                              ----------------------      %
                                                                1999         2000       CHANGE
                                                              ---------    ---------    ------
                                                              (DOLLARS IN MILLIONS)
External revenues...........................................   $  744       $  853        14.7
Intersegment revenues.......................................        4            4          --
          Total operating revenues..........................   $  748       $  857        14.6
Operating expenses..........................................   $  661       $  765        15.7
Operating income............................................   $   87       $   92         5.7
Net earnings (losses) of equity affiliates..................   $   31       $   32         3.2
Segment net income..........................................   $   60       $   60          --
Customers(1)................................................    4,486        5,196        15.8
Average revenue per user(1).................................   $   51       $   51          --


---------------


(1) The amounts shown are for our consolidated properties and do not include customer data for our unconsolidated properties.



     OPERATING REVENUES



     Total operating revenues grew $109 million, or 14.6%, compared to the same 1999 period, which is attributable to higher airtime, access, and equipment sales revenues driven by a 15.8% increase in the

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



customer base. Adjusted for the sale of Honolulu Cellular in August 1999, the customer growth rate would have been 19.1%. Advertising, enhanced volume pricing strategies (including one-rate plans, bundled minutes at lower rates and prepaid calling plans) and competitive incentive programs (such as discounted wireless handsets) were key drivers of the customer growth. Revenue growth is also attributable to the initiation of PCS service in 10 new markets in the southeastern U.S. over the past twelve months. Average monthly usage by customers increased during first quarter 2000, and, when combined with the increase in total customers, drove increases in total minutes of use. Average monthly revenue per customer remained relatively flat, due primarily to declines in per-minute rates in response to competition. The declines in average per-minute rates occurred as we expanded our product offering and further penetrated lower-usage market segments, and we expect rates to continue decreasing as more customers opt for our one-rate plans and other bundled -- minute packages.



     We expect competition to continue to intensify and pressure pricing in our markets. We believe this will further stimulate demand and continue to increase usage as the overall market is expanded.



     OPERATING EXPENSES



     OPERATIONAL AND SUPPORT EXPENSES. Operational and support expenses increased $84 million, or 16.1%, during first quarter 2000 due to higher customer acquisition costs, higher network costs associated with network usage, and costs related to new customer promotions. Customer acquisition costs increased as a result of a 34.3% increase in customer additions from first quarter 1999 to first quarter 2000. Network usage and the related expense have increased as a result of customer and volume growth in established markets and the initiation of service in 10 PCS markets over the past 12 months.



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $20 million, or 14.5%, to $158 million during first quarter 2000. The increase was primarily attributable to the additions of property, plant and equipment since March 31, 1999. These additions were primarily attributable to the build-out of PCS markets and expansion of the network related to growth in the customer base. The increase is also attributable to accelerated depreciation on network equipment that is being replaced over an 18 month period from June 1999 through December 2000.



     NET EARNINGS (LOSSES) OF EQUITY AFFILIATES



     Compared to first quarter 1999, first quarter 2000 net earnings (losses) of domestic wireless equity affiliates remained relatively flat. Higher earnings at our business in Los Angeles were offset by decreases in earnings at other properties.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



  INTERNATIONAL OPERATIONS



                                                                  FIRST QUARTER
                                                              ---------------------      %
                                                                1999        2000      CHANGE
                                                              ---------   ---------   -------
                                                              (DOLLARS IN MILLIONS)
External revenues...........................................   $  561      $  664        18.4
Intersegment revenues.......................................       --          11        N/M*
          Total operating revenues..........................   $  561      $  675        20.3
Operating expenses..........................................   $  510      $  677        32.7
Operating income (loss).....................................   $   51      $   (2)        N/M
Net earnings (losses) of equity affiliates..................   $  (13)     $   17         N/M
Segment net income (loss)...................................   $  (20)     $   14         N/M
Customers(1)................................................    2,949       5,096        72.8
Average monthly revenue per customer(1).....................   $   61      $   39       (36.1)


---------------

(*)Not Meaningful


(1) The amounts shown are for our consolidated properties and do not include customer data for our unconsolidated properties.



     OPERATING REVENUES



     The increase of $114 million is primarily due to substantial growth in the customer bases of our consolidated operations, which collectively have grown almost 72.8% since March 31, 1999. Partially offsetting the impacts of customer growth is declining monthly revenue per customer that is driven by continued expansion into lower-usage customer segments through offerings such as prepaid cellular service and competitive pressures in certain countries. We now offer prepaid cellular products to all of the countries we serve in Latin America. Overall weakening of local currencies also impacted revenue growth on a U.S. Dollar basis. The current period also includes $10 million of revenues from our operations in Nicaragua that were consolidated for the first time in first quarter 2000.



     OPERATING EXPENSES



     OPERATIONAL AND SUPPORT EXPENSES. For first quarter 2000, these expenses increased $146 million compared to first quarter 1999. This increase is primarily the result of operational and customer acquisition costs associated with growth in customer levels and expanded operations. Since March 31, 1999, our existing operations have added almost 2.0 million customers in Argentina, Chile and Venezuela. We have also added 182,000 customers through the acquisition and development of businesses in Ecuador, Nicaragua and Peru.



     DEPRECIATION AND AMORTIZATION. Depreciation expense increased $19 million due primarily to higher gross depreciable plant resulting from the continued investment in our wireless network infrastructure. Amortization expense increased $2 million as a result of growth in intangibles related to our purchase of additional ownership interests in several Latin American operations.



     NET EARNINGS (LOSSES) OF EQUITY AFFILIATES



     Net earnings (losses) from our equity affiliates improved $30 million to $17 million in first quarter 2000. The improvement in these businesses is due to stronger results from our investments in Brazil and Germany. Both of these businesses experienced substantial growth in their customer bases. Net earnings (losses) of equity affiliates for the international operations segment for 2000 excludes $68 million in income related to the restructuring of our ownership interest in our German wireless operations. Net earnings (losses) of equity affiliates for the international operations segment for 1999 exclude $280 million in foreign currency losses

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



related to the devaluation of the Brazilian Real in January 1999. The impact of foreign currency fluctuations in Brazil for first quarter 2000 was not significant.



     Our operations in Brazil continue to be affected by weakness in the local economy. Operational revenues have been negatively impacted as the weakened currency has caused average revenue per user to decline. In addition, we expect that our earnings will continue to be affected by foreign currency gains or losses associated with the U.S. Dollar-denominated debt issued by our Brazilian businesses.



     ADVERTISING AND PUBLISHING



                                                                  FIRST QUARTER
                                                              ----------------------        %
                                                                1999          2000        CHANGE
                                                              --------      --------      ------
                                                              (DOLLARS IN MILLIONS)
External revenues.......................................       $  343        $  364          6.1
Intersegment revenues...................................            3             5         66.7
          Total operating revenues......................       $  346        $  369          6.6
Operating expenses......................................       $  206        $  224          8.7
Operating income........................................       $  140        $  145          3.6
Net earnings (losses) of equity affiliates..............       $   (1)       $   (1)          --
Segment net income......................................       $   84        $   90          7.1
EBITDA..................................................       $  146        $  155          6.2
EBITDA margin...........................................         42.2%         42.0%      -20bps



     OPERATING RESULTS



     External revenues increased $21 million for first quarter 2000, principally as a result of $14 million of revenues from our new directory publishing operations in Peru and Brazil. Also contributing are increases of $10 million in the revenues from our electronic media offerings. Growth in the domestic operations attributable to volume growth and price increases were offset by the effects of shifts in directory production schedules. Adjusted for book shifts, external revenues for this segment would have increased by approximately 10.6% for the quarter.



     Operational and support expenses increased $14 million for first quarter 2000, due primarily to $23 million in expense from our new operations in Brazil and $6 million in costs associated with growth in electronic media offerings. These increases were offset by a $15 million reduction in costs in the domestic directory businesses due to the shift in directory production schedules. Depreciation and amortization increased by $4 million due to the new international publishing operations.



     Net earnings (losses) of equity affiliates includes the results of our investment in a Brazilian directory publisher.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



  ALL OTHER



                                                                    FIRST QUARTER
                                                                ----------------------        %
                                                                  1999          2000        CHANGE
                                                                --------      --------      ------
                                                                (DOLLARS IN MILLIONS)
External revenues.........................................       $   50        $  102         N/M
Intersegment revenues.....................................           70            88        25.7
          Total operating revenues........................       $  120        $  190        58.3
Operating expenses........................................       $  204        $  244        19.6
Operating loss............................................       $  (84)       $  (54)      (35.7)
Net earnings (losses) of equity affiliates................       $    1        $   --         N/M
Segment net income........................................       $  (57)       $  (39)      (31.6)

EBITDA....................................................       $  (53)       $  (24)      (54.7)
EBITDA margin.............................................        (44.2)%       (12.6)%       N/M



     OPERATING RESULTS



     External revenues increased $52 million for first quarter 2000 driven by growth in revenues of $25 million from the resale of long distance services in markets outside of our wireline region, $9 million from interactive paging services and $8 million from wireless television offerings.



     Operating expenses reflect increased spending associated with new product and/or market introductions in all of these businesses. Higher headcount associated with customer support and installation functions also contributed to the $28 million increase in operational and support expenses. Depreciation and amortization has increased $12 million reflecting our continuing investment of resources associated with the growth of these businesses.



 YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998 AND YEAR
        ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997



OVERVIEW OF CONSOLIDATED RESULTS OF OPERATIONS



     On a comparative basis, results reflect strong revenue growth in the core wireline business driven by digital and data services revenues and significant increases in our international and domestic wireless customer bases. Expense growth was driven by increased spending in the core wireline business for customer service and network support functions, volume-driven increases at our international and domestic wireless businesses and expenses for development and promotion of new business initiatives, including high-speed data and Internet service offerings.



     Normalized results for 1999 exclude the impacts of:



     - The devaluation of the Brazilian Real. Our share of the foreign currency losses in our Brazilian wireless properties reduced net income by $308 million, or $0.16 per share. These losses are included in Net earnings (losses) of equity affiliates;



     - An asset impairment loss, which reduced net income by $187 million, or $0.10 per share;



     - The recognition of certain foreign investment tax credits generated in prior years, which increased net income by $95 million, or $0.05 per share; and



     - The gain on sale of our 100% ownership interest in Honolulu Cellular, which increased net income by $23 million, or $0.01 per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



     Normalized results for 1998 exclude the impacts of:



     - A gain from the sale of our 65% interest in BellSouth New Zealand of $110 million, or $0.06 per share;



     - A gain from the receipt of additional proceeds related to the sale of our investment in ITT World Directories of $96 million, or $0.05 per share; and



     - Contingent interest and prepayment penalties associated with the repayment of a loan, which increased net income by $62 million, or $0.03 per share.



     Normalized results for 1997 exclude the impacts of:



     - Gains on the sales of our investments in Optus Communications, ITT World Directories and Bellcore, which increased net income by $352 million, or $0.18 per share, $128 million, or $0.06 per share, and $23 million, or $0.01 per share;



     - The effect of a regulatory settlement in South Carolina, which reduced net income by $47 million, or $0.02 per share; and



     - Losses of $9 million incurred in connection with the early redemption of long-term debt.



     On January 1, 1999, we adopted a new accounting standard on capitalization of internal-use software. The impact of capitalizing software costs under the new standard was a benefit of $285 million, or $0.15 per share, for 1999 compared to 1998.



OPERATING REVENUES



     Operating revenues increased $2,101 million during 1999 and $2,562 million during 1998. These increases reflect:



     - growth in our wireline communications operations spurred by demand for digital and data services and convenience features;



     - growth from higher access, airtime and equipment sales in our domestic wireless operations driven by expansion in the customer base of 13.1% in 1999 and 17.4% in 1998;



     - significantly higher international revenues resulting from growth in the customer bases of 62.8% in 1999 and 67.1% in 1998. The 1998 increase also reflects the consolidation of several international operations that had previously been accounted for under the equity method.



     - the addition of new international directory publishing businesses during 1999 as well as volume growth and price increases in our domestic advertising and publishing operations; and



     - growth in new lines of business.



     Growth in wireline revenues was offset by the effects of rate impacts related to access charge reform and competition in the long distance market. During 1999, growth in international revenues attributable to customer growth was partially offset by a 25.7% decrease in average monthly revenue per customer driven by penetration into lower usage market segments.



OPERATING EXPENSES



     Total operating expenses increased $1,568 million during 1999 and $2,034 million during 1998. Operational and support expenses increased $934 million during 1999 and $1,641 million during 1998 as a result of increased spending in the core wireline business for customer service and network support functions, volume-driven increases at our international and domestic wireless businesses and expenses for development and promotion of new business initiatives, including high-speed data and Internet service offerings.

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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



Depreciation and amortization increased $314 in 1999 and $393 in 1998 primarily as a result of additions of property, plant and equipment to support expansion of our domestic and international wireless networks.



     Expenses in 1999 also included a $320 million charge to write down network equipment in the domestic wireless operations.



     The 1999 increase was offset by the adoption of a new accounting standard on capitalization of internal-use software. The impact of capitalizing software costs under the new standard was a reduction in expenses of $452 million compared to 1998.



     The 1998 increase in both line items also reflects the consolidation of several international operations that had previously been accounted for under the equity method. If these operations had been consolidated in all periods presented, operating expenses would have increased $1,501 million during 1998.



INTEREST EXPENSE



     Interest expense increased $193 million in 1999 and $76 million in 1998. The 1999 increase is attributable to higher average debt balances resulting from commercial paper borrowings associated with the financing of our investment in Qwest and a higher proportion of capitalized interest in 1998. The increase in 1998 expense reflects the consolidation of several international operations that had previously been accounted for under the equity method and a greater proportion of capitalized interest due to our start-up investments in Brazil.



GAIN ON SALE OF OPERATIONS



     Gains for 1999 include $39 million from the sale of our 100% ownership interest in Honolulu Cellular and $16 million from the sale of a wireless property in Alabama. Gains for 1998 include $180 million from the sale of our 65% interest in BellSouth New Zealand and $155 million from the receipt of additional proceeds related to the sale of our investment in ITT World Directories. Gains for 1997 include $578 million from the sale of our investment in Optus Communications and $209 million from the sale of our investment in ITT World Directories.



NET EARNINGS (LOSSES) OF EQUITY AFFILIATES



     Earnings from our equity affiliates decreased $261 million in 1999 and increased $334 million during 1998. The decrease in 1999 was driven by foreign exchange losses of $308 million related to our Brazilian properties. See Note C to BellSouth's consolidated financial statements for further discussion of this matter. Excluding the impact of these foreign exchange losses, earnings increased $47 million in 1999. The 1999 and 1998 results are addressed in the discussions for the Domestic wireless, International operations and All other segments.



OTHER INCOME, NET



     Other income, net includes interest income, gains/losses on disposition of assets, foreign currency gains/losses and miscellaneous nonoperating income. The decrease of $62 million in 1999 is attributable to a $67 million reduction in interest income due to lower average cash balances and $23 million of higher minority interest expense related to our less-than-100-percent owned subsidiaries. These decreases were partially offset by miscellaneous nonoperating items. The decrease of $4 million in 1998 includes an increase of $34 million in nonoperating items during 1998. The 1997 period included a $38 million gain from the sale of our investment in Bellcore, a research and development company.


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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



PROVISION FOR INCOME TAXES



     The decrease in the 1999 effective tax rate was driven by the recognition of foreign investment tax credits, and a change in the mix of income among taxing jurisdictions. These decreases were offset by less favorable results at foreign equity-method subsidiaries which are recorded net of tax benefits or expense. These results were significantly impacted by foreign currency losses recorded at our unconsolidated Brazilian businesses during 1999.



     The decrease in the 1998 effective tax rate was attributable to improved results in our foreign equity-method subsidiaries and a change in the mix of income among taxing jurisdictions. The decreases were partially offset by a reduction in the benefit from investment tax credits.



OVERVIEW OF RESULTS BY SEGMENT --



  WIRELINE COMMUNICATIONS



     Wireline communications includes local exchange, network access and long distance services provided by wireline transport to business and residential customers in a nine-state region located in the Southeastern U.S.



                                                                                   PERCENT CHANGE
                                                                                 -------------------
                                                                                 1998 VS.   1999 VS.
                                                    1997      1998      1999       1997       1998
                                                   -------   -------   -------   --------   --------
                                                      (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS:
Operating revenues:
  Local service..................................  $ 9,017   $10,033   $10,887      11.3        8.5
  Network access.................................    4,483     4,632     4,761       3.3        2.8
  Long distance..................................      734       713       608      (2.9)     (14.7)
  Other wireline.................................      944     1,023     1,198       8.4       17.1
  Intersegment revenues..........................      168       221       318      31.5       43.9
          Total operating revenues...............   15,346    16,622    17,772       8.3        6.9
Operating expenses...............................   11,158    11,751    11,944       5.3        1.6
Operating income.................................    4,188     4,871     5,828      16.3       19.6
Segment net income...............................  $ 2,314   $ 2,751   $ 3,315      18.9       20.5

KEY INDICATORS:
Access line counts (000's):
  Switched access lines:
     Residential.................................   15,841    16,457    16,958       3.9        3.0
     Business....................................    7,088     7,294     7,254       2.9       (0.5)
     Other.......................................      272       274       265       0.7       (3.3)
                                                   -------   -------   -------
          Total switched access lines............   23,201    24,025    24,477       3.6        1.9
                                                   -------   -------   -------
  Access line equivalents(1).....................   10,801    14,744    20,375      36.5       38.2
                                                   -------   -------   -------
          Total equivalent access lines..........   34,002    38,769    44,852      14.0       15.7
                                                   =======   =======   =======

Access minutes of use (millions).................   97,106   104,373   110,088       7.5        5.5
Long distance messages (millions)................      894       784       644     (12.3)     (17.9)
Digital and data services revenues...............  $ 1,437   $ 2,041   $ 2,687      42.0       31.6
Convenience feature revenues.....................  $ 1,364   $ 1,636   $ 1,911      19.9       16.8


---------------------


(1) Access line equivalents represent a conversion of non-switched data circuits to a switched access line basis and is presented for comparability purposes. Equivalents are calculated by converting high-


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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



    speed/high-capacity data circuits to the equivalent of a switched access line based on transport capacity. While the revenues generated by access line equivalents have a directional relationship with these counts, growth rates cannot be compared on an equivalent basis.



     OPERATING REVENUES



     LOCAL SERVICE. Local service revenues increased $854 million during 1999 and $1,016 million during 1998, attributable to growth in switched access lines and strong demand for digital and data services and convenience features.



     Total equivalent access lines increased 15.7% during 1999 and 14.0% during 1998. Residential access lines rose 3.0% during 1999 and 3.9% during 1998, driven by economic growth in our nine-state region as well as demand for secondary residence lines. Secondary residence lines are used for home office purposes, Internet access and children's phones, and accounted for 51.1% of the growth in residential access lines during 1999 and 49.8% during 1998. Business access lines, including both switched access lines and data circuits, grew 25.4% during 1999 and 23.2% during 1998, propelled by expanding demand for our digital and data services. Switched business access lines grew 2.9% during 1998 but decreased 0.5% during 1999 as an increasing number of new and existing business customers migrated to our high-speed/high-capacity data line offerings.



     Revenues from optional convenience features such as Caller ID, Call Waiting, Call Return and voice mail service increased $275 million, or 16.8%, during 1999 and $272 million, or 19.9%, during 1998. These increases were driven by growth in convenience feature usage through our Complete Choice package, a one-price bundled offering of over 20 features. The 1999 increase also includes the effect of positive rate impacts on revenues from these features.



     Increased penetration of extended local area calling plans also increased local service revenues by approximately $182 million during 1999 and $213 million during 1998. Also contributing to the increases in revenues were net rate impacts of $163 million in 1999 and $161 million in 1998. The 1999 rate impacts were attributable to sharing accruals recorded in 1998 as well as positive rate adjustments in 1999 on convenience features, directory assistance and inside wire service. The rate impacts during 1998 were primarily attributable to sharing accruals and cellular interconnection rate reductions recorded in 1997.



     NETWORK ACCESS. Network access revenues grew $129 million in 1999 and $149 million in 1998, due largely to higher demand. Access minutes of use rose 5.5% and 7.5% during the same periods. Increases in switched access lines and promotional activities by long distance carriers continued to be the primary drivers of the increase in minutes of use. The introduction of 1+ dialing parity for long distance calls in all states in our wireline territory also contributed to growth in minutes.



     The growth rate in total minutes of use continued to be negatively impacted by the trend of business customers migrating from traditional switched circuits to higher capacity data line offerings which are fixed-charge based rather than per-minute-of-use based. Revenues from these data services grew approximately $155 million in 1999 and $148 million in 1998 as Internet service providers and high-capacity users increased their use of our network. The growth rate in switched minutes of use was also negatively impacted by competition from carriers whose traffic completely bypasses our network.



     Volume-related growth was largely offset by net rate impacts that decreased revenues by $158 million in 1999 and $122 million in 1998. These reductions are primarily related to the FCC's access reforms and productivity factor adjustment. The reductions were partially offset by recoveries of local number portability costs in 1999.



     LONG DISTANCE. The decreases during 1999 and 1998 were primarily attributable to decreases in long distance message volumes of 17.9% in 1999 and 12.3% in 1998. Partially offsetting these decreases were


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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



increased revenues of $21 million in 1999 and $13 million in 1998 from the provision of digital and data services.



     Also included in long distance are revenues which we received from long distance carriers for interconnection to our public payphones. These revenues increased $42 million from 1997 to 1998 following the 1997 deregulation of payphone services but decreased $53 million in 1999 as a result of a regulatory ruling on the rates charged to the long distance carriers.



     Competition and increased penetration of extended local area calling plans continue to have an adverse impact on the number of customers who use our long distance service and ultimately reduces our long distance message volumes. Effective February 1999, we implemented 1+ dialing parity in the last of the nine states in our region, which allows customers to choose a competing carrier without having to dial a special access code.



     OTHER WIRELINE AND INTERSEGMENT REVENUES. The $175 million increase in external revenues in 1999 is attributable to higher revenues of $201 million resulting primarily from sales of customer premises equipment, resale of paging products and services, sales of unbundled network elements, collocation of competing carriers' equipment in our facilities, demand for our Internet access offering and interconnection charges to wireless carriers. The increases were reduced by $26 million, primarily from decreases in revenues from enhanced consumer white page listings.



     The $79 million increase in external revenues in 1998 was driven primarily by $65 million of increases in charges for billing and collection services, demand for our Internet access offering, and sales of unbundled network elements.



     The increase in intersegment revenues in both 1999 and 1998 primarily represents increased business activity with our other operating segments.



     We increased subscribers to our Internet service 82% during 1999 and ended the year with over 680,000 subscribers. We expect continued strong growth associated with our alliance with MyWay.com, an Internet web site operated by CMGI.



     OPERATING EXPENSES



     OPERATIONAL AND SUPPORT EXPENSES. Operational and support expenses increased $163 million, or 1.9%, during 1999 and $562 million, or 7.2%, during 1998. The 1999 increase was impacted favorably by the adoption of new rules on software capitalization; excluding the impact of adoption, 1999 expenses would have increased $576 million or 6.9%, when compared to 1998.



     Increases in 1999 were attributable to $551 million of labor costs driven by the addition of employees in customer service and network support functions and increases in salary and wage rates, $100 million of costs from sales of customer premises equipment and paging equipment and other increased expenses associated with higher business volumes. These increases were offset by $84 million of reductions in overtime expense in customer service and network functions and $78 million of lower pension and benefit costs attributable to favorable pension plan investment returns. Also included in the 1999 increases were expenses related to new data initiatives, including high-speed Internet access and optical fiber-based broadband services, and promotional expenses related to expanding our Internet customer base.



     The 1998 increase was driven by several factors, including: $458 million in labor costs in the telephone operations; growth of $164 million in expenses at unregulated subsidiaries associated with higher business volumes; and payments to the Universal Service Fund totalling $132 million. The increase in labor costs was primarily attributable to contract service expense associated with the outsourcing of engineering and information technology functions in late 1997, as well as higher overtime expense in customer service and network support functions. These increases were partially offset by lower pension and benefit costs totalling $183 million.

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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $30 million during 1999 and $31 million during 1998. The 1999 increase is primarily attributable to amortization of capitalized internally developed software. While gross depreciable plant increased 4.6% during 1999 and 5.0% during 1998, the overall composite depreciation rate has declined, resulting in flat depreciation expense.


     DOMESTIC WIRELESS


     Domestic wireless is comprised of cellular and personal communications service, or PCS, businesses principally within the Southeastern U.S.



                                                                                  PERCENT CHANGE
                                                                                -------------------
                                                                                1998 VS.   1999 VS.
                                                     1997     1998    1999(1)     1997       1998
                                                    ------   ------   -------   --------   --------
                                                      (DOLLARS IN MILLIONS)
Total operating revenues..........................  $2,589   $2,730   $3,204        5.4       17.4
Operating expenses................................   2,177    2,356    2,876        8.2       22.1
Operating income..................................     412      374      328       (9.2)     (12.3)
Net earnings (losses) of equity affiliates........     164      165      144        0.6      (12.7)
Segment net income................................     333      283      234      (15.0)     (17.3)
Customers(2)......................................   3,680    4,320    4,887       17.4       13.1
Average monthly revenue per customer(2)...........  $   55   $   52   $   51       (5.5)      (1.9)


---------------


(1) 1999 results exclude the impact of an asset impairment loss described in Note D to BellSouth's consolidated financial statements. 1999 results also exclude gains from the sale of wireless properties in Honolulu and Dothan described in Note B to BellSouth's consolidated financial statements.



(2) The amounts shown are for our consolidated properties and do not include customer data for our equity affiliates.



     OPERATING REVENUES



     Total operating revenues grew $474 million, or 17.4%, during 1999 and $141 million, or 5.4%, during 1998. These increases are attributable to higher airtime, access and equipment sales revenues driven by a 13.1% and 17.4% increase in the customer base during 1999 and 1998. Adjusted for the sale of Honolulu Cellular in August 1999, customer growth would have been 16.4% for 1999 and 17.8% for 1998. Customer growth in both years has been driven by advertising, enhanced volume pricing strategies such as one-rate plans, bundled minutes at lower rates and prepaid calling plans, and competitive incentive programs such as discounted wireless handsets. The revenue growth in both years is also attributable to the initiation of PCS service in 26 new markets in the Southeastern U.S. since 1997. Average monthly usage by customers increased during 1999 and 1998, and, when combined with the increase in total customers, drove increases in total minutes of use in both years. Average monthly revenue per customer remained relatively flat during 1999 after decreasing during 1998, due primarily to declines in per-minute rates. The declines in average per-minute rates occurred as we expanded our product offerings and further penetrated lower-usage market segments, and we expect rates to continue decreasing as more customers opt for our one-rate plans and other bundled-minute packages.



     We expect competition to continue to intensify and pressure pricing in our markets. We believe this will further stimulate demand and continue to increase usage as the overall market is expanded.



     OPERATING EXPENSES



     OPERATIONAL AND SUPPORT EXPENSES. Operational and support expenses increased $377 million, or 20.5%, during 1999 and $112 million, or 6.5%, during 1998. These increases result from the addition of employees, higher sales and marketing expenses in response to competition, higher equipment costs attributable to the conversion to digital network platforms and higher network costs associated with network usage. Employee


                                       112
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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



additions were driven by customer service and network support personnel associated with the initiation of service in 26 PCS markets since 1997. Higher equipment costs were attributable to the cost of digital handsets, which typically cost one-third more than analog handsets.



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $143 million, or 27.9%, during 1999 and $67 million, or 15.0%, during 1998. The increase was primarily attributable to the additions of property, plant and equipment totaling $550 million in 1999 and $692 million in 1998. These additions were primarily attributable to the build-out of PCS markets, expansion of the network related to growth in the customer base and deployment of digital cellular across all of our consolidated markets. The 1999 increase was also attributable to accelerated depreciation on network equipment that is being replaced over an 18 month period from June 1999 through December 2000.



     NET EARNINGS (LOSSES) OF EQUITY AFFILIATES



     Net equity in earnings (losses) of domestic wireless equity affiliates decreased $21 million in 1999 and increased $1 million in 1998. The 1999 decrease was principally due to lower earnings at our business in Los Angeles, attributable to higher acquisition costs associated with customer additions and increased amortization expense that resulted from the reorganization of our ownership interests in fourth quarter 1998.



  INTERNATIONAL OPERATIONS



     International operations is comprised principally of our investments in wireless businesses in ten countries in Latin America as well as in Denmark, Germany, India and Israel. Consolidated operations include our businesses in Argentina, Chile, Ecuador, Peru and Venezuela. The 1998 and 1997 period results also include the results of BellSouth New Zealand, which was sold in fourth quarter 1998. All other businesses are accounted for under the equity method, and accordingly their results are reported as Net earnings (losses) of equity affiliates.



                                                                               PERCENT CHANGE
                                                                             -------------------
                                                                             1998 VS.   1999 VS.
                                                  1997     1998    1999(1)     1997       1998
                                                 ------   ------   -------   --------   --------
                                                              (DOLLARS IN MILLIONS)
Total operating revenues.......................  $  948   $1,995   $2,291      110.4       14.8
Operating expenses.............................     884    1,761    2,173       99.2       23.4
Operating income...............................      64      234      118        N/M      (49.6)
Net earnings (losses) of equity affiliates.....    (220)     (69)      (2)       N/M        N/M
Segment net income (loss)......................    (187)     (62)      (4)       N/M        N/M
Customers(2)...................................   1,555    2,598    4,230       67.1       62.8
Average monthly revenue per customer(2)........  $   67   $   70   $   52        4.5      (25.7)


---------------


(1) 1999 results exclude impact of the Brazil devaluation which is discussed in Note C to BellSouth's consolidated financial statements.



(2) The amounts shown are for our consolidated properties and do not include customer data for our equity affiliates.



     OPERATING REVENUES



     Revenue growth in 1999 was negatively affected by the absence of revenues from BellSouth New Zealand, which was sold in fourth quarter 1998. Revenue growth in 1998 was positively affected by the first-time consolidation of several Latin American operations which had previously been accounted for under the equity method. If all periods were adjusted to exclude the effects of these changes, revenues would have


                                       113
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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



increased approximately 21.2% in 1999 and 49.9% in 1998. These increases were primarily due to substantial growth in the customer bases of our current operations, which grew 62.8% in 1999 and 67.1% in 1998.



     Offsetting the impacts of customer growth in both periods were overall weakening of local currencies. If foreign exchange rates had remained constant, operating revenues would have been 7% to 10% higher in both 1999 and 1998. We mitigated a portion of this decline through increases in rates. Also contributing were declining monthly revenue per customer that is driven by continued expansion into lower-usage customer segments through offerings such as prepaid cellular service as well as competitive pressures in certain countries. During 1999, we extended prepaid cellular products to all of the countries we serve in Latin America.



     OPERATING EXPENSES



     OPERATIONAL AND SUPPORT EXPENSES. Operational and support expenses increased $327 million, or 23.3%, in 1999 and $646 million, or 85.2%, in 1998. Adjusted for the first-time consolidation of several Latin American operations and the sale of BellSouth New Zealand, expenses increased $395 million, or 29.6%, in 1999 and $376 million, or 39.2%, in 1998. These increases are primarily the result of operational and customer acquisition costs associated with growth in customer levels and expanded operations. Since 1997, our existing operations have added 2.3 million customers in Argentina, Chile and Venezuela. We have also added 500,000 customers through the acquisition and development of businesses in Peru and Ecuador.



     DEPRECIATION AND AMORTIZATION. Depreciation expense increased $64 million in 1999 and $166 million in 1998. Adjusted for first-time consolidation of several Latin American operations and the sale of BellSouth New Zealand, depreciation and amortization increased $108 million, or 32.3%, in 1999 and $154 million, or 85.6%, in 1998. These increases are due primarily to higher gross depreciable plant resulting from the continued investment in our wireless network infrastructure. Amortization expense increased $21 million during 1999 and $65 million during 1998 as a result of growth in intangibles related to our purchase of additional ownership interests in several Latin American operations in late 1997 and early 1998.



     NET EARNINGS (LOSSES) OF EQUITY AFFILIATES



     Net earnings (losses) of equity affiliates for the international operations segment exclude $308 million in foreign currency losses related to the devaluation of the Brazilian Real in January 1999. Net equity in earnings (losses) from our equity affiliates improved $67 million to ($2) million in 1999 and $151 million to ($69) million in 1998. 1998 earnings, when adjusted to exclude the effect of first-time consolidations and sale of businesses, improved $92 million over 1997. The improvement in equity in earnings (losses) from our unconsolidated international businesses in both years was due to stronger results from our investment in Germany and, for 1999, Panama and Nicaragua. All of these businesses experienced substantial growth in their customer bases during the 1998-1999 period. Offsetting these improvements were losses related to our operations in Brazil; these losses were attributable to costs associated with the start-up of operations during 1998 and economic weakness in the region during 1999.



     Our operations in Brazil continue to be affected by weakness in the local economy. Operational revenues have been negatively impacted as the weakened currency has caused average revenue per user to decline. In addition, we expect that our earnings will continue to be affected by foreign currency gains or losses associated with the U.S. Dollar-denominated debt issued by our Brazilian businesses.


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                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



  ADVERTISING AND PUBLISHING



     Our advertising and publishing segment is comprised of companies in the U.S. and Latin America that publish, print, sell advertising in and perform related services concerning alphabetical and classified telephone directories and electronic product offerings.



                                                                               PERCENT CHANGE
                                                                             -------------------
                                                                             1998 VS.   1999 VS.
                                                   1997     1998     1999      1997       1998
                                                  ------   ------   ------   --------   --------
                                                   (DOLLARS IN MILLIONS)
Operating revenues:
  External revenues.............................  $1,837   $1,891   $2,010       2.9        6.3
  Intersegment revenues.........................       7       --       18       N/M        N/M
          Total operating revenues..............   1,844    1,891    2,028       2.5        7.2
Operating expenses..............................     989    1,042    1,127       5.4        8.2
Operating income................................     855      849      901      (0.7)       6.1
Segment net income..............................     543      530      556      (2.4)       4.9



     OPERATING RESULTS



     External revenues increased $119 million during 1999 and $54 million during 1998. The 1999 increase was principally a result of $69 million in revenues from our new directory publishing operations in Peru and Brazil. The increases for 1998 and, to a lesser extent, 1999 were driven by volume growth and price increases in the domestic operations. Increases in revenues of $14 million in 1999 and $3 million in 1998 from our electronic media offerings also contributed.



     Operational and support expenses increased $79 million in 1999 and $50 million in 1998. The 1999 increase was driven by the addition of the new international operations which totalled $71 million. The 1998 increase was due primarily to increases in salaries and wages driven by business volumes, increases in charges from other operating segments, and technology implementation. Depreciation and amortization remained relatively flat in 1999 and 1998.



  ALL OTHER



     This segment is primarily comprised of new business initiatives such as entertainment (cable and wireless television), Internet access, wireless data and long distance. The stand-alone revenues and expenses of our Internet access marketing company which are included in this segment are eliminated in consolidation and reported as part of the wireline communications results.



                                                                                  PERCENT CHANGE
                                                                                -------------------
                                                                                1998 VS.   1999 VS.
                                                      1997    1998     1999       1997       1998
                                                      -----   -----    -----    --------   --------
                                                      (DOLLARS IN MILLIONS)
External revenues...................................  $  17   $ 113    $ 280        N/M     147.8
Intersegment revenues...............................    185     227      371       22.7      63.4
          Total operating revenues..................    202     340      651       68.3      91.5
Operating expenses..................................    345     700      971      102.9      38.7
Operating loss......................................   (143)   (360)    (320)    (151.7)     11.1
Net earnings (losses) of equity affiliates..........   (197)     --       (1)       N/M       N/M
Segment net loss....................................   (182)   (210)    (215)     (15.4)     (2.4)

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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



     OPERATING RESULTS



     External revenues increased $167 million in 1999 and $96 million in 1998. The increases in 1999 were driven by growth in revenues of $27 million from interactive paging services, $59 million from the resale of long distance services in markets outside of our wireline region and $31 million from wireless television offerings. The increases in 1998 were attributable to growth of $52 million from interactive paging services, $29 million from long distance services, and $14 million from wireless television offerings. Since 1998, we have rolled out wireless television service in four new markets and introduced interactive paging service with nationwide coverage.



     Operating expenses for 1999 and 1998 primarily reflect increased spending associated with new product and/or market introductions in all of these businesses. Higher headcount associated with customer support and installation functions also contributed to the increase in expenses. Depreciation and amortization increased $48 million in 1999 and $61 million in 1998 reflecting our continuing investment of resources associated with the growth of these businesses.



     Net earnings (losses) of equity affiliates for 1997 was primarily comprised of the results of our wireless data operations, which were consolidated beginning in 1998.



FINANCIAL CONDITION



     Cash flows from operations are our primary source of funding for capital requirements of existing operations, debt service and dividends. We also have ready access to capital markets in the event additional funding is necessary. While current liabilities exceed current assets, our sources of funds -- primarily from operations and, to the extent necessary, from readily available external financing arrangements -- are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the needs of our business for the foreseeable future.





                                                                       FIRST QUARTER
                                                                     -----------------
                                        1997      1998      1999      1999      2000
                                       -------   -------   -------   -------   -------
                                                    (DOLLARS IN MILLIONS)
NET CASH PROVIDED BY (USED FOR):
Operating activities.................  $ 7,039   $ 7,741   $ 8,199   $ 1,642   $ 2,350
Investing activities.................  $(4,949)  $(5,487)  $(9,888)  $(1,458)  $(1,556)
Financing activities.................  $  (698)  $(1,681)  $  (167)  $(1,388)  $  (927)



  NET CASH PROVIDED BY OPERATING ACTIVITIES



     The increase in cash from operations between first quarter 1999 and first quarter 2000 primarily reflects decreases in working capital requirements and increases in revenues, offset by increases in operating expenses. Operating cash flows for 2000 also include $31 million in cash proceeds associated with the closings of our agreements to sublease wireless communications towers to Crown Castle International.



     The increase in cash from operations between 1998 and 1999 primarily reflects higher operating revenues, partially offset by an increase in operating expenses and working capital requirements and lower dividends from our equity affiliates. Operating cash flows for 1999 also include $630 million in cash proceeds associated with the closings of our agreements to sublease wireless communications towers to Crown. Additional closings are scheduled to occur in 2000.



     Operating expenses were favorably impacted by the adoption of SOP 98-1 in 1999. Offsetting this impact were increased spending to support growth in our core wireline business, substantial increases in the wireless customer base and new initiatives such as Internet, wireless data, long distance and video.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



  NET CASH USED IN INVESTING ACTIVITIES



     During the first three months of 2000, we invested $1.6 billion for capital expenditures. Included in these expenditures for first quarter 2000 are approximately $155 million in costs related to the purchase and development of internal-use software.



     During 1999, we invested $6.2 billion for capital expenditures to support our wireline and wireless networks, to promote the introduction of new products and services and increase operating efficiency and productivity. Significant investments are also being made to support deployment of high-speed Internet access services and optical fiber-based broadband products. Included in these expenditures for 1999 are approximately $550 million in costs related to the purchase and development of internal-use software.



     During 1999, we announced a new business agreement with Qwest Communications that included our purchasing a ten percent stake for $3.5 billion. This transaction closed during May 1999. We initially funded this purchase by utilizing existing cash reserves and issuing $2.5 billion in commercial paper.



     During 1999, our Argentine wireless communications company won its $260 million bid to acquire additional PCS licenses. It has paid $104 million and will pay an additional $156 million for the licenses. The Company anticipates investing an additional $600 million to build out the areas covered by these licenses.



     Also during 1999, we acquired an additional wireless license in Chile which will expand our service area to the entire country. We will pay approximately $90 million for the license, and anticipate investing an additional $80 million to build out the areas covered by the license.



     As part of the reorganization of ownership interests in our German wireless operations, we have agreed to make up to $3 billion of loans to KPN Royal Dutch Telecom to be used for further wireless investments in Europe. See Note S to BellSouth's consolidated financial statements.



  NET CASH USED IN FINANCING ACTIVITIES



     During first quarter 2000, we issued $2 billion of long-term debt. The proceeds of $1,974 million from this issuance were used to retire commercial paper borrowings.



     Our debt to total capitalization ratio was 51.0% at March 31, 2000 compared to 53.1% at December 31, 1999. The decrease is a function of increases in shareholders' equity, driven by income from operations and net unrealized gains on securities.



     During 1999, we purchased 66 million shares as part of a $3 billion repurchase plan announced in December 1998. Combined with 1998 repurchases under a previous plan, we have reduced our number of outstanding shares by approximately 101 million since December 31, 1997. We completed the December 1998 buyback plan during May 1999.



     Our debt to total capitalization ratio was 53.1% at December 31, 1999 compared to 43.0% at December 31, 1998. The increase is a function of increases in short-term debt attributable to higher net borrowings of commercial paper and the reduction in shareholders' equity, driven primarily by the effect of our stock buyback program.



     At May 23, 2000, we have shelf registration statements on file with the SEC under which $2.7 billion of debt securities could be publicly offered.



QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK



     We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes and foreign currency exchange rate fluctuations. To manage this exposure, we employ

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



risk management strategies including the use of derivatives such as interest rate swap agreements, foreign currency forwards and currency swap agreements. We do not hold derivatives for trading purposes.



  INTEREST RATE RISK



     Our objective in managing interest rate risk is to maintain a balance of fixed and variable rate debt that will lower our overall borrowing costs within reasonable risk parameters. Interest rate swaps are used to convert a portion of our debt portfolio from a variable rate to a fixed rate or from a fixed rate to a variable rate.



  FOREIGN EXCHANGE RISK



     Our objective in managing foreign exchange risk is to protect against cash flow and earnings volatility resulting from changes in foreign exchange rates. Short-term foreign currency transactions and commitments expose us to changes in foreign exchange rates. We occasionally enter into forward contracts and similar instruments to mitigate the potential impacts of such risks.



     Our equity investments in Brazil hold U.S. Dollar-denominated liabilities and recognize foreign currency gains or losses when converting those liabilities into local currency. Our proportionate share of these liabilities was $1.0 billion at December 31, 1999. The equity income related to these investments is subject to fluctuations in the U.S. Dollar/Brazilian Real exchange rate. See
"-- Operating Environment and Trends of the Business -- International
Operations."



     We are subject to risk from changes in foreign exchange rates for our international operations which use a foreign currency as their functional currency and are translated to U.S. Dollars. Such changes result in cumulative translation adjustments which are included in shareholders' equity. We have translation exposure to various foreign currencies with the most significant being the Brazilian Real and the German Mark. Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency and reflect translation gains and losses in the determination of net income.



  RISK SENSITIVITY



     Our use of derivative financial instruments is designed to mitigate foreign currency and interest rate risks, although to some extent they expose us to credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential and not the full notional or contract amount. Such contracts and agreements have been executed with creditworthy financial institutions, and as such, we consider the risk of nonperformance to be remote.



     The following table provides information, by maturity date, about our interest rate sensitive financial instruments, which consist of fixed and variable rate debt obligations. Fair values for the majority of our long-term debt obligations are based on quotes from dealers.



                                                                                    TOTAL
                                                                                   RECORDED
                                  2000    2001   2002   2003   2004   THEREAFTER    AMOUNT    FAIR VALUE
                                 ------   ----   ----   ----   ----   ----------   --------   ----------
                                       (DOLLARS IN MILLIONS)
Debt:
  Fixed rate debt..............  $7,641   $203   $320   $646   $317     $7,086     $16,213     $15,463
  Average interest rate........    6.00%  8.49%  7.66%  6.51%  6.22%      6.71%
  Variable rate debt...........  $    4   $236   $ 68   $115   $164     $    4     $   591     $   591
  Average interest rate........    7.26%  7.62%  6.44%  6.43%  6.20%      6.92%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



OPERATING ENVIRONMENT AND TRENDS OF THE BUSINESS



  REGULATORY DEVELOPMENTS



     Our future operations and financial results will be substantially influenced by developments in a number of federal and state regulatory proceedings. Adverse results in these proceedings could materially affect our revenues, expenses and ability to compete effectively against other telecommunications carriers.



     Federal policies being implemented by the FCC strongly favor access reform, whereby the historical subsidy for local service that is contained in network access charges paid by long distance carriers is eliminated. Unless compensatory changes are adopted, such as universal service fund contribution mandates, our revenues from this source, which constituted approximately 6% of our revenues during 1999, are at risk. In addition, other aspects of access charge regulation and universal service fund contribution requirements that are applicable to local service carriers such as BellSouth Telecommunications are also under consideration and could result in greater expense levels or reduced revenues.



     During first quarter 2000, a coalition of local and long distance providers, including BellSouth, Bell Atlantic, GTE, SBC Communications, AT&T and Sprint submitted a proposal designed to result in lower consumer prices for long distance service by reforming the way in which access costs are recovered. The proposal is a comprehensive package that would adjust the FCC's price cap, access charge and universal service rules for those price cap local exchange carriers electing to adopt the proposal. In May 2000, the FCC approved this proposal in substantially the same form. As a result our rates for access charges, and the revenues which we derive from access charges, will be reduced. We are currently assessing the extent of the financial impact of this order.



     The FCC has considerable authority to establish pricing, interconnection and other policies that had once been considered within the exclusive jurisdiction of the state public service commissions. We expect the FCC to accelerate the growth of local service competition by aggressively utilizing such power.



     We have petitioned the FCC for permission under the 1996 Act to offer full long distance services in South Carolina and Louisiana. The FCC has denied these petitions. We have been testing our operations support systems in Georgia and expect to file with the FCC during the summer of 2000. We do not know if the FCC will require further changes in our network interconnection elements and operating systems before it will approve such petitions. These changes could result in significant additional expenses and promote local service competition.



     Our intrastate prices are regulated under price regulation plans provided by statute or approved by state public service commissions. Some plans are subject to periodic review and may require renewal. These commissions generally may require price reductions and other concessions from us as a condition to approving these plans.



     We are involved in numerous legal proceedings associated with state and federal regulatory matters, the disposition of which could materially impact our operating results and prospects. See Note P to BellSouth's consolidated financial statements.



  COMPETITION



     There are many competitive forces that impact our businesses. The 1996 Act removed the regulatory barriers to local service competition in the wireline market and required incumbent carriers such as us to open our networks to other carriers. In the wireless market, the auction of PCS licenses has created as many as six new wireless competitors in domestic markets in addition to resellers, and the deregulation of international communications markets has introduced new global competitors to nearly all of our international businesses.

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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



     We expect local service competition to steadily increase, particularly with respect to business customers. While competition for local service revenues could adversely affect our results of operations, opening of local markets can favorably impact qualification to offer full in-region long distance wireline services.



     The presence of multiple aggressive competitors in our domestic and international wireless markets makes it more difficult to attract new customers and retain existing ones. Furthermore, while we do not compete primarily on the basis of price, low prices offered by competitors attempting to obtain market share have pressured us to reduce prices and develop pricing plans attractive to lower usage customers. These trends are expected to continue and could adversely affect our results of operations in the future.



     We plan to compete through aggressive marketing, competitive pricing, bundled services and technical innovation. We will offer consumers a full range of services -- local, long distance, Internet access, wireless and more -- while remaining committed to our high level of customer service and value.



  TECHNOLOGY



     We are continually upgrading our networks with high speed/high capacity digital and optical technologies, making them capable of delivering a full complement of voice and data services. This modernization of the network is critical to our success in providing the data connectivity demanded by customers and to compete with fiber networks being constructed or currently utilized by start-ups and cable companies. This effort will require investment of significant amounts of capital in the future.



     Digital wireless technology is rapidly evolving and the development of a common roaming platform for digital wireless technologies could result in more intense competition and have an adverse effect on our results of operations.



  INTERNATIONAL OPERATIONS



     Our reporting currency is the U.S. Dollar. However, most of our revenues are generated in the currencies of the countries in which we operate. In addition, many of our operations and equity investees hold U.S. Dollar-denominated short-and long-term debt. The currencies of many Latin American countries have experienced substantial volatility and depreciation in the past. Declines in the value of the local currencies in which we are paid relative to the U.S. Dollar will cause revenues to decrease and dollar-denominated liabilities to increase. Where we consider it to be economically feasible, we attempt to limit our exposure to exchange rate fluctuations by using foreign currency forward exchange contracts or similar instruments as a vehicle for hedging; however, a substantial amount of our exposures are unhedged.



     The impact of a devaluation or depreciating currency on an entity depends on the residual effect on the local economy and the ability of an entity to raise prices and/or reduce expenses. Our ability to raise prices is limited in many instances by government regulation of tariff rates. Due to our constantly changing currency exposure and the potential substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on our business.



     Economic, social and political conditions in Latin America are, in some countries, unfavorable and volatile, which may impair our operations. These conditions could make it difficult for us to continue development of our business, generate revenues or achieve or sustain profitability. Historically, volatility has been primarily caused by: mismanagement of monetary, exchange rate and/or fiscal policies; currency devaluations; significant governmental influence over many aspects of local economies; political and economic instability; unexpected changes in regulatory requirements; social unrest or violence; slow or negative economic growth; imposition of trade barriers; and wage and price controls.



     Most or all of these factors have occurred at various times in the last two decades in our core Latin American markets. We have no control over these matters. Economic conditions in Latin America are

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



generally less attractive than those in the U.S., and poor social, political and economic conditions may inhibit use of our services which may adversely impact our business.



  YEAR 2000 DISCLOSURE



     In 1997, we initiated a company-wide program to ensure that our date-sensitive information, telephony and business systems, and other certain equipment would properly recognize the Year 2000 as a result of the century change on January 1, 2000. The program focused on the hardware, software, embedded chips, third-party vendors and suppliers as well as third-party networks that were associated with the identified systems. We substantially completed the program during third quarter 1999 and our systems did not experience any significant disruptions as a result of the century change. In total, we have spent approximately $240 million in external costs on this program through December 31, 1999 and do not expect to incur any significant additional costs related to Year 2000 compliance subsequent to 1999.



  NEW ACCOUNTING PRONOUNCEMENTS



     REVENUE RECOGNITION. In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements." (SAB 101). SAB 101 requires that revenues and costs of revenues derived from services rendered at the beginning of a contract or business relationship be deferred and recognized over the life of the related contract or relationship. The guidelines in SAB 101 must be adopted during the second quarter of 2000. We do not expect the adoption of these guidelines to have a material impact on our results of operations and financial position.



     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. This means that the standard must be adopted by us no later than January 1, 2001. We do not expect the adoption of this standard to have a material impact on results of operations, financial position or cash flows.



  SUBSEQUENT EVENTS



     PROPOSED DOMESTIC WIRELESS TRANSACTION. In April 2000, we signed a definitive agreement with SBC Communications Inc. to create a national wireless business comprised of substantially all of both companies' U.S. wireless assets. The new joint venture will serve approximately 16.2 million subscribers and cover a geographical area with a population of 175 million. Assuming that all of the assets are contributed as provided for in the agreement, the venture will be 40% owned by BellSouth and 60% owned by SBC Communications. We will share joint and equal control of the venture.



     The joint venture will be a separately managed company capable of making acquisitions and bidding on new or re-auctioned wireless frequencies. It may issue debt and stock to the public to generate additional cash to fund expansion and product development efforts. The agreement is subject to numerous conditions, including regulatory approvals, and we expect the closing of the venture to occur by the end of 2000.



     INVESTMENT IN BRAZIL. In May 2000, we completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participaoes SA, a Brazilian company. The total purchase price was approximately $240 million. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as northern Brazil. The

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF

               OPERATIONS OF BELLSOUTH CORPORATION -- (CONTINUED)



common stock portion of the investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste.



     INVESTMENT IN COLOMBIA. In May 2000, we announced an agreement to acquire a 33.8% controlling equity interest in Celumovil S.A., a cellular operator in the Eastern and Atlantic regions in Colombia, for a purchase price of approximately $295 million. Celumovil is a leading provider of wireless telecommunications services in Colombia with approximately 466,000 subscribers as of February 2000. Celumovil's concession areas include the Eastern and Atlantic regions, covering a combined population of approximately 26 million and six of the 10 largest cities in Colombia, including Bogota.

                          DESCRIPTION OF THE BLS GROUP


     The primary lines of business within the BLS group include all of our operations outside of Latin America, including its domestic wireline and wireless communications businesses, non-Latin American international operations and its non-Latin American advertising and publishing operations.


WIRELINE COMMUNICATIONS


     We are the predominant wireline telephone service provider in the Southeastern U.S., serving substantial portions of the population within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. We provide wireline voice and data communications services, including local exchange, network access and limited long distance services. We also offer other wireline services, including:



     - billing and collection services;



     - customer premises equipment sales and maintenance services;



     - provision of separate network elements to competitors;



     - Internet access service; and



     - interconnection to unaffiliated wireline and wireless carriers.



     Wireline communications operations provided 76% of the total operating revenues of the BLS group in 1999 and 77% in the three months ended March 31, 2000.


DOMESTIC WIRELESS


     We are one of the largest wireless communications providers in the U.S., with operations primarily in our wireline service territory. We own subsidiaries and interests in joint ventures that operate extensive wireless systems in 12 states, encompassing a total population served of approximately 79 million. Our proportionate share of this population, based on the percentage of our ownership interests in those systems, is approximately 59 million. This extensive wireless operation includes some of the top wireless markets in the country, including Los Angeles, Houston, Miami-Fort Lauderdale, Atlanta and Tampa-St. Petersburg.



     In April 2000, we announced plans to combine substantially all of our domestic wireless businesses with those of SBC Communications Inc. into a venture that will comprise the nation's second largest wireless company, with service in 40 of the top 50 U.S. markets. This venture, which will cover a total population of 175 million people and serve 16.2 million subscribers, will be owned 40% by BellSouth and 60% by SBC Communications but will be jointly controlled. We expect to receive the required regulatory approvals and close the transaction by the end of 2000.



     Domestic wireless operations provided 14% of the total operating revenues of the BLS group in 1999 and 15% in the three months ended March 31, 2000.


ADVERTISING AND DIRECTORY PUBLISHING


     We own a group of companies that publish, print, sell advertising in and perform related services concerning alphabetical and classified telephone directories in both paper and electronic formats. Advertising and publishing revenues are derived primarily from sales of directory advertising. We own one of the leading telephone directory publishing businesses in the United States.



     Our publishing operations provided 8% of the total revenues of the BLS group in 1999 and 6% in the three months ended March 31, 2000.



ALL OTHER



     We own interests in joint ventures that provide wireless communications in Denmark, Germany, Israel, and India. At March 31, 2000, these licenses covered a population of approximately 98.8 million people and provided wireless service to a total of approximately 6.5 million international customers. Proportionate population covered by these systems was approximately
24.5 million persons at March 31, 2000. Our proportionate share of those customers was approximately 1.8 million customers.



     We own interests in wireless data communications networks worldwide that cover a service area of approximately 200 million people and enable wireless data applications for interactive paging, corporate transactions, access to information and messaging. We also develop and manage video systems in certain areas within our Southeastern markets. Programming content for the cable systems is provided primarily by americast(R), a joint venture partnership of which we are a part owner.

                          DESCRIPTION OF CAPITAL STOCK


     We have summarized below the material terms of our capital stock and material provisions of our charter, as it is to be amended by articles of amendment which were considered at a special meeting of our shareholders on
                    , 2000, and our by-laws. As used in this prospectus, the term "charter" means our charter, including those amendments and additional articles of amendment that our board of directors intends to adopt after our shareholders adopt those amendments. We encourage you to read our charter, both articles of amendment, our by-laws and our restated rights agreement, all of which we have filed as exhibits to the registration statement of which this prospectus is a part.



     The following summary refers to the inter-group interest in the Latin America group that we have attributed to the BLS group and the related outstanding interest fraction.



     - The inter-group interest in the Latin America group is the portion of the equity attributed to the Latin America group we attribute to the BLS group and that is represented by shares of Latin America group stock that can be issued for the account of the BLS group or distributed to holders of BLS group stock.



     - The outstanding interest fraction indicates the portion of our equity attributed to the Latin America group that is represented by shares of Latin America group stock that are issued and outstanding. It is calculated by dividing the number of outstanding shares of Latin America group stock issued to the public by the sum of the number of outstanding shares of Latin America group stock issued to the public plus the number of shares of Latin America group stock then reserved for and attributed to the BLS group.



The outstanding interest fraction will equal one, and the inter-group interest will equal zero, at any time that there are no shares of Latin America group stock then reserved for and attributed to the BLS group.



     The number of reserved shares of Latin America group stock representing the BLS group's inter-group interest and the outstanding interest fraction may change in the future if we take specified actions, including:



     - issue additional shares of Latin America group stock;



     - pay share dividends on Latin America group stock in Latin America group stock;



     - repurchase Latin America group stock; or



     - transfer cash, other assets or liabilities between the Latin America group and the BLS group.



These actions, and the effect that they would have on the holders of Latin America group stock, are described further in "-- Latin America Group Stock -- Inter-Group Interest."



OUR LATIN AMERICA GROUP AND OUR BLS GROUP



     Our Latin America group will consist of all of our Latin American businesses, and our BLS group will consist of all of our other businesses -- our wireline telephone business, our domestic wireless business, our directory advertising and publishing business outside of Latin America and our international businesses in Europe and Asia. The businesses of the Latin America group are described beginning on page 71, and the businesses of the BLS group are described beginning on page 123. Each group is a collection of businesses and neither is a separate legal entity. Neither group can issue securities or incur obligations; those powers can only be exercised by BellSouth or one of the companies in the groups. Latin America group stock and BLS group stock are both common stocks of BellSouth and not of either group.



ACTIONS BY OUR BOARD OF DIRECTORS WITHOUT SHAREHOLDER APPROVAL;
NO SEPARATE BOARDS OF DIRECTORS FOR THE LATIN AMERICA GROUP



     Under our charter, the board of directors of BellSouth will be able to take actions with respect to the Latin America group and Latin America group stock without shareholder approval so long as those actions are taken on the terms and conditions set forth in our charter. The Latin America group will not have a separate board of directors to represent solely the interests of holders of Latin America group stock. As described under

"-- Voting Rights," the holders of Latin America group stock and the holders of BLS group stock will generally vote together as a single voting group on all matters on which holders of common stock are entitled to vote. This includes the election of directors of BellSouth.



     If we decide to take other actions with respect to Latin America group stock or the Latin America group that is not on the terms and conditions in our charter, we would be required to obtain shareholder approval of an amendment to our charter. In instances listed under "-- Voting Rights," approval of such an amendment would require both the approval of the holders of Latin America group stock, BLS group stock and any additional series of common stock that is subsequently created and entitled to vote, voting together as a single voting group, and the approval of the holders of any series of common stock affected by an amendment, voting as a separate voting group.



     The actions that our board of directors may take without shareholder approval, discussed in more detail below, include decisions to:



     - issue additional shares of Latin America group stock and BLS group stock and issue additional series of common stock so long as those additional shares are authorized shares under our charter;



     - pay dividends on a series of common stock, subject to the limitations set forth in the charter;



     - convert one series of common stock into another series on the terms set forth in the charter;



     - redeem Latin America group stock in exchange for stock of one or more wholly-owned subsidiaries holding all of the assets and liabilities attributed to the Latin America group;



     - dispose of assets attributed to the Latin America group;



     - if we dispose of all or substantially all of the assets attributed to the Latin America group, pay a special dividend on, or redeem shares of, Latin America group stock or convert shares of Latin America group stock into shares of another series; or



     - take actions that require an increase or decrease in the number of shares of Latin America group stock that we have reserved for and attributed to the BLS group.


AUTHORIZED AND OUTSTANDING SHARES OF COMMON STOCK


     OUR NEW CAPITAL STRUCTURE



     Our shareholders have adopted articles of amendment permitting us to issue common stock in series. These articles of amendment authorize us to issue 8.75 billion shares of stock as follows:



     - 8.65 billion shares of common stock in series, par value $1 per share;
       and



     - 100 million shares of first preferred stock in series, par value $1 per share.



Of the 8.65 billion shares of common stock, our board of directors will initially designate prior to the completion of this offering:



     - 6.4 billion shares as "BellSouth Corporation -- BLS Group Common Stock," and



     - 2.25 billion shares as "BellSouth Corporation -- Latin America Group Common Stock."



     Of the 100 million shares of first preferred stock, our board of directors will initially designate:



     - ten million shares as "Series C First Preferred Stock;" and



     - ten million shares as "Series D First Preferred Stock" in connection with our restated rights agreement.


The restated rights agreement will be effective upon the completion of this offering.


     The articles of amendment also will change each outstanding share of our existing common stock into one share of BLS group stock effective upon the creation of BLS group stock, which will occur at the time of the completion of this offering.

     ISSUANCES OF COMMON STOCK WITHOUT SHAREHOLDER APPROVAL


     After the completion of this offering, our board of directors may issue the authorized but unissued shares of Latin America group stock and BLS group stock from time to time for any proper corporate purposes. Our board of directors also may decide to authorize the issuance of shares of one or more series of common stock relating to an additional business group as described below, in addition to Latin America group stock and BLS group stock. Our board of directors has the authority under our charter to issue additional shares of Latin America group stock or BLS group stock or shares of an additional series of common stock without shareholder approval, except as may be required by Georgia law or the rules of any stock exchange on which any series of outstanding common stock may then be listed.



     If our board of directors decides to issue an additional series of common stock, BellSouth may establish a new group to which such new series of common stock relates either by attributing to it newly acquired assets or by reattributing to it some of the assets and liabilities from one or more of the Latin America group, the BLS group and any previously created additional group. If our board of directors decides to reattribute assets and liabilities from an existing group to a new group, the group or groups to which those assets and liabilities were previously attributed would initially have an inter-group interest in the new group representing the reattributed assets and liabilities, unless the new group paid for those assets and liabilities with other consideration. Currently, our board of directors does not have any plan to issue any additional series of common stock.



     Our board of directors may at any time increase the number of shares in any series of common stock so long as the number of shares in all series of common stock immediately after the increase does not exceed the total number of shares of common stock authorized by our charter in effect at that time. Our board of directors also may decrease the number of shares in any series of common stock that it has previously designated, but not below the number of shares of that series then outstanding.



     ATTRIBUTION OF PROCEEDS OF ISSUANCES OF COMMON STOCK



     If we issue shares of Latin America group stock for cash or other property, such as in an acquisition, the proceeds of that sale, including property acquired in an acquisition, will be attributed to the Latin America group or other groups in respect of which Latin America group stock has been issued. One exception to this principle is that so long as there are reserved shares of Latin America group stock attributed to the BLS group, our board of directors will decide at the time of the issuance whether any portion of the proceeds should be attributed to the BLS group. If it makes a determination to so attribute all or a portion of the proceeds, then the number of those reserved shares would be reduced by the number of shares sold for those proceeds.

LATIN AMERICA GROUP STOCK

     DIVIDENDS


     Our charter provides that dividends on Latin America group stock will be limited to the lesser of:



     - the funds of BellSouth legally available for distribution under Georgia law; and



     - the Latin America group available distribution amount, which is the same amount that would be legally available for the payment of dividends on Latin America group stock if the Latin America group were a separate company under Georgia law.



     The Latin America group available distribution amount is calculated by multiplying:



     - the outstanding interest fraction with respect to Latin America group stock times

     - the lesser of:


      - any amount in excess of the minimum amount necessary to pay debts attributed to the Latin America group as they become due in the usual course of business; and



      - the total assets attributed to the Latin America group less the sum of the total liabilities attributed to the Latin America group plus the amount that would be needed to satisfy the preferential rights upon dissolution of shares of stock, if any, attributed to the Latin America group that are superior to Latin America group stock.



     Under Georgia law, the amount of funds of BellSouth legally available for distributions is determined on the basis of our entire company, and not only the respective groups. As a result, the amount of our legally available funds will reflect the amount of:


     - any net losses of each group, including any additional groups that are subsequently created;


     - any distributions on Latin America group stock, BLS group stock, any additional series of common stock that is subsequently created or any preferred stock; and



     - any repurchases of Latin America group stock, BLS group stock, any additional series of common stock that is subsequently created or any preferred stock.



     Payment of dividends on Latin America group stock also may be restricted by loan agreements, indentures and other agreements or obligations entered into by BellSouth from time to time.



     If there are shares of Latin America group stock reserved for and attributed to the BLS group at the time of any dividend on the outstanding shares of Latin America group stock, we will credit to the BLS group, and charge against the Latin America group, an amount that would be payable if the reserved shares were outstanding shares.


     VOTING RIGHTS


     The holders of Latin America group stock and the holders of BLS group stock, as well as the holders of any additional series of common stock that is subsequently created and entitled to vote, will be entitled to vote on any matter on which our shareholders are, by Georgia law, by stock exchange rules or by the provisions of our charter or our by-laws or as determined by our board of directors, entitled to vote.



     The holders of Latin America group stock and the holders of BLS group stock, as well as the holders of any additional series of common stock that is subsequently created and entitled to vote, will vote together as a single voting group on each matter on which holders of common stock are generally entitled to vote, except as described below.

     On all matters as to which all series of common stock will vote together as a single voting group:


     - each share of Latin America group stock will have a number of votes equal to the average market value of one share of Latin America group stock divided by the average market value of one share of BLS group stock. We will calculate the average market values during the 20-day trading period ending on the tenth trading day prior to the record date for determining the holders entitled to vote. As a result of this calculation, each share of Latin America group stock may have more than, less than or exactly one vote per share.



      However, the number of votes per share of Latin America group stock will be reduced if this calculation results in the holders of Latin America group stock holding more than 35% of the total voting power of all outstanding shares of common stock. In that event, the number of votes per share will be recalculated so that all of the outstanding shares of Latin America group stock represent only 35% of the total voting power of all outstanding shares of common stock. The 35% limitation on the total voting power of all outstanding shares of common stock will be eliminated if the outstanding shares of BLS group stock are converted into shares of Latin America group stock; and



     - each share of BLS group stock will have one vote.



     If we issue additional series of common stock, each share of each additional series of common stock will have a number of votes as our board of directors determines at the time of issuance. The additional series of common stock could have a fixed or variable vote per share, including a fraction of one vote, or could be non-voting. Shares representing a group's inter-group interest in another group will not have any voting rights.



     Accordingly, the relative per share voting rights of Latin America group stock, BLS group stock and any additional series of common stock that is subsequently created and entitled to a number of votes per share based on market values will fluctuate depending on changes in the relative market values of shares of the series of common stock.



     BLS group stock will retain a substantial majority of the total voting power of BellSouth because:



     - we expect that initially the total market value of the outstanding shares of BLS group stock will be substantially greater than the total market value of the outstanding shares of Latin America group stock; and



     - the total voting power of all of the outstanding shares of Latin America group stock is limited to 35% of the total voting power of all outstanding shares of common stock, regardless of the market value of Latin America group stock.



     We will set forth the number of outstanding shares of Latin America group stock, BLS group stock and any additional series of common stock in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed under the Securities Exchange Act of 1934. We will disclose in any proxy statement for a shareholders' meeting the number of outstanding shares and per share voting rights of Latin America group stock, BLS group stock and any additional series of common stock.



     If shares of only Latin America group stock are outstanding, each share will have one vote. If Latin America group stock is entitled to vote as a separate voting group with respect to any matter, each share of that series will, for purpose of such vote, have one vote on such matter.



     The holders of Latin America group stock and the holders of BLS group stock will not have any rights to vote separately as a voting group on any matter coming before our shareholders, except in the limited circumstances provided under Georgia law described below or by stock exchange rules, our charter or our by-laws. Our board of directors could also decide, in its sole discretion, to condition the taking of any action upon the approval of a series of common stock, voting as a separate voting group.

     The holders of the outstanding shares of a series are entitled to vote as a separate voting group on a proposed amendment to our charter if the amendment would:



     - effect an exchange or reclassification of all or part of the shares of the series into shares of another series;



     - effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another series into shares of the series;



     - change the designation, rights, preferences or limitations of all or part of the shares of the series;



     - change the shares of all or part of the series into a different number of shares of the same series;



     - create a new series of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series;



     - increase the rights, preferences or number of authorized shares of any series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series; or



     - cancel, redeem or repurchase all or part of the shares of the series.



The holders of the shares of a series are not entitled, however, to vote as a separate voting group or otherwise on an amendment to our charter adopted by our board of directors to create an additional series of common stock out of authorized but unissued common stock, as permitted by our charter, or to increase or decrease the number of authorized shares in an existing series, even if the amendment would have an effect identified in the preceding sentence. In addition, if the holders of shares of a series would otherwise be entitled to vote as a separate voting group on a proposed charter amendment, but the amendment would affect one or more other series of common stock in the same or a substantially similar way, the holders of all the affected series would vote together on the amendment as a single voting group.



     The following illustration demonstrates the calculation of the number of votes to which each share of Latin America group stock would be entitled on all matters on which the holders of Latin America group stock and the holders of BLS group stock vote together as a single voting group. The illustration assumes facts so that the average market values calculation does not result in the holders of Latin America group stock holding more than 35% of the total voting power of all outstanding shares of common stock and therefore a reduction in the voting power of each share of Latin America group stock is not required.


     If:


     - 200 million shares of Latin America group stock and 2 billion shares of BLS group stock were outstanding;



     - the average market value for the 20-trading day valuation period for Latin America group stock was $25 per share; and



     - the average market value for the 20-trading day valuation period for BLS group stock was $50 per share;



then each share of BLS group stock would have one vote and each share of Latin America group stock would have .5 votes based on the following calculation:



     average market value of
    Latin America group stock                          $25 per share                        .5 votes per share of
---------------------------------          =       ---------------------          =       Latin America group stock
     average market value of                           $50 per share
         BLS group stock

As a result, the shares of Latin America group stock would represent 100 million votes, which would equal 4.76% of our total voting power, and the shares of BLS group stock would represent 2 billion votes, which would equal 95.24% of our total voting power. These amounts are calculated as follows:



   .5 votes per share                         200 million outstanding                         100 million votes for
    of Latin America              X               shares of Latin                   =       Latin America group stock
       group stock                              America group stock

    1 vote per share              X             2 billion shares of                 =          2 billion votes for
   of BLS group stock                             BLS group stock                                BLS group stock



          100 million votes for
        Latin America group stock                          4.76% of total voting power held by Latin
------------------------------------------         =                  America group stock
          100 million votes for
       Latin America group stock +
   2 billion votes for BLS group stock

             2 billion votes
           for BLS group stock                              95.24% of total voting power held by BLS
------------------------------------------         =                      group stock
          100 million votes for
       Latin America group stock +
   2 billion votes for BLS group stock



     The following illustration demonstrates the calculation of the number of votes to which each share of Latin America group stock would be entitled on all matters on which the holders of BLS group stock and the holders of Latin America group stock vote together as a single voting group. This illustration assumes facts so that the average market values calculation does result in the holders of Latin America group stock holding more than 35% of the total voting power of all outstanding shares of common stock and therefore a reduction in the voting power of each share of Latin America group stock is required.


     If:


     - 800 million shares of Latin America group stock and 2 billion shares of BLS group stock were outstanding;



     - the average market value for the 20-trading day valuation period for Latin America group stock was $100 per share; and



     - the average market value for the 20-trading day valuation period for BLS group stock was $50 per share;



then each share of BLS group stock would have one vote and each share of Latin America group stock would have 1.346 votes based on the following series of calculations:



     average market value of
    Latin America group stock                      $100 per share                 2 votes per share of
---------------------------------         =        --------------       =         Latin America group
     average market value of                       $50 per share                         stock
         BLS group stock



              2 votes per share of             800 million outstanding
                 Latin America           X     shares of Latin America       =         1.6 billion votes for
                  group stock                        group stock                     Latin America group stock

          1.6 billion votes for
        Latin America group stock                             Latin America group stock would hold
------------------------------------------         =         44.44% of total voting power of common
          1.6 billion votes for                                              stock
       Latin America group stock +
   2 billion votes for BLS group stock



     Because the total voting power of Latin America group stock would exceed the 35% limitation, we would calculate the maximum number of votes to which the holders of Latin America group stock are entitled in total by using this formula:


       x                         35% of total voting power
---------------          =            of common stock
     x + y

     where:


      x      =      the maximum number of votes to which the holders of
                    outstanding shares of Latin America group stock are entitled as a group; and



      y      =      the number of votes to which the holders of the outstanding shares of BLS group stock are entitled as a group, based on one vote per share.


     Applied to the foregoing facts, this formula results in the following:



      x
-------------         =                       .35
x + 2 billion

      x               =               .35 (x + 2 billion)

      x               =               .35x + 700 million

  x - .35x            =                   700 million

    .65x              =                   700 million

      x               =             1,076,923,077 votes for
                                   Latin America group stock



     We then calculate the maximum number of votes per share of Latin America group stock as follows:



               x                                1,076,923,077                    1.346 votes per share
-------------------------------         =       -------------         =       of Latin America group stock
  the number of shares of Latin                  800,000,000
America group stock outstanding


     CONVERSION AND REDEMPTION

     CONVERSION OF LATIN AMERICA GROUP STOCK AT OUR OPTION AT ANY TIME


     CONVERSION OF LATIN AMERICA GROUP STOCK INTO BLS GROUP STOCK. Our board of directors may at any time, without shareholder approval, convert each share of Latin America group stock into a number of shares of BLS group stock equal to a percentage, set forth below under "-- Conversion Ratios," of the ratio of the average market value of one share of Latin America group stock to the average market value of one share of BLS group stock.



     However, after the second anniversary of the completion of this offering, our board of directors may effect a conversion of Latin America group stock into BLS group stock only if the average market capitalization of

Latin America group stock is less than 60% of the average combined market capitalization of Latin America group stock and BLS group stock.



     CONVERSION RATIOS. The percentage of the ratio of the average market values will be:



     - during the first year after the completion of this offering -- 120%;



     - beginning on the first anniversary but before the second anniversary of the completion of the offering -- 115%;



     - beginning on the second anniversary of the completion of this offering:



        -- 110% if the average market capitalization of Latin America group stock is less than 40% of the average combined market capitalization of Latin America group stock and BLS group stock; and



        -- 100% if the average market capitalization of Latin America group stock is 40% or more, but less than 60%, of the average combined market capitalization of Latin America group stock and BLS group stock.



     CALCULATION PERIODS. We will calculate the average market values and average market capitalizations during the 20-trading day period ending on the fifth trading day prior to the date we begin to mail the conversion notice to holders.



     CONVERSION OF BLS GROUP STOCK INTO LATIN AMERICA GROUP STOCK. Beginning on the second anniversary of the completion of this offering, our board of directors may, without shareholder approval, convert each share of BLS group stock into a number of shares of Latin America group stock equal to a percentage, set forth above under "-- Conversion Ratios," of the ratio of the average market value of one share of BLS group stock to the average market value of one share of Latin America group stock at either a 10% premium or without any premium. A conversion of BLS group stock into Latin America group stock would be subject to the same premium provisions set forth above under "-- Conversion Ratios" that would apply to a conversion of Latin America group stock into BLS group stock.



     However, our board of directors may effect a conversion of BLS group stock into Latin America group stock only if the average market capitalization of BLS group stock is less than 60% of the average combined market capitalization of BLS group stock and Latin America group stock.



     CONVERSION OF LATIN AMERICA GROUP STOCK INTO ADDITIONAL SERIES OF COMMON STOCK. If our board of directors has issued one or more additional series of common stock, our board of directors may, without shareholder approval, convert each share of Latin America group stock into a number of shares of an additional series of common stock equal to a percentage of the ratio of the average market value of one share of Latin America group stock to the average market value of one share of the additional series of common stock. A conversion of Latin America group stock into an additional series of common stock would be subject to the same premium and market capitalization provisions that would apply to a conversion of Latin America group stock into BLS group stock.



     TAX EVENT. If at any time there is more than an insubstantial risk of the adverse income tax consequences described below, the percentage of the ratio of the average market values will be 100%. This means that the holders of Latin America group stock will not receive any premium in a conversion that is effected under such circumstances.



     Our board of directors may exercise our conversion rights at any time without a premium if we receive an opinion of our tax counsel to the effect that, as a result of any amendment to, clarification of, or change or proposed change in, the laws, or interpretation or application of the laws, of the United States or any political subdivision or taxing authority of or in the United States, including:


     - the enactment of any legislation;

     - the publication of any judicial or regulatory decision, determination or pronouncement; or

     - any announced proposed change in law by an applicable legislative committee or the chairperson of an applicable legislative committee,



regardless of whether the amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving us and regardless of whether the amendment, clarification, change or proposed change is subject to appeal, there is more than an insubstantial risk that:



     - for tax purposes, any issuance of Latin America group stock or BLS group stock would be treated as a sale or other taxable disposition by us or any of our subsidiaries of any of the assets, operations or relevant subsidiaries to which Latin America group stock or BLS group stock relates;



     - the issuance or existence of Latin America group stock or BLS group stock would subject us, our subsidiaries or affiliates, or our or their successors or shareholders to tax or other adverse tax consequences; or



     - for tax purposes, either Latin America group stock or BLS group stock is not, or at any time in the future will not be, treated solely as common stock of BellSouth.



For purposes of rendering this opinion, tax counsel will assume that any legislative or administrative proposals will be adopted or enacted as proposed.



     PURPOSES OF OPTIONAL CONVERSION PROVISIONS; SHAREHOLDER
CONSIDERATIONS. These provisions allow us the flexibility to recapitalize Latin America group stock and BLS group stock into one series of common stock that would, after the recapitalization, represent an equity interest in the combined businesses of the Latin America group and the BLS group. The optional conversion could be exercised at any future time if our board of directors determines that, under particular facts and circumstances then existing, an equity structure including these two series of common stock was no longer in the best interests of BellSouth. Our board of directors may make this determination if, for example, this equity structure no longer assists greater market recognition of Latin America group stock and BLS group stock or is no longer necessary to enhance our strategic or financial flexibility. A conversion could be exercised, however, at a time that is disadvantageous to the holders of Latin America group stock.



     Conversion would be based upon the relative market values of Latin America group stock and BLS group stock. Many factors could affect the market values of Latin America group stock or BLS group stock, including our results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values also could be affected by decisions by our board of directors or our management that investors perceive to affect differently the series of stock related to one group compared to the series of stock related to the other group. These decisions could include changes to our tracking stock policies, transfers of assets and liabilities between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.



     The following illustration demonstrates the calculation of the number of shares issuable upon conversion of Latin America group stock into shares of BLS group stock at our option during the third year after the completion of this offering.


     If:


     - there is not more than an insubstantial risk of adverse income tax consequences;



     - 200 million shares of Latin America group stock and 2 billion shares of BLS group stock were outstanding immediately prior to the conversion;



     - the average market value of one share of Latin America group stock over the 20-trading day valuation period was $25 per share;



     - the average market value of one share of BLS group stock over the 20-trading day valuation period was $50 per share; and

     - the average market capitalization of the outstanding Latin America group stock during the 20-trading day valuation period is less than 40% of the combined average market capitalization of Latin America group stock and BLS group stock during the same period;



then each share of Latin America group stock could be converted into .55 shares of BLS group stock based on the following calculation:



                                  average market value of
                                 Latin America group stock
    110%             X       ---------------------------------          =
                                  average market value of
                                      BLS group stock


                                       $25 per share
    1.1              X       ---------------------------------          =        .55 shares
                                       $50 per share

     REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY


     Our board of directors may at any time, without shareholder approval, redeem on a pro rata basis all of the outstanding shares of Latin America group stock in exchange for shares of the common stock of one or more of our wholly-owned subsidiaries that own all of the assets and liabilities attributed to the Latin America group.



     These provisions are intended to give us increased flexibility with respect to spinning-off the assets and liabilities attributed to the Latin America group by transferring all of the assets and liabilities attributed to the Latin America group to one or more wholly-owned subsidiaries. As a result of this redemption, the holders of Latin America group stock and the holders of BLS group stock would hold securities of separate legal entities operating in distinct lines of business. We currently do not have any intention of spinning-off the assets and liabilities attributed to the Latin America group; however, this redemption could be authorized by our board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of Latin America group stock and BLS group stock is no longer in the best interests of BellSouth and a spin-off of the assets attributed to the Latin America group to a company separate from BellSouth is desirable.



     If at the time of this redemption of Latin America group stock the BLS group has reserved shares of Latin America group stock attributed to it, the number of shares of those subsidiaries that we will exchange for all of the outstanding shares of Latin America group stock in such redemption will be equal to the product of:



     - the outstanding interest fraction; and



     - the number of shares of common stock of each subsidiary that will be outstanding immediately after the redemption.



We will retain the balance of the shares of those subsidiaries for the BLS group or distribute them to the holders of BLS group stock. A similar result will occur if at the time of any redemption of BLS group stock, the Latin America group stock has attributed to it reserved shares of BLS group stock.



     If there are no longer any shares of Latin America group stock reserved for and attributed to the BLS group and there are shares of BLS group stock reserved for and attributed to the Latin America group, at the time of any redemption of Latin America group stock, we will distribute, in addition to shares of one of more wholly-owned subsidiaries that own all of the assets and liabilities attributed to the Latin America group, a number of shares of BLS group stock equal to the number of shares of BLS group stock reserved for and attributed to the Latin America group to either the holders of Latin America group stock or one or more of those Latin America group subsidiaries. A similar result will occur if at the time of any redemption of BLS group stock, the BLS group has attributed to it reserved shares of Latin America group stock.



     We may redeem shares of Latin America group stock for subsidiary stock only if we have funds legally available for distribution under Georgia law.

     The following illustration demonstrates the application of the provisions with respect to a redemption of all Latin America group stock in exchange for shares of the common stock of one of our wholly-owned subsidiaries that owns all of the assets and liabilities attributed to the Latin America group.


     If:


     - 200 million shares of Latin America group stock and 2 billion shares of BLS group stock were outstanding;



     - the BLS group has an 80% inter-group interest in the Latin America group, resulting in a 20% outstanding interest fraction; and



     - 400 million shares of common stock of that Latin America group subsidiary will be outstanding immediately after the redemption;



then we will exchange 80 million shares of common stock of that Latin America group subsidiary for Latin America group stock based on the following calculation:



                              the number of shares of common stock of that
    outstanding        X       Latin America group subsidiary that will be       =
 interest fraction            outstanding immediately after the redemption


           .2                  X             400 million   =   80 million shares


As a result of the BLS group's 80% inter-group interest, we will retain the remaining 320 million shares of common stock of that Latin America group subsidiary for the BLS group or distribute them to the holders of BLS group stock.



     MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF STOCK IF DISPOSITION OF THE ASSETS ATTRIBUTED TO THE LATIN AMERICA GROUP OCCURS



     If we dispose of all or substantially all -- that is, at least 80% -- of the properties and assets attributed to the Latin America group in a transaction or series of related transactions, our board of directors is required to take action that returns the value of the net proceeds of those assets to the holders of Latin America group stock. That action could take the form of a special dividend, a redemption of shares or a conversion into another series of common stock. There are exceptions, however, to this requirement that are described below under "-- Exceptions to the Mandatory Dividend, Redemption and Conversion Requirement if a Disposition Occurs."



     If no exception applies, our board of directors will elect, without shareholder approval, to do one of the following:



     - pay a special dividend to the holders of Latin America group stock in cash and/or securities or other property having a fair value equal to the product of:



      -- the outstanding interest fraction related to that stock; and



      -- the net proceeds of the disposition;


     - if the disposition involves:


      - all of the properties and assets, redeem all outstanding shares of Latin America group stock in exchange for cash and/or securities or other property having a fair value equal to the product of:



             -- the outstanding interest fraction related to that stock; and



             -- the net proceeds of the disposition;

      - substantially all -- but not all -- of the properties and assets, redeem a number of whole shares of Latin America group stock in exchange for cash and/or securities or other property having a fair value equal to the product of:



        -- the outstanding interest fraction related to that stock; and



        -- the net proceeds of the disposition;



       the number of shares so redeemed will have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 51st trading day following the disposition date, closest to the product of:



        -- the outstanding interest fraction related to that stock; and



        -- the net proceeds of the disposition; or



     - convert each outstanding share of Latin America group stock into a number of shares of BLS group stock equal to 110% of the ratio of the average market value of one share of Latin America group stock to the average market value of one share of BLS group stock. We will calculate the average market values during the ten-trading day period beginning on the 51st trading day following the disposition date. Alternatively, if our board of directors has issued one or more additional series of common stock, our board of directors may convert each share of Latin America group stock into a number of shares of an additional series of common stock. The same premium provisions would apply.



     If the BLS group has an inter-group interest in the Latin America group at the time of any special dividend on or redemption of Latin America group stock, we will credit to the BLS group, and charge against the Latin America group, an amount that would be payable if the reserved shares of Latin America group stock were outstanding shares.



     If the BLS group no longer has an inter-group interest in the Latin America group and we have attributed an inter-group interest in the BLS group to the Latin America group at the time of any special dividend on or redemption of BLS group stock, we will credit to the Latin America group, and charge against the BLS group, an amount that would be payable if the reserved shares of BLS group stock were outstanding shares.



     We may only pay a special dividend or redeem shares of Latin America group stock if we have funds for distributions under Georgia law and the amount to be paid to holders is less than or equal to the Latin America group available distribution amount. We will pay the special dividend or complete the redemption or conversion on or prior to the 120th trading day following the disposition date.



     For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to the Latin America group means a portion of the properties and assets that represents at least 80% of the then fair value of the properties and assets attributed to the Latin America group.


     The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

     - any taxes we estimate will be payable by us, or which we estimate would have been payable but for the utilization of tax benefits attributable to another group, in respect of the disposition or in respect of any resulting dividend or redemption;

     - any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and


     - any liabilities attributed to the Latin America group, including, without limitation:



        - any liabilities for deferred taxes;



        - any indemnity or guarantee obligations incurred in connection with the disposition or otherwise;



        - any liabilities for future purchase price adjustments; and

        - any preferential amounts plus any accumulated and unpaid dividends in respect of any preferred stock attributed to the Latin America group.



     We may elect to pay the special dividend or redemption price either in:



     - the same form as the proceeds of the disposition were received; or



     - any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have a total market value of not less than the fair value of the net proceeds.



     The factors our board of directors will consider when it is required to choose among paying a special dividend, redeeming shares or converting shares of Latin America group stock into BLS group stock will depend upon all of the facts and circumstances at the time. If we dispose of all or substantially all of the properties and assets attributed to the Latin America group, we probably would redeem the shares of Latin America group stock or exercise our conversion option because the scope or scale of the remaining properties and assets attributed to the group would likely not provide a reasonable basis for a tracking stock for the Latin America group. We may wish to convert Latin America group stock into BLS group stock, even at the applicable premium, if it was then desirable for us to retain the proceeds of the sale for our remaining businesses. However, the likely taxability of an asset sale and dividend or redemption at both the corporate and shareholder levels makes it very unlikely that we would dispose of any substantial amount of properties or assets in this manner.



     The following illustration demonstrates the application of the provisions requiring a mandatory special dividend, redemption or conversion if a disposition of the assets of the Latin America group occurs.


     If:


     - 200 million shares of Latin America group stock and 2 billion shares of BLS group stock were outstanding;



     - the BLS group has an 80% inter-group interest in the Latin America group, resulting in a 20% outstanding interest fraction;



     - the net proceeds of the sale of substantially all -- but not all -- of the assets attributed to the Latin America group equals $22 billion;



     - the average market value of Latin America group stock during the ten-trading day valuation period was $25 per share; and



     - the average market value of BLS group stock during the ten-trading day valuation period was $50 per share;


then we could do any one of the following:


(1) pay a special dividend to the holders of Latin America group stock equal to:



 outstanding interest                             net proceeds
       fraction                X       ---------------------------------          =
                                          number of outstanding shares
                                          of Latin America group stock


                                                  $22 billion
          .2                   X       ---------------------------------          =       $22 per share
                                               200 million shares


     As a result of the BLS group's 80% inter-group interest, we will credit to the BLS group, and charge against the Latin America group, $17.6 billion (.8 X $22 billion).

(2) redeem for $25 per share a number of shares of Latin America group stock equal to:



 outstanding interest                             net proceeds
       fraction                X       ---------------------------------          =
                                            average market value of
                                           Latin America group stock


                                                  $22 billion
          .2                   X       ---------------------------------          =       176 million shares
                                                 $25 per share


     At the same time, as a result of the BLS group's 80% inter-group interest, we will effectively treat as redeemed 704 million shares issuable with respect to the BLS group's inter-group interest in the Latin America group for $25 per share by crediting to the BLS group, and charging against the Latin America group, $17.6 billion.



(3) convert each outstanding share of Latin America group stock into a number of shares of BLS group stock equal to:



                             average market value of
                            Latin America group stock
 110%           X       ---------------------------------          =
                             average market value of
                                 BLS group stock


                                  $25 per share
  1.1           X       ---------------------------------          =       .55 shares
                                  $50 per share


     If we dispose of substantially all -- but not all -- of the properties and assets attributed to the Latin America group, our board of directors may, prior to the second anniversary of the payment of a special dividend or redemption following the disposition, convert each outstanding share of Latin America group stock into a number of shares of BLS group stock equal to 110% of the ratio of the average market value of one share of Latin America group stock to the average market value of one share of BLS group stock. Following the second anniversary of the completion of this offering, the number of shares to be received as a result of a conversion will equal 100% of the applicable ratio if we would be entitled to convert without any premium pursuant to the optional conversion provisions described under "-- Conversion of Latin America Group Stock at Our Option at Any Time;" otherwise, the number of shares to be received will continue to equal 110% of the applicable ratio. We will calculate the ratio of average market values during a 20-trading day valuation period ending on the fifth trading day prior to the date we begin to mail the conversion notice to holders. After the disposition of substantially all of the properties and assets attributed to the Latin America group, the market value of Latin America group stock will decrease to reflect the sale and subsequent special dividend or redemption and thus will only reflect the value of the remaining assets.



     Alternatively, if our board of directors has issued one or more additional series of common stock, our board of directors may convert each share of Latin America group stock into a number of shares of an additional series of common stock. A conversion of Latin America group stock into an additional series of common stock would be subject to the same premium provisions that would apply to a conversion of Latin America group stock into BLS group stock.



     The following illustration demonstrates the calculation of the number of shares issuable upon conversion of Latin America group stock into shares of BLS group stock within two years after a special dividend following a disposition of substantially all of the assets attributed to the Latin America group.


     If:


     - 200 million shares of Latin America group stock and 2 billion shares of BLS group stock were outstanding;

     - the BLS group has an 80% inter-group interest in the Latin America group, resulting in a 20% outstanding interest fraction;



     - the average market value of Latin America group stock during the 20-trading day valuation period was $5 per share; and



     - the average market value of BLS group stock during the 20-trading day valuation period was $50 per share;



then each share of Latin America group stock could be converted into .11 shares of BLS group stock based on the following calculation:



                             average market value of
                            Latin America group stock
 110%          X        ---------------------------------         =
                             average market value of
                                 BLS group stock


                                   $5 per share
  1.1          X        ---------------------------------         =        .11 shares
                                  $50 per share


     EXCEPTIONS TO THE MANDATORY DIVIDEND, REDEMPTION OR CONVERSION REQUIREMENT IF A DISPOSITION OCCURS. We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to the Latin America group in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity that:



     - acquires those properties or assets or succeeds to the business conducted with those properties or assets or that controls such acquirer or successor; and



     - is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Latin America group prior to the disposition, as determined by our board of directors.



The purpose of this exception is to enable us technically to "dispose" of properties or assets of the Latin America group to other entities engaged or proposing to engage in businesses similar or complementary to those of the Latin America group without requiring a special dividend on, or a redemption or conversion of, Latin America group stock, so long as we receive an equity interest in that entity. We are not required to control that entity, whether by ownership or contract provisions.



     In addition, we are not required to effect a special dividend, redemption or conversion if a disposition is:


     - of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution and the distribution of our assets to shareholders;


     - on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of Latin America group stock and, to the extent that the BLS group has an inter-group interest in the Latin America group, the BLS group;


     - made to any person or entity controlled by us, as determined by our board of directors; or


     - a disposition conditioned upon the affirmative vote of a majority of the votes entitled to be cast by the holders of Latin America group stock, voting as a separate voting group.



     NOTICES IF DISPOSITION OF THE ASSETS ATTRIBUTED TO THE LATIN AMERICA GROUP OCCURS. Not later than the 45th trading day after the disposition date, we will announce publicly by press release:


     - the net proceeds of the disposition;


     - the number of shares outstanding of Latin America group stock;

     - the number of shares of Latin America group stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price of those convertible securities; and


     - if applicable, the outstanding interest fraction on the date of the notice.


     Not earlier than the 61st trading day and not later than the 65th trading day after the disposition date, we will announce publicly by press release whether we will pay a special dividend or redeem shares of Latin America group stock with the net proceeds of the disposition or convert the shares of Latin America group stock into another series of common stock.



     We will mail to each holder of Latin America group stock the additional notices and other information required by our charter.



     DISPOSITION OF LESS THAN SUBSTANTIALLY ALL OF THE ASSETS. If we dispose of less than substantially all -- that is, less than 80% -- of the properties and assets attributed to the Latin America group in a transaction or series of transactions, we will attribute the proceeds to the Latin America group. We will use those proceeds:



     - in the business of the Latin America group;



     - for distribution to the holders of Latin America group stock; or



     - to buy back shares of Latin America group stock in the open market.



We may use those proceeds in the business of the BLS group only if we reattribute to the Latin America group consideration with an equivalent fair value.


     SELECTION OF SHARES FOR REDEMPTION


     If fewer than all of the outstanding shares of Latin America group stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of Latin America group stock or by such other method as may be determined by our board of directors to be equitable.


     FRACTIONAL INTERESTS; TRANSFER TAXES


     We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of Latin America group stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.


     We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities to the holders of record on redemption or conversion of shares.

     LIQUIDATION RIGHTS


     Under our charter, in the event of our dissolution, the holders of Latin America group stock, the holders of BLS group stock and the holders of any additional series of common stock that is subsequently created will be entitled to receive our assets on a per share basis in proportion to the liquidation units per share of such series. However, holders of Latin America group stock, BLS group stock and any additional series of common stock will be entitled to receive our assets only after payment or provision for payment of the debts and other liabilities of BellSouth and full preferential amounts to which holders of any preferred stock are entitled.


     The liquidation rights of the series of common stock will be as follows:


     - each outstanding share of Latin America group stock will have .25 of one liquidation unit; and



     - each outstanding share of BLS group stock will have one liquidation unit.

     If we issue additional series of common stock, each share of each additional series of common stock will have a number of liquidation units as our board of directors determines at the time of issuance. These liquidation units could also be equal to a fraction of one liquidation unit.



     The number of liquidation units to which each share of Latin America group stock is entitled will not be changed without the approval of the holders of each series of common stock voting as a separate voting group, except in the limited circumstances described below. As a result, the liquidation rights of the holders of the respective series of common stock may not bear any relationship to the relative market values, the relative voting rights of the series of common stock or the value of the assets attributed to the groups.



     No holder of Latin America group stock will have any special right to receive specific assets attributed to the Latin America group and no holder of BLS group stock will have any special right to receive specific assets attributed to the BLS group in the case of our dissolution.


     If we subdivide or combine the outstanding shares of a series of common stock or declare a dividend or other distribution of shares of a series of common stock to holders of that series of common stock, the number of liquidation units of the other series of common stock will be appropriately adjusted. This adjustment will be made by our board of directors to avoid any dilution in the relative liquidation rights of any series of common stock.

     Neither a merger or share exchange of BellSouth into or with any other corporation, nor any sale, lease, exchange or other disposition of all or substantially all of our assets, will, alone, cause the dissolution of BellSouth, for purposes of these liquidation rights provisions.

     INTER-GROUP INTEREST


     Prior to the completion of this offering, BellSouth attributed to the BLS group a 100% interest in the Latin America group. In this prospectus we sometimes refer to that interest as an "inter-group interest." The number of shares of Latin America group stock that, if issued, would initially represent
that 100% inter-group interest equals           . That number of shares was
determined based on:



     - the estimated value of our equity attributed to the Latin America group as if it were a separate company; and



     - the initial offering price of Latin America group stock.



     Because the shares of Latin America group stock being sold in this offering are "new" shares (that is, shares not included in the inter-group interest in the Latin America group we attributed to the BLS group), the number of shares of Latin America group stock representing 100% of the equity of BellSouth
attributed to the Latin America group will increase. The       shares issued in
this offering will represent approximately        % of our equity attributed to
our Latin America group and cause the number of shares representing 100% of our
equity attributed to our Latin America group to increase to        .



     The      shares of Latin America group stock that we reserved for and attributed to the BLS group, as determined above, is the number of shares we can issue for the benefit of the BLS group or distribute to holders of BLS group stock. Until these reserved shares of Latin America group stock are issued, they are not outstanding shares of Latin America group stock and are not entitled to vote. The outstanding interest fraction indicates the portion of our equity attributed to the Latin America group that is represented by shares of Latin America group stock held by the public. It is calculated by dividing the number of outstanding shares of Latin America group stock issued to the public by the sum of the number of outstanding shares of Latin America group stock issued to the public plus the number of shares of Latin America group stock then reserved for and attributed to the BLS group. The outstanding interest fraction will equal one, and the inter-group interest will equal zero, at any time that there are no shares of Latin America group stock then reserved for and attributed to the BLS group. Immediately after this offering, the outstanding interest
fraction will equal        %.



     At any time we attribute an inter-group interest in the Latin America group to the BLS group, the outstanding interest fraction will be used, in effect, to allocate to the BLS group any dividend or redemption payment made to the holders of Latin America group stock.

     The following illustration demonstrates the calculation of the outstanding interest fraction.

     If:


     - 100 million shares of Latin America group stock were outstanding as a result of the public offering; and



     - 400 million shares of Latin America group stock were included in the BLS group's inter-group interest in the Latin America group (that is, we attribute to the BLS group a 80% inter-group interest in the Latin America group);



then the outstanding interest fraction with respect to Latin America group stock would equal .20 based on the following calculation:



          number of shares of
 Latin America group stock outstanding
---------------------------------------
          number of shares of                   =
Latin America group stock outstanding +
          number of shares of
       Latin America group stock
   then attributed to the BLS group

          100 million shares
---------------------------------------         =       .20
100 million shares + 400 million shares



     The number of shares of Latin America group stock reserved for and attributed to the BLS group will be increased, without shareholder approval, to reflect:



     - share dividends of Latin America group stock to holders of Latin America group stock;



     - reclassifications of Latin America group stock resulting in a greater number of shares of Latin America group stock outstanding;



     - purchases of Latin America group stock with assets attributed to the BLS group;



     - transfers to the Latin America group of assets attributed to the BLS group; and



     - transfers to the BLS group of liabilities attributed to the Latin America group.



     The number of shares of Latin America group stock reserved for and attributed to the BLS group will be decreased, without shareholder approval, to reflect:



     - sales of Latin America group stock for the account of the BLS group;



     - share dividends of Latin America group stock to holders of BLS group stock;



     - the issuance of Latin America group stock when convertible securities are converted if that Latin America group stock was included in the BLS group's inter-group interest;



     - the issuance of Latin America group stock when securities convertible into Latin America group stock and issued as a distribution to holders of BLS group stock are converted;



     - reclassifications of Latin America group stock resulting in a smaller number of shares of Latin America group stock outstanding;



     - transfers to the BLS group of assets attributed to the Latin America group; and



     - transfers to the Latin America group of liabilities attributed to the BLS group.



     Our board of directors could, without shareholder approval, also increase or decrease the number of shares of Latin America group stock reserved for and attributed to the BLS group under other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.


     Any group may have an inter-group interest in any other group, unless our board of directors determines otherwise at the time of issuance. However, no group can have an inter-group interest in any other group if the two groups would then have an interest in each other.


     DETERMINATIONS BY THE BOARD OF DIRECTORS

     Any determinations made in good faith by our board of directors with respect to a series of common stock will be final and binding on all of our shareholders.

     PREEMPTIVE RIGHTS


     The holders of Latin America group stock will not have any preemptive rights.


BLS GROUP STOCK

     DIVIDENDS


     Our charter provides that dividends on BLS group stock will be limited to the lesser of:



     - the funds of BellSouth legally available for distribution under Georgia law; and



     - the BLS group available distribution amount.



The BLS group available distribution amount will be calculated in a manner similar to the manner in which the Latin America group available distribution amount is calculated.



     If the BLS group's inter-group interest in the Latin America group has been eliminated and the Latin America group has acquired an inter-group interest in the BLS group, at the time of any dividend on the outstanding shares of BLS group stock, we will credit to the Latin America group, and charge against the BLS group, an amount that would be payable if the shares included in the Latin America group's inter-group interest in the BLS group were outstanding shares.


     CONVERSION AND REDEMPTION


     BLS group stock is subject to the conversion and redemption provisions described under "-- Latin America Group Stock -- Conversion and Redemption." BLS group stock is not convertible into Latin America group stock prior to the second anniversary of the completion of this offering.


     VOTING RIGHTS


     The holders of BLS group stock have the voting rights described under "-- Latin America Group Stock -- Voting Rights."


     LIQUIDATION RIGHTS


     In the event of our dissolution, the holders of BLS group stock are entitled to receive funds as described under "-- Latin America Group Stock -- Liquidation Rights."


     INTER-GROUP INTEREST


     The BLS group's inter-group interest in the Latin America group, and the limitations on the Latin America group's ability to acquire an inter-group interest in the BLS group, are described under "-- Latin America Group
Stock -- Inter-Group Interest."


     PREEMPTIVE RIGHTS


     The holders of BLS group stock will not have any preemptive rights.

ADDITIONAL SERIES OF COMMON STOCK



     Our board of directors may decide to authorize the issuance of shares of one or more series of common stock in addition to Latin America group stock and BLS group stock. Our board of directors has the authority under our charter to issue additional series of common stock without shareholder approval, unless shareholder approval is required by Georgia law or the rules of any stock exchange on which any series of outstanding common stock may then be listed. Our board of directors does not currently have any plan to issue any additional series of common stock.



     If our board of directors decides to issue an additional series of common stock, BellSouth may establish a new group to which such new series of common stock relates either by attributing to it newly acquired assets or by reattributing to it some of the assets and liabilities from any one or more of the Latin America group, the BLS group or any previously created additional group. If our board of directors decides to reattribute assets and liabilities from an existing group to a new group, the group or groups to which those assets and liabilities were previously attributed would have an inter-group interest in the new group representing the reattributed assets and liabilities, unless the new group fair value paid for those assets and liabilities with other consideration.



     At the time of issuance of any additional series of common stock, our board of directors will determine the dividend, voting and liquidation rights and conversion, redemption and other provisions applicable to that additional series of common stock. Any additional series of common stock issued may be convertible into either Latin America group stock or BLS group stock on such terms as may be determined by our board of directors.



     Our board of directors also may determine at the time of issuance of any additional series of common stock that the additional group may acquire an inter-group interest in either the Latin America group or the BLS group, or both. Similarly, our board of directors may provide for the Latin America group or the BLS group, or both, to acquire an inter-group interest in the additional group.


PREFERRED STOCK


     Our charter will authorize our board of directors to provide for the issuance of first preferred stock in one or more series, without shareholder approval. Our board of directors can determine the voting powers, preferences, designations, rights, qualifications, limitations and restrictions of each series. Prior to the issuance of each series of first preferred stock, our board of directors may determine the following provisions of that series:


     - the designation of the series and the number of shares offered;

     - the dividend rate, the dates on which dividends will be payable and the date from which dividends will be accumulated;

     - whether the shares of the particular series can be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

     - the amount per share payable in the event of dissolution;

     - any purchase, retirement or sinking fund provisions;

     - the terms and conditions, if any, on which shares may be converted;

     - whether the shares have voting rights and the extent of any such voting rights, including, without limitation, the right to elect directors; and


     - any other preferences, rights, restrictions and qualifications of shares of such series permitted by law and our charter.

     RANK

     Any series of first preferred stock will rank senior to all series of common stock with respect to dividend rights and liquidation rights.

     DIVIDEND RIGHTS

     Dividends on the first preferred stock will be cumulative.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any equal securities unless full dividends have been paid or set apart for payment on the first preferred stock. If full dividends are not paid, the first preferred stock will share distribution pro rata with the securities ranking equally. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment have been paid or declared and a sum sufficient for the payment set apart for payment on the first preferred stock.

     LIQUIDATION RIGHTS

     If we dissolve BellSouth, either voluntarily or involuntarily, the holders of each series of first preferred stock will be entitled to receive, after we pay our debts and other liabilities and after we provide for liquidating distributions to holders of securities senior to such series of first preferred stock, and before we make any liquidating distributions to holders of securities junior to such series of first preferred stock liquidating distributions in the amount described in the resolutions creating the series of first preferred stock, plus an amount equal to accrued and unpaid dividends for all dividend periods prior to that point in time.

     If the amounts payable with respect to such series of first preferred stock and any other securities equal with such series are not paid in full, the holders of such series of first preferred stock and the securities equal with such series will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of such series of first preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

RESTATED RIGHTS AGREEMENT

     Our board of directors has determined that, effective upon our completion of this offering, BellSouth will amend and restate our current rights agreement to contain provisions reflecting our new equity structure. Under the restated rights agreement:


     - each share of Latin America group stock will have associated with it a right to purchase a "unit" of one ten-thousandth of a share of our newly designated Series D first preferred stock at a purchase price of $200, subject to adjustment; and



     - each outstanding share of BLS group stock will have associated with it a right to purchase a "unit" of one ten-thousandth of a share of our newly designated Series C first preferred stock at a purchase price of $200, subject to adjustment.



     A holder of a Series D unit would be entitled to rights substantially similar to those of a holder of a share of Latin America group stock. Similarly, a holder of a Series C unit would be entitled to rights substantially similar to those of a holder of a share of BLS group stock.



     The purpose of the rights agreement is to:



     - give our board of directors the opportunity to negotiate with any persons seeking to obtain control of BellSouth;



     - deter acquisitions of voting control of BellSouth, or of any series of our common stock, without assurance of fair and equal treatment of all of our shareholders or all holders of that series of common stock, as applicable; and


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


     - prevent a person from acquiring in the market a sufficient amount of BellSouth voting power, or a sufficient number of shares of a series of our common stock, to be in a position to block an action sought to be taken by our shareholders or by the holders of that series of common stock, as applicable.



     The exercise of the rights would cause substantial dilution to a person attempting to acquire BellSouth on terms not approved by our board of directors and therefore would significantly increase the price that person would have to pay to complete the acquisition. The rights agreement may deter a potential hostile acquisition.



     Until a "distribution date" occurs, the Latin America group rights and the BLS group rights:



     - will not be exercisable; and



     - will be represented by the same certificate that represents the shares with which the rights are associated and will trade together with those shares.



     Following a "distribution date," the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from Latin America group stock and BLS group stock.


     A "distribution date" would occur upon the earlier of:

     - the first day on which a person publicly announces that the person has become an "acquiring person," or on which we publicly announce that a person has become an "acquiring person;" or

     - the tenth day, or a later day determined by our board of directors, after a person, alone or together with a group, commences or announces its intention to commence a tender or exchange offer that, if successful, would result in a person, alone or together with a group, becoming an "acquiring person."

     Under the restated rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of:


     - 20% or more of the outstanding shares of Latin America group stock;



     - 20% or more of the outstanding shares of BLS group stock; or


     - 10% or more of the total voting power of all of our common stock.

For these purposes, the voting power of a person or group will be determined at any time and from time to time as if the day on which the determination is made is the record date for a vote of shareholders.

     If any person becomes an acquiring person:


     - each holder of a Latin America group right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of Series D units having a market value two times the purchase price; and



     - each holder of a BLS group right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of Series C units having a market value two times the purchase price.



For these purposes, we will assume that each Series D unit has the same market value as a share of Latin America group stock and each Series C unit has the same market value as a share of BLS group stock.



     If a person becomes an acquiring person, our board of directors may, at its option, exchange the Latin America group rights and the BLS group rights, other than rights owned by the acquiring person, at an exchange ratio of two Series D units for each Latin America group right and an exchange ratio of two Series C units for each BLS group right.


     If, following a public announcement that a person has become an acquiring person:

     - BellSouth merges or enters into any similar business combination transaction and BellSouth is not the surviving corporation;

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

     - another entity merges or enters into any similar transaction with BellSouth and all or part of our common stock is converted or exchanged for other securities, cash or property; or

     - 30% or more of our assets or earning power is sold or transferred;


each holder of a Latin America group right and each holder of a BLS group right will be entitled to purchase, at the purchase price, a number of shares of common stock of the surviving entity in any merger or other business combination, or of the purchaser in any sale or transfer of assets or earning power, having a market value two times the purchase price.



     The Latin America group rights and the BLS group rights will expire on December 11, 2009, unless we extend or terminate them.



     At any time until a public announcement that a person has become an acquiring person, our board of directors may redeem all of the Latin America group rights and the BLS group rights at a redemption price of $.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.



     A holder of Latin America group rights or BLS group rights will not, as such, have any rights as a shareholder of BellSouth, including rights to vote or receive dividends.


     At any time prior to the public announcement that a person has become an acquiring person, we may, without the approval of any holders of rights, supplement or amend any provision of the restated rights agreement in any manner, whether or not such supplement or amendment is or would be adverse to any holders of the rights. From and after the public announcement that a person has become an acquiring person, we may, without the approval of any holders of rights, supplement or amend the restated rights agreement only:

     - to cure any ambiguity;

     - to correct or supplement any provision that may be defective or inconsistent; or

     - in any manner that we may deem necessary or desirable and which does not adversely affect the interests of the holders of rights, other than an acquiring person.

     The restated rights agreement will contain provisions designed to prevent the inadvertent triggering of the rights.


     We have filed a copy of the form of the restated rights agreement with the SEC as an exhibit to the registration statement of which this prospectus is a part.



ANTI-TAKEOVER PROVISIONS OF GEORGIA LAW, OUR CHARTER AND BY-LAWS AND OUR RESTATED RIGHTS AGREEMENT



     The following discussion concerns material provisions of Georgia law, our charter, our by-laws and our restated rights agreement that could be viewed as having the effect of discouraging an attempt to obtain control of BellSouth.


     BUSINESS COMBINATIONS

     The Georgia legislature has enacted legislation which generally prohibits a corporation which has adopted a by-law electing to be covered thereby, which BellSouth has done, from engaging in any "business combination" with an "interested shareholder" for a period of five years from the date such person becomes an interested shareholder, unless the interested shareholder:

     - prior to becoming an interested shareholder, obtained the approval of our board of directors for either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

     - becomes the owner of at least 90% of the outstanding voting stock of the corporation in the same transaction in which the interested shareholder became an interested shareholder, excluding for

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

       purposes of determining the number of shares outstanding those shares owned by officers, directors, subsidiaries and certain employee stock plans of the corporation; or

     - subsequent to the acquisition of 10% or more of the outstanding voting stock of the corporation, acquires additional shares resulting in ownership of at least 90% of the outstanding voting stock of the corporation and obtains approval of the business combination by the holders of a majority of the shares of voting stock of the corporation, other than those shares held by an interested shareholder, officers, directors, subsidiaries and certain employee stock plans of the corporation.

     The term "business combination" refers to a merger, consolidation or other specified corporate transaction. The term "interested shareholder" refers to a 10% shareholder or an affiliate of the corporation which was a 10% shareholder at any time within the preceding two years.

     BellSouth's "business combinations" by-law may be repealed only by an affirmative vote of two-thirds of the continuing directors and a majority of the votes entitled to be cast by the shareholders, other than interested shareholders, and shall not be effective until 18 months after that shareholder vote. The Georgia statute provides that a Georgia corporation which has thus repealed such a by-law may not thereafter readopt that by-law.

     FAIR PRICE PROVISIONS


     The "fair price" provisions contained in the Georgia statute and our charter require, generally, in connection with a merger or similar transaction between BellSouth and an "interested shareholder," the unanimous approval of BellSouth's directors not affiliated with the interested shareholder or the affirmative vote of two-thirds of these directors and a majority of the outstanding shares held by disinterested shareholders, unless:


     - within the past three years the interested shareholder has not increased its shareholdings by more than 1% in any 12-month period; or

     - all shareholders receive at least the same consideration for their shares as the interested shareholder previously paid.

     For purposes of the fair price provisions, the term "interested shareholder" refers to the interested shareholder, as defined under the business combinations provisions, which is a party to, or an affiliate which is a party to, the business combination in question.

     The fair price provisions may be revised or rescinded only upon the affirmative vote of at least two-thirds of the directors not affiliated with an interested shareholder and a majority of the outstanding shares held by disinterested shareholders.

     AUTHORIZED SHARES OF STOCK


     Our charter provides that we may from time to time issue shares of common and first preferred stock in one or more series, the terms of which will be determined by our board of directors. Our charter authorizes 100 million shares of first preferred stock, of which ten million shares will have been designated as "Series C First Preferred Stock" and ten million shares of "Series D First Preferred Stock." The shares of Series C first preferred stock and Series D first preferred stock will have been reserved for issuance in connection with our restated shareholder rights agreement. We will not solicit approval of our shareholders for issuance of common and first preferred stock unless our board of directors believes that approval is advisable or is required by stock exchange rules or Georgia law.


     The existence of authorized, unissued and unreserved common and first preferred stock could enable our board of directors to issue shares to persons friendly to current management, which could render more difficult, or discourage, an attempt to obtain control of BellSouth by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management. These additional shares also could be used to dilute the share ownership of persons seeking to obtain control of BellSouth.

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     SHAREHOLDER NOMINATIONS AND PROPOSALS


     Our by-laws provide that any shareholder may present a nomination for a directorship or a proposal at an annual meeting of shareholders only if advance notice of such nomination or proposal has been delivered to BellSouth not less than 75 days or more than 120 days prior to the date which is 12 months after the annual meeting of shareholders held in the prior year.


     The foregoing notices must describe:

     - as to each nominee for director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors;

     - as to any proposal, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and his or her material interest in the proposal, if any;

     - personal information regarding the shareholder giving the notice; and

     - the number of shares owned by the shareholder.

These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any shareholder to a vote of the shareholders.

     STAGGERED BOARD

     Our board of directors is divided into three classes of directors serving staggered three-year terms. Each class consists of, as nearly as possible, one-third of the total number of directors.

     The classification of directors makes it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, generally will be required to change the majority of our board of directors. The classification provisions of our by-laws could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of BellSouth.

     CHANGE IN THE NUMBER OF DIRECTORS

     Our by-laws provide that the number of directors may be increased or decreased either by:

     - the affirmative vote of a majority of our board of directors; or

     - the affirmative vote of at least 75% of the voting power of all shares entitled to vote generally in the election of directors, voting as a separate voting group;

provided that such number may not be less than nine.

     These requirements make it more difficult for shareholders to change the composition of our board of directors.

     REMOVAL OF DIRECTORS

     Our by-laws provide that any director or all directors may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote in the election of directors, voting together as a single voting group.

     These requirements make it more difficult for shareholders to change the composition of our board of directors.

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

     FILLING VACANCIES

     Our by-laws provide that any vacancy on our board of directors that occurs by reason of the removal of a director may be filled:

     - by our shareholders; or

     - if authorized by our shareholders, by the remaining directors.

     Any other vacancy that occurs, including any vacancy arising by reason of an increase in the number of directors, may only be filled:

     - by the affirmative vote of a majority of the remaining directors, though less than a quorum; or

     - if the vacancy is not so filled or if no director remains, by our shareholders.

     SPECIAL MEETINGS OF SHAREHOLDERS

     Our by-laws provide we must call a special meeting of the shareholders if called by our board of directors or our chief executive officer, or upon the written request to our chief executive officer or our secretary signed by the holders of at least 75% of the outstanding shares entitled to vote at the proposed special meeting.

     The written request must describe:

     - a brief description of the purpose of the proposed meeting and the business to be brought before the meeting and material interest, if any, in the proposal of the shareholders requesting the special meeting;

     - if the shareholders requesting the special meeting propose to nominate one or more nominees for director, all information relating to such person or persons that is required to be disclosed in solicitations of proxies for election of directors;

     - personal information regarding the shareholder giving the notice;

     - the number of shares owned by the shareholder; and

     - the shareholders' intent, if any, to solicit proxies from our shareholders.

These procedural requirements could have the effect of delaying or preventing a request by shareholders for a special meeting.

     RESTRICTIONS ON AMENDMENTS OF OUR BY-LAWS

     Amendments to our by-laws may be approved by a majority of our board of directors. However, the shareholders may prescribe that any by-law or by-laws adopted by them shall not be altered, amended or repealed by our board of directors.

     Amendments to our by-laws also may be approved by the affirmative vote of the holders of a majority of the shares entitled to vote generally in the election of directors, voting together as a single voting group. However, the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single voting group, is required to amend or repeal any provision of our by-laws relating to:

     - the number of members of our board of directors;

     - the classification of our board of directors;

     - the removal of directors; and

     - the amendment of the by-law providing for super-majority voting with respect to the number of members of our board of directors, the classification of our board of directors and the removal of directors.

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

     OUR RESTATED RIGHTS AGREEMENT


     As described under "-- Restated Rights Agreement," in the event that a person or group acquires, without approval of our board of directors, 20% or more of the shares of Latin America group stock, 20% or more of the shares of BLS group stock or shares of common stock having more than 10% or more of the total voting power of BellSouth, our restated rights agreement will permit all other shareholders to acquire additional shares, or equivalent units, of BellSouth or of an acquiring company at a substantial discount.


STOCK TRANSFER AGENT AND REGISTRAR


     ChaseMellon Shareholder Services, L.L.C. will act as the stock transfer agent and registrar for both Latin America group stock and BLS group stock.


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

                  RELATIONSHIP BETWEEN THE LATIN AMERICA GROUP
                               AND THE BLS GROUP


     Our board of directors has adopted a policy statement regarding Latin America group and BLS group matters. We encourage you to read the policy statement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.


GENERAL POLICY


     Our policy statement provides that all material matters as to which the holders of Latin America group stock and the holders of BLS group stock may have potentially divergent interests will be resolved in a manner that our board of directors or the finance/strategic planning committee of our board of directors determines to be in the best interests of BellSouth, after giving fair consideration to the potentially divergent interests and all other relevant interests of the separate series of common stock of BellSouth. Under our policy statement, a process of fair dealing will govern the relationship between the companies in the Latin America group and the companies in the BLS group and the means by which the terms of any material transaction between the companies in the two groups will be determined.



AMENDMENT AND MODIFICATION OF THE POLICY STATEMENT



     Our board of directors may, without shareholder approval, amend, modify or rescind the policies set forth in our policy statement, including any resolution implementing the provisions of our policy statement. Our board of directors also may, without shareholder approval, adopt additional or other policies or make exceptions with respect to the application of the policies described in our policy statement in connection with particular facts and circumstances, all as our board of directors may determine in the best interests of BellSouth as a whole consistent with its fiduciary duties.


THE FINANCE/STRATEGIC PLANNING COMMITTEE


     Our policy statement provides that the finance/strategic planning committee will exercise the power, authority and responsibility that our board of directors delegates to it with respect to Latin America group stock and BLS group stock. Our board of directors initially will authorize the finance/strategic planning committee to interpret, make determinations under and oversee the implementation of our policies set forth in our policy statement.


     In making determinations in connection with the policies set forth in our tracking stock policy statement, the members of the finance/strategic planning committee will act in the best interests of BellSouth.


     The members of the finance/strategic planning committee are J. Hyatt Brown, Chairperson; Armando M. Codina; James P. Kelly; and William S. Stavropoulos, all of whom are independent non-employee directors of BellSouth.



SCOPE OF THE BUSINESS OF THE GROUPS; COMPETITION



     Our policy statement provides that the Latin America group may engage in any business activity in South America, Central America, Mexico and the Caribbean area, not including the territories and possessions of the United States and the Commonwealth of Puerto Rico. Our policy statement defines this geographic area as "Latin America." The Latin America group business activities are limited to Latin America, except as described below.



     We expect that the companies in the Latin America group initially will principally provide telecommunications and related services and products. These include:


     - all wireless and wireline and related services, which include voice, video and data, whether local or long distance;

     - Internet related services; and

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

     - the provision of advertising and directory publishing products and services, including The Real Yellow Pages(R) or white pages directories, whether in paper or electronic format.


     Our policy statement provides that the companies in the BLS group may engage in any business activity, except for the provision of telecommunications and related services and products in Latin America, except as described below.



     The companies in the Latin America group and the companies in the BLS group may each provide, within the geographic region of the other group, telecommunications or related services or products that are incidental or ancillary to the provision of telecommunications or related services or products in their geographic region and may establish facilities related to such products and services within the geographic region of the other group. For example, the companies in the Latin America group may establish facilities outside Latin America at which they hand off traffic to the companies in the BLS group or a third party. Similarly, the companies in the BLS group may establish facilities inside Latin America at which they hand off traffic to the companies in the Latin America group or a third party. In addition, our telecommunications switches in New Jersey and London, England have been attributed to the Latin America group. The companies in the BLS group also use these switches and compensate the companies in the Latin America group for their use.



     Our policy statement permits commercially reasonable contracts or other arrangements between the companies in the Latin America group and the companies in the BLS group for sales agency, resale, traffic termination, clearinghouse services, network interconnection or any other arrangement with respect to the businesses conducted by either the companies in the Latin America group or the companies in the BLS group.


CORPORATE OPPORTUNITIES


     Our policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the Latin America group and BLS group, in whole or in part, in a manner it considers to be in the best interests of BellSouth as contemplated by the other provisions of our policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors will allocate it using its business judgment or in accordance with procedures that our board of directors adopts from time to time to ensure that decisions will be made in the best interests of BellSouth. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation:


     - whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within or related to the existing scope of one group's business, as described under "-- Scope of the Businesses of the Groups; Competition;" and

     - whether one group is better positioned to undertake or have allocated to it that business opportunity or operation, acquired asset or business or assumed liability.

RELATIONSHIP BETWEEN THE LATIN AMERICA GROUP AND THE BLS GROUP


     Our policy statement provides that BellSouth will manage the companies in the Latin America group and the companies in the BLS group in a manner intended to maximize the operations, unique assets and value of both groups, and with complementary deployment of personnel, capital and facilities, with the continuing goal of positioning BellSouth as a unified source of telecommunications and related services and products.


     COMMERCIAL INTER-GROUP TRANSACTIONS


     All material transactions in the ordinary course of business between the companies in the Latin America group and the companies in the BLS group are intended, to the extent practicable, to be on terms consistent with those that would be applicable to arm's-length dealings, taking into account a number of factors, including quality, availability, volume and pricing.


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     TRANSFERS OF OTHER ASSETS AND LIABILITIES


     Our board of directors may, without shareholder approval, reallocate assets and liabilities between the Latin America group and the BLS group not in the ordinary course of their respective businesses. Our board of directors may do so, for example, if we acquire a company whose business activities relate to both those of the Latin America group and the BLS group and we issue only one series of stock as consideration for this acquisition. In the event, our board of directors would likely reallocate assets and liabilities between the two groups in accordance with "-- Scope of the Business of the Groups; Competition." If our board of directors so reallocates assets and liabilities, it will do so by:


     - increasing or decreasing, as applicable, a group's inter-group interest in the other group;

     - reallocating other assets, including cash, or liabilities from the group receiving the assets or transferring the liabilities; or

     - creating or reducing inter-group debt.

In each case, we will reallocate an amount equivalent to the fair value of the assets or liabilities. Our board of directors will approve any creation of, or increase or decrease in, an inter-group interest.

     CASH MANAGEMENT


     Decisions regarding the investment of surplus cash, the issuance and retirement of debts and the issuance and repurchase of common and preferred stock will continue to be made by BellSouth corporate headquarters on behalf of the groups. The companies in the Latin America group will manage all day-to-day disbursements and receipts and will maintain cash balances at the local level to enable the execution of those transactions.


     FINANCING ARRANGEMENTS


     Loans from the companies in the BLS group to the companies in the Latin America group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the Latin America group would be able to obtain from third parties, assuming it were a legal entity. Loans from the companies in the Latin America group to the companies in the BLS group will be made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the BLS group would be able to obtain from third parties, assuming it were a legal entity. This policy contemplates that loans will be made on this basis, regardless of the interest rates and other terms and conditions on which those funds may actually have been acquired from third parties, assuming it were a legal entity.


     INTELLECTUAL PROPERTY


     The companies in the BLS group will manage, on a centralized basis, the intellectual property of BellSouth attributed to the Latin America group and the intellectual property of BellSouth attributed to the BLS group. The companies in the Latin America group will manage the intellectual property attributed to it that is owned by the companies in the Latin America group.



     The companies in the Latin America group and the companies in the BLS group will have the right to use the intellectual property attributed to the other for appropriate business activities. Other than know-how, the companies in the BLS group do not use any significant intellectual property of BellSouth attributed to the Latin America group. The companies in the Latin America group do use in their businesses some of the intellectual property of BellSouth that is attributed to the BLS group. This intellectual property includes the BellSouth and The Real Yellow Pages(R) names and marks.



     Use of these names and marks is authorized under a license agreement between BellSouth and each company in which BellSouth has sufficient control over both the use of these names and marks and the quality


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

of the goods and services sold under these names and marks so that it can protect the value of these names and marks. BellSouth establishes sufficient control by:

     - maintaining majority equity ownership;


     - maintaining a majority of the members of the board of directors of the company;



     - participating in or selecting the senior management of the company;


     - providing technical consulting services; or

     - through some combination of the foregoing.


Each license agreement requires the company to comply with BellSouth's corporate brand strategy, policies, graphics standards, advertising policies, quality control and restrictions on certain activities relating to the brand, including a prohibition on licensing and sublicensing without BellSouth's approval.



     Any fees obtained through the sale or licensing of intellectual property will be principally allocated to the group whose entities paid to develop the intellectual property being sold or licensed. Alternatively, if the intellectual property being sold or licensed was jointly developed by the companies in the Latin America group and the companies in the BLS group and the companies in the Latin America group and the companies in the BLS group agree to allocate fees obtained in proportion to the development costs incurred by the companies in each group, then any fees obtained through the sale or licensing will be so allocated. If the intellectual property being sold or licensed was not predominantly developed by either the companies in the Latin America group or the companies in the BLS group or was jointly developed by the companies in the Latin America group and the companies in the BLS group but the companies in the Latin America group and the companies in the BLS group do not agree to allocate fees obtained in proportion to costs incurred, then any fees obtained through the sale or licensing will be allocated using the same allocation as overhead expenses, as described under "-- Financial Reporting; Allocation Matters."


DIVIDEND POLICY


     Our policy statement provides that, subject to the limitations on dividends set forth in our charter and to the limitations of Georgia law, the holders of Latin America group stock and the holders of BLS group stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock.



     Because the companies in the Latin America group are expected to require significant capital commitments to finance their operations and fund their future growth, our policy statement provides that BellSouth does not expect to pay any dividends on shares of Latin America group stock. If and when our board of directors determines to pay any dividends on shares of Latin America group stock, our policy statement provides that that determination will be based primarily on the result of operations, financial condition and capital requirements of the companies in the Latin America group and of BellSouth as a whole and other factors as our board of directors considers relevant.



     The payment of dividends on BLS group stock will be a business decision that our board of directors makes from time to time based upon factors similar to those that we describe above with respect to the payment of dividends on Latin America group stock.


FINANCIAL REPORTING; ALLOCATION MATTERS


     Our policy statement provides that BellSouth will prepare and include in its filings with the SEC consolidated financial statements of BellSouth and combined financial statements of the Latin America group for so long as Latin America group stock is outstanding. In addition, prior to the expected distribution to the holders of BLS group stock of all of the shares of Latin America group stock reserved for and attributed to the BLS group, we will provide condensed consolidating financial statements of BellSouth that include the BLS group and the Latin America group. The financial information provided for each group will include allocated portions of our debt, interest, shared corporate services and taxes.

     In addition to allocating debt and interest as described above under "-- Relationship Between the Latin America Group and the BLS Group -- Financing Arrangements" and assets and liabilities as described above under "-- Relationship Between the Latin America Group and the BLS Group -- Transfers of Other Assets and Liabilities," our policy statement provides that shared corporate services and taxes will be allocated as follows:


     SHARED CORPORATE SERVICES


     BellSouth will directly charge specifically identified costs for shared corporate services to the Latin America group and the BLS group based upon their use of those services. Where determinations based on use alone are not practical, BellSouth will use other methods and criteria that BellSouth's management believes are fair and provide a reasonable allocation of the cost of shared corporate services used by the groups. Shared corporate services include executive management, sponsorships, human resources, legal, accounting and auditing, tax, treasury, strategic planning, media and investor relations and corporate technology.


     TAXES


     Depending on the tax laws of the respective jurisdictions, income taxes, including any adjustments to income taxes, will be calculated on either a separate, consolidated, combined or unitary basis. Income tax provisions and related tax payments or refunds determined on a consolidated, combined or unitary basis will be allocated between the Latin America group and the BLS group based on their respective contributions, positive or negative, to the consolidated, combined or unitary tax liability. Cumulative net tax benefits that cannot be used by the group generating those benefits but that can be used on a consolidated, combined or unitary basis will be credited on a current basis to the group that generated the benefit.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     In the opinion of Simpson Thacher & Bartlett, our counsel, the following is an accurate discussion of the material U.S. federal income tax consequences of the ownership of Latin America group stock. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, published positions of the Internal Revenue Service and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to Latin America group stock, or the Treasury could issue regulations that change current law. Any future legislation or regulations could apply retroactively to the offering of Latin America group stock.



     This discussion deals only with Latin America group stock held as a capital asset. This discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a dealer in securities or currencies, a financial institution, an insurance company, a tax-exempt organization, a person holding the Latin America group stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle, a trader in securities that has elected the mark-to-market method of accounting for your securities or a U.S. person whose "functional currency" is not the U.S. dollar). YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION TO YOU OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.



     In the opinion of, our counsel, Simpson Thacher & Bartlett, for U.S. federal income tax purposes, Latin America group stock will be considered our common stock. Accordingly, for federal income tax purposes, we believe neither you nor we will recognize any income, gain or loss as a result of the issuance of Latin America group stock.



     No ruling has been sought from the IRS. The IRS has announced that it will not issue advance rulings on the classification of an instrument whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of Latin America group stock. It is possible, therefore, that the IRS could assert that the issuance of Latin America group stock could result in taxation to us.



     The Clinton Administration proposed legislation in February 2000 dealing with tracking stock such as Latin America group stock. Such proposal would, among other things, grant authority to the Secretary of the Treasury to treat tracking stock as something other than stock or as stock of another entity. The proposal also would treat the receipt of stock similar to Latin America group stock in exchange for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal is enacted, it could have adverse tax consequences for you or us. Specifically, if the proposal is enacted, you could be taxed at ordinary income rates on the receipt of Latin America group stock or BLS group stock distributed by us as a dividend or BLS group stock distributed by us in exchange for your Latin American group stock. A similar proposal was made in 1999. Congress did not act on the 1999 proposal, and it is impossible to predict whether Congress will act upon this proposal or any other proposal relating to tracking stock.



     We may convert Latin America group stock or BLS group stock into shares of the other series without any premium if there is more than an insubstantial risk of adverse U.S. federal income tax developments. The proposal of the Clinton Administration would be such an adverse development if it is implemented or receives certain legislative action. Depending on the form of the proposal, we may be able to avoid the adverse tax consequences to you and to us by converting the Latin America group stock or BLS group stock in a timely manner. In determining whether to exercise our right to convert the Latin America group stock or BLS group stock, we would consider several factors including the tax consequences to you and to us and the extent of any grandfather provisions contained in the proposed legislation. Unless the proposal contained adequate grandfather provisions, it likely that we would exercise our right to convert if there were more than an insubstantial risk of adverse U.S. federal income tax consequences.

U.S. TAX CONSEQUENCES TO FOREIGN HOLDERS



     The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of Latin America group stock to foreign holders. This discussion does not deal with all aspects of U.S. income and estate taxation and does not deal with foreign, state and local tax consequences that may be relevant to foreign holders in light of their personal circumstances. Special rules may apply to certain foreign holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Internal Revenue Code. Furthermore, this discussion is based on the Internal Revenue Code, Treasury regulations, published positions of the IRS and court decisions now in effect, all of which are subject to change. Each prospective foreign holder should consult its own tax advisor with regard to the application of the federal income tax laws, as well as to the applicability and effect of any state, local or foreign tax laws to which it may be subject.



     As used in this section, a "foreign holder" means, for U.S. federal income tax purpose, a person or entity other than:


     - a citizen, resident or certain former citizen of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;


     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or


     - a trust that:


      -- is subject to the supervision of a court within the United States and the control of one or more U.S. persons; or



      -- has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.


DIVIDENDS


     Except as discussed below, any dividend paid to a foreign holder will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or at a lesser applicable treaty rate. However, dividends that are effectively connected with the conduct of a trade or business in the United States and, where a tax treaty applies, that are attributable to a U.S. permanent establishment are not subject to the withholding tax but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates.


     Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption. Any effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lesser applicable treaty rate.


     Through December 31, 2000, dividends paid to an address outside the United States are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the withholding tax discussed above and, under the current interpretation of the U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under U.S. Treasury regulations, if you wish to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends paid after December 31, 2000, you will be required to satisfy applicable certification and other requirements.



     If you are eligible for a reduced treaty rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK


     If you are a foreign holder, you will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of Latin America group stock unless:



     - the gain is effectively connected with a trade or business in the United States and, where a tax treaty provides, the gain is attributable to a U.S. permanent establishment;



     - if you are an individual and hold Latin America group stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or



     - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes.



     We believe we are not, and do not anticipate becoming, a "United States real property holding corporation" for United States federal income tax purposes. If we were to become a U.S. real property holding corporation, so long as Latin America group stock is regularly traded on an established securities market, you would be subject to federal income tax on any gain from the sale or other disposition of such stock only if you actually or constructively owned, during the five-year period preceding such disposition, more than 5% of Latin America group stock.


BACKUP WITHHOLDING AND INFORMATION REPORTING

     We must report annually to the IRS and to you the amount of dividends paid to you and the tax withheld with respect to these dividends, regardless of whether withholding was required. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.


     Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid to you at an address outside the United States, unless the payor has knowledge that you are a U.S. person. Under the final regulations effective December 31, 2000, however, you will be subject to backup withholding unless applicable certification requirements are met.



     Payment of the proceeds of a sale of Latin America group stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a foreign holder, and the payor does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.



     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.


ESTATE TAX


     Common stock held or deemed to be held by an individual foreign holder at the time of death will be included in that holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITERS


     Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated, Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Latin America group stock indicated below. Lehman Brothers Inc. is a structural advisor.


                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Morgan Stanley & Co. Incorporated...........................
Goldman, Sachs & Co.........................................
Lehman Brothers Inc.........................................
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
ABN AMRO Incorporated.......................................
Banc of America Securities LLC..............................
J.P. Morgan Securities Inc..................................
                                                              ---------

          Total.............................................
                                                              =========


     The underwriters are offering the shares of Latin America group stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Latin America group stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Latin America group stock offered by this prospectus, if any are purchased. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.



     The underwriters initially propose to offer part of the shares of Latin America group stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to certain dealers at a
price that represents a concession not in excess of $          a share under the
public offering price. Any underwriter may allow, and such dealers may reallow,
a concession not in excess of $     a share to other underwriters or to certain
dealers. After the initial offering of the shares of Latin America group stock, the offering price and other selling terms may from time to time be changed by the representatives.



     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional shares of Latin America group stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Latin America group stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares of Latin America group stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Latin America group stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to public would
be $     , the total underwriting discounts and commissions would be $     and
total proceeds to the Latin America group would be $     .



     We intend to list Latin America group stock on the New York Stock Exchange under the trading symbol "BLS.L."

     We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period
ending      days after the date of this prospectus:


     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Latin America group stock or any securities convertible into or exercisable or exchangeable for Latin America group stock other than BLS group stock; or



     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Latin America group stock,



whether any such transaction described above is to be settled by delivery of Latin America group stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:



     - the sale to the underwriters of the shares of Latin America group stock under the underwriting agreement;



     - issuances by us of shares of Latin America group stock in connection with acquisitions of businesses, assets or securities from a third party so long as the third party agrees not to sell stock acquired in the
        transaction for a period of      days after the date of this prospectus;
        or



     - issuances of shares of Latin America group stock or options to purchase shares of Latin America group stock pursuant to our restated stock plan, which will be effective upon the completion of this offering, and consistent with past practices.



     In order to facilitate the offering of Latin America group stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of Latin America group stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in Latin America group stock for the underwriters' account. In addition, to cover over-allotments or to stabilize the price of Latin America group stock, the underwriters may bid for, and purchase, shares of Latin America group stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing Latin America group stock in the offering, if the syndicate repurchases previously distributed Latin America group stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of Latin America group stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.


     From time to time, certain of the underwriters have provided, and continue to provide, investment banking services to BellSouth.

     BellSouth and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.


PRICING OF THE OFFERING



     Prior to this offering, there has been no public market for Latin America group stock. The public offering price will be determined by negotiations between BellSouth and the representatives. Among the factors considered in determining the public offering price will be:


     - the future prospects of BellSouth's Latin American businesses and the telecommunications industry in general;

     - sales, earnings and certain other financial and operating information of BellSouth and its Latin American businesses in recent periods; and

     - the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of BellSouth and its Latin American businesses.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.


                                 LEGAL MATTERS


     Kilpatrick Stockton LLP, Atlanta, Georgia, has rendered an opinion concerning the validity of the issuance of the shares of Latin America group stock offered by this prospectus for us. Simpson Thacher & Bartlett, New York, New York, will render an opinion concerning certain legal matters for us. Davis Polk & Wardwell, New York, New York, will render an opinion concerning certain legal matters for the underwriters.


                                    EXPERTS


     The consolidated financial statements of BellSouth Corporation as of December 31, 1998 and 1999 and for each of the fiscal years in the three-year period ended December 31, 1999 and the combined financial statements of the Latin America group as of November 30, 1998 and 1999, and for each of the fiscal years in the three-year period ended November 30, 1999 included in this prospectus have been so incorporated by reference or included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC's web site at www.sec.gov.


     Our existing common stock is, and the Latin America group stock will be, listed on the New York Stock Exchange. You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC. This means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

     We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:


SEC FILING (FILE NO. 1-8607)                                           DATE OF FILING
----------------------------                                  ---------------------------------
Annual Report on Form 10-K for the year ended
  December 31, 1999.........................................  March 2, 2000
Quarterly Report on Form 10-Q for the quarter ended
  March 31, 2000............................................  May 5, 2000
Current Reports on Form 8-K.................................  January 24, 2000,
                                                              February 9, 2000,
                                                              February 15, 2000,
                                                              April 10, 2000 and
                                                              April 20, 2000
All subsequent documents filed by us under Sections 13(a),
  13(c), 14 or 15(d) of the Exchange Act....................  After the date of this prospectus


     Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them at no cost, by writing or telephoning us at the following address or telephone number:

                             BellSouth Corporation
                          1155 Peachtree Street, N.E.

                          Atlanta, Georgia 30309-3610

                      Attention: Office of the Controller
                             Phone: (800) 969-2372

     We will not provide exhibits to a document unless they are specifically incorporated by reference in that document.

                         INDEX TO FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
HISTORICAL FINANCIAL STATEMENTS
LATIN AMERICA GROUP
For the years ended November 30, 1997, 1998 and 1999
Report of Independent Accountants...........................   F-2
Combined Statements of Operations for the years ended
  November 30, 1997, 1998 and 1999..........................   F-3
Combined Balance Sheets as of November 30, 1998 and 1999....   F-4
Combined Statements of Cash Flows for the years ended
  November 30, 1997, 1998 and 1999..........................   F-5
Combined Statements of Group Net Worth and Comprehensive
  Income for the years ended November 30, 1997, 1998 and
  1999......................................................   F-6
Notes to Combined Financial Statements......................   F-7
For the three months ended February 28, 1999 and February
  29, 2000
Combined Statements of Operations for the three months ended
  February 28, 1999 and February 29, 2000...................  F-28
Combined Balance Sheets as of November 30, 1999 and February
  29, 2000..................................................  F-29
Combined Statements of Cash Flows for the three months ended
  February 28, 1999 and February 29, 2000...................  F-30
Combined Statements of Group Net Worth and Comprehensive
  Income for the three months ended February 28, 1999 and
  February 29, 2000.........................................  F-31
Notes to Combined Financial Statements......................  F-32
BELLSOUTH CORPORATION
For the years ended December 31, 1997, 1998 and 1999
Report of Independent Accountants...........................  F-35
Consolidated Statements of Income for the years ended
  December 31, 1997, 1998 and 1999..........................  F-36
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-37
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................  F-38
Consolidated Statements of Shareholders' Equity and
  Comprehensive Income for the years ended December 31,
  1997, 1998 and 1999.......................................  F-39
Notes to Consolidated Financial Statements..................  F-40
For the three months ended March 31, 1999 and 2000
Consolidated Statements of Income for the three months ended
  March 31, 1999 and 2000...................................  F-72
Consolidated Balance Sheets as of December 31, 1999 and
  March 31, 2000............................................  F-73
Consolidated Statements of Cash Flows for the three months
  ended March 31, 1999 and 2000.............................  F-74
Consolidated Statements of Shareholders' Equity and
  Comprehensive Income for the three months ended March 31,
  1999 and 2000.............................................  F-75
Notes to Consolidated Financial Statements..................  F-76

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders of BellSouth Corporation



     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and group net worth and comprehensive income present fairly, in all material respects, the financial position of the Latin America group of BellSouth Corporation at November 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the management of BellSouth Corporation; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



     As described in Note B, these combined financial statements have been derived from the consolidated financial statements and accounting records of BellSouth Corporation and its subsidiaries and reflect certain assumptions and allocations. The financial position, results of operations and cash flows of the Latin America group could differ from those that would have resulted had the Latin America group operated autonomously or as an entity independent of BellSouth Corporation. As more fully discussed in Note B, the combined financial statements of the Latin America group should be read in conjunction with the audited consolidated financial statements of BellSouth Corporation.



     As discussed in Note B to the combined financial statements, in 1999 the Latin America group adopted AICPA Statement of Position 98-1 and changed its method of accounting for internal-use software development costs.



/s/ PricewaterhouseCoopers LLP


Atlanta, Georgia


March 28, 2000 (except for Note S, as to


which the date is May 25, 2000)

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION


                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                                                    YEAR ENDED
                                                                   NOVEMBER 30,
                                                              ----------------------
                                                              1997    1998     1999
                                                              ----   ------   ------
Operating revenues..........................................  $940   $1,907   $2,405
                                                              ----   ------   ------
Operating expenses:
  Cost of services, products and equipment..................   344      607      867
  Selling, general and administrative.......................   455      766      982
  Depreciation and amortization.............................   140      338      450
                                                              ----   ------   ------
          Total operating expenses..........................   939    1,711    2,299
                                                              ----   ------   ------
Operating income............................................     1      196      106
Interest expense............................................    46       53       88
Other income (expense), net.................................    --       (1)      (5)
                                                              ----   ------   ------
Income (loss) before income taxes...........................   (45)     142       13
Provision (benefit) for income taxes........................     1      103     (116)
                                                              ----   ------   ------
Income (loss) before net earnings (losses) of equity
  affiliates and minority interests.........................   (46)      39      129
Net earnings (losses) of equity affiliates..................    14      (57)    (354)
Minority interests..........................................     4      (50)     (91)
                                                              ----   ------   ------
          Net loss..........................................  $(28)  $  (68)  $ (316)
                                                              ====   ======   ======

    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION


                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)


                                                                     NOVEMBER 30,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................     $  171         $  287
  Temporary cash investments................................         19             66
  Accounts receivable, net of allowance for uncollectibles
     of $97 and $99.........................................        382            503
  Inventory.................................................         45             56
  Other current assets......................................        141            122
                                                                 ------         ------
     Total current assets...................................        758          1,034
                                                                 ------         ------
Investments and advances....................................        806            374
Property, plant and equipment, net..........................      1,454          1,723
Deferred charges and other assets...........................         94             72
Intangible assets, net......................................      1,059          1,471
                                                                 ------         ------
          Total assets......................................     $4,171         $4,674
                                                                 ======         ======

                             LIABILITIES AND GROUP NET WORTH
Current liabilities:
  External debt maturing within one year....................     $  315         $  280
  Intercompany debt maturing within one year................         77             23
  Accounts payable..........................................        254            322
  Other current liabilities.................................        258            472
                                                                 ------         ------
     Total current liabilities..............................        904          1,097
                                                                 ------         ------

Long-term debt:
  External long-term debt...................................        447            475
  Intercompany long-term debt...............................        117            117
                                                                 ------         ------
     Total long-term debt...................................        564            592
                                                                 ------         ------
Noncurrent liabilities:
  Deferred income taxes.....................................        298            151
  Other noncurrent liabilities..............................         64            174
                                                                 ------         ------
     Total noncurrent liabilities...........................        362            325
                                                                 ------         ------

Minority interests..........................................        222            315

Group net worth:
  Attributed capital........................................      2,341          3,059
  Retained deficit..........................................       (134)          (450)
  Accumulated other comprehensive income....................        (88)          (264)
                                                                 ------         ------
     Total group net worth..................................      2,119          2,345
                                                                 ------         ------
          Total liabilities and group net worth.............     $4,171         $4,674
                                                                 ======         ======


    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION


                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)


                                                                YEAR ENDED NOVEMBER 30,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $   (28)  $   (68)  $  (316)
Adjustments to net loss:
  Depreciation and amortization.............................      140       338       450
  Provision for uncollectibles..............................       46        68        68
  Net losses (earnings) of equity affiliates................      (14)       57       354
  Foreign currency exchange losses..........................        3         1        10
  Minority interests in income (losses) of subsidiaries.....       (4)       50        91
  Deferred income taxes and investment tax credits..........       (3)      140       (59)
  Provision for asset impairment............................       --        25        --
Net change in:
  Accounts receivable and other current assets..............     (194)     (165)     (175)
  Accounts payable and other current liabilities............      138       120        69
  Deferred charges and other assets.........................        2       (43)       27
  Other liabilities and deferred credits....................      (42)      (28)       44
Other reconciling items, net................................       11       (19)        5
                                                              -------   -------   -------
          Net cash provided by operating activities.........       55       476       568
                                                              -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................     (448)     (697)     (647)
Acquisitions, net of cash acquired..........................     (309)     (402)     (199)
Investments in and advances to equity affiliates............     (679)     (248)      (77)
Purchases of wireless licenses..............................       --       (31)     (123)
Other investing activities, net.............................       (4)       (9)      (53)
                                                              -------   -------   -------
          Net cash used for investing activities............   (1,440)   (1,387)   (1,099)
                                                              -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of short-term debt...............................      464       206        29
Repayments of short-term debt...............................     (143)     (487)      (59)
Proceeds from long-term debt................................      233       388        43
Repayments of long-term debt................................      (50)      (56)      (27)
Funds attributed from the BLS group.........................    1,065       851       665
                                                              -------   -------   -------
          Net cash provided by financing activities.........    1,569       902       651
                                                              -------   -------   -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (10)        3        (4)
Net increase (decrease) in cash and cash equivalents........      174        (6)      116
Cash and cash equivalents at beginning of period............        3       177       171
                                                              -------   -------   -------
Cash and cash equivalents at end of period..................  $   177   $   171   $   287
                                                              =======   =======   =======


    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



                   COMBINED STATEMENTS OF GROUP NET WORTH AND

                              COMPREHENSIVE INCOME
                                 (IN MILLIONS)


                                                                                  ACCUMULATED
                                                                                     OTHER
                                                         ATTRIBUTED   RETAINED   COMPREHENSIVE
                                                          CAPITAL     DEFICIT       INCOME       TOTAL
                                                         ----------   --------   -------------   ------
BALANCE AT NOVEMBER 30, 1996...........................    $  425      $ (38)        $  (7)      $  380
Net loss...............................................                  (28)                       (28)
Other comprehensive income, net of tax:
  Foreign currency translation adjustments.............                                 (3)          (3)
                                                                                                 ------
Total comprehensive income.............................                                             (31)
Funds attributed from the BLS group....................     1,065                                 1,065
                                                           ------      -----         -----       ------
BALANCE AT NOVEMBER 30, 1997...........................    $1,490      $ (66)        $ (10)      $1,414
                                                           ------      -----         -----       ------
Net loss...............................................                  (68)                       (68)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment..............                                (78)         (78)
                                                                                                 ------
Total comprehensive income.............................                                            (146)
Funds attributed from the BLS group....................       851                                   851
                                                           ------      -----         -----       ------
BALANCE AT NOVEMBER 30, 1998...........................    $2,341      $(134)        $ (88)      $2,119
                                                           ------      -----         -----       ------
Net loss...............................................                 (316)                      (316)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment..............                               (176)        (176)
                                                                                                 ------
Total comprehensive income.............................                                            (492)
Conversion of note payable to equity...................        53                                    53
Funds attributed from the BLS group....................       665                                   665
                                                           ------      -----         -----       ------
BALANCE AT NOVEMBER 30, 1999...........................    $3,059      $(450)        $(264)      $2,345
                                                           ======      =====         =====       ======


    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION


                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

A.  ORGANIZATION

     BellSouth Corporation ("BellSouth" or the "Company") is an international communications company providing wireline telecommunications, wireless communications, cable and digital TV, advertising and publishing and Internet and data services to nearly 45 million customers in 19 countries worldwide. The Company is headquartered in Atlanta, Georgia.


     The Board of Directors has approved a proposal (the "Tracking Stock Proposal") that would result in the creation of two series of common stock intended to reflect separately the performances of the Company's Latin American businesses and its domestic and other international businesses. The Company's Latin American businesses are referred to as the "Latin America group," the other businesses as the "BLS group" and both groups collectively as the "groups." The Company plans a public offering of shares of Latin America group stock, all of the proceeds of which will be allocated to the Latin America group. Immediately prior to the completion of that public offering, the BLS group will hold an "inter-group interest" in the Latin America group, which represents 100% of the equity of the Company attributed to the Latin America group.



     The Latin America group stock is designed to reflect the separate performance of the Latin America group, which includes the assets and liabilities shown in the combined balance sheets of the Latin America group appearing elsewhere in this prospectus. The Company attributed these assets and liabilities to the Latin America group in accordance with the group's lines of business as set forth in the policy statement adopted by BellSouth's Board of Directors. This initial attribution is reflected in the November 30, 1999 combined balance sheets of the Latin America group. Under the policy statement, the Latin America group may engage in any business activity in Latin America, which is defined to include South America, Central America, Mexico and the Caribbean area, excluding the territories and possessions of the United States and the Commonwealth of Puerto Rico. The BLS group generally may not provide telecommunications and related services and products in Latin America, except for activities incidental or ancillary to its businesses outside Latin America.



     The major assets attributed to the Latin America group stock are BellSouth's interests in communications companies in ten Latin American countries. Information about the principal Latin American local operating companies in which the Company has interests is set forth below:



COUNTRY           BRAND                      LOCAL OPERATING COMPANY               BELLSOUTH INTEREST
-------           -----                      -----------------------               ------------------
Argentina  Movicom/BellSouth    Compania de Radiocomunicaciones Moviles S.A......         65.0%
Brazil     BCP                  BCP, S.A.........................................         44.5
                                BSE, S.A.........................................         46.8
Chile      BellSouth Chile      BellSouth Communicaciones S.A....................        100.0
                                BellSouth Chile S.A..............................        100.0
Ecuador    BellSouth Ecuador    Otecel S.A.......................................         89.4
Guatemala  BellSouth Guatemala  BellSouth Guatemala y Cia S.C.A..................         60.0
Nicaragua  BellSouth Nicaragua  Telefonia Celular de Nicaragua, S.A..............         49.0
Panama     BellSouth Panama     BSC de Panama, S.A...............................         43.7
Peru       BellSouth Peru       BellSouth Peru, S.A..............................         96.8
Uruguay    Movicom/BellSouth    Abiatar, S.A.....................................         46.0
Venezuela  Telcel               Telcel Celular, C.A..............................         78.2



     At November 30, 1999, BellSouth had an option to acquire an additional 40.0% interest in the Nicaraguan operations. After a change in law in Nicaragua in December 1999, BellSouth elected to exercise this option.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)



     BellSouth also has an agreement to acquire a controlling interest in a company providing wireless communications in Colombia.



     The Company has also attributed to the Latin America group BellSouth's interests in directory publishing companies in Brazil and Peru, and a network services business providing wholesale communications services and an international roaming clearinghouse.



LOCATION                OPERATING COMPANY                   BUSINESS            BELLSOUTH INTEREST
--------                -----------------                   --------            ------------------
Brazil            Listel-Listas Telefonicas S.A.  Directory Publishing                100.0%
Brazil            OESP Midia Ltda.                Directory Publishing                 40.0
Peru              BellSouth Advertising &
                  Publishing Peru S.R.L.          Directory Publishing                100.0
Atlanta, Georgia  BellSouth International
                  Wireless Services, Inc.         Roaming Clearinghouse               100.0
Atlanta, Georgia  BellSouth Access                Wholesale Communications            100.0
Atlanta, Georgia  BellSouth International, Inc.   Headquarters                        100.0



     All liabilities of the local operating companies in the tables above have also been attributed to the Latin America group.



     As BellSouth acquires interests in other Latin American businesses, we currently intend that those assets, and any related liabilities, will be attributed to the Latin America group. All net income and cash flows generated by the assets attributed to the Latin America group and all net proceeds from the disposition of these assets will also be attributed to the Latin America group.



     Although we sometimes refer to these assets and liabilities as the Latin America group, the Latin America group is not a separate legal entity. Rather, all of the assets of the Latin America group are owned by BellSouth and holders of the Latin America group stock will be shareholders of BellSouth and subject to all of the risks of an investment in BellSouth and all of its businesses, assets and liabilities in accordance with the policy statement.



     The attribution to the Latin America group of assets, liabilities, equity revenue and expenses, except shared corporate services, reflected in BellSouth's financial statements is based on specific identification of those companies listed above which are consolidated in accordance with generally accepted accounting principles in the consolidated financial statements of BellSouth. Equity investments of BellSouth that operate in Latin America have also been attributed to the Latin America group. Less than one percent of the Latin America group's general, administrative and selling expenses are allocated to the Latin America group as part of BellSouth's shared corporate expenses. These expenses are allocated to the Latin America group in accordance with the tracking stock policy statement.


B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF COMBINATION AND PRESENTATION


     For financial reporting purposes, BellSouth has attributed all of its consolidated assets, liabilities, shareholders' equity, revenues, expenses and cash flows to either the Latin America group or the BLS group. BellSouth's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships that BellSouth attributed to the Latin America group have been treated as investing activities of the Latin America group. Financing activities include cash attributed from BellSouth and debt incurred by the operating companies of the Latin America group. The financial statements of the operating companies comprising the Latin America group reflect a fiscal year ending November 30 to facilitate timely reporting of

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)



the Company's consolidated financial results. The separate group combined financial statements give effect to the intergroup allocation policies described in Note C. The financial position, results of operations and cash flows of the groups could differ from those that would have resulted had the groups operated autonomously or as an entity independent of BellSouth. The combined financial statements for each group were prepared on a basis that management believes is reasonable and appropriate and include:



     - The combined historical balance sheets, results of operations and cash flows for each of the groups, with all significant intragroup transactions and balances eliminated.



     - In the case of the BLS group's financial statements, corporate assets and liabilities of the Company and related transactions identified with the BLS group, including allocated portions of the Company's debt and selling, general and administrative costs.



     - In the case of the Latin America group's financial statements, allocated portions of the Company's selling, general and administrative costs.



     Intergroup sales between the businesses of each of the groups have not been eliminated in the groups' financial statements.



     The Latin America group combined financial statements provide shareholders with financial information about operations of the businesses within the Latin America group operations. Investors in BLS group stock and Latin America group stock are BellSouth shareholders and are subject to benefits and risks related to all of BellSouth's businesses, assets and liabilities. The Company retains ownership and control of the assets and operations of each group, other than minority interests. Financial effects arising from one group that affect BellSouth's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial position of the other group or the market price of the other group's stock. In addition, net losses of either group and dividends paid on shares of Latin America group stock or BLS group stock will reduce the Company's funds legally available for dividends on both groups' stock. As a result, the Company's consolidated financial statements should be read along with the Latin America group combined financial statements.



     BellSouth directly charges specifically identified costs for shared corporate services to the Latin America group and the BLS group based upon use of those services and, where not practically determinable, by other allocation methods. While we believe these allocations are reasonable, they are not necessarily indicative of, and it is not practical for us to estimate, the levels of expenses that would have resulted had the Latin America group been operating as an independent company. However, we believe that the level of expenses would not have been materially different if these services had been provided by third parties. The provision of services and other matters between the Latin America group businesses and the BLS group businesses will be in accordance with arrangements which are described in "Relationship Between the BLS group and the Latin America group." These arrangements were not in place during the periods presented. Nevertheless, in order to prepare combined financial statements that include charges and benefits of the types provided for under these arrangements, the financial statements for all periods included in this prospectus reflect charges and benefits that would have applied if these inter-group arrangements had been in effect during the periods presented.


USE OF ESTIMATES

     These financial statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments in the combined balance sheets. Interest income on cash equivalents, temporary cash investments and other interest-bearing instruments was $14 in 1999, $8 in 1998 and $2 in 1997.

INVENTORIES

     Inventories, which consist principally of handsets and accessories, are stated at the lower of cost (primarily average cost method) or replacement value. Any losses on the sales of handsets are recognized at the time of sale.

PROPERTY, PLANT AND EQUIPMENT

     The investment in property, plant and equipment is stated at original cost. The cost of property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Gains or losses on disposal of depreciable property, plant and equipment are recognized in the year of disposition as an element of other income (expense), net.

CAPITALIZED INTEREST


     The Company capitalizes interest costs related to the construction of significant additions to property, plant, and equipment and with the acquisitions of licenses until the assets are placed into service. These costs are amortized over the related assets' estimated useful lives. Capitalized interest was $5 for 1999, $37 for 1998 and none for 1997.


VALUATION OF LONG-LIVED ASSETS


     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the Company intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the Company intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.


WIRELESS LICENSES


     The Latin America group's operating companies hold cellular and PCS licenses issued by various government authorities. Licenses acquired are generally stated at estimated fair value as of the date of acquisition and amortized using the straight-line method over periods of benefit not to exceed 40 years. The licenses generally have provisions for renewal upon expiration.


INTANGIBLE ASSETS

     Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired in business combinations accounted for under the purchase method and include goodwill and customer lists. These assets are being amortized using the straight-line and accelerated methods over periods of benefit. Such

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


periods do not exceed 40 years. The carrying value of these assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business unit.

INTERNAL USE SOFTWARE


     Effective December 1, 1998, BellSouth adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires the capitalization of costs associated with software development for internal use. Adoption of the new standard resulted in an increase in earnings as a result of the capitalization of certain costs that had previously been expensed. The impacts were $18 on income before taxes and $15 on net loss.


FOREIGN CURRENCY


     Assets and liabilities of entities with a functional currency other than U.S. Dollars are translated into U.S. Dollars at exchange rates in effect at the end of the reporting period. Revenues and expenses are translated into U.S. Dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments to group net worth component of other accumulated comprehensive income.


     Other operations consider the U.S. Dollar the functional currency (generally those in countries with hyperinflationary economies). The monetary assets and liabilities of these operations are re-measured into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates. Resulting re-measurement gains or losses are recognized in the results of operations.

DERIVATIVE FINANCIAL INSTRUMENTS


     BellSouth generally enters into derivative financial instruments only for hedging purposes. Deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognized currently in income.


REVENUE RECOGNITION


     Wireless service revenues arise mainly from the provision of access to the cellular network (network access fees), usage of the cellular network (incoming and outgoing airtime and long distance revenues), activation services, net roaming and value-added services. Access revenue is recognized as earned. Airtime (including net roaming) and long distance revenues are recognized when the services are rendered. Equipment sales and other services revenues are recognized when the products are delivered and accepted by customers and when services are provided. Revenue associated with the sale of prepaid calling cards is deferred and recognized as the airtime is utilized or when the prepaid balances expire. Advertising and publishing revenues and related directory costs are recognized upon publication of directories. Allowances for uncollectible-billed services are adjusted monthly. The provision for such uncollectible accounts was $68 for 1999, $68 for 1998 and $46 for 1997.


MAINTENANCE AND REPAIRS

     The cost of maintenance and repairs of plant and equipment, including the cost of replacing minor items not resulting in substantial betterments, is charged to operating expense.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


ADVERTISING


     BellSouth expenses advertising costs as they are incurred. The group's total advertising expense was $87 in 1999, $68 in 1998 and $54 in 1997.


INCOME TAXES


     The Latin America group businesses record deferred income taxes based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Net deferred tax assets are evaluated to determine if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Valuation allowances have been recorded to reduce the deferred tax asset to the amount that is more likely than not to be realized.


EARNINGS PER SHARE


     After the public issuance of Latin America group stock, the consolidated financial statements of BellSouth will present basic and diluted earnings per share for BLS group stock and Latin America group stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for BLS group stock and Latin America group stock according to participation rights in undistributed earnings. The combined financial statements of the Latin America group will not present earnings per share because Latin America group stock is a series of common stock of BellSouth and the Latin America group is not a legal entity with a capital structure.



     Basic earnings per share for the BLS group stock will be calculated by dividing BLS group earnings (including its inter-group interest in the Latin America group earnings) by the weighted average number of shares of BLS group stock outstanding. Diluted earnings per share will be calculated similarly, except that it will include the dilutive effect of the assumed exercise of securities, including the effects of shares issuable under BellSouth's incentive plans, exclusive of options granted for Latin America group stock.



     Basic earnings per share for the Latin America group stock will be computed by dividing the product of (i) net income for the period times (ii) the "outstanding interest fraction", by the weighted-average number of shares of Latin America group stock outstanding. The outstanding interest fraction is the portion of BellSouth's equity attributed to the Latin America group that is represented by shares of Latin America group stock that are issued and outstanding. Diluted earnings per share for the Latin America group stock will be computed by dividing the product of (i) net income for the period times (ii) the outstanding interest fraction by the weighted-average number of shares of Latin America group stock outstanding, including the dilutive effect of Latin America group stock equivalents.


C.  INTERGROUP ALLOCATION POLICIES


     The Board of Directors has adopted a tracking stock policy statement, which includes the following policies. These policies may be modified or rescinded, exceptions may be made with respect to the application of these policies, or additional policies may be adopted at any time without approval of the shareholders.


GROUP FINANCING


     Loans from companies in the BLS group to companies in the Latin America group are made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the Latin America group would be able to obtain from third parties, assuming it were a legal entity. Loans from companies in the Latin America group to companies in the BLS group are made at interest rates and on other terms and conditions designed to reflect the interest rates and other terms and conditions that the BLS

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)



group would be able to obtain from third parties, assuming it were a legal entity. Under this policy, loans are made on this basis, regardless of the interest rates and other terms and conditions on which those funds may actually have been acquired from third parties.


SHARED CORPORATE SERVICES


     BellSouth directly charges specifically identified costs for shared corporate services to the Latin America group and the BLS group based upon use of those services. Where determinations based on use alone are not practical, BellSouth uses other allocation methods and criteria, based on revenues, expenses, net assets or income that BellSouth's management believes are fair and provide a reasonable allocation of the cost of shared corporate services used by the groups. Shared corporate services include executive management, sponsorships, human resources, legal, accounting and auditing, tax, treasury, strategic planning, media and investor relations and corporate technology.


INCOME TAXES


     Depending on the tax laws of the respective jurisdictions, income taxes, including any adjustments thereto, have been calculated on either a separate, consolidated, combined or unitary basis. Income tax provisions and related tax payments or refunds determined on a consolidated, combined or unitary basis have been allocated between the groups based on respective contributions (positive or negative) to the consolidated, combined, or unitary tax liability. Cumulative net tax benefits that were not used by the group generating those benefits but that were used on a consolidated, combined, or unitary basis were credited on a current basis to the group whose operations generated the benefit.



TRANSFERS OF OTHER ASSETS AND LIABILITIES



     We may reallocate assets and liabilities between the BLS group and the Latin America group not in the ordinary course of their respective businesses by:



     - increasing or decreasing, as applicable, a group's inter-group interest in the other group;



     - reallocating other assets, including cash, or liabilities from the group receiving the assets or transferring the liabilities; or



     - creating or reducing inter-group debt.



In each case, we will reallocate an amount equivalent to the fair value of the assets or liabilities. Our board of directors will approve any creation of, or increase or decrease in, an inter-group interest.



CASH MANAGEMENT



     Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by BellSouth headquarters on behalf of the groups. The Latin America group's operating companies will manage all day-to-day flows of disbursements and receipts and will maintain cash balances at the local level to enable the execution of those transactions.


D.  PARTNERSHIPS, ACQUISITIONS AND DIVESTITURES


     BellSouth completed various transactions to further its strategy of expanding its wireless coverage area in Central and South America. A summary of significant transactions during 1999, 1998 and 1997 follows:

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


  1999


     BellSouth raised its ownership interest in the Peruvian communications company, Tele2000, now known as BellSouth Peru, through a series of transactions totaling $238. This increased its ownership from 59.0% to 96.8%. Because Tele2000's liabilities exceeded its assets, the excess of purchase price over net assets acquired was $238.



     BellSouth invested $20 for a 60.0% non-controlling stake in a Guatemalan operation that in 1999 won a nationwide license to provide wireless communications service within Guatemala.



     BellSouth acquired an additional 1.7% of the operations in Panama from a minority partner for $4.



     BellSouth acquired stakes in two directory publishers in Brazil. It paid $23 for a 40.0% interest in OESP Midia Ltda. and $115 for 100.0% of Listel-Listas Telefonicas. The excess of the purchase price over the fair value of the assets acquired in these transactions was $122.


  1998


     During 1998, BellSouth acquired additional ownership stakes in three of its existing operations. These included the acquisition of an additional 20.9% interest in Venezuela for $337; an additional 28.2% interest in Ecuador for $65; an additional 3.5% interest in Brazil Sao Paulo and a 4.3% interest in Brazil Northeast for a total of $73. The interests were acquired from BellSouth's existing partners in each case. The excess of the purchase price over the fair value of the assets acquired in these transactions was $366.


  1997


     In September 1997, BellSouth acquired an additional 7% interest and gained a controlling seat on the board of directors of its wireless operation in Venezuela. BellSouth paid $60 in cash and established a payable of approximately $29 to be paid at a later date. The acquisition was accounted for as a purchase and, accordingly, the operating results of Venezuela were included in the Latin America group's combined financial statements since the date of acquisition. The excess of the purchase price over the net assets acquired was approximately $45. The results of this operation were reflected in equity in earnings at BellSouth's ownership interest prior to the step acquisition.


     The following unaudited pro forma information presents the results of operations of Venezuela as if the acquisition had occurred at December 1, 1996:

                                                               1997
                                                              ------
Operating revenues..........................................  $1,270
Net loss....................................................  $  (33)

     The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the above date.

  Other transactions in 1997


     In early 1997, BellSouth acquired interests in three new entities. These included a 59.0% interest in Tele2000, a Peruvian communications company now known as BellSouth Peru, for $136 in cash; a 61.2% ownership interest in Otecel, one of two nationwide cellular companies in Ecuador, for $155 in cash; and a 49.0% interest in Nicacel, a Nicaraguan wireless carrier, and an option to acquire an additional 40% interest,

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


for $36 in cash. Because the acquisitions took place near the beginning of the year, the operations of these entities prior to combination did not have a material effect on the combined results of operations for 1997.


     BellSouth also increased its ownership by 7.7% in Movicom/BellSouth, an Argentine wireless company, for $30.



     BellSouth invested approximately $600 for noncontrolling stakes in two Brazilian ventures that won licenses to provide cellular services in Sao Paulo and the northeastern Brazilian states of Alagoas, Ceara, Paraiba, Pernambuco, Piaui and Rio Grande do Norte.


     In all transactions, the excess of the respective purchase price over the net assets acquired was allocated to customer lists, wireless licenses or goodwill. The excess consideration paid over net assets acquired, along with other intangible assets, is being amortized using either straight-line or accelerated methods over periods of benefit which do not exceed 40 years.

E.  INVESTMENTS AND ADVANCES


     BellSouth holds investments in seven international partnerships and ventures that are accounted for under the equity method. Investments and advances as of November 30 consist of the following:


                                                              1998   1999
                                                              ----   ----
Investments in equity affiliates............................  $805   $348
Advances to equity affiliates...............................     1     26
                                                              ----   ----
          Total investments and advances....................  $806   $374
                                                              ====   ====

     Ownership in equity affiliates at November 30 is as follows:

                                                              1998    1999
                                                              ----    ----
Abiatar (Uruguay)...........................................  46.0%   46.0%
BellSouth Guatemala(1)......................................    --    60.0%
BellSouth Nicaragua(2)......................................  49.0%   49.0%
BellSouth Panama............................................  42.0%   43.7%
BCP - Sao Paulo (Brazil)....................................  44.5%   44.5%
BSE - Northeast (Brazil)....................................  46.8%   46.8%
OESP Midia Direta (Brazil)..................................    --    40.0%

---------------


(1) This investment is accounted for under the equity method due to the existence of significant minority rights that limit BellSouth's ability to exercise unilateral control over the operation.


(2) After a change in law in Nicaragua in December 1999, BellSouth elected to exercise an existing fully paid option to purchase an additional 40%.



     The following table is a rollforward of BellSouth's investments in equity affiliates included in the Latin America group:


                                                              1998   1999
                                                              ----   ----
Beginning of year...........................................  $684   $805
Additional investments......................................   248     54
Equity in net losses........................................   (57)  (354)
Currency translation adjustments............................   (70)  (157)
                                                              ----   ----
End of year.................................................  $805   $348
                                                              ====   ====

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)



     The currency translation adjustment primarily reflects the effect of exchange rate fluctuations on the Company's investments in Brazil.



     At November 30, 1999 and 1998, the carrying value of investments accounted for under the equity method exceeded the Company's share of the underlying net assets by approximately $107 and $46. Amortization of excess carrying value of $7 in 1999, $3 in 1998 and $2 in 1997 is reflected as a component of Net earnings (losses) of equity affiliates in the accompanying combined statements of operations.



     The Company's investments in Brazil have cumulative net operating losses, or NOLs, of approximately $1,271. No valuation allowance has been established against the deferred tax asset due to the unlimited carryforward period for NOLs in Brazil.


     Advances to affiliates represent short-term loans to equity investees. These advances bear interest at market rates.

SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES


     A summary of combined financial information as reported by the Latin America group's equity investees is set forth below:


CONDENSED BALANCE SHEET INFORMATION                            1998     1999
-----------------------------------                           ------   ------
Current assets..............................................  $  475   $  361
Noncurrent assets...........................................   3,720    2,864
Current liabilities.........................................     399      624
Noncurrent liabilities......................................   2,114    2,040
Net equity..................................................   1,682      561

CONDENSED INCOME STATEMENT INFORMATION                        1997   1998     1999
--------------------------------------                        ----   -----   ------
Revenues....................................................  $ 69   $ 619   $1,020
Operating (loss) income.....................................   (22)     10       10
Net loss....................................................   (14)   (143)    (789)

DEVALUATION OF BRAZILIAN CURRENCY


     In mid January 1999, the Brazilian government changed its monetary exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Brazilian Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Brazilian Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in the Brazilian wireless properties recording net currency losses related to their net U.S. Dollar-denominated liabilities. BellSouth's share of the foreign currency losses was $308 for 1999.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


F.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows at November 30:

                                                             ESTIMATED
                                                            DEPRECIABLE
                                                               LIVES       1998     1999
                                                            -----------   ------   -------
                                                            (IN YEARS)
Wireless plant and equipment..............................      3-10      $1,253   $ 1,608
Operating and other equipment.............................      3-10         527       696
Buildings and building improvements.......................     10-30         163       207
Furniture and fixtures....................................      3-10          79        81
Land......................................................        --          19        21
Construction in progress..................................        --         196       209
Less: accumulated depreciation............................                  (783)   (1,099)
                                                                          ------   -------
  Property, plant and equipment, net......................                $1,454   $ 1,723
                                                                          ======   =======

G.  INTANGIBLE ASSETS

     Intangible assets are summarized as follows at November 30:


                                                             ESTIMATED
                                                            AMORTIZABLE
                                                               LIVES        1998     1999
                                                            ------------   ------   ------
                                                             (IN YEARS)
Licenses and concessions..................................     10-40       $  528   $  870
Goodwill..................................................     15-40          483      624
Customer lists............................................       3-6          233      249
Capitalized software......................................       3-5           18       41
Less: accumulated amortization............................                   (203)    (313)
                                                                           ------   ------
  Intangible assets, net..................................                 $1,059   $1,471
                                                                           ======   ======



     Amortization expense relating to intangible assets was $115 for 1999, $81 for 1998 and $37 for 1997. The increase in licenses and concessions in 1999 was attributable primarily to purchases in Argentina and Peru to expand the wireless coverage area in those countries. Goodwill increased as a result of the investments in the directory publishers in Brazil and the acquisition of additional interest in the business in Peru.


H.  OTHER CURRENT LIABILITIES

     Other current liabilities are summarized as follows at November 30:

                                                              1998   1999
                                                              ----   ----
Accrued taxes...............................................  $125   $162
Accrual for network equipment received......................    55    137
License payable.............................................    --     78
Salaries and wages payable..................................    30     44
Advance billings and deposits...............................    17     25
Other.......................................................    31     26
                                                              ----   ----
  Other current liabilities.................................  $258   $472
                                                              ====   ====

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


I.  DEBT

DEBT MATURING WITHIN ONE YEAR

     Debt maturing within one year is summarized as follows at November 30:


                                                               1998     1999
                                                              ------    ----
Short-term credit facilities, denominated in U.S. Dollars;
  Interest rates ranging from 5.79% to 26.5%
  Argentina.................................................  $    1    $ 28
  Ecuador...................................................      51      53
  Peru......................................................     184     167
Short-term credit facilities, denominated in local
  currencies; Local interest rates ranging from 6.50% to
  38.0%
  Chile.....................................................      29       9
  Venezuela.................................................      13      --
Current maturities of external long-term debt...............      37      23
Current maturities of intercompany long-term debt...........      77      23
                                                              ------    ----
          Total debt maturing within one year...............  $  392    $303
                                                              ======    ====
Weighted-average interest rate at end of period:
Short-term credit facilities................................   11.93%   7.41%



     Committed credit lines aggregated to $930 with various banks. Borrowings under the committed credit lines totaled $587 at November 30, 1999 and $556 at November 30, 1998. The companies in the Latin America group also maintain uncommitted lines of credit aggregating to $530. At November 30, 1999, borrowings under the uncommitted lines of credit totaled $149 and $45 at November 30, 1998. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.


LONG-TERM DEBT

     Long-term debt is summarized below. Interest rates and maturities in the table below are for the amounts outstanding at November 30, 1999:


                                             CONTRACTUAL
                                            INTEREST RATES    MATURITIES    1998   1999
                                            --------------    -----------   ----   ----
External debt:
  Argentina...............................            9.25%   2000 - 2008   $150   $153
  Chile...................................   5.73% -  6.65%   2000 - 2005    100    100
  Ecuador.................................   7.61% - 11.36%   2000 - 2003     15     13
  Peru....................................   5.79% - 11.54%   2000 - 2001     19     12
  Venezuela...............................   7.19% - 23.00%      2001        200    220
Intercompany debt:
  Argentina...............................           LIBOR           2005    117    117
  Ecuador.................................          10.00%           2000     77     23
                                                                            ----   ----
                                                                             678    638
Current maturities of external debt.......                                   (37)   (23)
Current maturities of intercompany debt...                                   (77)   (23)
                                                                            ----   ----
          Total long-term debt............                                  $564   $592
                                                                            ====   ====

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


     Maturities of long-term debt outstanding (principal amounts) at November 30, 1999 are summarized below:

MATURITIES
----------
2000........................................................  $ 46
2001........................................................   222
2002........................................................     2
2003........................................................     1
2004........................................................    --
Thereafter..................................................   367
                                                              ----
          Total.............................................  $638
                                                              ====

     These instruments contain certain covenants requiring certain financial ratios, limiting the incurrence of additional indebtedness and capital expenditures, and restricting the ability to pay dividends.

J.  OTHER NONCURRENT LIABILITIES

     Other noncurrent liabilities are summarized as follows at November 30:

                                                              1998   1999
                                                              ----   ----
License payable.............................................  $--    $ 79
Deferred credits............................................   36      33
Payable to related party....................................   --      25
Compensation related........................................   10      12
Other.......................................................   18      25
                                                              ---    ----
  Other noncurrent liabilities..............................  $64    $174
                                                              ===    ====

K.  STOCK COMPENSATION PLANS


     The Board of Directors has approved the proposed amendment of the BellSouth Corporation Stock Plan (the "Stock Plan"), subject to shareholder approval. The Stock Plan authorizes grants of stock options, stock appreciation rights, restricted stock awards, performance shares, stock payments and dividend equivalent rights with respect to BLS group stock and Latin America group stock. Executives and key employees will be granted awards for both BLS group stock and Latin America group stock. With respect to management in the BLS group, a preponderance of awards will be made for BLS group stock, and, with respect to management in the Latin America group, a preponderance of awards will be made for Latin America group stock. In addition, nonemployee directors will be granted awards for both BLS group stock and Latin America group stock. The Board of Directors believes that permitting incentive awards to be made to participants with respect to the series of common stock weighted toward the separate performance of the group's business in which the participants work and, in certain cases the other group, is in the best interests of BellSouth.



     BellSouth's existing stock compensation plans which offer benefits in the form of, or based on the performance of, the existing common stock will be affected by the tracking stock proposal.


1999 STOCK COMPENSATION PLANS


     At December 31, 1999, BellSouth has stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the "Existing Stock Plan") provides for grants to key

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)



employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth common stock which may be granted under the Existing Stock Plan in any calendar year cannot exceed one percent of the shares outstanding at the time of grant. Prior to adoption of the Existing Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.


     The following table summarizes the activity for stock options outstanding:

                                                        1997         1998         1999
                                                     ----------   ----------   ----------
Options outstanding at January 1...................  37,142,784   45,122,812   59,202,910
Options granted....................................  12,507,766   17,963,592   15,385,731
Options exercised..................................  (4,001,490)  (2,784,312)  (1,839,933)
Options forfeited..................................    (526,248)  (1,099,182)  (1,049,627)
                                                     ----------   ----------   ----------
Options outstanding at December 31.................  45,122,812   59,202,910   71,699,081
                                                     ==========   ==========   ==========
Weighted -- average option prices per common share:
Outstanding at January 1...........................      $17.06       $18.67       $22.77
Granted at fair market value.......................      $22.23       $31.95       $45.51
Exercised..........................................      $14.69       $15.35       $15.74
Forfeited..........................................      $20.02       $23.47       $30.22
Outstanding at December 31.........................      $18.67       $22.77       $27.73
Weighted -- average fair value of options granted
  at fair market value during the year.............      $ 4.38       $ 7.22       $11.19
Options exercisable at December 31.................  12,065,032   14,733,210   19,114,773
Shares available for grant at December 31..........  19,835,596   19,504,179   18,825,466

     The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              1997    1998     1999
                                                              ----    -----    ----
Expected life (years).......................................     5        5       5
Dividend yield..............................................  3.24%    2.40%   1.67%
Expected volatility.........................................  19.0     21.0    23.0
Risk-free interest rate.....................................  6.22     5.42    4.82

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


     The following table summarizes information about stock options outstanding at December 31, 1999:

                     OUTSTANDING                             EXERCISABLE
-----------------------------------------------------   ---------------------
                                             AVERAGE                 AVERAGE
                                   AVERAGE   EXERCISE                EXERCISE
EXERCISE PRICE RANGE   OPTIONS     LIFE(A)    PRICE      OPTIONS      PRICE
--------------------  ----------   -------   --------   ----------   --------
                      (MILLIONS)                        (MILLIONS)
$12.10 - 15.08           12.5       3.88      $14.28        8.7       $14.08
 15.13 - 21.28           14.4       5.63       20.33        5.5        20.01
 21.38 - 29.22           12.6       7.10       22.28        2.7        21.96
 30.91 - 37.92           15.5       8.11       31.06        1.6        31.02
 39.41 - 49.41           16.7       9.27       45.12        0.6        45.26
                         ----       ----      ------       ----       ------
$12.10 - 49.41           71.7       6.97      $27.73       19.1       $19.33
                         ====       ====      ======       ====       ======

---------------

(a) Average contractual life remaining in years.

OTHER


     BellSouth applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations in accounting for its stock-based compensation plans and discloses the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for the stock option plans and employee stock purchase plans, as all options have been issued at fair market value. Since Latin America group stock was not part of the capital structure of BellSouth for the periods presented, there were no stock options outstanding. Therefore, the pro forma effect of Latin America group stock options on the accompanying historical combined financial statements is not presented.


L.  EMPLOYEE BENEFIT PLANS

PENSION PLANS


     BellSouth maintains a noncontributory defined benefit pension plan that covers selected domestic employees in companies in the Latin America group. The plan is a cash balance plan, which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. Pension plan assets are administered by BellSouth and are principally invested in equity and fixed income securities. Funding of the plan is determined in accordance with statutory funding requirements. Pension expense allocated to the Latin America group was $.8 in 1999, $.8 in 1998 and $.2 in 1997.



     BellSouth also maintains a nonqualified supplemental retirement plan that covers certain executives in companies in the Latin America group. Expense related to this plan allocated to the Latin America group was $.7 in 1999, $.8 in 1998 and $.4 in 1997.


RETIREE HEALTH AND LIFE PLANS


     BellSouth provides certain health care and life insurance benefits to selective domestic employees in companies in the Latin America group who retire and satisfy certain service and age requirements. The postretirement benefit expense allocated to companies in the Latin America group was not material for 1999, 1998 or 1997.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


DEFINED CONTRIBUTION PLANS


     BellSouth provides a 401(k) savings plan for most domestic employees of companies in the Latin America group. A portion of employees' eligible contributions to the Savings Plans is matched by BellSouth at rates determined annually by the Board of Directors. BellSouth contributions allocated to companies in the Latin America group were not material for 1999, 1998 or 1997.


M.  INCOME TAXES


     The combined balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the combined balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the Latin America group financial statements and as measured by tax laws using enacted tax rates.


     The provision (benefit) for income taxes is summarized as follows:

                                                              1997   1998   1999
                                                              ----   ----   -----
Federal
  Current...................................................  $(10)  $ (5)  $ (32)
Foreign
  Current...................................................    22     34      47
  Deferred, net.............................................    (3)    45      36
  Investment credits........................................    (8)    29    (167)
                                                              ----   ----   -----
          Total provision (benefit) for income taxes........  $  1   $103   $(116)
                                                              ====   ====   =====

     Temporary differences that gave rise to deferred tax assets and (liabilities) at November 30 were as follows:

                                                              1998    1999
                                                              -----   -----
Allowance for uncollectibles................................  $  15   $  15
Venezuelan telecommunications tax...........................     20      26
Other.......................................................     --      14
Net operating loss carryforwards............................     49      61
                                                              -----   -----
Deferred tax assets.........................................     84     116
Valuation allowance.........................................    (49)    (55)
                                                              -----   -----
Net deferred tax assets.....................................     35      61
                                                              -----   -----

Licenses....................................................   (139)   (147)
Customer lists..............................................    (54)    (36)
Capitalized interest........................................    (13)    (12)
Venezuelan ITC reserve......................................    (95)     --
Property related............................................    (19)    (17)
Other.......................................................    (13)     --
                                                              -----   -----
Deferred tax liabilities....................................   (333)   (212)
                                                              -----   -----
Net deferred tax asset (liability)..........................  $(298)  $(151)
                                                              =====   =====

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


     Although there can be no assurances, management believes that it is more likely than not that it will generate future taxable income sufficient to fully realize future benefits from net deferred tax assets of $61 at November 30, 1999.


     At November 30, 1999, the Latin America group had cumulative net operating loss carryforwards and related deferred tax assets and valuation allowances as follows:


                                           RELATED       RELATED
                              NOL IN     DEFERRED TAX   VALUATION
         COUNTRY              U.S.$         ASSET       ALLOWANCE      CARRYFORWARD PERIOD
         -------            ----------   ------------   ---------   --------------------------
Chile.....................     $74           $11           $ 5      Unlimited
Ecuador...................      92            23            23      5 years; carryforwards
                                                                    expire between 2000 and 2005
Peru......................      89            27            27      4 years; carryforward
                                                                    period begins in first subsequent
                                                                    profitable year

     A reconciliation of the federal statutory income tax provision to the effective tax provision follows:

                                                              1997   1998   1999
                                                              ----   ----   -----
Tax at U.S. statutory rate..................................  $(16)  $ 50   $   5
Foreign tax rate differential...............................    (3)    12      20
Foreign investment tax credits..............................    (8)    29    (167)
Valuation allowances established............................    24     22      16
Other items, net............................................     4    (10)     10
                                                              ----   ----   -----
Reported provision (benefit)................................  $  1   $103   $(116)
                                                              ====   ====   =====

     At November 30, 1999, the deferred tax liability related to approximately $600 cumulative unrepatriated earnings on combined foreign subsidiaries and equity investments in unconsolidated businesses was excluded from recognition under Statement of Financial Accounting Standards No. 109 (SFAS 109) because such earnings are intended to be reinvested indefinitely. The determination of the deferred tax liability is not practicable at this time.

FOREIGN TAX CREDITS


     During 1998, the Latin America group's operation in Venezuela (Telcel) was notified by the local taxing authority that its claims for investment tax credits taken in 1995, 1996 and 1997 had been disallowed. The tax assessments were appealed before the Sixth Upper Court in Tax Matters and in August 1999 the Court ruled in favor of Telcel; the taxing authority appealed the decision. As a result of the favorable outcome, and since there are sufficient grounds to believe that the government authorities will disregard the appeal, the credits were recognized in income in 1999.


N.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                           1997   1998   1999
                                                           ----   ----   ----
Cash paid for:
Income taxes.............................................  $35    $40    $42
                                                           ===    ===    ===
Interest.................................................  $46    $53    $89
                                                           ===    ===    ===

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)



     In 1997, BellSouth began combining the Venezuelan operations that had previously been accounted for under the equity method. The combination resulted in an increase in assets of $382 (net of decreases of $262 in investments and advances) and corresponding increases in liabilities.


O.  SEGMENT INFORMATION


     Under the provisions of SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," the Latin America group operates in two segments: communications and advertising and directory publishing. All material operating units qualify for aggregation under SFAS 131 due to their similar economic characteristics, nature of products and services, procurement and distribution processes and identical customer base.


                                                               1997     1998     1999
                                                              ------   ------   ------
COMMUNICATIONS:
Operating revenues..........................................  $  940   $1,907   $2,336
Depreciation and amortization...............................     140      338      446
Operating income............................................       1      202      113
Interest expense............................................      46       53       87
Net earnings (losses) of equity affiliates..................      14      (57)    (349)
Provision (benefit) for income taxes........................       1      105     (116)
Segment net loss............................................  $  (28)  $  (64)  $ (301)
Segment assets..............................................  $3,098   $4,136   $4,483
Equity method investments...................................  $  684   $  805   $  323
Capital expenditures........................................  $  448   $  697   $  646

                                                               1997     1998     1999
                                                              ------   ------   ------
ADVERTISING AND DIRECTORY PUBLISHING:
Operating revenues..........................................  $   --   $   --   $   69
Depreciation and amortization...............................      --       --        4
Operating loss..............................................      --       (6)      (7)
Interest expense............................................      --       --        1
Net losses of equity affiliates.............................      --       --       (5)
Benefit for income taxes....................................      --       (2)      --
Segment net loss............................................  $   --   $   (4)  $  (15)
Segment assets..............................................  $   --   $   35   $  191
Equity method investments...................................  $   --   $   --   $   25
Capital expenditures........................................  $   --   $   --   $    1

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


GEOGRAPHIC INFORMATION


     For geographic reporting, revenues are attributed to the geographic location in which the customer is located. Long-lived assets consist primarily of wireless licenses and property, plant and equipment and are attributed to the geographic location in which they are located. Many of the Company's investments are accounted for under the equity method of accounting and, therefore, operating revenues and expenses of these investments as well as their long-lived assets are not reflected in the combined financial statements.


                                                                AT OR FOR THE YEAR
                                                                ENDED NOVEMBER 30,
                                                              ----------------------
                                                              1997    1998     1999
                                                              ----   ------   ------
Revenues:
  Argentina.................................................  $555   $  721   $  799
  Venezuela.................................................   122      806    1,109
  Other foreign.............................................   263      380      497
                                                              ----   ------   ------
          Total.............................................  $940   $1,907   $2,405
                                                              ====   ======   ======
Long-lived assets:
  Argentina.................................................         $  559   $  881
  Venezuela.................................................          1,112    1,171
  Other foreign.............................................          1,742    1,588
                                                                     ------   ------
          Total.............................................         $3,413   $3,640
                                                                     ======   ======

P.  FINANCIAL INSTRUMENTS


     The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. Fair value estimates for long-term debt are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that the Latin America group could realize in a current market exchange.



     At November 30, 1999 and 1998, the recorded amount of the long-term debt in the combined financial statements of the Latin America group was $638 and $678. The estimated fair value of the long-term debt was $773 for 1999 and $714 for 1998.


INTEREST RATE SWAPS


     BellSouth occasionally enters into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At November 30, 1999, an entity within the Latin America group was a party to interest rate swaps with a notional amount totalling $30. Under the agreement, the entity pays fixed rates denominated in Venezuelan Bolivars and receives fixed rates denominated in U.S. Dollars averaging 8%. The swaps are subject to periodic settlement and mature in February 2001. Because the instruments were entered into at the end of the period, the recorded amount equals the fair value.


CONCENTRATIONS OF CREDIT RISK


     Financial instruments that potentially subject the Latin America group businesses to concentrations of credit risk consist principally of trade accounts receivable. The Latin America group derives the majority of its operating revenues from individuals, businesses and government-owned fixed telephony companies (due to

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)



Calling Party Pays). The Latin America group's allowance for doubtful accounts is based upon management's estimates and past experience.


Q.  COMMITMENTS AND CONTINGENCIES

LEASES


     The Latin America group businesses have entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $20 in 1999, $16 in 1998 and $12 in 1997. Capital leases currently in effect are not significant.


     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at November 30, 1999:

                                                              MINIMUM
                                                              RENTALS
                                                              -------
2000........................................................    $21
2001........................................................     19
2002........................................................     16
2003........................................................     12
2004........................................................     11
Thereafter..................................................      8
                                                                ---
          Total.............................................    $87
                                                                ===

PURCHASE COMMITMENTS


     In July 1998, the Venezuelan operation entered into an agreement with a major network vendor for the purchase, installation and maintenance of CDMA digital technology network equipment. The term of this agreement is three years, renewable for equal and consecutive one-year periods, subject to agreement between the parties. The initial total investment is estimated at approximately $200. During 1999, firm purchase orders for approximately $119 were placed under the terms of the agreement.


OTHER CLAIMS


     BellSouth is subject to claims arising in the ordinary course of business of the Latin America group involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions.


     While complete assurance cannot be given as to the outcome of any legal claims, the group believes that any financial impact would not be material to its results of operations, financial position or cash flows.

R.  RELATED PARTY TRANSACTIONS


     As discussed in Note B, the companies in the BLS group have provided necessary working capital requirements through intercompany debt and cash contributions to the Latin America group companies. These amounts are reflected in the accompanying combined balance sheets as intercompany debt due to the BLS group.


                                                   RATE      1998     1999
                                                   -----     ----     ----
Argentina........................................  LIBOR     $117     $117
Ecuador..........................................   10.0%      77       23
                                                             ----     ----
                                                             $194     $140
                                                             ====     ====

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)


     Intergroup interest on these loans was $14 in 1999, $10 in 1998 and $3 in 1997.


     Included in selling, general and administrative expenses are allocations to the Latin America group for its share of BellSouth's shared corporate services. These amounts totalled $62 for 1999, $47 for 1998 and $28 for 1997.



     The companies in the Latin America group have charged the BLS group for various services provided to its European and Asian operations, including marketing, network engineering and information technology consulting, totalling $25 in 1999, $24 in 1998 and $21 in 1997. These amounts have been recorded as revenue or netted against selling, general and administrative expenses in the accompanying combined statements of operations. Additionally, the Latin America group has recognized revenue in 1999 of $22 related to the provision of long distance and certain wireless administration services to the BLS group's domestic and European operations.



     The companies in the Latin America group recorded charges of $205 in 1999, $187 in 1998 and $203 in 1997 from minority shareholders for network and equipment for resale to customers.


S.  SUBSEQUENT EVENTS


     In December 1999, BellSouth acquired an additional wireless license in Chile that will expand its service area to the entire country. BellSouth paid approximately $85 for the license.



     In December 1999, the Nicaraguan regulations which restricted a foreign controlling ownership interest in an operation domiciled in that country were lifted. As a result, BellSouth will be able to exercise its existing, fully paid option to purchase an additional 40% ownership interest.


     In the first week of January 2000, the Ecuadorian government declared a national emergency and the Ecuadorian Sucre devalued approximately 40.0% against the U.S. Dollar. The effect on the Latin America Group is yet to be determined. On January 21, 2000, Ecuador suffered a military coup, which ousted Mr. Jamil Mahuad, the constitutionally-elected President of Ecuador, from office. The military junta was disbanded shortly thereafter, with power being ceded to Mr. Gustavo Noboa, who was formerly Vice President under Mr. Mahuad.


     In May 2000, BellSouth completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes SA, a Brazilian company, for a total purchase price of approximately $240. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as northern Brazil. The common stock portion of the investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste.



     In May 2000, we announced an agreement to acquire a 33.8% controlling equity interest in Celumovil S.A., a cellular operator in the Eastern and Atlantic regions in Colombia, for a purchase price of approximately $295 million. Celumovil is a leading provider of wireless telecommunications services in Colombia with approximately 466,000 subscribers as of February 2000. Celumovil's concession areas include the Eastern and Atlantic regions, covering a combined population of approximately 26 million and six of the 10 largest cities in Colombia, including Bogota.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



                       COMBINED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)


                                 (IN MILLIONS)



                                                                  THREE MONTHS ENDED
                                                              ---------------------------
                                                              FEBRUARY 28,   FEBRUARY 29,
                                                                  1999           2000
                                                              ------------   ------------
Operating revenues..........................................     $ 565           $695
                                                                 -----           ----
Operating expenses:
  Cost of services, products and equipment..................       196            278
  Selling, general and administrative.......................       212            303
  Depreciation and amortization.............................       104            126
                                                                 -----           ----
          Total operating expenses..........................       512            707
                                                                 -----           ----
Operating income (loss).....................................        53            (12)
Interest expense............................................        24             33
Other income (expense), net.................................        (8)            25
                                                                 -----           ----
Income (loss) before income taxes...........................        21            (20)
Provision (benefit) for income taxes........................        24            (13)
                                                                 -----           ----
Income (loss) before net earnings (losses) of equity
  affiliates and minority interests.........................        (3)            (7)
Net earnings (losses) of equity affiliates..................      (295)            (6)
Minority interests..........................................       (16)            (7)
                                                                 -----           ----
          Net loss..........................................     $(314)          $(20)
                                                                 =====           ====



    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



                            COMBINED BALANCE SHEETS


                                 (IN MILLIONS)



                                                              NOVEMBER 30,   FEBRUARY 29,
                                                                  1999           2000
                                                              ------------   ------------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................     $  287         $  309
  Temporary cash investments................................         66             --
  Accounts receivable, net of allowance for uncollectibles
     of $99 and $101........................................        503            543
  Inventory.................................................         56             48
  Other current assets......................................        122            117
                                                                 ------         ------
     Total current assets...................................      1,034          1,017
                                                                 ------         ------
Investments and advances....................................        374            330
Property, plant and equipment...............................      2,822          3,047
Less: accumulated depreciation..............................      1,099          1,199
                                                                 ------         ------
Property, plant and equipment, net..........................      1,723          1,848
                                                                 ------         ------
Deferred charges and other assets...........................         72             81
Intangible assets, net......................................      1,471          1,547
                                                                 ------         ------
          Total assets......................................     $4,674         $4,823
                                                                 ======         ======

                             LIABILITIES AND GROUP NET WORTH
Current liabilities:
  External debt maturing within one year....................     $  280         $  564
  Intercompany debt maturing within one year................         23             23
  Accounts payable..........................................        322            408
  Other current liabilities.................................        472            379
                                                                 ------         ------
     Total current liabilities..............................      1,097          1,374
                                                                 ------         ------
Long-term debt:
  External long-term debt...................................        475            318
  Intercompany long-term debt...............................        117            120
                                                                 ------         ------
     Total long-term debt...................................        592            438
                                                                 ------         ------
Noncurrent liabilities:
  Deferred income taxes.....................................        151            127
  Other noncurrent liabilities..............................        174            184
                                                                 ------         ------
     Total noncurrent liabilities...........................        325            311
                                                                 ------         ------
Minority interests..........................................        315            291
Group net worth:
  Attributed capital........................................      3,059          3,127
  Retained deficit..........................................       (450)          (470)
  Accumulated other comprehensive income....................       (264)          (248)
                                                                 ------         ------
     Total group net worth..................................      2,345          2,409
                                                                 ------         ------
          Total liabilities and group net worth.............     $4,674         $4,823
                                                                 ======         ======



    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



                       COMBINED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)


                                 (IN MILLIONS)



                                                                  THREE MONTHS ENDED
                                                              ---------------------------
                                                              FEBRUARY 28,   FEBRUARY 29,
                                                                  1999           2000
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................     $(314)         $ (20)
Adjustments to net loss:
  Depreciation and amortization.............................       104            126
  Provision for uncollectibles..............................        16             16
  Net losses of equity affiliates...........................       295              6
  Foreign currency exchange (gains) losses..................        12            (13)
  Minority interests in income (losses) of subsidiaries.....        16              7
  Deferred income taxes and investment tax credits..........         5              5
Net change in:
  Accounts receivable and other current assets..............       (53)           (28)
  Accounts payable and other current liabilities............       (10)           (37)
  Deferred charges and other assets.........................        (1)            (7)
  Other liabilities and deferred credits....................        25             (2)
Other reconciling items, net................................         4              3
                                                                 -----          -----
          Net cash provided by operating activities.........        99             56
                                                                 -----          -----
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................      (162)          (230)
Investments in and advances to equity affiliates............       (27)            (3)
Purchases of wireless licenses..............................        --            (68)
Other investing activities, net.............................        (3)            65
                                                                 -----          -----
          Net cash used for investing activities............      (192)          (236)
                                                                 -----          -----
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of short-term debt...............................        35             75
Repayments of short-term debt...............................        (3)            (3)
Proceeds from long-term debt................................        26             72
Repayments of long-term debt................................       (13)           (10)
Funds attributed from the BLS group.........................        85             68
                                                                 -----          -----
          Net cash provided by financing activities.........       130            202
                                                                 -----          -----
Effect of exchange rate changes on cash and cash
  equivalents...............................................        (2)            --
Net increase in cash and cash equivalents...................        35             22
          Cash and cash equivalents at beginning of
            period..........................................       171            287
                                                                 -----          -----
Cash and cash equivalents at end of period..................     $ 206          $ 309
                                                                 =====          =====



    The accompanying notes are an integral part of these combined financial statements.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



                     COMBINED STATEMENTS OF GROUP NET WORTH


                            AND COMPREHENSIVE INCOME


                                  (UNAUDITED)


                                 (IN MILLIONS)



  For the three months ended February 29, 2000



                                                                                  ACCUMULATED
                                                                                     OTHER
                                                         ATTRIBUTED   RETAINED   COMPREHENSIVE
                                                          CAPITAL     DEFICIT       INCOME       TOTAL
                                                         ----------   --------   -------------   ------
BALANCE AT NOVEMBER 30, 1999...........................    $3,059      $(450)        $(264)      $2,345
                                                           ------      -----         -----       ------
Net loss...............................................                  (20)                       (20)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment..............                                 16           16
                                                                                                 ------
Total comprehensive income.............................                                              (4)
Funds attributed from the BLS group....................        68                                    68
                                                           ------      -----         -----       ------
BALANCE AT FEBRUARY 29, 2000...........................    $3,127      $(470)        $(248)      $2,409
                                                           ======      =====         =====       ======



  For the three months ended February 28, 1999



                                                                                  ACCUMULATED
                                                                                     OTHER
                                                         ATTRIBUTED   RETAINED   COMPREHENSIVE
                                                          CAPITAL     DEFICIT       INCOME       TOTAL
                                                         ----------   --------   -------------   ------
BALANCE AT NOVEMBER 30, 1998...........................    $2,341      $(134)        $ (88)      $2,119
                                                           ------      -----         -----       ------
Net loss...............................................                 (314)                      (314)
Other comprehensive income, net of tax:
  Foreign currency translation adjustment..............                               (172)        (172)
                                                                                                 ------
Total comprehensive income.............................                                            (486)
Funds attributed from the BLS group....................        85                                    85
                                                           ------      -----         -----       ------
BALANCE AT FEBRUARY 28, 1999...........................    $2,426      $(448)        $(260)      $1,718
                                                           ======      =====         =====       ======



    The accompanying notes are an integral part of these combined financial statements

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



                     NOTES TO COMBINED FINANCIAL STATEMENTS


                             (DOLLARS IN MILLIONS)



A.  PREPARATION OF INTERIM FINANCIAL STATEMENTS



     The accompanying unaudited combined financial statements have been prepared based upon Securities and Exchange Commission (SEC) rules that permit reduced disclosure for interim periods. In management's opinion, these statements include all adjustments necessary for a fair presentation of the results of the interim periods shown. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of the Latin America group's significant accounting policies and other information, you should read this report in conjunction with the audited combined financial statements included in this prospectus.



B.  CONSOLIDATION OF NICARAGUAN OPERATIONS



     After a change in law in Nicaragua in December 1999, BellSouth elected to increase its 49% ownership interest to an 89% controlling stake. Accordingly, in first quarter 2000, the results of the Nicaraguan operations that were previously reported under the equity method were changed to the consolidation method. The combination resulted in an increase in assets of $23, net of decreases of $54 in investments and advances, and corresponding increases in liabilities.



C.  SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES



     A summary of combined financial information as reported by BellSouth's equity investees included in the Latin America group is set forth below:



                                                              FIRST QUARTER
                                                              --------------
CONDENSED INCOME STATEMENT INFORMATION                         1999    2000
--------------------------------------                        ------   -----
Revenues....................................................  $ 280    $288
Operating (loss) income.....................................    (22)     14
Net loss....................................................   (652)    (15)



DEVALUATION OF BRAZILIAN CURRENCY



     In mid January 1999, the Brazilian government changed its monetary exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Brazilian Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Brazilian Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in the Brazilian wireless properties recording net currency losses related to their net U.S. Dollar-denominated liabilities. BellSouth's share of the foreign currency losses for the first quarter of 1999 was $280.



D.  PARTNERSHIPS, ACQUISITIONS AND DIVESTITURES



     BellSouth completed various transactions to further its strategy of expanding its wireless coverage area in Central and South America. A summary of significant transactions since first quarter 1999 follows:



     BellSouth raised its ownership interest in the Peruvian communications company, Tele2000, now known as BellSouth Peru, through a series of transactions totaling $238. This increased its ownership from 59.0% to 96.8%. Because Tele2000's liabilities exceeded its assets, the excess of purchase price over net assets acquired was $238.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)



     BellSouth invested $20 for a 60.0% non-controlling stake in a Guatemalan operation that in 1999 won a nationwide license to provide wireless communications service within Guatemala.



     BellSouth acquired an additional 1.7% of the operations in Panama from a minority partner for $4.



     BellSouth acquired stakes in two directory publishers in Brazil. It paid $23 for a 40.0% interest in OESP Midia Direta and $115 for 100.0% of Listel-Listas Telefonicas. The excess of the purchase price over the fair value of the assets acquired in these transactions was $122.



E.  SEGMENT INFORMATION



     Under the provisions of SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," the Latin America group operates in two segments: communications and advertising and directory publishing. All material operating units qualify for aggregation under SFAS 131 due to their similar economic characteristics, nature of products and services, procurement and distribution processes and identical customer base.



                                                               FIRST QUARTER
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
COMMUNICATIONS:
Operating revenues..........................................  $  565   $  681
Depreciation and amortization...............................     104      124
Operating income (loss).....................................      53       (1)
Interest expense............................................      24       33
Net losses of equity affiliates.............................    (294)      (6)
Provision (benefit) for income taxes........................      24       (7)
Segment net loss............................................  $ (313)  $  (15)
ADVERTISING AND DIRECTORY PUBLISHING:
Operating revenues..........................................  $   --   $   14
Depreciation and amortization...............................      --        2
Operating loss..............................................      --      (11)
Interest expense............................................      --       --
Net losses of equity affiliates.............................      (1)      (1)
Benefit for income taxes....................................      --       (6)
Segment net loss............................................  $   (1)  $   (5)



F.  FINANCIAL INSTRUMENTS



     The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. Fair value estimates for long-term debt are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that the companies in the Latin America group could realize in a current market exchange.



G.  RELATED PARTY TRANSACTIONS



     Included in selling, general and administrative expenses are allocations to the Latin America group for its share of BellSouth's shared corporate services. These amounts totalled $15 for first quarter 2000 and $13 for first quarter 1999.

                            THE LATIN AMERICA GROUP


                            OF BELLSOUTH CORPORATION



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                             (DOLLARS IN MILLIONS)



     The Latin America group has charged the BLS group for providing various services to its European and Asian operations, including marketing, network engineering and information technology consulting, totaling $6 in first quarter 2000 and $4 in first quarter 1999. These amounts have been recorded as revenue or netted against selling, general and administrative expenses in the accompanying combined statements of operations. Additionally, the Latin America group has recognized revenue of $11 in first quarter 2000 related to the provision of long distance and certain wireless administration services to the BLS group's domestic and European operations.



     The Latin America group recorded charges of $52 in first quarter 2000 and $32 in first quarter 1999 from minority shareholders for network and equipment for resale to customers.



H.  DEVALUATION OF ECUADORAN CURRENCY



     In the first week of January 2000, the Ecuadorian government declared a national emergency and the Ecuadorian Sucre devalued approximately 40.0% against the U.S. Dollar. The effect on the Latin America group is yet to be determined. On January 21, 2000, Ecuador suffered a military coup, which ousted Mr. Jamil Mahuad, the constitutionally-elected President of Ecuador, from office. The military junta was disbanded shortly thereafter, with power being ceded to Mr. Gustavo Noboa, who was formerly Vice President under Mr. Mahuad.



I.  PURCHASE OF CHILEAN WIRELESS LICENSE



     In December 1999, BellSouth acquired an additional wireless license in Chile that will expand its service area to the entire country. BellSouth paid approximately $85 for the license.



J.  SUBSEQUENT EVENT



     In May 2000, BellSouth completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes SA, a Brazilian company, for a total purchase price of approximately $240. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as northern Brazil. The common stock portion of the investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste.



     Also in May 2000, BellSouth announced an agreement to acquire a 33.8% controlling equity interest in Celumovil S.A. a cellular operator in the Eastern and Atlantic regions in Colombia, for a purchase price of approximately $295 million. Celumovil is a leading provider of wireless telecommunications services in Colombia with approximately 466,000 subscribers as of February 2000. Celumovil's concession areas include the Eastern and Atlantic regions, covering a combined population of approximately 26 million and six of the 10 largest cities in Colombia, including Bogota.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders

BellSouth Corporation



     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income present fairly, in all material respects, the financial position of BellSouth Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



     As discussed in Note A to the consolidated financial statements, in 1999 BellSouth Corporation adopted AICPA Statement of Position 98-1 and changed its method of accounting for internal-use software development costs.


/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

February 3, 2000 (except for Note S, as to


which the date is May 25, 2000)

                             BELLSOUTH CORPORATION



                       CONSOLIDATED STATEMENTS OF INCOME



                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                  FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1997      1998      1999
                                                              -------   -------   -------
Operating revenues:
  Wireline communications:
     Local service..........................................  $ 9,017   $10,033   $10,887
     Network access.........................................    4,483     4,632     4,761
     Long distance..........................................      734       713       608
     Other wireline.........................................      944     1,023     1,198
                                                              -------   -------   -------
          Total wireline communications.....................   15,178    16,401    17,454
  Domestic wireless.........................................    2,581     2,723     3,191
  International operations..................................      948     1,995     2,289
  Advertising and publishing................................    1,837     1,891     2,010
  Other.....................................................       17       113       280
                                                              -------   -------   -------
          Total operating revenues..........................   20,561    23,123    25,224
                                                              -------   -------   -------
Operating expenses:
  Operational and support expenses..........................   11,221    12,862    13,796
  Depreciation and amortization.............................    3,964     4,357     4,671
  Provision for asset impairment............................       --        --       320
                                                              -------   -------   -------
          Total operating expenses..........................   15,185    17,219    18,787
                                                              -------   -------   -------
Operating income............................................    5,376     5,904     6,437
Interest expense............................................      761       837     1,030
Gain on sale of operations..................................      787       335        55
Net earnings (losses) of equity affiliates..................     (242)       92      (169)
Other income, net...........................................      261       257       195
                                                              -------   -------   -------
Income before income taxes..................................    5,421     5,751     5,488
Provision for income taxes..................................    2,151     2,224     2,040
                                                              -------   -------   -------
Income before extraordinary losses..........................    3,270     3,527     3,448
Extraordinary loss on early extinguishment of debt, net of
  tax.......................................................       (9)       --        --
                                                              -------   -------   -------
          Net income........................................  $ 3,261   $ 3,527   $ 3,448
                                                              =======   =======   =======
Weighted-average shares of common stock outstanding:
     Basic..................................................    1,984     1,970     1,898
     Diluted................................................    1,989     1,984     1,916
Earnings per share of common stock:
     Basic..................................................  $  1.64   $  1.79   $  1.82
     Diluted................................................  $  1.64   $  1.78   $  1.80
Dividends declared per share of common stock................  $   .72   $   .73   $   .76



  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION



                          CONSOLIDATED BALANCE SHEETS


                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,143   $ 1,287
  Temporary cash investments................................       44       105
  Accounts receivable, net of allowance for uncollectibles
     of $251 and $312.......................................    4,629     5,177
  Material and supplies.....................................      431       451
  Other current assets......................................      459       367
                                                              -------   -------
     Total current assets...................................    8,706     7,387
                                                              -------   -------
Investments and advances....................................    2,861     6,097
Property, plant and equipment, net..........................   23,940    24,631
Deferred charges and other assets...........................    1,028     1,564
Intangible assets, net......................................    2,875     3,774
                                                              -------   -------
          Total assets......................................  $39,410   $43,453
                                                              =======   =======

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Debt maturing within one year.............................  $ 3,454   $ 7,653
  Accounts payable..........................................    2,219     1,961
  Other current liabilities.................................    3,477     3,781
                                                              -------   -------
     Total current liabilities..............................    9,150    13,395
                                                              -------   -------
Long-term debt..............................................    8,715     9,113
                                                              -------   -------
Noncurrent liabilities:
  Deferred income taxes.....................................    2,512     2,705
  Unamortized investment tax credits........................      167       126
  Other noncurrent liabilities..............................    2,756     3,299
                                                              -------   -------
     Total noncurrent liabilities...........................    5,435     6,130
                                                              -------   -------
Shareholders' equity:
  Common stock, $1 par value (4,400 shares authorized; 1,950
     and 1,883 shares outstanding)..........................    2,020     2,020
  Paid-in capital...........................................    6,766     6,771
  Retained earnings.........................................    9,479    11,456
  Accumulated other comprehensive income....................      (64)     (358)
  Shares held in trust and treasury.........................   (1,752)   (4,798)
  Guarantee of ESOP debt....................................     (339)     (276)
                                                              -------   -------
     Total shareholders' equity.............................   16,110    14,815
                                                              -------   -------
          Total liabilities and shareholders' equity........  $39,410   $43,453
                                                              =======   =======



  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN MILLIONS)



                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $ 3,261     $ 3,527     $ 3,448
Adjustments to net income:
  Depreciation and amortization.............................     3,964       4,357       4,671
  Provision for asset impairment............................        --          --         320
  Provision for uncollectibles..............................       304         334         365
  Pension income............................................      (164)       (259)       (421)
  Net losses (earnings) of equity affiliates................       242         (92)        169
  Dividends received from equity affiliates.................       198         174          97
  Minority interests in income of subsidiaries..............        34          33          57
  Deferred income taxes and investment tax credits..........       243         304         (54)
  Gain on sale of operations................................      (787)       (335)        (55)
  Additional income from settlement of loans................        --        (102)         --
  Extraordinary loss on early extinguishment of debt........        15          --          --
Net change in:
  Accounts receivable and other current assets..............      (742)       (458)       (860)
  Accounts payable and other current liabilities............       580         300          49
  Deferred charges and other assets.........................      (125)          1         (86)
  Other liabilities and deferred credits....................        53         (58)        316
Other reconciling items, net................................       (37)         15         183
                                                               -------     -------     -------
          Net cash provided by operating activities.........     7,039       7,741       8,199
                                                               -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................    (4,858)     (5,212)     (6,200)
Investments in and advances to equity affiliates............    (1,083)       (637)     (3,799)
Purchases of licenses and other intangible assets...........      (328)       (559)       (240)
Proceeds from sale of operations............................     1,000         410         215
Purchases of short-term investments.........................      (233)       (236)       (143)
Proceeds from disposition of short-term investments.........       267         210          59
Proceeds from repayment of loans and advances...............        59         432          83
Other investing activities, net.............................       227         105         137
                                                               -------     -------     -------
          Net cash used for investing activities............    (4,949)     (5,487)     (9,888)
                                                               -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) of short-term debt..............       879         (71)      4,070
Proceeds from long-term debt................................       645       1,752         522
Repayments of long-term debt................................      (692)       (782)       (217)
Dividends paid..............................................    (1,428)     (1,420)     (1,449)
Purchase of treasury shares.................................      (157)     (1,261)     (3,120)
Other financing activities, net.............................        55         101          27
                                                               -------     -------     -------
          Net cash used for financing activities............      (698)     (1,681)       (167)
                                                               -------     -------     -------
Net increase (decrease) in cash and cash equivalents........     1,392         573      (1,856)
Cash and cash equivalents at beginning of period............     1,178       2,570       3,143
                                                               -------     -------     -------
Cash and cash equivalents at end of period..................   $ 2,570     $ 3,143     $ 1,287
                                                               =======     =======     =======



  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION



                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                            AND COMPREHENSIVE INCOME


                                 (IN MILLIONS)



                               NUMBER OF SHARES                                        AMOUNT
                              ------------------   ------------------------------------------------------------------------------
                                        SHARES                                     ACCUMULATED     SHARES
                                        HELD IN                                       OTHER        HELD IN    GUARANTEE
                              COMMON   TRUST AND   COMMON    PAID-IN   RETAINED   COMPREHENSIVE   TRUST AND    OF ESOP
                              STOCK    TREASURY     STOCK    CAPITAL   EARNINGS      INCOME       TREASURY      DEBT       TOTAL
                              ------   ---------   -------   -------   --------   -------------   ---------   ---------   -------
                                          (A)                                                        (A)
BALANCE AT DECEMBER 31,
  1996......................  1,009       (18)     $1,009    $ 7,672   $ 5,541        $  25        $  (532)     $(466)    $13,249
Net income..................                                             3,261                                              3,261
Other comprehensive income,
  net of tax:
  Foreign currency
    translation
    adjustments.............                                                             11                                    11
                                                                                                                          -------
Total comprehensive
  income....................                                                                                                3,272
Dividends declared..........                                            (1,428)                                            (1,428)
Share issuance for employee
  benefit plans.............                2                    (25)                                   85                     60
Share issuance by grantor
  trust.....................      1        (1)          1         59                                   (60)                    --
Acquisition -- related
  transactions..............                2                      8                                    89                     97
Purchase of treasury
  stock.....................               (3)                                                        (157)                  (157)
ESOP activities and related
  tax benefit...............                                                 8                                     64          72
                              -----      ----      ------    -------   -------        -----        -------      -----     -------
BALANCE AT DECEMBER 31,
  1997......................  1,010       (18)     $1,010    $ 7,714   $ 7,382        $  36        $  (575)     $(402)    $15,165
                              -----      ----      ------    -------   -------        -----        -------      -----     -------
Two-for-one stock split
  (Note I)..................  1,010       (19)      1,010     (1,010)                                                          --
Net income..................                                             3,527                                              3,527
Other comprehensive income,
  net of tax:
  Foreign currency
    translation
    adjustment..............                                                           (100)                                 (100)
                                                                                                                          -------
Total comprehensive
  income....................                                                                                                3,427
Dividends declared..........                                            (1,435)                                            (1,435)
Share issuance for employee
  benefit plans.............                3                    (36)       (2)                         89                     51
Acquisition -- related
  transactions..............                1                     92                                    33                    125
Purchase of treasury
  stock.....................              (36)                                                      (1,261)                (1,261)
Purchase of stock by grantor
  trusts....................               (1)                                                         (38)                   (38)
Tax benefit related to stock
  options...................                                       6                                                            6
ESOP activities and related
  tax benefit...............                                                 7                                     63          70
                              -----      ----      ------    -------   -------        -----        -------      -----     -------
BALANCE AT DECEMBER 31,
  1998......................  2,020       (70)     $2,020    $ 6,766   $ 9,479        $ (64)       $(1,752)     $(339)    $16,110
                              -----      ----      ------    -------   -------        -----        -------      -----     -------
Net income..................                                             3,448                                              3,448
Other comprehensive income,
  net of tax:
  Foreign currency
    translation
    adjustment..............                                                           (134)                                 (134)
  Net unrealized losses on
    securities..............                                                           (115)                                 (115)
  Minimum pension liability
    adjustment..............                                                            (45)                                  (45)
                                                                                                                          -------
Total comprehensive
  income....................                                                                                                3,154
Dividends declared..........                                            (1,436)                                            (1,436)
Share issuances for employee
  benefit plans.............                2                              (45)                         77                     32
Purchase of treasury
  stock.....................              (70)                                                      (3,120)                (3,120)
Purchase of stock by grantor
  trust.....................                                                                            (3)                    (3)
Tax benefit related to stock
  options...................                                       5                                                            5
ESOP activities and related
  tax benefit...............                                                10                                     63          73
                              -----      ----      ------    -------   -------        -----        -------      -----     -------
BALANCE AT DECEMBER 31,
  1999......................  2,020      (138)     $2,020    $ 6,771   $11,456        $(358)       $(4,798)     $(276)    $14,815
                              =====      ====      ======    =======   =======        =====        =======      =====     =======


---------------


(a) Trust and treasury shares are not considered to be outstanding for financial reporting purposes. As of December 31, 1999, there were approximately 36 shares held in trust and 102 shares held in treasury.



  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



A.  ACCOUNTING POLICIES



     In this report, BellSouth Corporation and it subsidiaries are referred to as "we" or "BellSouth".



ORGANIZATION



     We are an international telecommunications company headquartered in Atlanta, Georgia. For management purposes, our operations are organized into four reportable segments: wireline communications; domestic wireless; international operations; advertising and publishing; and an "all other" segment.



BASIS OF PRESENTATION



     The consolidated financial statements include the accounts of BellSouth's wholly-owned subsidiaries and subsidiaries in which we have a controlling financial interest. Investments in businesses which we do not control, but have the ability to exercise significant influence over operations and financial policies, are accounted for using the equity method. We report our results on a calendar-year basis, except for our domestic wireless and international operations which we report on a one-month lag basis. All significant intercompany transactions and accounts have been eliminated. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year's presentation.



USE OF ESTIMATES



     Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.



CASH AND CASH EQUIVALENTS



     We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments in the consolidated balance sheets. Interest income on cash equivalents, temporary cash investments and other interest-bearing instruments was $144 for 1999, $313 for 1998 and $193 for 1997.



MATERIAL AND SUPPLIES



     New and reusable material is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Nonreusable material is carried at estimated salvage value.



PROPERTY, PLANT AND EQUIPMENT



     The investment in property, plant and equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the composite group remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. When depreciable telephone plant is disposed of, the original cost less net salvage value is charged to accumulated depreciation. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of other income, net.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



INTANGIBLE ASSETS



     Intangible assets consist primarily of the excess consideration paid over the fair value of net tangible assets acquired in business combinations, and include amounts allocated to acquired licenses and customer lists. These assets are being amortized using the straight-line and accelerated methods over periods of benefit that do not exceed 40 years. Intangible assets also include amounts capitalized for computer software costs, which are amortized over periods of benefit of 3 to 5 years.



     The carrying value of intangible assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business unit. Amortization of such intangibles was $273 for 1999, $135 for 1998 and $58 for 1997.



FOREIGN CURRENCY



     Assets and liabilities of foreign subsidiaries and equity investees with a functional currency other than U.S. Dollars are translated into U.S. Dollars at exchange rates in effect at the end of the reporting period. Foreign entity revenues and expenses are translated into U.S. Dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in shareholders' equity as a component of other accumulated comprehensive income. Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency.



     Exchange gains and losses on transactions and equity investments denominated in a currency other than their functional currency are generally included in results of operations as incurred unless the transactions are hedged (see "Derivative Financial Instruments" below).



DERIVATIVE FINANCIAL INSTRUMENTS



     We generally enter into derivative financial instruments only for hedging purposes. Deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognized currently in income.



REVENUE RECOGNITION



     Revenues are recognized when earned. Certain revenues derived from local telephone and wireless services are billed monthly in advance and are recognized the following month when services are provided. Print advertising and publishing revenues and related directory costs are recognized upon publication of directories. Revenues derived from other telecommunications services, principally network access, long distance and wireless airtime usage, are recognized monthly as services are provided. Allowances for uncollectible billed services are adjusted monthly. The provision for such uncollectible accounts was $365 for 1999, $334 for 1998 and $304 for 1997.



MAINTENANCE AND REPAIRS



     The cost of maintenance and repairs of plant, including the cost of replacing minor items not resulting in substantial betterments, is charged to operating expenses.



ADVERTISING



     We expense advertising costs as they are incurred. Our total advertising expense was $539 for 1999, $509 for 1998 and $395 for 1997.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



INCOME TAXES



     The consolidated balance sheets reflect deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the consolidated balance sheets in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.



     For financial reporting purposes, we are amortizing deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the provision for income taxes over the estimated useful lives of the assets to which the credits relate.



EARNINGS PER SHARE



     Basic earnings per share is computed based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share is based on the weighted-average number of common shares outstanding plus net incremental shares arising out of employee stock options and benefit plans. The following is a reconciliation of the weighted-average share amounts (in millions) used in calculating earnings per share:



                                                              1997    1998    1999
                                                              -----   -----   -----
Basic common shares outstanding.............................  1,984   1,970   1,898
Incremental shares from stock options.......................      5      14      18
                                                              -----   -----   -----
Diluted common shares outstanding...........................  1,989   1,984   1,916
                                                              =====   =====   =====



     The earnings amounts used for per-share calculations are the same for both the basic and diluted methods.



ADOPTION OF NEW ACCOUNTING STANDARD



     In the first quarter of 1999, we adopted a new accounting standard (SOP 98-1) related to the capitalization of certain costs for internal-use software development. Adoption of the new standard caused an increase in earnings as a result of the capitalization of costs that had previously been expensed. The impacts on income before income taxes, net income and earnings per share were as follows:



                                                              1999
                                                              ----
Income before income taxes..................................  $452
                                                              ====
Net income..................................................  $285
                                                              ====
Earnings per share..........................................  $.15
                                                              ====



     The adoption also changed the classification of these expenditures in the consolidated statements of cash flows from operating to investing activities.



RECENT ACCOUNTING PRONOUNCEMENTS



     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. This means that the standard must be adopted by us no later than January 1, 2001. We do not expect the adoption of this standard will have a material impact on results of operations, financial position or cash flows.



B.  PARTNERSHIPS, ACQUISITIONS AND DIVESTITURES



     We have completed various transactions to further our strategy of expanding our core operations and divested of interests that no longer meet our strategic objectives. A summary of significant transactions follows:



DOMESTIC WIRELESS



     Our domestic wireless equity method investments consist primarily of noncontrolling interests in partnerships serving the Los Angeles and Houston/Galveston Metropolitan Service Areas. In 1998, we contributed our interests in these partnerships into a new joint venture with AT&T. AT&T contributed its ownership interests and $1,000 into the joint venture. Our ownership shares changed from 60.0% to 44.4% for Los Angeles, from 43.6% to 44.4% for Houston and from 36.6% to 38.8% for Galveston. As a result of the reorganization, our proportionate share of the net assets of the new venture exceeded our aggregate book investment balance. The related excess totaled $408 at December 31, 1999 and $422 at December 31, 1998, and is being amortized into income using the straight-line method over a period of approximately 30 years.



INTERNATIONAL OPERATIONS



  1999



     We invested $20 in a venture in Guatemala that won rights to three PCS licenses which cover a substantial portion of the country.



     We also raised our ownership interest in our Peruvian communications company through a series of transactions totalling $238, increasing our ownership from 59% to 97%.



  1998



     We purchased additional ownership interests in existing wireless operations in Venezuela, Brazil and Ecuador for approximately $475.



  1997



     In early 1997, we acquired a 59% interest in Tele2000, a Peruvian communications company, for approximately $136 in cash. We also acquired a 61% stake in one of two nationwide wireless telephone companies in Ecuador for $155 in cash. We invested approximately $600 for noncontrolling stakes in two Brazilian ventures that won licenses to provide cellular services in Sao Paulo and six northeastern Brazilian states.



     In September 1997, we acquired an additional 7% interest and gained a controlling seat on the Board of Directors of our wireless operation in Venezuela. Accordingly, we began consolidating the operating results and cash flows after the step acquisition.



     In all transactions, the excess of the respective purchase price over the net book value of the assets acquired was allocated to customer lists, wireless licenses or goodwill. The excess consideration paid over net

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



assets acquired, along with other intangible assets, is being amortized using either straight-line or accelerated methods over periods of benefit, which do not exceed 40 years.



ADVERTISING AND PUBLISHING



     During 1999, we acquired a non-controlling 40% interest in OESP Midia Ltda., a directory publishing business in Brazil for approximately $23. This investment is accounted for using the equity method. In addition, we acquired 100% of Listel-Listas Telefonicas, a directory publishing business in Brazil, for total consideration of approximately $115. This business is accounted for using the consolidation method.



     For both transactions, the excess of the respective purchase price over the net book value of the assets acquired was assigned to goodwill, and is being amortized over 15 years using the straight-line method.



WIRELESS DATA



     Prior to 1998, we were partners with RAM Broadcasting Corporation in an entity that owned and operated wireless data communications networks in the U.S., the UK and various other countries. During 1998, we purchased the issued and outstanding stock of RAM. As a result of the transaction, we hold a 90% interest in the U.S. operations and a 100% interest in the UK operations. Accordingly, these operations were consolidated at December 31, 1998.



DIVESTITURES



  1999



     We sold our 100% interest in Honolulu Cellular to AT&T for total proceeds of $194. The pretax gain on the sale was $39, or $23 after tax.



     We sold our 100% interest in a wireless property located in Dothan, Alabama for total proceeds of $21. The pretax gain on the sale was $16, or $10 after tax.



  1998



     We sold our 65% ownership interest in BellSouth New Zealand to Vodafone Group Plc for total proceeds of $254. The pretax gain on the sale was $180, or $110 after tax.



  1997



     We sold a 24.5% interest in Optus Communications to Cable and Wireless, a UK telecommunications company. The pretax gain on the sale was $578, or $352 after tax.



     We sold a 20% interest in ITT World Directories (ITTWD) to ITT Corporation
(ITT) for total proceeds of $265. The pretax gain on such sale was $209, or $128 after tax. The sale agreement contained certain provisions that called for additional sales proceeds to be paid to us in the event that ITT subsequently resold ITTWD above a certain price. As a result of ITT's subsequent sale of ITTWD, we received additional proceeds that resulted in a pretax gain of $155, or $96 after tax, in the first quarter of 1998.



     We sold our 14.3% interest in Bell Communications Research, Inc. for total proceeds of $65. The pretax gain on the sale, included as a component of other income, net, was $38, or $23 after tax.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



C.  INVESTMENTS AND ADVANCES



     We hold investments in various domestic and international partnerships and ventures which are accounted for under the equity method. We also hold investments in equity securities which are accounted for under the cost method. Investments and advances at December 31 consists of the following:



                                                               1998     1999
                                                              ------   ------
Investments accounted for under the equity method...........  $2,148   $1,938
Investments accounted for under the cost method.............       7    3,469
Advances to and notes receivable from affiliates............     706      690
                                                              ------   ------
Investments and Advances....................................  $2,861   $6,097
                                                              ======   ======



EQUITY METHOD INVESTMENTS



     Ownership in equity investments at December 31 is as follows:



                                                              1998    1999
                                                              ----    ----
AB Cellular (US)(1).........................................  44.4%   44.4%
Abiatar (Uruguay)...........................................  46.0%   46.0%
BellSouth Guatemala(2)......................................    --    60.0%
BellSouth Nicaragua(3)......................................  49.0%   49.0%
BellSouth Panama............................................  42.0%   43.7%
BCP -- Sao Paulo (Brazil)...................................  44.5%   44.5%
BSE -- Northeast (Brazil)...................................  46.8%   46.8%
Cellcom (Israel)............................................  34.8%   34.8%
E-Plus (Germany)............................................  22.5%   22.5%
OESP Midia..................................................    --    40.0%
Sonofon (Denmark)...........................................  46.5%   46.5%
Skycell (India).............................................  24.5%   24.5%


---------------


(1) AB Cellular consists of our interest in a joint venture that owns and controls cellular partnerships serving the Los Angeles, Houston and Galveston metropolitan service areas. We share voting control of AB Cellular with AT&T wireless.


(2) This investment is accounted for under the equity method due to the existence of significant minority rights that limit our ability to exercise unilateral control over the operation.


(3) We have an option to purchase an additional 40% subject to foreign ownership rules.



SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES



     A summary of combined financial information as reported by our equity investees is set forth below:



                                                               1998     1999
                                                              ------   ------
Balance Sheet Information:
Current assets..............................................  $1,355   $2,619
Noncurrent assets...........................................   7,004    8,595
Current liabilities.........................................   1,424    1,505
Noncurrent liabilities......................................   6,009    6,130

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                               1997     1998     1999
                                                              ------   ------   ------
Income Statement Information:
Revenues....................................................  $2,734   $3,786   $5,398
Operating Income............................................       6      165      450
Net Loss....................................................    (321)    (116)    (767)



  Brazil Devaluation



     In mid January 1999, the Brazilian Government changed its foreign exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in our Brazilian wireless properties recording net currency losses related to their net US Dollar-denominated liabilities. Our share of the foreign currency losses was $308 for 1999.



COST METHOD INVESTMENTS



     We have investments in marketable securities, primarily common stocks, which are accounted for under the cost method. These investments are comprised primarily of a 10% equity interest in Qwest Communications International Inc. and are classified as available-for-sale under SFAS 115. Under SFAS 115, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses, net of income taxes, recorded in accumulated other comprehensive income (loss) in our statement of changes in shareholders' equity and comprehensive income. The fair values of our investments in marketable securities are determined based on market quotations. The table below shows certain summarized information related to these investments at December 31, 1999:



                                                               GROSS         GROSS
                                                            UNREALIZED    UNREALIZED     FAIR
                                                    COST       GAINS        LOSSES      VALUE
                                                   ------   -----------   -----------   ------
Investment in Qwest..............................  $3,500      $ --          $318       $3,182
Other investments................................     157       130            --          287
                                                   ------      ----          ----       ------
Total............................................  $3,657      $130          $318       $3,469
                                                   ======      ====          ====       ======



     We held no significant investments in marketable securities at December 31, 1998.



ADVANCES AND NOTES RECEIVABLE



     In addition to our equity investments, we have made advances to our partnerships in Brazil and Israel. These advances bear interest varying at rates based on LIBOR, mature between 2004 and 2006, and totaled $433 at December 31, 1999 and $437 at December 31, 1998.



     We have noncontrolling financial interests ranging from 70% to 80% in the CSL Ventures and 1155 Peachtree Associates real estate partnerships. We have notes receivable from and advances to these partnerships totaling $161 at December 31, 1999 and 1998. The notes bear interest at rates ranging from 6.31% to 7.88% while the advances bear interest at the federal funds rate plus .30%. Principal amounts outstanding at December 31, 1999 are due and payable to us between November 14, 2001 and January 15, 2038. The instruments require periodic payments of interest and are collateralized by various real estate holdings.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



     From 1993 to 1998, we had a credit agreement with Prime South Diversified, Inc. to provide up to $250 in financing. During 1998, Prime sold certain investments which collateralized the loan. As specified in the loan agreement, we were repaid the full principal balance as well as amounts for contingent interest, prepayment penalties and regular interest. As a result, in 1998, we recorded additional income of $102, or $62 after tax, for the amount related to the proceeds from contingent interest and prepayment penalties.



D.  PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment is summarized as follows at December 31:



                                                            ESTIMATED
                                                           DEPRECIABLE
                                                              LIVES
                                                           (IN YEARS)     1998      1999
                                                           -----------   -------   -------
Outside plant............................................     12-20      $22,496   $23,325
Central office equipment.................................      8-10       20,056    21,302
Operating and other equipment............................      5-15        6,262     6,676
Building and building improvements.......................     25-45        4,485     4,866
Furniture and fixtures...................................     10-15        3,089     2,995
Station equipment........................................         6          563       606
Land.....................................................        --          207       226
Plant under construction.................................        --          816     1,013
                                                                         -------   -------
                                                                          57,974    61,009
Less: Accumulated depreciation...........................                 34,034    36,378
                                                                         -------   -------
Property, Plant and Equipment, net.......................                $23,940   $24,631
                                                                         =======   =======



ASSET IMPAIRMENT LOSS



     In June 1999, we executed a contract with Ericsson to replace infrastructure equipment, including switches, base stations and software, in 14 wireless markets in the southeastern United States. The new equipment is intended to improve network performance and to lay the foundation for migration of the network to Third Generation wireless and wireless Internet. We expect the conversion to be substantially completed by December 2000.



     The planned disposals of the existing infrastructure equipment require an evaluation of asset impairment in accordance with SFAS 121. As a result, a non-cash charge of $320, or $187 after tax, was recorded in the second quarter of 1999 to write these assets down to their fair market value, which was estimated by discounting the expected future cash flows of these assets through the date of disposal. We will continue to use the assets until the conversion process has been completed and depreciate the remaining net book value over this period.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



E.  INTANGIBLE ASSETS



     Intangible assets are summarized as follows at December 31:



                                                               ESTIMATED
                                                              AMORTIZABLE
                                                                 LIVES       1998     1999
                                                              -----------   ------   ------
                                                              (IN YEARS)
Licenses and concessions....................................     10-40      $2,046   $2,431
Goodwill....................................................     15-40         887    1,044
Customer lists..............................................       3-6         266      291
Capitalized software........................................       3-5         138      748
Less: Accumulated amortization..............................                  (462)    (740)
                                                                            ------   ------
Intangible Assets, net......................................                $2,875   $3,774
                                                                            ======   ======



F.  OTHER CURRENT LIABILITIES



     Other current liabilities are summarized as follows at December 31:



                                                               1998     1999
                                                              ------   ------
Advanced billing and customer deposits......................  $  754   $  944
Taxes accrued...............................................     645      772
Salaries and wages payable..................................     351      383
Interest and rents accrued..................................     340      379
Dividends payable...........................................     379      364
Compensated absences........................................     254      263
Deferred taxes..............................................     207      193
Other.......................................................     547      483
                                                              ------   ------
Other Current Liabilities...................................  $3,477   $3,781
                                                              ======   ======



G.  DEBT



DEBT MATURING WITHIN ONE YEAR



     Debt maturing within one year is summarized as follows at December 31:



                                                               1998     1999
                                                              ------   ------
Short-term notes payable:
Bank loans..................................................  $  765   $  258
Commercial paper............................................   2,378    6,896
Current maturities of long-term debt........................     311      499
                                                              ------   ------
Debt maturing within one year...............................  $3,454   $7,653
                                                              ======   ======
Weighted-average interest rate at end of period:
Bank loans..................................................    7.85%    7.41%
Commercial Paper............................................    5.30%    5.90%



     We have committed credit lines aggregating $3,141 with various banks. Borrowings under the committed credit lines totaled $587 at December 31, 1999 and $634 at December 31, 1998. We also maintain uncommitted lines of credit aggregating $580. Borrowings under the uncommitted lines of credit totaled $149 at December 31, 1999 and $45 at December 31, 1998. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



LONG-TERM DEBT



     Long-term debt, summarized below, consists primarily of debentures and notes issued by BellSouth Telecommunications (BST). Debt issued by BellSouth Capital Funding Corporation (Capital Funding) is used to finance the businesses of BellSouth Enterprises and the unregulated subsidiaries of BST. We have guaranteed Capital Funding's debt securities. Interest rates and maturities in the table below are for the amounts outstanding at December 31:



                                                               1998     1999
                                                              ------   ------
BellSouth Telecommunications, Inc.
  4.38% - 6%           2000 - 2045..........................  $1,495   $1,495
  6.13% - 7%           2000 - 2033..........................   3,219    3,207
  7.5% - 8.25%         2032 - 2035..........................   1,150    1,150
  6.65% - 7%                  2095..........................     654      665
                                                              ------   ------
                                                               6,518    6,517
BellSouth Capital Funding Corporation
  5.38% - 7.38%        2002 - 2039..........................     969    1,317
  7.12%                         2097........................     500      500
  Guarantee of ESOP debt 9.13% - 9.19%......................     467      391
  Other.....................................................     602      933
  Unamortized discount, net of premium......................     (30)     (46)
                                                              ------   ------
                                                               9,026    9,612
Current maturities..........................................    (311)    (499)
                                                              ------   ------
Long-term debt..............................................  $8,715   $9,113
                                                              ======   ======



     Maturities of long-term debt outstanding, in principal amounts, at December 31, 1999 are summarized below. Maturities after the year 2004 include $500 principal amount of 6.65% Debentures due in 2095. At December 31, 1999, such debentures had an accreted book value of $165.



Maturities
2000........................................................  $  499
2001........................................................     439
2002........................................................     388
2003........................................................     761
2004........................................................     481
Thereafter..................................................   7,425
                                                              ------
          Total.............................................  $9,993
                                                              ======



     In 1998, BST issued $500 of 6% Reset Put Securities (REPS) due June 15, 2012. REPS are a debt instrument with embedded put and call option features. The REPS are subject to mandatory redemption from the existing holders on June 15, 2002 through either (i) the exercise by the callholder of its right to purchase the REPS or (ii) the repurchase of the REPS by BST. If the call option is exercised, the callholder will, based on BST's then current credit spreads, determine the interest to be paid on the REPS.



     At December 31, 1999, we had shelf registration statements on file with the Securities and Exchange Commission under which $4.7 billion of debt securities could be publicly offered.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



H.  OTHER NONCURRENT LIABILITIES



     Other noncurrent liabilities are summarized as follows at December 31:



                                                               1998     1999
                                                              ------   ------
Deferred credits............................................  $  151   $  798
Postretirement benefits other than pensions (Note J)........     792      697
Compensation related........................................     544      625
Minority interests..........................................     451      391
Accrued pension cost (Note J)...............................     470      296
Postemployment benefits.....................................     243      286
Other.......................................................     105      206
                                                              ------   ------
Other noncurrent liabilities................................  $2,756   $3,299
                                                              ======   ======



     Deferred credits are primarily comprised of deferred rental revenue generated by the sublease of our wireless communications towers. For more information, see Note Q.



I.  SHAREHOLDERS' EQUITY



STOCK SPLIT



     In November 1998, our Board of Directors approved a two-for-one stock split effected in the form of a stock dividend. Each shareholder of record as of December 3, 1998 received on December 24, 1998 one additional share of common stock for each share owned as of the record date. As a result of the split, 1,010,156,851 shares were issued and $1,010 was transferred from paid-in capital to common stock. Also in November 1998, our Board of Directors approved an increase in the number of authorized shares of common stock to 4,400,000,000 from 2,200,000,000. Amounts related to common shares for all periods presented have been restated to reflect the stock split.



PREFERRED STOCK AUTHORIZED



     Our articles of incorporation authorize 100 million shares of cumulative first preferred stock having a par value of $1 per share, of which 30 million shares have been reserved and designated series B for possible issuance under a shareholder rights plan. As of December 31, 1999, no preferred shares had been issued. The series A first preferred stock was created for a previous shareholder rights plan which has expired.



SHAREHOLDER RIGHTS PLAN



     In 1999, we adopted a shareholder rights plan by declaring a dividend of one right for each share of common stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-thousandth of a share of series B first preferred stock for $200.00 per share. The rights may be exercised only if a person or group acquires 10% of the common stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 10% or more of the common stock. If a person or group acquires 10% of BellSouth's stock without prior Board approval, other shareholders are then allowed to purchase BellSouth common stock, or units of preferred stock with the same voting and economic characteristics, at half price. The rights currently trade with BellSouth common stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire in December 2009.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



SHARES HELD IN TRUST AND TREASURY



     During 1996 and 1997, we issued shares to grantor trusts to provide partial funding for the benefits payable under certain nonqualified benefit plans. The trusts are irrevocable, and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. At December 31, 1999 and 1998, the assets held in the trusts consist of cash and 35.7 million and 35.6 million shares of BellSouth common stock. Of the total shares of BellSouth common stock held by the trusts, 31.9 million were issued directly from us to the trusts out of previously unissued shares and 3.8 million shares were acquired in open market transactions through use of the trusts' funds.



     The total cost of the shares issued by us as of the date of funding the trusts is included in common stock and paid-in capital; however, because these shares are not considered outstanding for financial reporting purposes, the shares are included within shares held in trust and treasury, a reduction to shareholders' equity. In addition, there is no earnings per share impact of these shares. The cost of shares acquired in open market purchases by the trusts are also included in shares held in trust and treasury.



     In addition to shares held by the grantor trusts, shares held in trust and treasury includes treasury shares purchased in connection with our announced plan to repurchase shares of our common stock. In 1999 and 1998, we purchased
69.7 million and 36.2 million shares for an aggregate of $3,120 and $1,261. A total of 1.9 million and 4.3 million shares were reissued under various employee benefit plans and for other purposes. We completed the share repurchase program during May 1999.



     Shares held in trust and treasury, at cost, as of December 31, 1999 and 1998 are comprised of the following:



                                                                     1998
                                                              -------------------
                                                                SHARES     AMOUNT
                                                              ----------   ------
Shares held by grantor trusts...............................  35,578,926   $  557
Shares held in treasury.....................................  34,316,794    1,195
                                                              ----------   ------
Shares held in trust and treasury...........................  69,895,720   $1,752
                                                              ==========   ======



                                                                      1999
                                                              --------------------
                                                                SHARES      AMOUNT
                                                              -----------   ------
Shares held by grantor trusts...............................   35,653,926   $  560
Shares held in treasury.....................................  102,113,220    4,238
                                                              -----------   ------
Shares held in trust and treasury...........................  137,767,146   $4,798
                                                              ===========   ======



GUARANTEE OF ESOP DEBT



     The amount equivalent to the guarantee of the amortizing notes issued by our ESOP trusts is presented as a reduction to shareholders' equity. The amount recorded as a decrease in shareholders' equity represents the cost of unallocated BellSouth common stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. See Note J.



J.  EMPLOYEE BENEFIT PLANS



PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS



     Substantially all of our nonrepresented and represented employees are covered by noncontributory defined benefit pension plans, as well as postretirement health and life insurance welfare plans. Principal plans are discussed below; other plans are not significant individually or in the aggregate.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



     The pension plan covering nonrepresented employees is a cash balance plan, which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The cash balance plan is subject to a minimum benefit determined under a plan in existence for nonrepresented employees prior to July 1, 1993 which provided benefits based upon credited service and employees' average compensation for a specified period. The minimum benefit under the prior plan is generally applicable to employees who are eligible to retire before January 1, 2006. The 1999 and 1998 projected benefit obligations assume interest and additional credits greater than the minimum levels specified in the written plan. Pension benefits provided for represented employees are based on specified benefit amounts and years of service through 1998. During 1998, we established a cash balance plan for represented employees based upon an initial cash balance amount, negotiated pension band increases and interest credits effective January 1, 1999. The cash balance plan is subject to a minimum benefit determined under a plan in existence for represented employees who were participants prior to January 1, 1999 and who are eligible to retire. The 1999 and 1998 represented pension obligations include the projected effect of future bargained-for improvements. The accounting for the represented health care plan does not anticipate future adjustments to the cost-sharing arrangements provided for in the written plan for employees who retire after December 31, 1991. The accounting for the nonrepresented health care plan anticipates certain cost-sharing adjustments for employees who retire after December 31, 1991. The adjustments consider past practice but are not provided for in the written plan.



     The following tables summarize benefit costs, as well as the assumptions, the benefit obligations, changes in plan assets and funded status at or for the year ended December 31:



Pension Benefits



                                                               1997      1998      1999
                                                              -------   -------   -------
COMPONENTS OF NET PENSION INCOME:
Service cost................................................  $   247   $   273   $   185
Interest cost...............................................      818       841       911
Expected return on plan assets..............................   (1,101)   (1,209)   (1,449)
Amortization of prior service cost..........................       (3)      (40)       40
Amortization of actuarial gain..............................     (104)     (103)      (87)
Amortization of transition asset............................      (21)      (21)      (21)
                                                              -------   -------   -------
        Net pension income..................................  $  (164)  $  (259)  $  (421)
                                                              =======   =======   =======
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
Discount rate...............................................     7.00%     6.75%     7.75%
Expected return on plan assets..............................     8.25%     8.25%     9.00%
Rate of compensation increase...............................     5.00%     5.10%     4.80%



                                                               1998      1999
                                                              -------   -------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at the beginning of the year.............  $12,335   $13,504
Service cost................................................      273       185
Interest cost...............................................      841       911
Amendments..................................................      670       (13)
Actuarial (gain) or loss....................................      319      (735)
Benefits and lump sums paid.................................     (932)     (892)
Curtailments................................................       (4)       --
Special termination benefits................................        2        --
                                                              -------   -------
Benefit obligation at the end of the year...................  $13,504   $12,960
                                                              =======   =======

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                               1998      1999
                                                              -------   -------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year..............  $17,313   $17,983
Actual return on plan assets................................    1,602     3,472
Benefits and lump sums paid.................................     (932)     (892)
                                                              -------   -------
Fair value of plan assets at end of year....................  $17,983   $20,563
                                                              =======   =======
FUNDED STATUS:
As of end of year...........................................  $ 4,479   $ 7,603
Unrecognized prior service cost.............................      380       326
Unrecognized net (gain) or loss.............................   (4,714)   (7,383)
Unrecognized net (asset) or obligation......................      (89)      (68)
                                                              -------   -------
Prepaid or (accrued) benefit cost...........................  $    56   $   478
                                                              =======   =======



Retiree Health and Life



                                                              1997    1998    1999
                                                              -----   -----   -----
COMPONENTS OF NET POSTRETIREMENT BENEFIT COST:
Service cost................................................  $  37   $  34   $  45
Interest cost...............................................    263     263     273
Expected return on plan assets..............................   (149)   (167)   (207)
Amortization of prior service cost..........................     34      35      52
Amortization of actuarial (gain)/loss.......................     (2)     (4)      2
Amortization of transition obligation.......................     83      82      82
                                                              -----   -----   -----
        Net postretirement benefit cost.....................  $ 266   $ 243   $ 247
                                                              =====   =====   =====
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
Discount rate...............................................   7.00%   6.75%   7.75%
Expected return on plan assets..............................   7.75%   7.75%   8.00%
Rate of compensation increase...............................   5.00%   5.10%   4.80%
Health care cost trend rate.................................   8.00%   8.50%   8.00%



                                                               1998      1999
                                                              -------   -------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at the beginning of the year.............  $ 3,879   $ 4,690
Service cost................................................       34        45
Interest cost...............................................      263       273
Amendments..................................................      110       195
Actuarial (gain) or loss....................................      651         1
Benefits and lump sums paid.................................     (247)     (271)
                                                              -------   -------
Benefit obligation at the end of the year...................  $ 4,690   $ 4,933
                                                              =======   =======
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year..............  $ 2,597   $ 2,845
Actual return on plan assets................................      224       478
Employer contribution.......................................      262       357
Plan participants' contributions............................        9        11
Benefits and lump sums paid.................................     (247)     (270)
                                                              -------   -------
Fair value of plan assets at end of year....................  $ 2,845   $ 3,421
                                                              =======   =======

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                               1998      1999
                                                              -------   -------
FUNDED STATUS:
As of end of year...........................................  $(1,845)  $(1,512)
Unrecognized prior service cost.............................      162       305
Unrecognized net (gain) or loss.............................      243       (44)
Unrecognized net (asset) or obligation......................      740       658
                                                              -------   -------
Prepaid or (accrued) benefit cost...........................  $  (700)  $  (593)
                                                              =======   =======



     The health care cost trend rate used to value the accumulated postretirement obligation in 1999 and 1998 is assumed to decrease to 6% by 2003. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 1999:



                                                              1-PERCENTAGE     1-PERCENTAGE
                                                             POINT INCREASE   POINT DECREASE
                                                             --------------   --------------
Effect on total of service and interest cost components....       $ 25            $ (20)
Effect on postretirement benefit obligation................       $369            $(307)



     Amounts recognized in the consolidated balance sheets consist of:



                                                             PENSION      RETIREE HEALTH
                                                            BENEFITS         AND LIFE
                                                          -------------   ---------------
                                                          1998    1999     1998     1999
                                                          -----   -----   ------   ------
Prepaid benefit cost....................................  $ 526   $ 774   $  92    $ 104
Accrued benefit liability...............................   (470)   (296)   (792)    (697)



     Effective December 31, 1997, the nonrepresented cash balance plans were recombined from six into one cash balance plan. Although only one nonrepresented cash balance plan exists, separate demographic pools are maintained to generate pension income based upon specific company information. The change in net pension income and net postretirement benefit cost is affected by several variables, including changes in actuarial assumptions such as discount rate, return on plan assets and plan amendments. The consolidated net pension income and postretirement benefit cost amounts above are exclusive of curtailment effects reflected in the work force reduction activity and do not reflect pension curtailment gains in the amount of $9 and $36 in 1998 and 1997.



     We also maintain a nonqualified supplemental retirement plan for certain employees. The unfunded accumulated benefit obligations were $279 and $278 at December 31, 1999 and 1998. An intangible asset of $27 and $46 was recognized pursuant to paragraph 37 of SFAS 87, as was accumulated other comprehensive income, net of deferred taxes, of $45 and $0 at December 31, 1999 and 1998. The net cost associated with this plan was $38 in 1999, $39 in 1998 and $24 in 1997.



DEFINED CONTRIBUTION PLANS



     We maintain several contributory savings plans which cover substantially all employees. The BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan (collectively, the Savings Plans) are tax-qualified defined contribution plans. Assets of the plans are held by two trusts (the Trusts) which, in turn, are part of the BellSouth Master Savings Trust.



     In 1990, a leveraged Employee Stock Ownership Plan (ESOP) was incorporated into the Savings Plans. The Trusts borrowed $850 by issuing amortizing notes which are guaranteed by BellSouth. The Trusts used the loan proceeds to purchase shares of BellSouth common stock in the open market. These shares are held in suspense accounts in the Trusts; a scheduled number of shares is released for allocation to participants as each

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



semiannual loan payment is made. The Trusts service the debt with contributions from us and with dividends paid on the shares held by the Trusts. None of the shares held by the Trusts is subject to repurchase.



     A portion of employees' eligible contributions to the Savings Plans is matched by us at rates determined annually by the Board of Directors. Our matching obligation is fulfilled with shares released from the suspense accounts semi-annually for allocation to participants. The number of shares allocated to each participant's account is based on the market price of the shares at the time of allocation. If shares released for allocation do not fulfill our matching obligation, we make further contributions to the Trusts to fund the purchase of additional shares in the open market to fulfill the remaining obligation.



     We recognize expense using the shares allocated accounting method, which combines the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to retained earnings, and all ESOP shares are included in the computation of earnings per share.



                                                              1997    1998    1999
                                                              -----   -----   -----
Compensation cost...........................................  $  76   $  46   $  31
Interest expense............................................  $  31   $  28   $  24
Actual interest on ESOP Notes...............................  $  50   $  44   $  37
Cash contributions, excluding dividends paid to the
  trusts....................................................  $  90   $  80   $  73
Dividends paid to the trusts, used for debt service.........  $  43   $  42   $  43
Shares allocated to participants (millions).................   33.4    38.3    43.3
Shares unallocated (millions)...............................   30.1    25.2    20.3



K.  STOCK COMPENSATION PLANS



     At December 31, 1999, we have stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the Stock
Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth common stock which may be granted under the Stock Plan in any calendar year cannot exceed one percent of the shares outstanding at the time of grant. Prior to adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.



     We apply APB Opinion 25 and related Interpretations in accounting for our stock plans. Accordingly, no compensation cost has been recognized for grants of stock options. Had compensation cost for our stock-based compensation plans been determined in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," our net income and earnings per share would have been changed to the pro forma amounts indicated below:



                                                               1997     1998     1999
                                                              ------   ------   ------
Net income -- as reported...................................  $3,261   $3,527   $3,448
Net income -- pro forma.....................................  $3,242   $3,488   $3,379

Basic earnings per share -- as reported.....................  $ 1.64   $ 1.79   $ 1.82
Basic earnings per share -- pro forma.......................  $ 1.63   $ 1.77   $ 1.78
Diluted earnings per share -- as reported...................  $ 1.64   $ 1.78   $ 1.80
Diluted earnings per share -- pro forma.....................  $ 1.63   $ 1.76   $ 1.76

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



     The pro forma amounts reflected above are not representative of the effects on reported net income in future years because, in general, the options granted in 1999, 1998 and 1997 do not vest for several years and additional awards are made each year.



     The following table summarizes the activity for stock options outstanding:



                                                     1997          1998          1999
                                                  -----------   -----------   -----------
Options outstanding at January 1................   37,142,784    45,122,812    59,202,910
Options granted.................................   12,507,766    17,963,592    15,385,731
Options exercised...............................   (4,001,490)   (2,784,312)   (1,839,933)
Options forfeited...............................     (526,248)   (1,099,182)   (1,049,627)
                                                  -----------   -----------   -----------
Options outstanding at December 31..............   45,122,812    59,202,910    71,699,081
                                                  ===========   ===========   ===========
Weighted-average option prices per common share:
Outstanding at January 1........................  $     17.06   $     18.67   $     22.77
Granted at fair market value....................  $     22.23   $     31.95   $     45.51
Exercised.......................................  $     14.69   $     15.35   $     15.74
Forfeited.......................................  $     20.02   $     23.47   $     30.22
Outstanding at December 31......................  $     18.67   $     22.77   $     27.73
Weighted-average fair value of options granted
  at fair market value during the year..........  $      4.38   $      7.22   $     11.19
Options exercisable at December 31..............   12,065,032    14,733,210    19,114,773
Shares available for grant at December 31.......   19,835,596    19,504,179    18,825,466



     The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:



                                                               1997    1998    1999
                                                               ----    ----    ----
Expected life (years).......................................      5       5       5
Dividend yield..............................................   3.24%   2.40%   1.67%
Expected volatility.........................................   19.0%   21.0%   23.0%
Risk-free interest rate.....................................   6.22%   5.42%   4.82%

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



     The following table summarizes information about stock options outstanding at December 31, 1999:



                                                       OUTSTANDING                  EXERCISABLE
                                             -------------------------------   ---------------------
                                                                    AVERAGE                 AVERAGE
EXERCISE                                                  AVERAGE   EXERCISE                EXERCISE
PRICE RANGE                                   OPTIONS      LIFE      PRICE      OPTIONS      PRICE
-----------                                  ----------   -------   --------   ----------   --------
                                             (MILLIONS)     (1)                (MILLIONS)
$12.10 - $15.08............................     12.5       3.88      $14.28        8.7       $14.08
$15.13 - $21.28............................     14.4       5.63      $20.33        5.5       $20.01
$21.38 - $29.22............................     12.6       7.10      $22.28        2.7       $21.96
$30.91 - $37.92............................     15.5       8.11      $31.06        1.6       $31.02
$39.41 - $49.41............................     16.7       9.27      $45.12        0.6       $45.26
                                                ----       ----      ------      -----       ------
$12.10 - $49.41............................     71.7       6.97      $27.73       19.1       $19.33
                                                ====       ====      ======      =====       ======


---------------


(1) Average contractual life remaining in years.



L.  INCOME TAXES



     The consolidated balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the consolidated balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the consolidated financial statements and as measured by tax laws using enacted tax rates.



     The provision for income taxes is summarized as follows:



                                                               1997     1998     1999
                                                              ------   ------   ------
Current
  Federal...................................................  $1,619   $1,652   $1,875
  State.....................................................     289      234      208
  Foreign...................................................      --       34       11
                                                              ------   ------   ------
                                                              $1,908   $1,920   $2,094
                                                              ------   ------   ------
Deferred, net
  Federal...................................................  $  252   $  221   $   78
  State.....................................................      36       34        5
  Foreign...................................................      20       94       71
                                                              ------   ------   ------
                                                              $  308   $  349   $  154
                                                              ------   ------   ------
Investment tax credits, net
  Federal...................................................  $  (65)  $  (45)  $  (41)
  Foreign...................................................      --       --     (167)
                                                              ------   ------   ------
                                                                 (65)     (45)    (208)
                                                              ------   ------   ------
          Total provision for income taxes..................  $2,151   $2,224   $2,040
                                                              ======   ======   ======

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



     Temporary differences which gave rise to deferred tax assets and (liabilities) at December 31 were as follows:



                                                               1998      1999
                                                              -------   -------
Compensation related........................................  $   710   $   568
Loss carryforwards..........................................       97       173
Allowance for uncollectibles................................       97        83
Marketable securities.......................................       --        60
Regulatory sharing accruals.................................       47        68
Other.......................................................       55       116
                                                              -------   -------
                                                                1,006     1,068
                                                              -------   -------
Valuation allowance.........................................      (95)     (153)
                                                              -------   -------
Deferred tax assets.........................................  $   911   $   915
                                                              =======   =======
Depreciation................................................  $(2,297)  $(2,386)
Equity investments..........................................     (530)     (577)
Issue basis accounting......................................     (236)     (249)
Licenses....................................................     (238)     (343)
Other.......................................................     (329)     (124)
                                                              -------   -------
Deferred tax liabilities....................................   (3,630)   (3,679)
                                                              -------   -------
Net deferred tax liability..................................  $(2,719)  $(2,764)
                                                              =======   =======



     The valuation allowance, which increased by $58 in 1999 and $9 in 1998, primarily relates to state and foreign net operating losses that may not be utilized during the carryforward period. Of the net deferred tax liability at December 31, 1999 and 1998, $(59) and $(207) were current and $(2,705) and $(2,512) were noncurrent.



     A reconciliation of the federal statutory income tax rate to our effective tax rate follows:



                                                              1997    1998    1999
                                                              ----    ----    ----
Federal statutory tax rate..................................  35.0%   35.0%   35.0%
State income taxes, net of federal income tax benefit.......   3.9     3.0     2.5
Investment tax credits......................................  (1.2)   (0.5)   (3.5)
Net earnings (losses) of equity affiliates..................   1.6     0.6     2.0
Miscellaneous items, net....................................   0.4     0.6     1.2
                                                              ----    ----    ----
Effective tax rate..........................................  39.7%   38.7%   37.2%
                                                              ====    ====    ====



     The reduction in our effective tax rate during 1999 was primarily driven by the recognition of investment tax credits by one of our foreign subsidiaries. The credits were claimed by the subsidiary in previous years but were denied by taxing authorities. A reserve was established while the matter was under appeal. During 1999, we received a favorable ruling on our appeal leading to the recognition of the benefit.



M.  SUPPLEMENTAL CASH FLOW INFORMATION



                                                               1997     1998     1999
                                                              ------   ------   ------
Cash paid for:
Income taxes................................................  $1,839   $2,021   $1,906
                                                              ======   ======   ======
Interest....................................................  $  759   $  838   $1,013
                                                              ======   ======   ======

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



     During 1999, we entered an agreement with Crown Castle International Corporation to sublease portions of our cellular towers. See Note Q. As consideration for the transaction, we received approximately $150 in Crown stock.



     In 1998, we contributed our ownership interests in certain domestic wireless operations to a new joint venture. See Note B. As a result of the transaction, net assets were increased by approximately $300 with a corresponding increase to liabilities.



     In 1998 as well as in 1997, we began consolidating certain operations which had previously been accounted for under the equity method. These consolidations resulted in an increase in assets of $519 and $375, net of decreases of $228 and $225 in investments and advances, and corresponding increases in liabilities.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



N.  SEGMENT INFORMATION



     We have four reportable operating segments: (1) Wireline communications;
(2) Domestic wireless; (3) International operations; and (4) Advertising and publishing. We have included the operations of all other businesses falling below the reporting threshold in the "All other" segment. The "Reconciling items" shown below include Corporate Headquarters and capital funding activities, intercompany eliminations and other nonoperating items. The following table provides information for each operating segment:



                                1997      1998      1999
                               -------   -------   -------
WIRELINE COMMUNICATIONS
External revenues............  $15,178   $16,401   $17,454
Intersegment revenues........      168       221       318
Depreciation and
  amortization...............    3,332     3,363     3,393
Operating income.............    4,188     4,871     5,828
Interest expense.............      534       551       560
Income taxes.................    1,372     1,573     1,971
Segment net income...........  $ 2,314   $ 2,751   $ 3,315

Segment assets...............  $23,226   $23,916   $25,536
Capital expenditures.........  $ 3,440   $ 3,512   $ 4,638
----------------------------------------------------------
DOMESTIC WIRELESS
External revenues............  $ 2,581   $ 2,723   $ 3,191
Intersegment revenues........        8         7        13
Depreciation and
  amortization...............      446       513       656
Operating income.............      412       374       328
Interest expense.............       59        84        91
Net earnings (losses) of
  equity affiliates..........      164       165       144
Income taxes.................      230       184       143
Segment net income...........  $   333   $   283   $   234

Segment assets...............  $ 5,859   $ 6,540   $ 6,103
Equity method investments....  $ 1,338   $ 1,610   $ 1,741
Capital expenditures.........  $   823   $   692   $   550
----------------------------------------------------------
INTERNATIONAL OPERATIONS
External revenues............  $   948   $ 1,995   $ 2,289
Intersegment revenues........       --        --         2
Depreciation and
  amortization...............      126       357       442
Operating income.............       64       234       118
Interest expense.............       37        85        77
Interest income..............       15        27        57
Net earnings (losses) of
  equity affiliates..........     (220)      (69)       (2)
Income taxes.................        5       119        31
Segment net income (loss)....  $  (187)  $   (62)  $    (4)

Segment assets...............  $ 3,278   $ 4,449   $ 4,869
Equity method investments....  $   693   $   521   $   159
Capital expenditures.........  $   412   $   710   $   603
----------------------------------------------------------



                                1997      1998      1999
                               -------   -------   -------
ADVERTISING AND PUBLISHING
External revenues............  $ 1,837   $ 1,891   $ 2,010
Intersegment revenues........        7        --        18
Depreciation and
  amortization...............       22        25        31
Operating income.............      855       849       901
Interest expense.............        5         7         8
Net earnings (losses) of
  equity affiliates..........       11        (4)       (5)
Income taxes.................      320       317       339
Segment net income...........  $   543   $   530   $   556

Segment assets...............  $ 1,262   $ 1,288   $ 1,662
Equity method investments....  $    --   $    --   $    25
Capital expenditures.........  $    21   $    36   $    35
----------------------------------------------------------
ALL OTHER
External revenues............  $    17   $   113   $   280
Intersegment revenues........      185       227       371
Depreciation and
  amortization...............       33        94       142
Operating income (loss)......     (143)     (360)     (320)
Interest expense.............       33        26        19
Interest income..............       59        19         6
Net earnings (losses) of
  equity affiliates..........     (197)       --        (1)
Income taxes (benefit).......      (94)     (112)     (143)
Segment net income (loss)....  $  (182)  $  (210)  $  (215)

Segment assets...............  $ 1,326   $ 1,273   $ 1,409
Equity method investments....  $   112   $    61   $     4
Capital expenditures.........  $   158   $   253   $   318
----------------------------------------------------------
RECONCILING ITEMS
External revenues............  $    --   $    --   $    --
Intersegment revenues........     (368)     (455)     (722)
Depreciation and
  amortization...............        5         5         7
Provision for asset
  impairment.................       --        --       320
Operating income (loss)......       --       (64)     (418)
Interest expense.............       93        84       275
Interest income..............      101       247        66
Net earnings (losses) of
  equity affiliates..........       --        --      (298)
Gain on sale of operations...      787       335        55
Income taxes (benefit).......      318       143      (301)
Segment net income (loss)....  $   440   $   235   $  (438)

Segment assets...............  $ 1,350   $ 1,944   $ 3,874
Equity method investments....  $  (136)  $   (44)  $    --
Capital expenditures.........  $     4   $     9   $    29
----------------------------------------------------------

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



RECONCILIATION TO CONSOLIDATED FINANCIAL INFORMATION



                                1997      1998      1999
                               -------   -------   -------
OPERATING REVENUES
Wireline communications......  $15,346   $16,622   $17,772
Domestic wireless............    2,589     2,730     3,204
International operations.....      948     1,995     2,291
Advertising and publishing...    1,844     1,891     2,028
All other....................      202       340       651
                               -------   -------   -------
Total Segments...............   20,929    23,578    25,946
Reconciling items............     (368)     (455)     (722)
                               -------   -------   -------
Total consolidated...........  $20,561   $23,123   $25,224
----------------------------------------------------------
NET INCOME
Wireline communications......  $ 2,314   $ 2,751   $ 3,315
Domestic wireless............      333       283       234
International operations.....     (187)      (62)       (4)
Advertising and publishing...      543       530       556
All other....................     (182)     (210)     (215)
                               -------   -------   -------
Total Segments...............    2,821     3,292     3,886
Reconciling items............      440       235      (438)
                               -------   -------   -------
Total consolidated...........  $ 3,261   $ 3,527   $ 3,448
----------------------------------------------------------
SEGMENT ASSETS
Wireline communications......  $23,226   $23,916   $25,536
Domestic wireless............    5,859     6,540     6,103
International operations.....    3,278     4,449     4,869
Advertising and publishing...    1,262     1,288     1,662
All other....................    1,326     1,273     1,409
                               -------   -------   -------
Total Segments...............   34,951    37,466    39,579
Reconciling items............    1,350     1,944     3,874
                               -------   -------   -------
Total consolidated...........  $36,301   $39,410   $43,453
----------------------------------------------------------



     Operating segments are defined based on products and services, and secondarily geographic regions. Wireline communications operating segment includes local service, network access, intraLATA long distance services provided by wireline transport to business and residential customers in a nine-state region located in the Southeastern U.S. Domestic wireless segment is comprised of cellular and personal communication service businesses principally within the Southeastern U.S. International operations segment is comprised principally of our investments in wireless businesses in ten countries in Latin America as well as in Denmark, Germany, India and Israel. Consolidated international operations include our businesses in Argentina, Chile, Ecuador, Peru and Venezuela. Advertising and publishing segment is comprised of companies in the U.S. and Latin America that publish, print, and sell advertising in and perform related services concerning alphabetical and classified telephone directories and electronic product offerings.



     Reconciling items include undistributed corporate expenses, corporate assets, intersegment eliminations and special items. For 1999, corporate assets are comprised primarily of our investment in Qwest. For 1998 and 1997, corporate assets are comprised primarily of cash and cash equivalents.



     Special items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature. These items include provisions for asset impairments, foreign currency losses associated with devaluations, gains on sales of operations, gains on swaps of wireless properties and charges for intellectual property use.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



     Net revenues to external customers are based on the location of the customer. Geographic information as of December 31, 1999, 1998 and 1997 is as follows:



                                                          UNITED
                                                          STATES    INTERNATIONAL    TOTAL
                                                          -------   -------------   -------
Year ended December 31, 1997:
Revenues................................................  $19,613      $  948       $20,561
Long-lived assets.......................................   25,948       2,236        28,184
Year ended December 31, 1998:
Revenues................................................  $21,128      $1,995       $23,123
Long-lived assets.......................................   27,082       3,622        30,704
Year ended December 31, 1999:
Revenues................................................  $22,935      $2,289       $25,224
Long-lived assets.......................................   32,263       3,803        36,066



O.  FINANCIAL INSTRUMENTS



     The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. The fair value for BST's long-term debt is estimated based on the closing market prices for each issue at December 31, 1999 and 1998. Fair value estimates for the Guarantee of ESOP Debt, Capital Funding long-term debt, foreign exchange contracts, foreign currency swaps and interest rate swaps are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that we could realize in a current market exchange.



     Following is a summary of financial instruments where the fair values differ from the recorded amounts as of December 31, 1999 and 1998:



                                                                      1998
                                                              ---------------------
                                                              RECORDED   FAIR VALUE
                                                               AMOUNT    ESTIMATED
                                                              --------   ----------
Balance sheet financial instruments:
Long-term debt:
  BST.......................................................   $6,518      $6,771
  Capital Funding...........................................    1,469       1,523
  Guarantee of ESOP debt....................................      467         519
Off-balance sheet financial instruments:
  Interest rate swaps.......................................       --         (13)



                                                                      1999
                                                              ---------------------
                                                              RECORDED   FAIR VALUE
                                                               AMOUNT    ESTIMATED
                                                              --------   ----------
Balance sheet financial instruments:
Long-term debt:
  BST.......................................................   $6,517      $6,112
  Capital Funding...........................................    1,817       1,652
  Guarantee of ESOP debt....................................      391         417
Off-balance sheet financial instruments:
  Interest rate swaps.......................................       --          (8)

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



DERIVATIVE FINANCIAL INSTRUMENTS



     We are, from time to time, party to currency swap agreements, interest rate swap agreements and foreign exchange forward contracts in our normal course of business for purposes other than trading. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose us to market risks and credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential, not the full notional or contract amount. We believe that such contracts and agreements have been executed with creditworthy financial institutions. As such, we consider the risk of nonperformance to be remote.



INTEREST RATE SWAPS



     We enter into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At both December 31, 1999 and 1998, we were a party to various interest rate swaps with an aggregate notional amount of $920. Under swap agreements, we paid fixed rates averaging 6.10% and 6.11% at December 31, 1999 and 1998 and received variable rates averaging 5.41% and 5.54% at December 31, 1999 and 1998. We also paid variable rates averaging 5.35% and received fixed rates averaging 6.00% at December 31, 1999. The swaps mature at dates ranging from 2001 to 2002.



OTHER



     We have also issued letters of credit and financial guarantees which approximate $617 at December 31, 1999. Of this total, $356 represents the U.S. Dollar equivalent of the outstanding debt of E-Plus guaranteed by us. We have agreed to guarantee E-Plus borrowings up to a U.S. Dollar equivalent of $361 (705 million German Marks) at December 31, 1999. Since there is no market for the instruments, it is not practicable to estimate their fair value.



CONCENTRATIONS OF CREDIT RISK



     Financial instruments that potentially subject us to credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables, other than those from long distance carriers, are limited due to the composition of the customer base, which includes a large number of individuals and businesses. At December 31, 1999 and 1998, approximately $490 and $472, of trade accounts receivable were from long distance carriers.



P.  COMMITMENTS AND CONTINGENCIES



LEASES



     We have entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $297 for 1999, $242 for 1998 and $273 for 1997. Capital leases currently in effect are not significant.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 1999:



                                                              MINIMUM
                                                              RENTALS
                                                              -------
2000........................................................  $  185
2001........................................................     176
2002........................................................     170
2003........................................................     141
2004........................................................     122
Thereafter..................................................     653
                                                              ------
          Total.............................................  $1,447
                                                              ======



OUTSIDE PLANT



     We currently self-insure all of our outside plant against casualty losses. Such outside plant, located in the nine southeastern states served by BST, is susceptible to damage from severe weather conditions and other perils. The net book value of outside plant was $7,099 at December 31, 1999 and $7,234 at December 31, 1998.



OUTSOURCING CONTRACTS



     Beginning in 1997, we contracted with various entities to outsource the performance of certain engineering functions, as well as our information technology operations and application development. These contracts expire at various dates through 2007, are generally renewable, and are cancelable upon the payment of additional fees or for nonperformance. Future minimum payments for these contracts range from $400 to $625 annually over the contract periods.



PURCHASE COMMITMENT



     During 1999, our BellSouth Long Distance operating subsidiary entered into an agreement with a long distance carrier to purchase wholesale and retail, voice and private line services. As of December 31, 1999 our remaining commitment is approximately $100.



RECIPROCAL COMPENSATION



     Following the enactment of the 1996 Act, BST and various competitive local carriers entered into interconnection agreements providing for, among other things, the payment of reciprocal compensation for local calls initiated by the customers of one carrier that are completed on the network of the other carrier. Numerous competitive local carriers claim entitlement from BST for compensation associated with dial-up calls originating on BST's network and connecting with Internet service providers served by the competitive local carriers networks. BST has maintained that dial-up calls to Internet service providers are not local calls for which terminating compensation is due under the interconnection agreements.



     In February 1999, the FCC issued a decision that such traffic does not terminate at the Internet service provider and, therefore, is interstate in nature, rather than local. The FCC stated, however, that it would not interfere with prior state commissions' decisions regarding this matter. The courts and state regulatory commissions in BST's operating territory that have considered the matter have, in most cases, ruled that BST is responsible for paying reciprocal compensation on these calls. In certain instances, BST has been ordered to pay this compensation pending appeal. In other cases, the ruling bodies have determined that BST does not owe reciprocal compensation for these calls. BST has appealed the adverse decisions and continues to believe

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



that it has a good legal basis for its position that such reciprocal compensation is not owed to the competitive local carriers. For those cases where BST believes it is probable that it has incurred a liability, it has recorded an estimate of the amount owed. At December 31, 1999, the exposure related to unrecorded amounts withheld from competitive local carriers was approximately $300, including accrued interest.



     In a related matter, at least one competitive local carrier is claiming terminating compensation of approximately $165 for service arrangements that we do not believe involve "traffic" under BST's interconnection agreement. BST has filed a complaint with the state regulatory commission asking that agency to declare that BST does not owe reciprocal compensation for these arrangements. The competitive local carrier has filed a complaint with the state regulatory commission asking it to order BST to pay the disputed amounts. Hearings on this matter were held in August 1999 and a decision is pending. We believe that we have a good legal basis for our position and, accordingly, no provision has been recorded for this claim in our financial statements.



OTHER CLAIMS



     We are subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. BST is also subject to claims attributable to pre-divestiture events involving environmental liabilities, rates, taxes, contracts and torts. Certain contingent liabilities for pre-divestiture events are shared with AT&T Corp.



     While complete assurance cannot be given as to the outcome of any legal claims, we believe that any financial impact would not be material to our results of operations, financial position or cash flows.



Q.  SUBLEASE OF COMMUNICATIONS TOWERS



     In June 1999, we signed a definitive agreement with Crown Castle International Corporation for the sublease of all unused space on approximately 1,850 of our wireless communications towers in exchange for $610 to be paid in a combination of cash and Crown common stock. As of December 31, 1999 we have closed on 1,574 towers for proceeds of $519. Remaining towers covered by the agreement are expected to be subleased in 2000. We also entered into a five-year, build-to-suit agreement with Crown covering up to 500 towers.



     Under a similar agreement, Crown will sublease all unused space on 773 of our PCS towers in exchange for $317 in cash. As of December 31, 1999 we have closed on 648 towers and received $266. Remaining towers covered by the agreement are expected to be subleased in 2000. In connection with this agreement, we entered into an exclusive three year, build-to-suit agreement.



     With these transactions, Crown will manage, maintain and remarket the remaining space on the towers. We have retained, outside of the leases, a portion of the towers for use in operating our wireless network and will continue to fully own the communications components including switching equipment, shelters and cell site facilities. We will pay $1,200 (whole dollars) per tower, per month to Crown for its monitoring and maintenance services. The subleases are classified as operating leases and the up-front payments from Crown have been treated as prepaid rent. Rental income will be recognized over the life of the respective leases, generally 20 years.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



R.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)



     In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included.



                                                               FIRST    SECOND     THIRD    FOURTH
                                                              QUARTER   QUARTER   QUARTER   QUARTER
                                                              -------   -------   -------   -------
1998
Operating Revenues..........................................  $5,426    $5,664    $5,865    $6,168
Operating Income............................................  $1,454    $1,434    $1,463    $1,553
Net Income..................................................  $  892    $  818    $  814    $1,003
Earnings per share -- basic and diluted(1)..................  $  .45    $  .41    $  .41    $  .51
1999
Operating Revenues..........................................  $5,973    $6,148    $6,422    $6,681
Operating Income............................................  $1,607    $1,314    $1,674    $1,842
Net Income..................................................  $  615    $  786    $  994    $1,053
Earnings per share(1):
  Basic.....................................................  $  .32    $  .42    $  .53    $  .56
  Diluted...................................................  $  .32    $  .41    $  .52    $  .55


---------------


(1) Due to rounding, the sum of quarterly EPS amounts may not agree to year-to-date EPS amounts.



     The quarters shown were affected by the following:



     - First quarter 1998 includes a gain on the receipt of additional proceeds related to the sale of our investment in ITT World Directories which increased net income by $96, or $0.05 per share.



     - Fourth quarter 1998 includes a gain on the sale of our interest in BellSouth New Zealand and contingent interest and prepayment penalties associated with the repayment of a loan. These transactions increased net income by $110, or $0.06 per share, and $62, or $0.03 per share.



     - Second quarter 1999 includes an asset impairment loss which decreased operating income by $320 and net income by $187, or $0.10 per share.



     - Third quarter 1999 includes the recognition of foreign investment tax credits and a gain on the sale of our interest in Honolulu Cellular. These transactions increased net income by $95, or 0.05 per share, and $23, or 0.01 per share.



     - Certain 1999 periods include foreign currency gains and losses associated with the devaluation of the Brazilian Real. Our share of these (losses)/gains totaled $(280) for first quarter, $(75) for third quarter and $47 for fourth quarter.



S.  SUBSEQUENT EVENTS



WORKFORCE REDUCTION



     In February 2000, we announced that we would reduce our domestic general and administrative staff by approximately 2,100 positions. These reductions are the result of the streamlining of work processes in conjunction with our shift to a more simplified management structure. As a result of these reductions, we recorded a one-time charge of $78, or $48 after tax, for severance and post-employment health benefits during the first quarter of 2000.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



E-PLUS RESTRUCTURING



     In February 2000, we closed on a previously announced alliance with KPN Royal Dutch Telecom. We utilized our right of first refusal that enabled KPN to acquire a 77.5 percent interest in E-Plus and allows us the option after 18 months of converting our 22.5 percent interest in E-Plus into either 100 million shares of KPN or a 33.3 percent ownership interest in KPN's wireless subsidiary. We also have agreed to make up to $3 billion of loans to KPN to be used for further wireless investments in Europe and received non detachable warrants to purchase approximately 46 million additional shares of KPN.



DEBT ISSUANCE



     In February 2000, we issued $2 billion of long-term debt, consisting of $1 billion of Ten-year, 7 3/4% Notes and $1 billion of Thirty-year, 7 7/8% Debentures. We received total proceeds of $1,974, which was used to retire commercial paper.



TRACKING STOCK PROPOSAL



     In March 2000, we filed with the SEC a preliminary proxy statement relating to a special shareholders' meeting to approve amendments to our charter. The amendments will permit us to issue our common stock in series, of which our Board of Directors will initially designate two: BLS group stock and Latin America group stock. Latin America group stock is intended to reflect the separate performance of the Latin America group, consisting of our Latin American businesses. BLS group stock is intended to reflect the separate performance of the BLS group, consisting of all of our other businesses and the BLS group's interest in the portion of our equity we have attributed to the Latin America group that is not represented by shares of Latin America group stock sold or distributed. The amendments also provide for each outstanding share of our existing common stock to be changed into one share of BLS group stock immediately before the initial issuance of Latin America group stock.



     Our shareholders will also be asked at the special meeting to adopt an amended and restated stock plan. This stock plan would, among other things, reflect the tracking stock proposal by authorizing us to grant to our employees, officers and directors awards based on shares of BLS group stock and Latin America group stock.



     At the same time we filed our preliminary proxy statement, we filed a registration statement pursuant to which we plan to offer shares of Latin America group stock. The Latin America group businesses will use the proceeds from the public offering to continue their expansion in Latin America and for other general purposes.



     We expect to distribute to the holders of BLS group stock, within six to twelve months following the public offering of shares, of Latin America group stock representing our equity we have attributed to the Latin America group that is not represented by shares of Latin America group stock sold or distributed. The decision to make such a distribution and the precise timing will depend on market conditions and other factors. After full distribution of the Latin America group stock, ownership in BellSouth will then be represented by two stocks: Latin America group stock and BLS group stock.



PROPOSED DOMESTIC WIRELESS TRANSACTION



     In April 2000, we signed a definitive agreement with SBC Communications Inc. to create a national wireless business comprised of substantially all of both companies' U.S. wireless assets. The new joint venture will serve approximately 16.2 million subscribers and cover a geographical area with a population of 175 million. Assuming that all of the assets are contributed as provided for in the agreement, the venture will be 40% owned by BellSouth and 60% owned by SBC Communications. We will share joint and equal control of the venture.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



     The joint venture will be a separately managed company capable of making acquisition and bidding on a new or re-auctioned wireless frequencies. It may issue debt and stock to the public to generate additional cash to fund expansion and product development efforts. The agreement is subject to numerous conditions, including regulatory approvals, and we expect the closing of the venture to occur by the end of 2000.



INVESTMENT IN BRAZIL



     In May 2000, we completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes SA a Brazilian company, for a total purchase price of approximately $240 million. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as in northern Brazil. The common stock portion of our investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste.



INVESTMENT IN COLOMBIA



     In May 2000, we announced a definitive agreement to acquire a 33.8% controlling equity interest in Celumovil S.A., a cellular operator in the Eastern and Atlantic regions in Colombia, for a purchase price of approximately $295 million. Celumovil is a leading provider of wireless telecommunications services in Colombia with approximately 466,000 subscribers as of February 2000. Celumovil's concession areas include the Eastern and Atlantic regions, covering a combined population of approximately 26 million and six of the 10 largest cities in Colombia, including Bogota.

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


T.  CONSOLIDATING INFORMATION



     After shareholder approval and the proposed tracking stock proposal discussed in Note S, we intend to separate for financial reporting purposes the BLS group and the Latin America group. Below is the consolidating financial information of the BLS group and the Latin America group. The financial information reflects the businesses of the BLS group and the Latin America group, including the allocation of revenues and expenses between the BLS group and the Latin America group in accordance with our allocation policies. The BLS group presented below excludes its intergroup interest in the Latin America group.



                       CONSOLIDATING STATEMENTS OF INCOME


                                         YEAR ENDED DECEMBER 31, 1997
                             ----------------------------------------------------
                                         LATIN AMERICA
                             BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                             ---------   -------------   ------------   ---------
External revenues..........   $19,634       $  927           $ --        $20,561
Intercompany revenues:
 Overhead allocations......        11           13            (24)            --
 Wireless services.........        --           --             --             --
---------------------------------------------------------------------------------
Total revenues.............    19,645          940            (24)        20,561
---------------------------------------------------------------------------------
External expenses..........    14,257          928             --         15,185
Intercompany expenses:
 Overhead allocations......        13           11            (24)            --
 Wireless services.........        --           --             --             --
---------------------------------------------------------------------------------
Total operating expenses...    14,270          939            (24)        15,185
---------------------------------------------------------------------------------
Operating income...........     5,375            1             --          5,376
Interest expense...........       718           46             (3)           761
Equity in earnings
 (losses)..................      (256)          14             --           (242)

Interest income............       194            2             (3)           193
Miscellaneous other
 income....................       104           (2)            --            102
Minority interests.........       (38)           4             --            (34)
---------------------------------------------------------------------------------
Other income/expense.......       260            4             (3)           261

Gain on sale of
 operations................       787           --             --            787
---------------------------------------------------------------------------------
Income before taxes........     5,448          (27)            --          5,421
Provision (benefit) for
 income taxes..............     2,150            1             --          2,151
---------------------------------------------------------------------------------
Income (loss) before
 extraordinary loss........     3,298          (28)            --          3,270
Extraordinary loss.........        (9)          --             --             (9)
---------------------------------------------------------------------------------
Net income (loss)..........   $ 3,289       $  (28)          $ --        $ 3,261
---------------------------------------------------------------------------------

                                         YEAR ENDED DECEMBER 31, 1998
                             ----------------------------------------------------
                                         LATIN AMERICA
                             BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                             ---------   -------------   ------------   ---------
External revenues..........   $21,232       $1,891           $ --        $23,123
Intercompany revenues:
 Overhead allocations......        25           16            (41)            --
 Wireless services.........        --           --             --             --
---------------------------------------------------------------------------------
Total revenues.............    21,257        1,907            (41)        23,123
---------------------------------------------------------------------------------
External expenses..........    15,533        1,686             --         17,219
Intercompany expenses:
 Overhead allocations......        16           25            (41)            --
 Wireless services.........        --           --             --             --
---------------------------------------------------------------------------------
Total operating expenses...    15,549        1,711            (41)        17,219
---------------------------------------------------------------------------------
Operating income...........     5,708          196             --          5,904
Interest expense...........       794           53            (10)           837
Equity in earnings
 (losses)..................       149          (57)            --             92
Interest income............       316            7            (10)           313
Miscellaneous other
 income....................       (15)          (8)            --            (23)
Minority interests.........        17          (50)            --            (33)
---------------------------------------------------------------------------------
Other income/expense.......       318          (51)           (10)           257
Gain on sale of
 operations................       335           --             --            335
---------------------------------------------------------------------------------
Income before taxes........     5,716           35             --          5,751
Provision (benefit) for
 income taxes..............     2,121          103             --          2,224
---------------------------------------------------------------------------------
Income (loss) before
 extraordinary loss........     3,595          (68)            --          3,527
Extraordinary loss.........        --           --             --             --
---------------------------------------------------------------------------------
Net income (loss)..........   $ 3,595       $  (68)          $ --        $ 3,527
---------------------------------------------------------------------------------

                                         YEAR ENDED DECEMBER 31, 1999
                             ----------------------------------------------------
                                         LATIN AMERICA
                             BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                             ---------   -------------   ------------   ---------
External revenues..........   $22,860       $2,364           $ --        $25,224
Intercompany revenues:
 Overhead allocations......        35           21            (56)            --
 Wireless services.........        --           20            (20)            --
---------------------------------------------------------------------------------
Total revenues.............    22,895        2,405            (76)        25,224
---------------------------------------------------------------------------------
External expenses..........    16,523        2,264             --         18,787
Intercompany expenses:
 Overhead allocations......        21           35            (56)            --
 Wireless services.........        20           --            (20)            --
---------------------------------------------------------------------------------
Total operating expenses...    16,564        2,299            (76)        18,787
---------------------------------------------------------------------------------
Operating income...........     6,331          106             --          6,437
Interest expense...........       956           88            (14)         1,030
Equity in earnings
 (losses)..................       185         (354)            --           (169)
Interest income............       144           14            (14)           144
Miscellaneous other
 income....................       127          (19)            --            108
Minority interests.........        34          (91)            --            (57)
---------------------------------------------------------------------------------
Other income/expense.......       305          (96)           (14)           195
Gain on sale of
 operations................        55           --             --             55
---------------------------------------------------------------------------------
Income before taxes........     5,920         (432)            --          5,488
Provision (benefit) for
 income taxes..............     2,156         (116)            --          2,040
---------------------------------------------------------------------------------
Income (loss) before
 extraordinary loss........     3,764         (316)            --          3,448
Extraordinary loss.........        --           --             --             --
---------------------------------------------------------------------------------
Net income (loss)..........   $ 3,764       $ (316)          $ --        $ 3,448
---------------------------------------------------------------------------------

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                          CONSOLIDATING BALANCE SHEETS


                                            AT DECEMBER 31, 1998                     AT DECEMBER 31, 1999
                            ----------------------------------------------------   -------------------------
                                        LATIN AMERICA                                          LATIN AMERICA
                            BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH   BLS GROUP       GROUP
                            ---------   -------------   ------------   ---------   ---------   -------------
Current Assets............   $ 7,989       $  758          $ (41)       $ 8,706     $ 6,413       $1,034
Investments & Advances....     2,234          806           (179)         2,861       5,840          374
Property, Plant and
  Equipment, net..........    22,486        1,454             --         23,940      22,908        1,723
Deferred Charges and Other
  Assets..................       934           94             --          1,028       1,492           72
Intangible Assets, net....     1,816        1,059             --          2,875       2,303        1,471
                             -------       ------          -----        -------     -------       ------
        Total Assets......   $35,459       $4,171          $(220)       $39,410     $38,956       $4,674
                             =======       ======          =====        =======     =======       ======
Current Liabilities.......   $ 8,349       $  904          $(103)       $ 9,150     $12,358       $1,097
Long-Term Debt............     8,268          564           (117)         8,715       8,638          592
Noncurrent Liabilities....     4,851          584             --          5,435       5,490          640
Shareholders' Equity......    13,991        2,119             --         16,110      12,470        2,345
                             -------       ------          -----        -------     -------       ------
        Total Liabilities
          and Equity......   $35,459       $4,171          $(220)       $39,410     $38,956       $4,674
                             =======       ======          =====        =======     =======       ======

                              AT DECEMBER 31, 1999
                            ------------------------

                            ELIMINATIONS   BELLSOUTH
                            ------------   ---------
Current Assets............     $ (60)       $ 7,387
Investments & Advances....      (117)         6,097
Property, Plant and
  Equipment, net..........        --         24,631
Deferred Charges and Other
  Assets..................        --          1,564
Intangible Assets, net....        --          3,774
                               -----        -------
        Total Assets......     $(177)       $43,453
                               =====        =======
Current Liabilities.......     $ (60)       $13,395
Long-Term Debt............      (117)         9,113
Noncurrent Liabilities....        --          6,130
Shareholders' Equity......        --         14,815
                               -----        -------
        Total Liabilities
          and Equity......     $(177)       $43,453
                               =====        =======

                             BELLSOUTH CORPORATION

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                     CONSOLIDATING STATEMENTS OF CASH FLOWS


                                          YEAR ENDED DECEMBER 31, 1997            YEAR ENDED DECEMBER 31, 1998
                                      -------------------------------------   -------------------------------------
                                                  LATIN AMERICA                           LATIN AMERICA
                                      BLS GROUP       GROUP       BELLSOUTH   BLS GROUP       GROUP       BELLSOUTH
                                      ---------   -------------   ---------   ---------   -------------   ---------
Cash Flow from Operating Activities:
Net Income..........................   $3,289        $  (28)       $ 3,261     $ 3,595       $  (68)       $ 3,527
Adjustments to reconcile net income
  to net cash provided by operating
  activities:.......................    3,705            73          3,778       3,667          547          4,214
                                       ------        ------        -------     -------       ------        -------
        Net cash provided by
          operating activities......    6,994            45          7,039       7,262          479          7,741
                                       ------        ------        -------     -------       ------        -------
Cash Flows from Investing
  Activities:
Capital expenditures................   (4,410)         (448)        (4,858)     (4,515)        (697)        (5,212)
Investments in subsidiaries.........     (423)         (988)        (1,411)       (515)        (681)        (1,196)
Proceeds from sale of operations....    1,000            --          1,000         410           --            410
Other investing activities, net.....      324            (4)           320         520           (9)           511
                                       ------        ------        -------     -------       ------        -------
        Net cash used for investing
          activities................   (3,509)       (1,440)        (4,949)     (4,100)      (1,387)        (5,487)
                                       ------        ------        -------     -------       ------        -------
Cash Flows from Financing
  Activities:
Net borrowings (repayments) of
  short-term debt...................      558           321            879         210         (281)           (71)
Net proceeds (repayments) of
  long-term debt....................     (230)          183            (47)        638          332            970
Dividends paid......................   (1,428)           --         (1,428)     (1,420)          --         (1,420)
Purchase of treasury shares.........     (157)           --           (157)     (1,261)                     (1,261)
Funds allocated to/from the Latin
  America group.....................   (1,065)        1,065             --        (851)         851             --
Other financing activities, net.....       55            --             55         101           --            101
                                       ------        ------        -------     -------       ------        -------
        Net cash provided (used) for
          financing activities......   (2,267)        1,569           (698)     (2,583)         902         (1,681)
                                       ------        ------        -------     -------       ------        -------
Net Increase (Decrease) in Cash and
  Cash Equivalents..................    1,218           174          1,392         579           (6)           573
Cash and Cash Equivalents at
  Beginning of Period...............    1,175             3          1,178       2,393          177          2,570
                                       ------        ------        -------     -------       ------        -------
Cash and Cash Equivalents at End of
  Period............................   $2,393        $  177        $ 2,570     $ 2,972       $  171        $ 3,143
                                       ======        ======        =======     =======       ======        =======

                                          YEAR ENDED DECEMBER 31, 1999
                                      -------------------------------------
                                                  LATIN AMERICA
                                      BLS GROUP       GROUP       BELLSOUTH
                                      ---------   -------------   ---------
Cash Flow from Operating Activities:
Net Income..........................   $ 3,764       $  (316)      $ 3,448
Adjustments to reconcile net income
  to net cash provided by operating
  activities:.......................     3,871           880         4,751
                                       -------       -------       -------
        Net cash provided by
          operating activities......     7,635           564         8,199
                                       -------       -------       -------
Cash Flows from Investing
  Activities:
Capital expenditures................    (5,553)         (647)       (6,200)
Investments in subsidiaries.........    (3,640)         (399)       (4,039)
Proceeds from sale of operations....       215            --           215
Other investing activities, net.....       189           (53)          136
                                       -------       -------       -------
        Net cash used for investing
          activities................    (8,789)       (1,099)       (9,888)
                                       -------       -------       -------
Cash Flows from Financing
  Activities:
Net borrowings (repayments) of
  short-term debt...................     4,100           (30)        4,070
Net proceeds (repayments) of
  long-term debt....................       289            16           305
Dividends paid......................    (1,449)           --        (1,449)
Purchase of treasury shares.........    (3,120)           --        (3,120)
Funds allocated to/from the Latin
  America group.....................      (665)          665            --
Other financing activities, net.....        27            --            27
                                       -------       -------       -------
        Net cash provided (used) for
          financing activities......      (818)          651          (167)
                                       -------       -------       -------
Net Increase (Decrease) in Cash and
  Cash Equivalents..................    (1,972)          116        (1,856)
Cash and Cash Equivalents at
  Beginning of Period...............     2,972           171         3,143
                                       -------       -------       -------
Cash and Cash Equivalents at End of
  Period............................   $ 1,000       $   287       $ 1,287
                                       =======       =======       =======

                             BELLSOUTH CORPORATION



                       CONSOLIDATED STATEMENTS OF INCOME


                                  (UNAUDITED)


                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                               1999         2000
                                                              -------      -------
Operating revenues:
  Wireline communications:
     Local service..........................................  $2,654       $2,821
     Network access.........................................   1,191        1,263
     Long distance..........................................     150          135
     Other wireline.........................................     280          285
                                                              ------       ------
          Total wireline communications.....................   4,275        4,504
  Domestic wireless.........................................     744          853
  International operations..................................     561          664
  Advertising and publishing................................     343          364
  Other.....................................................      50          102
                                                              ------       ------
          Total operating revenues..........................   5,973        6,487
                                                              ------       ------
Operating expenses:
  Operational and support expenses..........................   3,253        3,568
  Depreciation and amortization.............................   1,113        1,218
  Severance accrual.........................................      --           78
                                                              ------       ------
          Total operating expenses..........................   4,366        4,864
                                                              ------       ------
Operating income............................................   1,607        1,623
Interest expense............................................     226          306
Net earnings (losses) of equity affiliates..................    (266)         131
Other income, net...........................................      59           83
                                                              ------       ------
Income before income taxes..................................   1,174        1,531
Provision for income taxes..................................     559          530
                                                              ------       ------
          Net income........................................  $  615       $1,001
                                                              ======       ======
Weighted-average shares of common stock outstanding:
  Basic.....................................................   1,932        1,881
  Diluted...................................................   1,951        1,898
Dividends declared per share of common stock................  $  .19       $  .19
Earnings per share of common stock:
  Basic.....................................................  $  .32       $  .53
  Diluted...................................................  $  .32       $  .53



  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION



                          CONSOLIDATED BALANCE SHEETS


                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                              DECEMBER 31,    MARCH 31,
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 1,287        $ 1,154
  Temporary cash investments................................        105             28
  Accounts receivable, net of allowance for uncollectibles
     of $312 and $330.......................................      5,177          4,971
  Material and supplies.....................................        451            443
  Other current assets......................................        367            524
                                                                -------        -------
     Total current assets...................................      7,387          7,120
                                                                -------        -------
Investments and advances....................................      6,097          6,710
                                                                -------        -------
Property, plant and equipment...............................     61,009         62,073
Less: accumulated depreciation..............................     36,378         37,139
                                                                -------        -------
Property, plant and equipment, net..........................     24,631         24,934
                                                                -------        -------
Deferred charges and other assets...........................      1,564          1,652
Intangible assets, net......................................      3,774          3,939
                                                                -------        -------
       Total assets.........................................    $43,453        $44,355
                                                                =======        =======
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Debt maturing within one year.............................    $ 7,653        $ 5,484
  Accounts payable..........................................      1,961          2,085
  Other current liabilities.................................      3,781          3,918
                                                                -------        -------
     Total current liabilities..............................     13,395         11,487
                                                                -------        -------
  Long-term debt............................................      9,113         10,880
                                                                -------        -------
  Noncurrent liabilities:
  Deferred income taxes.....................................      2,705          2,844
  unamortized investment tax credits........................        126            116
  Other noncurrent liabilities..............................      3,299          3,331
                                                                -------        -------
     Total noncurrent liabilities...........................      6,130          6,291
                                                                -------        -------
Shareholders' equity:
  Common stock, $1 par value (4,400 shares authorized; 1,883
     and 1,880 shares outstanding)..........................      2,020          2,020
  Paid-in capital...........................................      6,771          6,775
  Retained earnings.........................................     11,456         12,078
  Accumulated other comprehensive income....................       (358)           (45)
  Shares held in trust and treasury.........................     (4,798)        (4,892)
  Guarantee of ESOP debt....................................       (276)          (239)
                                                                -------        -------
     Total shareholders' equity.............................     14,815         15,697
                                                                -------        -------
       Total liabilities and shareholders' equity...........    $43,453        $44,355
                                                                =======        =======



  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)


                                 (IN MILLIONS)



                                                                FOR THE THREE
                                                                   MONTHS
                                                               ENDED MARCH 31,
                                                              -----------------
                                                               1999      2000
                                                              -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $   615   $ 1,001
Adjustments to net income:
  Depreciation and amortization.............................    1,113     1,218
  Provision for uncollectibles..............................       84        89
  Net losses (earnings) of equity affiliates................      266      (131)
  Dividends received from equity affiliates.................       14         9
  Minority interests in income of subsidiaries..............       16         2
  Deferred income taxes and unamortized investment tax
     credits................................................      104        (6)
  Severance Accrual.........................................       --        78
Net change in:
  Accounts receivable and other current assets..............      (11)        3
  Accounts payable and other current liabilities............     (308)      308
  Deferred charges and other assets.........................     (128)     (237)
  Other liabilities and deferred credits....................     (129)      (34)
Other reconciling items, net................................        6        50
                                                              -------   -------
          Net cash provided by operating activities.........    1,642     2,350
                                                              -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................   (1,387)   (1,563)
Investments in and advances to equity affiliates............      (55)      (26)
Purchases of licenses and other intangible assets...........      (38)      (69)
Proceeds from disposition of short-term investments.........      181       137
Purchases of short-term investments.........................     (185)      (64)
Proceeds from repayment of loans and advances...............       15        17
Other investing activities, net.............................       11        12
                                                              -------   -------
          Net cash used for investing activities............   (1,458)   (1,556)
                                                              -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) of short-term debt..............      982    (2,201)
Proceeds from long-term debt................................        6     2,047
Repayments of long-term debt................................     (181)     (295)
Dividends paid..............................................     (371)     (358)
Purchase of treasury shares.................................   (1,841)     (140)
Other financing activities, net.............................       17        20
                                                              -------   -------
          Net cash used for financing activities............   (1,388)     (927)
                                                              -------   -------
Net decrease in cash and cash equivalents...................   (1,204)     (133)
Cash and cash equivalents at beginning of period............    3,143     1,287
                                                              -------   -------
Cash and cash equivalents at end of period..................  $ 1,939   $ 1,154
                                                              =======   =======



  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION



                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                            AND COMPREHENSIVE INCOME


                                  (UNAUDITED)


                                 (IN MILLIONS)



                                                           FOR THE THREE MONTHS ENDED MARCH 31, 2000
                               --------------------------------------------------------------------------------------------------
                                NUMBER OF SHARES                                       AMOUNT
                               ------------------   -----------------------------------------------------------------------------
                                         SHARES                                    ACCUMULATED     SHARES
                                         HELD IN                                      OTHER        HELD IN    GUARANTEE
                               COMMON   TRUST AND   COMMON   PAID-IN   RETAINED   COMPREHENSIVE   TRUST AND    OF ESOP
                               STOCK    TREASURY    STOCK    CAPITAL   EARNINGS      INCOME       TREASURY      DEBT       TOTAL
                               ------   ---------   ------   -------   --------   -------------   ---------   ---------   -------
                                           (A)                                                       (A)
BALANCE AT DECEMBER 31,
  1999.......................  2,020      (138)     $2,020   $6,771    $11,456        $(358)       $(4,798)     $(276)    $14,815
Net income...................                                            1,001                                              1,001
Other comprehensive income,
  net of tax:
  Foreign currency
    translation
    adjustments..............                                                            32                                    32
  Net unrealized gains on
    securities...............                                                           291                                   291
  Minimum pension liability
    adjustment...............                                                           (10)                                  (10)
                                                                                                                          -------
Total comprehensive income...                                                                                               1,314
Dividends declared...........                                             (357)                                              (357)
Shares issuances for employee
  benefit plans..............                1                             (22)                         46                     24
Purchase of treasury stock...               (3)                                                       (140)                  (140)
Tax benefit related to stock
  options....................                                     4                                                             4
ESOP activities and related
  tax benefit................                                                                                      37          37
                               -----      ----      ------   ------    -------        -----        -------      -----     -------
BALANCE AT MARCH 31, 2000....  2,020      (140)     $2,020   $6,775    $12,078        $ (45)       $(4,892)     $(239)    $15,697
                               =====      ====      ======   ======    =======        =====        =======      =====     =======


---------------


(a) Trust and treasury shares are not considered to be outstanding for financial reporting purposes. As of March 31, 2000, there were approximately 36 shares held in trust and 104 shares held in treasury.



                                                           FOR THE THREE MONTHS ENDED MARCH 31, 1999
                               --------------------------------------------------------------------------------------------------
                                NUMBER OF SHARES                                       AMOUNT
                               ------------------   -----------------------------------------------------------------------------
                                         SHARES                                    ACCUMULATED     SHARES
                                         HELD IN                                      OTHER        HELD IN    GUARANTEE
                               COMMON   TRUST AND   COMMON   PAID-IN   RETAINED   COMPREHENSIVE   TRUST AND    OF ESOP
                               STOCK    TREASURY    STOCK    CAPITAL   EARNINGS      INCOME       TREASURY      DEBT       TOTAL
                               ------   ---------   ------   -------   --------   -------------   ---------   ---------   -------
                                           (B)                                                       (B)
BALANCE AT DECEMBER 31,
  1998.......................  2,020       (70)     $2,020   $6,766    $ 9,479        $ (64)       $(1,752)     $(339)    $16,110
Net income...................                                              615                                                615
Other comprehensive income,
  net of tax:
  Foreign currency
    translation
    adjustments..............                                                          (158)                                 (158)
                                                                                                                          -------
Total comprehensive income...                                                                                                 457
Dividends declared...........                                             (369)                                              (369)
Shares issuances for employee
  benefit plans..............                                              (10)                         20                     10
Purchase of treasury stock...              (43)                                                     (1,841)                (1,841)
Purchase of stock by grantor
  trust......................                                                                           (4)                    (4)
ESOP activities and related
  tax benefit................                                                3                                     36          39
                               -----      ----      ------   ------    -------        -----        -------      -----     -------
BALANCE AT MARCH 31, 1999....  2,020      (113)     $2,020   $6,766    $ 9,718        $(222)       $(3,577)     $(303)    $14,402
                               =====      ====      ======   ======    =======        =====        =======      =====     =======


---------------


(b) Trust and treasury shares are not considered to be outstanding for financial reporting purposes. As of March 31, 1999, there were approximately 36 shares held in trust and 77 shares held in treasury.



  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)


                             (DOLLARS IN MILLIONS)



A.  PREPARATION OF INTERIM FINANCIAL STATEMENTS



     In this report, BellSouth Corporation and its subsidiaries are referred to as "we" or "BellSouth."



     The accompanying unaudited consolidated financial statements have been prepared based upon Securities and Exchange Commission (SEC) rules that permit reduced disclosure for interim periods. In our opinion, these statements include all adjustments necessary for a fair presentation of the results of the interim periods shown. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of our significant accounting policies and other information, you should read this report in conjunction with the consolidated financial statements included in this prospectus.



     Certain amounts within the prior year's information have been reclassified to conform to the current year's presentation.



B.  RECENT ACCOUNTING PRONOUNCEMENTS



REVENUE RECOGNITION



     In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements". (SAB 101). SAB 101 requires that revenues and costs of revenues derived from services rendered at the beginning of a contract or business relationship be deferred and recognized over the life of the related contract or relationship. The guidelines in SAB 101 must be adopted during the second quarter of 2000. We do not expect the adoption of these guidelines to have a material impact on our results of operations and financial position.



DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES



     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement 133." The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. This means that the standard must be adopted by us no later than January 1, 2001. We do not expect the adoption of this standard will have a material impact on results of operations, financial position or cash flows.

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)


                             (DOLLARS IN MILLIONS)



C.  EARNINGS PER SHARE



     Basic earnings per share is computed on the weighted-average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted-average number of common shares outstanding plus net incremental shares arising out of employee stock options and benefit plans. The following is a reconciliation of the weighted-average share amounts (in millions) used in calculating earnings per share:



                                                              FOR THE THREE
                                                               MONTHS ENDED
                                                                MARCH 31,
                                                              --------------
                                                              1999     2000
                                                              -----    -----
Basic common shares outstanding.............................  1,932    1,881
Incremental shares from stock options.......................     19       17
                                                              -----    -----
Diluted common shares outstanding...........................  1,951    1,898
                                                              =====    =====



     The earnings amounts used for per-share calculations are the same for both the basic and diluted methods.



D.  SEGMENT INFORMATION



     We have four reportable operating segments: (1) Wireline communications;
(2) Domestic wireless; (3) International operations; and (4) Advertising and publishing. We have included the operations of all other businesses falling below the reporting threshold in the "All Other" segment. The "Reconciling items" shown below include Corporate Headquarters and capital funding activities, intercompany eliminations and other nonoperating items. The following table provides information for each operating segment:



                                  FOR THE THREE
                                  MONTHS ENDED
                                    MARCH 31,
                                 ---------------     %
                                  1999     2000    CHANGE
                                 ------   ------   ------
WIRELINE COMMUNICATIONS
External revenues..............  $4,275   $4,504    5.4
Intersegment revenues..........      48       72   50.0
Total revenues.................  $4,323   $4,576    5.9
Operating income...............  $1,413   $1,552    9.8
Segment net income.............  $  801   $  863    7.7
---------------------------------------------------------
DOMESTIC WIRELESS
External revenues..............  $  744   $  853   14.7
Intersegment revenues..........       4        4     --
Total revenues.................  $  748   $  857   14.6
Operating income...............  $   87   $   92    5.7
Net earnings (losses) of equity
  affiliates...................  $   31   $   32    3.2
Segment net income.............  $   60   $   60     --
---------------------------------------------------------
INTERNATIONAL OPERATIONS
External revenues..............  $  561   $  664   18.4
Intersegment revenues..........      --       11    N/M*
Total revenues.................  $  561   $  675   20.3
Operating income (loss)........  $   51   $   (2)   N/M
Net earnings (losses) of equity
  affiliates...................  $  (13)  $   17    N/M
Segment net income (loss)......  $  (20)  $   14    N/M
---------------------------------------------------------



                                  FOR THE THREE
                                  MONTHS ENDED
                                    MARCH 31,
                                 ---------------     %
                                  1999     2000    CHANGE
                                 ------   ------   ------
ADVERTISING AND PUBLISHING
External revenues..............  $  343   $  364     6.1
Intersegment revenues..........       3        5    66.7
Total revenues.................  $  346   $  369     6.6
Operating income...............  $  140   $  145     3.6
Net earnings (losses) of equity
  affiliates...................  $   (1)  $   (1)     --
Segment net income.............  $   84   $   90     7.1
---------------------------------------------------------
ALL OTHER
External revenues..............  $   50   $  102     N/M
Intersegment revenues..........      70       88    25.7
Total revenues.................  $  120   $  190    58.3
Operating income (loss)........  $  (84)  $  (54)  (35.7)
Net earnings (losses) of equity
  affiliates...................  $    1   $   --     N/M
Segment net loss...............  $  (57)  $  (39)  (31.6)
---------------------------------------------------------

RECONCILING ITEMS
Intersegment revenues..........  $ (125)  $ (180)   44.0
Operating income (loss)........  $   --   $ (110)    N/M
Net earnings (losses) of equity
  affiliates (Note F)..........  $ (284)  $   83     N/M
Segment net income (loss)......  $ (253)  $   13     N/M
---------------------------------------------------------

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)


                             (DOLLARS IN MILLIONS)



                                  FOR THE THREE
                                  MONTHS ENDED
                                    MARCH 31,
                                 ---------------     %
                                  1999     2000    CHANGE
                                 ------   ------   ------
RECONCILIATION TO CONSOLIDATED
FINANCIAL INFORMATION
OPERATING REVENUES
Wireline communications........  $4,323   $4,576    5.9
Domestic wireless..............     748      857   14.6
International operations.......     561      675   20.3
Advertising and publishing.....     346      369    6.6
All other......................     120      190   58.3
                                 ------   ------
Total segments.................   6,098    6,667    9.3
Reconciling items..............    (125)    (180)  44.0
                                 ------   ------
Total consolidated.............  $5,973   $6,487    8.6
                                 ======   ======
---------------------------------------------------------

NET INCOME
Wireline communications........  $  801   $  863    7.7
Domestic wireless..............      60       60     --
International operations.......     (20)      14    N/M
Advertising and publishing.....      84       90    7.1
All other......................     (57)     (39)  (31.6)
                                 ------   ------
Total segments.................     868      988   13.8
Reconciling items..............    (253)      13    N/M
                                 ------   ------
Total consolidated.............  $  615   $1,001   62.8
                                 ======   ======
---------------------------------------------------------



* Not Meaningful



E.  MARKETABLE SECURITIES



     We have investments in marketable securities, primarily common stocks, which are accounted for under the cost method. These investments are comprised primarily of a 10% equity interest in Qwest and are classified as available-for-sale under SFAS 115. Under SFAS 115, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses, net of income taxes, recorded in accumulated other comprehensive income
(loss) in our statement of changes in shareholders' equity and comprehensive income. The fair values of our investments in marketable securities are determined based on market quotations. The table below shows certain summarized information related to these investments at March 31, 2000:



                                                             GROSS        GROSS
                                                           UNREALIZED   UNREALIZED
                                                   COST      GAINS        LOSSES     FAIR VALUE
                                                  ------   ----------   ----------   ----------
Investment in Qwest.............................  $3,500      $ 55          $--        $3,555
Other investments...............................     208       212          --            420
                                                  ------      ----          --         ------
          Total.................................  $3,708      $267          $--        $3,975
                                                  ======      ====          ==         ======



     We held no significant investments in marketable securities at March 31, 1999.

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)


                             (DOLLARS IN MILLIONS)



F.  DEVALUATION OF BRAZILIAN CURRENCY



     In mid January 1999, the Brazilian Government changed its foreign exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in our Brazilian wireless properties recording net currency losses related to the net U.S. Dollar-denominated liabilities. Our share of the foreign currency losses for the first quarter of 1999 was $280.



G.  SUBLEASE OF COMMUNICATIONS TOWERS



     In June 1999, we signed a definitive agreement with Crown Castle International Corporation for the sublease of all unused space on approximately 1,850 of our wireless communications towers in exchange for $610 to be paid in a combination of cash and Crown common stock. As of March 31, 2000 we have closed on 1,664 towers and received $548. Remaining towers covered by the agreement are expected to be subleased throughout the remainder of 2000. We also entered into a five-year, build-to-suit agreement with Crown covering up to 500 towers.



     Under a similar agreement, Crown will sublease all unused space on 773 PCS towers in exchange for $317 in cash. As of March 31, 2000, we have closed on 674 towers and received $277. Remaining towers covered by the agreement are expected to be subleased throughout the remainder of 2000. In connection with this agreement, we entered into an exclusive three-year, build-to-suit agreement.



H.  SUPPLEMENTAL CASH FLOW INFORMATION



                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                               1999          2000
                                                              ------        ------
Cash Paid For:
  Income taxes..............................................   $ 57          $111
                                                               ====          ====
  Interest..................................................   $159          $204
                                                               ====          ====



I.  SUMMARY FINANCIAL INFORMATION FOR EQUITY INVESTEES;



     The following table displays the summary unaudited financial information for our equity method businesses. These amounts are shown on a 100-percent basis.



                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------     %
                                                               1999          2000    CHANGE
                                                              ------        ------   ------
Revenues....................................................  $1,209        $1,515    25.3
                                                              ======        ======
Operating income............................................  $   29        $  111     N/M
                                                              ======        ======
Net income(loss)............................................  $ (649)       $   38     N/M
                                                              ======        ======



J.  CONTINGENCIES



     Following the enactment of the Telecommunications Act of 1996, our telephone company subsidiary, BellSouth Telecommunications, Inc. (BST), and various competitive local exchange carriers entered into

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)


                             (DOLLARS IN MILLIONS)



interconnection agreements providing for, among other things, the payment of reciprocal compensation for local calls initiated by the customers of one carrier that are completed on the network of the other carrier. Numerous competitive local carriers have claimed entitlement from BST for compensation associated with dial-up calls originating on BSTs network and connecting with Internet service providers served by the competitive local carriers' networks. BST has maintained that dial-up calls to Internet service providers are not local calls for which terminating compensation is due under the interconnection agreements.



     In February 1999, the FCC issued a decision that such traffic does not terminate at the Internet service provider and, therefore, is interstate in nature, rather than local. The FCC stated, however, that it would not interfere with prior state commissions' decisions regarding this matter. The courts and state regulatory commissions in BST's operating territory that have considered the matter have, in most cases, ruled that BST is responsible for paying reciprocal compensation on these calls. BST has appealed the adverse decisions and continues to believe that it has a good legal basis for its position that such reciprocal compensation is not owed to the competitive local carriers. For those cases where BST believes it is probable that it has incurred a liability, it has recorded an estimate of the amount owed. At March 31, 2000, the exposure related to unrecorded amounts withheld from competitive local carriers was approximately $270, including accrued interest.



     In March 2000, the United States Court of Appeals for the D.C. Circuit vacated and remanded the FCC decision, concluding that the FCC had not adequately explained its finding that Internet service provider traffic was interstate. Based on statements made by the FCC since the court's decision, we do not believe that this most recent court decision adversely affects the ultimate outcome of pending state proceedings. Nonetheless, we have commenced discussions with several competitive local carriers concerning settlement of some claims, and agreements have been reached in certain circumstances.



OTHER RECIPROCAL COMPENSATION ISSUES



     In a related matter, a competitive local carrier was claiming terminating compensation of approximately $165 for service arrangements that we did not believe involved "traffic" under BST's interconnection agreements. BST filed a complaint with the state regulatory commission asking that agency to declare that BST did not owe reciprocal compensation for these arrangements. In March 2000, the state commission ruled in BST's favor finding that compensation was not owed to the competitive local carrier.



K.  WORKFORCE REDUCTION



     In February 2000, we announced that we would reduce our domestic general and administrative staff by approximately 2,100 positions. These reductions are the result of the streamlining of work processes in conjunction with our shift to a more simplified management structure. As a result of these reductions, we recorded a one-time charge of $78, or $48 after tax, for severance and post-employment health benefits.



L.  E-PLUS RESTRUCTURING



     In February 2000, we closed on a previously announced alliance with KPN Royal Dutch Telecom. We utilized our right of first refusal that enabled KPN to acquire a 77.5 percent interest in E-Plus and allows us the option after 18 months of converting our 22.5 percent interest in E-Plus into either 100 million shares of KPN or a 33.3 percent ownership interest in KPN's wireless subsidiary. We also have agreed to make up to $3 billion of loans to KPN to be used for further wireless investments in Europe and received non detachable warrants to purchase approximately 46 million additional shares of KPN.

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)


                             (DOLLARS IN MILLIONS)



M.  DEBT ISSUANCE



     In February 2000, we issued $2 billion of long-term debt, consisting of $1 billion of Ten-year, 7 3/4% Notes and $1 billion of Thirty-year, 7 7/8% Debentures. We received total proceeds of $1,974, which was used to retire commercial paper.



N.  TRACKING STOCK PROPOSAL



     In March 2000, we filed with the SEC a preliminary proxy statement relating to a special shareholders' meeting to approve amendments to our charter. The amendments will permit us to issue our common stock in series, of which our Board of Directors will initially designate two: BLS group stock and Latin America group stock. Latin America group stock is intended to reflect the separate performance of the Latin America group, consisting of our Latin American businesses. BLS group stock is intended to reflect the separate performance of the BLS group, consisting of all of our other businesses and the BLS group's interest in the portion of our equity we have attributed to the Latin America group that is not represented by shares of Latin America group stock sold or distributed. The amendments also provide for each outstanding share of our existing common stock to be changed into one share of BLS group stock immediately before the initial issuance of Latin America group stock.



     Our shareholders will also be asked at the special meeting to adopt an amended and restated stock plan. This stock plan would, among other things, reflect the tracking stock proposal by authorizing us to grant to our employees, officers and directors awards based on shares of BLS group stock and Latin America group stock.



     At the same time we filed our preliminary proxy statement, we filed a registration statement pursuant to which we plan to offer shares of Latin America group stock. The Latin America group businesses will use the proceeds from the public offering to continue their expansion in Latin America and for other general purposes.



     We expect to distribute to the holders of BLS group stock within six to twelve months following the public offering of shares of Latin America group stock representing our equity we have attributed to the Latin America group that is not represented by shares of Latin America group stock sold or distributed. The decision to make such a distribution and the precise timing will depend on market conditions and other factors. After full distribution of the Latin America group stock, ownership in BellSouth will then be represented by two stocks: Latin America group stock and BLS group stock.



O.  SUBSEQUENT EVENTS



PROPOSED DOMESTIC WIRELESS TRANSACTION



     In April 2000, we signed a definitive agreement with SBC Communications to create a national wireless business comprised of substantially all of both companies' U.S. wireless assets. The new joint venture will serve approximately
16.2 million subscribers and cover a geographical area with a population of 175 million. Assuming that all of the assets are contributed as provided for in the agreement, the venture will be 40% owned by BellSouth and 60% owned by SBC Communications. We will share joint and equal control of the venture.



     The joint venture will be a separately managed company capable of making acquisitions and bidding on new or re-auctioned wireless frequencies. It may issue debt and stock to the public to generate additional cash to fund expansion and product development efforts. The agreement is subject to numerous conditions, including regulatory approvals, and we expect the closing of the venture to occur by the end of 2000.

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)


                             (DOLLARS IN MILLIONS)



INVESTMENT IN BRAZIL



     In May 2000, we completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes SA, a Brazilian company. We paid a total purchase price of approximately $240 million. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as in northern Brazil. The common stock portion of our investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste.



INVESTMENT IN COLOMBIA



     In May 2000, we announced a definitive agreement to acquire a 33.8% controlling equity interest in Celumovil S.A., a cellular operator in the Eastern and Atlantic regions in Colombia, for a purchase price of approximately $295 million. Celumovil is a leading provider of wireless telecommunications services in Colombia with approximately 466,000 subscribers as of February 2000. Celumovil's concession areas include the Eastern and Atlantic regions, covering a combined population of approximately 26 million and six of the 10 largest cities in Colombia, including Bogota.

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)


                             (DOLLARS IN MILLIONS)



P.  CONSOLIDATING INFORMATION



     After shareholder approval and the proposed tracking stock offering discussed in Note N, we intend to separate for financial reporting purposes the BLS group and the Latin America group. Below is the consolidating financial information of the BLS group and the Latin America group. The financial information reflects the businesses of the BLS group and the Latin America group including the allocation of revenues and expenses between the BLS group and the Latin America group in accordance with our allocation policies. The BLS group presented below excludes its retained interest in the Latin America group.



                       CONSOLIDATING STATEMENTS OF INCOME


                                    THREE MONTHS ENDED MARCH 31, 1999
                           ----------------------------------------------------
                                       LATIN AMERICA
                           BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                           ---------   -------------   ------------   ---------
External revenues........   $5,412         $ 561           $ --        $5,973
Intercompany revenues:
Overhead allocations.....        8             4            (12)           --
Wireless services........       --            --             --            --
                            ------         -----           ----        ------
        Total revenues...    5,420           565            (12)        5,973
External expenses........    3,862           504             --         4,366
Intercompany expenses:
  Overhead allocations...        4             8            (12)           --
  Wireless services......       --            --             --            --
                            ------         -----           ----        ------
        Total operating
          expenses.......    3,866           512            (12)        4,366
                            ------         -----           ----        ------
Operating income.........    1,554            53             --         1,607
Interest expense.........      206            24             (4)          226
Net earnings (losses) of
  equity affiliates......       29          (295)                        (266)
Interest income..........       45             5             (4)           46
Miscellaneous other
  income.................       42           (13)                          29
Minority interests.......       --           (16)                         (16)
                            ------         -----           ----        ------
Other income/expense.....       87           (24)            (4)           59
                            ------         -----           ----        ------
Income (loss) before
  income taxes...........    1,464          (290)            --         1,174
Provision for income
  taxes..................      535            24                          559
                            ------         -----           ----        ------
Net income (loss)........   $  929         $(314)          $ --        $  615
                            ======         =====           ====        ======

                                    THREE MONTHS ENDED MARCH 31, 2000
                           ----------------------------------------------------
                                       LATIN AMERICA
                           BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                           ---------   -------------   ------------   ---------
External revenues........   $5,809         $ 678           $ --        $6,487
Intercompany revenues:
Overhead allocations.....        9             5            (14)           --
Wireless services........       --            12            (12)           --
                            ------         -----           ----        ------
        Total revenues...    5,818           695            (26)        6,487
External expenses........    4,166           698             --         4,864
Intercompany expenses:
  Overhead allocations...        5             9            (14)           --
  Wireless services......       12            --            (12)           --
                            ------         -----           ----        ------
        Total operating
          expenses.......    4,183           707            (26)        4,864
                            ------         -----           ----        ------
Operating income.........    1,635           (12)            --         1,623
Interest expense.........      275            33             (2)          306
Net earnings (losses) of
  equity affiliates......      137            (6)                         131
Interest income..........       31             6             (2)           35
Miscellaneous other
  income.................       31            19                           50
Minority interests.......        5            (7)                          (2)
                            ------         -----           ----        ------
Other income/expense.....       67            18             (2)           83
                            ------         -----           ----        ------
Income (loss) before
  income taxes...........    1,564           (33)            --         1,531
Provision for income
  taxes..................      543           (13)                         530
                            ------         -----           ----        ------
Net income (loss)........   $1,021         $ (20)          $ --        $1,001
                            ======         =====           ====        ======

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)


                             (DOLLARS IN MILLIONS)



                          CONSOLIDATING BALANCE SHEET



                               AT MARCH 31, 2000



                                                                LATIN AMERICA
                                                    BLS GROUP       GROUP       ELIMINATIONS   BELLSOUTH
                                                    ---------   -------------   ------------   ---------
Current assets....................................   $ 6,182       $1,017          $ (79)       $ 7,120
Investments & advances............................     6,500          330           (120)         6,710
Property, plant and equipment, net................    23,086        1,848             --         24,934
Intangible assets, net............................     2,392        1,547             --          3,939
Deferred charges and other assets.................     1,571           81             --          1,652
                                                     -------       ------          -----        -------
          Total assets............................   $39,731       $4,823          $(199)       $44,355
                                                     =======       ======          =====        =======
Current liabilities...............................   $10,192       $1,374          $ (79)       $11,487
Long-term debt....................................    10,562          438           (120)        10,880
Noncurrent liabilities............................     5,689          602             --          6,291
Shareholders' equity..............................    13,288        2,409             --         15,697
                                                     -------       ------          -----        -------
          Total liabilities and equity............   $39,731       $4,823          $(199)       $44,355
                                                     =======       ======          =====        =======

                             BELLSOUTH CORPORATION

                                  (UNAUDITED)


                             (DOLLARS IN MILLIONS)



                     CONSOLIDATING STATEMENTS OF CASH FLOWS



                                                  FOR THE THREE MONTHS ENDED MARCH 31,    FOR THE THREE MONTHS ENDED MARCH 31,
                                                                  1999                                    2000
                                                  -------------------------------------   -------------------------------------
                                                              LATIN AMERICA                           LATIN AMERICA
                                                  BLS GROUP       GROUP       BELLSOUTH   BLS GROUP       GROUP       BELLSOUTH
                                                  ---------   -------------   ---------   ---------   -------------   ---------
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income......................................   $   929        $(314)       $   615     $ 1,021        $ (20)       $ 1,001
Adjustments to reconcile net income to net cash
  provided by operating activities..............       616          411          1,027       1,273           76          1,349
                                                   -------        -----        -------     -------        -----        -------
        Net cash provided by operating
          activities............................     1,545           97          1,642       2,294           56          2,350
                                                   -------        -----        -------     -------        -----        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures............................    (1,225)        (162)        (1,387)     (1,333)        (230)        (1,563)
Investments in subsidiaries.....................       (66)         (27)           (93)        (24)         (71)           (95)
Other investing activities, net.................        25           (3)            22          37           65            102
                                                   -------        -----        -------     -------        -----        -------
        Net cash used for investing
          activities............................    (1,266)        (192)        (1,458)     (1,320)        (236)        (1,556)
                                                   -------        -----        -------     -------        -----        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (repayments) of short-term
  borrowings....................................       950           32            982      (2,273)          72         (2,201)
Net proceeds (repayments) of long-term debt.....      (188)          13           (175)      1,690           62          1,752
Dividends paid..................................      (371)          --           (371)       (358)          --           (358)
Purchase of treasury shares.....................    (1,841)          --         (1,841)       (140)          --           (140)
Funds allocated to/from the Latin America
  group.........................................       (85)          85             --         (68)          68             --
Other financing activities, net.................        17           --             17          20           --             20
                                                   -------        -----        -------     -------        -----        -------
        Net cash provided (used) for financing
          activities............................    (1,518)         130         (1,388)     (1,129)         202           (927)
                                                   -------        -----        -------     -------        -----        -------
Net Increase (Decrease) in Cash and Cash
  Equivalents...................................    (1,239)          35         (1,204)       (155)          22           (133)
Cash and Cash Equivalents at Beginning of
  Period........................................     2,972          171          3,143       1,000          287          1,287
                                                   -------        -----        -------     -------        -----        -------
Cash and Cash Equivalents at End of Period......   $ 1,733        $ 206        $ 1,939     $   845        $ 309        $ 1,154
                                                   =======        =====        =======     =======        =====        =======

                                 BELLSOUTH LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC registration fee........................................  $264,000
NASD filing fee.............................................    30,500
New York Stock Exchange listing fee.........................          *
Blue sky fees and expenses..................................          *
Printing expenses...........................................          *
Accountants' fees and expenses..............................          *
Legal fees and expenses.....................................          *
Fees and expenses of Transfer Agent and Registrar...........          *
Miscellaneous expenses......................................          *
                                                              --------
          Total.............................................  $       *
                                                              ========


---------------

* To be completed by amendment.


     Each amount set forth above, except the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee, is estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by the Georgia Business Corporation Code (the "GBCC"), BellSouth's Articles of Incorporation limit the monetary liability of its directors to BellSouth or its shareholders for any breach of their duty of care or any other duty as a director except (1) for misappropriation of any business opportunity of BellSouth, (2) for acts or omissions not in good faith or which constitute intentional misconduct or a knowing violation of law, (3) for liability for certain unlawful distributions, or (4) for any transaction from which the director derived an improper personal benefit.

     As authorized by the GBCC, the shareholders of BellSouth have adopted an amendment to the By-laws expanding directors' and officers' indemnification rights and have approved a form of Indemnity Agreement which BellSouth may enter with its directors or officers. A person with whom BellSouth has entered into such an Indemnity Agreement (an "Indemnitee") shall be indemnified against liabilities and expenses related to such person's capacity as an officer or director or to capacities served with other entities at the request of BellSouth, except for claims excepted from the limited liability provisions described above. An Indemnitee is also entitled to the benefits of any directors' and officers' liability insurance policy maintained by BellSouth, and in the event of a "change in control" (as defined in the Indemnity Agreement), obligations under the Indemnity Agreement will be secured with a letter of credit in favor of the Indemnitee in an amount of not less than $1,000,000. BellSouth has entered into Indemnity Agreements with each of its directors.

     The GBCC generally empowers a corporation, without shareholder approval, to indemnify directors against liabilities in proceedings to which they are named by reason of serving as a director of the corporation, if such person acted in a manner believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Without shareholder approval, indemnification is not permitted of a director adjudged liable to the corporation in a proceeding by or in the right of the corporation or a proceeding in which the director is adjudged liable based on a personal benefit improperly received, absent judicial determination that, in view of the circumstances, such person is fairly and reasonably entitled to indemnification of reasonable expenses incurred.

     The GBCC permits indemnification and advancement of expenses to officers who are not directors, to the extent consistent with public policy. The GBCC provides for mandatory indemnification of directors and officers who are successful in defending against any proceeding to which they are named because of their serving in such capacity.

     BellSouth's By-laws also provide that BellSouth shall indemnify any person made or threatened to be made a party to any action (including any action by or in the right of BellSouth) by reason of service as a director or officer of BellSouth (or of another entity at BellSouth's request), against liabilities and expenses to the maximum extent permitted by the GBCC.

     The general limitations in the GBCC as to indemnification may be superseded to the extent of the limited liability provision (with respect to directors) in BellSouth's Articles of Incorporation and the Indemnity Agreements, as authorized by the shareholders and as described above.

     The directors and officers of BellSouth are covered by liability insurance policies pursuant to which (a) they are insured against loss arising from certain claims made against them, jointly or severally, during the policy period for any actual or alleged breach of duty, neglect, error, misstatement, misleading statements, omission or other wrongful act and (b) BellSouth is entitled to have paid by the insurers, or to have the insurers reimburse BellSouth for amounts paid by it, in respect of such claims if BellSouth is required to indemnify officers and directors for such claims.

     Any agents, dealers or underwriters, who execute any of the Underwriting Agreement filed as Exhibit 1 to this registration statement, will agree to indemnify BellSouth's directors and their officers who signed the registration statement against certain liabilities which might arise under the Securities Act from information furnished to BellSouth by or on behalf of any such indemnifying party.

ITEM 16.  EXHIBITS


ITEM
NO.                             DESCRIPTION
----                            -----------
 1*     Form of Underwriting Agreement.
 3-a    Amended and Restated Articles of Incorporation of BellSouth
        Corporation effective as of December 11, 1999 (Exhibit 3a to
        Form 10-K for the year ended December 31, 1999, File No. 1-
        8607 incorporated herein by reference).
 3-b*   Form of Articles of Amendment permitting BellSouth to issue common stock in series, increasing the authorized number of shares of common stock and reclassifying each share of
        BellSouth's existing common stock into one share of
        BellSouth Corporation -- BLS Group Common Stock effective
        upon the creation of BellSouth Corporation -- BLS Group
        Common Stock to be filed with the Georgia Secretary of State prior to the completion of this offering (filed as Annex I to the Proxy Statement on Schedule 14A dated March 29, 2000 and incorporated herein by reference).
 3-c*   Form of Articles of Amendment creating BellSouth
        Corporation -- Latin America Group Common Stock and
        BellSouth Corporation -- BLS Group Common Stock to be filed with the Georgia Secretary of State prior to the completion of this offering.
 3-d*   Form of Articles of Amendment creating Series C First
        Preferred Stock.
 3-e*   Form of Articles of Amendment creating Series D First
        Preferred Stock.
 3-f*   By-laws of BellSouth Corporation to be effective upon
        completion of this offering.
 3-g*   Form of the Policy Statement Regarding BLS Group and Latin
        America Group Matters (filed as Annex II to the Proxy
        Statement on Schedule 14A dated June 2, 2000 and
        incorporated herein by reference).
 4-a*   Form of BellSouth Corporation -- BLS Group Common Stock
        share certificate.
 4-b*   Form of BellSouth Corporation -- Latin America Group Common
        Stock share certificate.

ITEM
NO.                             DESCRIPTION
----                            -----------
 4-c*   Form of Amended and Restated Rights Agreement, dated as of
                  2000, between BellSouth Corporation and
        ChaseMellon Shareholder Services, L.L.C., as Rights Agent,
        with Form of BellSouth Corporation -- BLS Group Rights
        Certificate attached as Exhibit A, Form of BellSouth
        Corporation -- Latin America Group Rights Certificate
        attached as Exhibit B and Form of Series C First Preferred
        Stock and Series D First Preferred Stock Designations
        attached as Exhibit C.
 5*     Opinion of Kilpatrick Stockton LLP, as to the legality of
        the securities to be issued.
 8*     Tax opinion of Simpson Thacher & Bartlett.
23-a    Consent of PricewaterhouseCoopers LLP, independent
        accountants.
23-b*   Consent of Kilpatrick Stockton LLP is contained in Exhibit
        5.
23-c*   Consent of Simpson Thacher & Bartlett is contained in
        Exhibit 8.
24      Powers of Attorney.


---------------

 * To be filed by amendment.


ITEM 17.  UNDERTAKINGS


     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 or otherwise (other than the insurance policies referred to therein), the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 8th day of June, 2000.


                                          BELLSOUTH CORPORATION

                                          By:      /s/ Ronald M. Dykes
                                            ------------------------------------
                                                      Ronald M. Dykes
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE OFFICER:


               /s/ F. Duane Ackerman*                  Chairman of the Board,
-----------------------------------------------------  President and Chief Executive
                 F. Duane Ackerman*                    Officer

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

                 /s/ Ronald M. Dykes                   Chief Financial Officer
-----------------------------------------------------
                   Ronald M. Dykes

DIRECTORS:

F. Duane Ackerman*
Reuben V. Anderson*
James H. Blanchard*
J. Hyatt Brown*
Armando M. Codina*

Kathleen F. Feldstein*


James P. Kelly*


Joseph M. Magliochetti*

John G. Medlin, Jr.*
Leo F. Mullin*
Eugene F. Murphy*
Robin B. Smith*

William S. Stavropoulos*

---------------


* by power of attorney

                                          *By:     /s/ Ronald M. Dykes
                                             -----------------------------------
                                                       Ronald M. Dykes
                                                 as attorney-in-fact and on
                                                 his own behalf as Principal
                                                         Financial and
                                                     Accounting Officer


June 8, 2000

                                 EXHIBIT INDEX


ITEM
NO.                            DESCRIPTION
----                           -----------
 1*    Forms of Underwriting Agreement
 3-a   Amended and Restated Articles of Incorporation of BellSouth
       Corporation effective as of December 11, 1999 (Exhibit 3a to
       Form 10-K for the year ended December 31, 1999 (File No.
       1-8607 incorporated herein by reference)
 3-b*  Form of Articles of Amendment permitting BellSouth to issue common stock in series, increasing the authorized number of shares of common stock and reclassifying each share of
       BellSouth's existing common stock into one share of
       BellSouth Corporation -- BLS Group Common Stock effective
       upon the creation of BellSouth Corporation -- BLS Group
       Common Stock to be filed with the Georgia Secretary of State prior to the completion of this offering (filed as Annex I to the proxy statement on Schedule 14A dated March 29, 2000 and incorporated herein by reference)
 3-c*  Form of Articles of Amendment creating BellSouth
       Corporation -- Latin America Group Common Stock and
       BellSouth Corporation -- BLS Group Common Stock to be filed with the Georgia Secretary of State prior to the completion of this offering
 3-d*  Form of Articles of Amendment creating Series C First
       Preferred Stock
 3-e*  Form of Articles of Amendment creating Series D First
       Preferred Stock
 3-f*  By-laws of BellSouth Corporation to be effective upon completion of this offering
 3-g*  Form of the Policy Statement Regarding BLS Group and Latin
       America Group Matters (filed as Annex II to the Proxy
       Statement on Schedule 14A dated June 2, 2000 and
       incorporated herein by reference).
 4-a*  Form of BellSouth Corporation -- BLS Group Common Stock
       share certificate
 4-b*  Form of BellSouth Corporation -- Latin America Group Common
       Stock share certificate
 4-c*  Form of Amended and Restated Rights Agreement, dated as of
                 , 2000, between BellSouth Corporation and
       ChaseMellon Shareholder Services, L.L.C., as Rights Agent,
       with Form of BellSouth Corporation -- BLS Group Rights
       Certificate attached as Exhibit A, Form of BellSouth
       Corporation -- Latin America Group Rights Certificate
       attached as Exhibit B and Form of Series C First Preferred
       Stock and Series D First Preferred Stock Designations
       attached as Exhibit C
 5*    Opinion of Kilpatrick Stockton LLP, as to the legality of
       the Securities to be issued
 8*    Tax opinion of Simpson Thacher & Bartlett
23-a   Consent of PricewaterhouseCoopers LLP, independent
       accountants
23-b*  Consent of Kilpatrick Stockton LLP is contained in Exhibit 5
23-c*  Consent of Simpson Thacher & Bartlett is contained in
       Exhibit 8
24     Powers of Attorney


---------------


* To be filed by amendment.